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                                                                    EXHIBIT 99.1


            SUBJECT TO COMPLETION OR AMENDMENT, DATED JUNE 12, 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT ON FORM 10 RELATING TO CERTAIN OF THESE SECURITIES HAS
BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY
INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION
OF AN OFFER TO BUY ANY SECURITIES.
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                             INFORMATION STATEMENT
                               ------------------

                            IMS HEALTH INCORPORATED
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                            ------------------------

                          NIELSEN MEDIA RESEARCH, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                            ------------------------

    This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $0.01 per share (the "Cognizant Common Stock"), of Cognizant Corporation ("Cognizant") of all outstanding shares of common stock, par value $0.01 per share (the "IMS
HEALTH Common Stock"), of IMS Health Incorporated ("IMS HEALTH"). As of
          , 1998, Cognizant will have contributed to IMS HEALTH all or substantially all of those businesses comprising the IMS HEALTH Business (as defined below), which accounted for approximately 75% of Cognizant's revenues and 68% of its operating income in 1997. See "IMS HEALTH Business".

    Shares of IMS HEALTH Common Stock will be distributed to holders of
Cognizant Common Stock of record as of the close of business on           , 1998
(the "Record Date"). Each such holder will receive one share of IMS HEALTH
Common Stock for every share of Cognizant Common Stock held on the Record Date.
Share certificates representing shares of IMS HEALTH Common Stock will be mailed
on            , 1998 or as promptly as practicable thereafter. No consideration will be paid by Cognizant's stockholders for shares of IMS HEALTH Common Stock.
Prior to the date hereof, there has not been any established trading market for the IMS HEALTH Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. Application will be made for listing the shares of IMS HEALTH Common Stock on the New York Stock Exchange (the "NYSE")
under the symbol "RX". See "The Distribution--Listing and Trading of IMS HEALTH
Common Stock and Nielsen Media Research Common Stock".


    After the Distribution, Cognizant's only remaining business will be the Nielsen Media Research Business (as defined below), and, therefore, in connection with the Distribution, Cognizant will change its name to Nielsen
Media Research, Inc. See "Nielsen Media Research Business". The symbol under which shares of Cognizant Common Stock (which on and after the Distribution Date will be known as "Nielsen Media Research Common Stock") will trade on the NYSE will become "NMR". See "The Distribution--Listing and Trading of IMS HEALTH
Common Stock and Nielsen Media Research Common Stock".


                            ------------------------


SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT
SHOULD BE CONSIDERED BY RECIPIENTS OF IMS HEALTH COMMON STOCK AND CONTINUING
                         HOLDERS OF NIELSEN MEDIA RESEARCH COMMON STOCK.


                            ------------------------

 NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT
      ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

    Stockholders of Cognizant with inquiries related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the
Distribution, at 1-800-519-3111 or the Vice President-- Investor Relations of
Cognizant at (203) 222-4238.

          The date of this Information Statement is            , 1998.
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                               TABLE OF CONTENTS


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QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED MATTERS...........................................           1
INFORMATION STATEMENT SUMMARY..............................................................................           3
FORWARD-LOOKING STATEMENTS.................................................................................          13
RISK FACTORS...............................................................................................          14
THE DISTRIBUTION...........................................................................................          20
RELATIONSHIP BETWEEN IMS HEALTH AND NIELSEN MEDIA RESEARCH AFTER THE DISTRIBUTION..........................          25
DIVIDEND POLICIES..........................................................................................          30
IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) CAPITALIZATION..............................................          31
IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) SELECTED FINANCIAL DATA.....................................          32
IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS.......          33
IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
  FINANCIAL POSITION.......................................................................................          39
IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................................................................          41
IMS HEALTH BUSINESS........................................................................................          52
IMS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION...........................................................          61
IMS HEALTH SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................          70
DESCRIPTION OF IMS HEALTH CAPITAL STOCK....................................................................          72
NIELSEN MEDIA RESEARCH CAPITALIZATION......................................................................          80
NIELSEN MEDIA RESEARCH SELECTED FINANCIAL DATA.............................................................          81
NIELSEN MEDIA RESEARCH UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS...............................          82
NIELSEN MEDIA RESEARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................................................................................          85
NIELSEN MEDIA RESEARCH BUSINESS............................................................................          90
NIELSEN MEDIA RESEARCH MANAGEMENT AND EXECUTIVE COMPENSATION...............................................          98
NIELSEN MEDIA RESEARCH SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................         104
DESCRIPTION OF NIELSEN MEDIA RESEARCH CAPITAL STOCK........................................................         105
AVAILABLE INFORMATION......................................................................................         114
REPORTS OF IMS HEALTH......................................................................................         114
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1
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                             QUESTIONS AND ANSWERS
                   ABOUT THE DISTRIBUTION AND RELATED MATTERS

Q1: WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which Cognizant Corporation will be separated into two publicly traded companies: (i) IMS HEALTH, the leading global provider of information solutions to the pharmaceutical and healthcare industries and (ii) Nielsen Media Research, the leader in television audience measurement services in North America. Pursuant to the Distribution, Cognizant will distribute to its stockholders in a tax-free dividend one share of IMS HEALTH Common Stock for each share of Cognizant
    Common Stock held. Immediately after the Distribution, Cognizant's stockholders will still own all of Cognizant's current businesses, but they will own them as two separate investments rather than as a single investment.

Q2: WHAT IS IMS HEALTH?


A: IMS HEALTH is a new company the businesses of which will include: IMS, the leading global supplier of information and decision-support services to the pharmaceutical and healthcare industries; Erisco, a leading supplier of software-based administrative and analytical solutions to the managed care industry; Enterprises, a venture capital unit principally focused on investments in emerging healthcare businesses; Cognizant Technology
    Solutions, a provider of software application development and maintenance services and Year 2000 and Eurocurrency compliance services; and an equity investment in Gartner Group, the leading supplier of research and analysis to the information technology industry.


Q3: WHAT IS NIELSEN MEDIA RESEARCH?

A: Nielsen Media Research is the leading source of television audience measurement services in North America, providing audience estimates for national and local television programming sources, including broadcast networks, cable networks, syndicators and local television stations. Since after the Distribution Cognizant's only business will be the Nielsen Media
    Research business, at the time of the Distribution Cognizant will change its name to Nielsen Media Research, Inc.

Q4: WHY IS COGNIZANT SEPARATING ITS BUSINESSES?

A: Cognizant believes that separating its businesses in the Distribution will allow IMS HEALTH and Nielsen Media Research to pursue opportunities that will improve their competitive position, enhance their valuation and create wealth for stockholders. Cognizant believes the separation will enhance management focus on the businesses, allowing corporate policies and strategies to be tailored to particular needs. Cognizant also believes the separation will facilitate IMS HEALTH's ability to pursue acquisition and growth opportunities and will lead to better investor understanding of the different businesses.

Q5: HAS COGNIZANT DONE THIS BEFORE?

A: Cognizant is experienced in effecting spin-off transactions, as Cognizant itself is the product of a spin-off from The Dun & Bradstreet Corporation in November 1996. Since that spin-off, Cognizant has made significant progress in pursuing its strategic goals and objectives, and the proposed spin-off will allow it to continue that progress.

Q6: WHAT IS THE TAX EFFECT OF THE DISTRIBUTION?


A: The Distribution is the most tax-efficient means of separating Cognizant's businesses. Cognizant has received a ruling from the Internal Revenue
    Service that for Federal income tax purposes the Distribution of the shares of IMS HEALTH Common Stock to Cognizant stockholders will be tax-free to Cognizant and its stockholders.


                                       1
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Q7: WHAT WILL COGNIZANT STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, Cognizant stockholders will receive one share of IMS
    HEALTH Common Stock, and an associated Right under IMS HEALTH's Shareholder
    Rights Plan, for each share of Cognizant Common Stock they own. Immediately after the Distribution, Cognizant's stockholders will still own their shares of Cognizant Common Stock and the same stockholders will still own all of Cognizant's businesses, but they will own them as two separate investments rather than as a single investment. After the Distribution, certificates representing the "old" Cognizant Common Stock will represent such stockholders' interests in the Nielsen Media Research business and certificates representing IMS HEALTH Common Stock stockholders receive in the Distribution will represent their interests in the IMS HEALTH businesses.

Q8: WHAT HAPPENS TO COGNIZANT SHARES AFTER THE DISTRIBUTION?

A: Shares of Cognizant Common Stock will represent ownership of the Nielsen
    Media Research business after the Distribution. Cognizant stock certificates will still be valid after Cognizant changes its name to Nielsen Media
    Research, Inc.

Q9: WHAT DOES A COGNIZANT STOCKHOLDER NEED TO DO NOW?

A: Cognizant stockholders do not need to take any action. The approval of the Cognizant stockholders is not required to effect the Distribution and Cognizant is not seeking a proxy from any stockholders. COGNIZANT
    STOCKHOLDERS SHOULD NOT SEND IN THEIR COGNIZANT SHARE CERTIFICATES.
    Cognizant stockholders will automatically receive their shares of IMS HEALTH
    Common Stock when the Distribution is effected.

Q10:WHERE CAN COGNIZANT STOCKHOLDERS GET MORE INFORMATION?

A: Cognizant stockholders with additional questions related to the Distribution should contact First Chicago Trust Company of New York, the Distribution
    Agent for the Distribution, at Mail Suite 4694, P.O. Box 2536, Jersey City,
    NJ 06303-2536, 1-800-519-3111. Questions may also be directed to the Vice
    President--Investor Relations of Cognizant at 200 Nyala Farms, Westport,
    Connecticut 06880, (203) 222-4238.

                                       2
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                         INFORMATION STATEMENT SUMMARY
    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS
INFORMATION STATEMENT. THIS SUMMARY IS INCLUDED FOR CONVENIENCE ONLY AND SHOULD
NOT BE CONSIDERED COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE
MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS
INFORMATION STATEMENT. IN THIS INFORMATION STATEMENT, UNLESS THE CONTEXT
OTHERWISE REQUIRES, "COGNIZANT" REFERS TO COGNIZANT CORPORATION PRIOR TO THE
DISTRIBUTION DATE AND "NIELSEN MEDIA RESEARCH" REFERS TO COGNIZANT'S SUBSIDIARY
WITH THAT NAME PRIOR TO THE DISTRIBUTION AND TO THE RENAMED COGNIZANT ON AND
AFTER THE DISTRIBUTION DATE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE
DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT.
         BUSINESSES OF COGNIZANT, IMS HEALTH AND NIELSEN MEDIA RESEARCH


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Cognizant....................  Cognizant is a Delaware corporation that began operating as an independent public company on November 1, 1996 as a
                               result of its spin-off from The Dun & Bradstreet Corporation
                               ("D&B"). Prior to that spin-off, Cognizant was owned by D&B.
                               Cognizant primarily is engaged in the integration of
                               information and technology to create business insight. In
                               the Distribution, Cognizant will be separated into two
                               publicly traded companies, IMS HEALTH and Nielsen Media
                               Research.
IMS HEALTH...................  IMS HEALTH is a newly created Delaware corporation, the businesses of which will focus on information solutions to the pharmaceutical and healthcare industries. Covering over
                               90 countries with over 7,200 employees worldwide, IMS
                               HEALTH's businesses will include those of I.M.S.
                               International, Inc. ("IMS"), the leading global supplier of market information and decision-support services to the
                               pharmaceutical and healthcare industries; Erisco, Inc.
                               ("Erisco"), a leading supplier of software-based
                               administrative and analytical solutions to the managed care industry; Cognizant Enterprises, Inc. ("Enterprises"), a
                               venture capital unit focused on investments in emerging
                               healthcare businesses; Cognizant Technology Solutions
                               Corporation ("CTS"), a provider of software application
                               development and maintenance services and Year 2000 and
                               Eurocurrency compliance services; SSJ K.K. ("Super Systems
                               Japan"), an entity based in Japan which markets financial
                               application software products and services tailored for the
                               Japanese market; and an equity investment in Gartner Group,
                               Inc. ("Gartner"), the leading supplier of research and
                               analysis to the information technology industry
                               (collectively, the "IMS HEALTH Business").
                               Robert E. Weissman is currently Chairman and Chief Executive
                               Officer of Cognizant and Chairman and Chief Executive
                               Officer of IMS HEALTH. Mr. Weissman will resign from such
                               positions at Cognizant effective upon the Distribution Date;
                               however, he will continue as a director of Cognizant (which will be renamed Nielsen Media Research, Inc. as described
                               below) after the Distribution. The Board of Directors of IMS
                               HEALTH will be composed of certain persons who are currently directors of Cognizant. See "IMS HEALTH Management and
                               Executive Compensation--IMS HEALTH Board of Directors". In
                               addition to Mr. Weissman, the other executive officers of
                               IMS HEALTH will be drawn from the current management of
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                               Cognizant or its subsidiaries. See "IMS HEALTH Management
                               and Executive Compensation--IMS HEALTH Executive Officers".
Nielsen Media Research.......  Nielsen Media Research is the leading source of television audience measurement services in North America. As a result of the Distribution, the television audience measurement
                               services business of Nielsen Media Research (the "Nielsen
                               Media Research Business") will remain with Cognizant, and at the time of the Distribution, Cognizant will change its name to Nielsen Media Research, Inc.
                               William G. Jacobi is currently Chairman of Nielsen Media
                               Research and will be the Chairman of Nielsen Media Research after the Distribution. John A. Dimling is currently
                               President and Chief Operating Officer of Nielsen Media
                               Research and will be President and Chief Executive Officer of Nielsen Media Research after the Distribution. The
                               directors of Nielsen Media Research will be composed of
                               certain persons who are currently directors of Cognizant and certain persons who are not currently directors of
                               Cognizant. See "Nielsen Media Research Management and
                               Executive Compensation--Nielsen Media Research Board of
                               Directors". In addition to Mr. Dimling, the other executive officers of Nielsen Media Research will be drawn primarily from the current management of Nielsen Media Research. See
                               "Nielsen Media Research Management and Executive
                               Compensation--Nielsen Media Research Executive Officers".
                                     THE DISTRIBUTION
Form of Transaction;
  Basis of Presentation......  The Distribution is the method by which Cognizant will be separated into two publicly traded companies, IMS HEALTH and
                               Nielsen Media Research. In the Distribution, Cognizant will distribute to its stockholders shares of IMS HEALTH Common
                               Stock, which will represent a continuing interest in
                               Cognizant's healthcare information and related businesses to be conducted by IMS HEALTH. After the Distribution,
                               Cognizant's only business will be the Nielsen Media Research television audience measurement services business, and the shares of Cognizant Common Stock held by Cognizant
                               stockholders will represent a continuing ownership interest in that business. At the time of the Distribution, Cognizant will change its name to Nielsen Media Research, Inc. From
                               and after the Distribution Date, Cognizant Common Stock will therefore become "Nielsen Media Research Common Stock".
                               Stockholders should note that notwithstanding the legal form of the Distribution described above whereby Cognizant
                               expects to spin off IMS HEALTH, because of the relative
                               significance of the IMS HEALTH Business to Cognizant, IMS
                               HEALTH will be treated as the "accounting successor" to
                               Cognizant for financial reporting purposes. Therefore, the historical financial information for IMS HEALTH included
                               herein is that of Cognizant and does not currently reflect the separation of the IMS HEALTH Business from the Nielsen
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                               Media Research Business which will occur through the
                               Distribution. Upon approval of the plan of Distribution, the historical financial statements of IMS HEALTH as accounting successor to Cognizant will be restated to present Nielsen
                               Media Research as a "discontinued operation" for accounting purposes.
                               The Distribution is subject to, and requires approval of,
                               the Cognizant Board of Directors of the plan of the
                               Distribution as well as of material terms of any
                               distribution, tax sharing, employee benefits, or other
                               similar agreements pursuant to which assets and liabilities are allocated as part of the Distribution.
Shares to be Distributed.....  The Distribution will be made to holders of record as of the close of business on the Record Date of issued and
                               outstanding shares of Cognizant Common Stock. Each holder of
                               Cognizant Common Stock on the Record Date will receive as a dividend one share of IMS HEALTH Common Stock for every
                               share of Cognizant Common Stock held. Based on the
                               shares of Cognizant Common Stock outstanding as of
                                            , 1998, the Distribution would consist of
                                     shares of IMS HEALTH Common Stock.
                               The Board of Directors of IMS HEALTH will adopt a
                               stockholder rights plan (the "IMS HEALTH Rights Plan") prior to the Distribution. Certificates evidencing shares of IMS
                               HEALTH Common Stock issued in the Distribution will
                               therefore represent the same number of IMS HEALTH Rights (as defined below) issued under the IMS HEALTH Rights Plan. See
                               "Description of IMS HEALTH Capital Stock--IMS HEALTH Rights
                               Plan". Unless the context otherwise requires, references
                               herein to the IMS HEALTH Common Stock include the related
                               IMS HEALTH Rights.
                               Cognizant stockholders will not have to make any payment or surrender or exchange certificates representing shares of
                               Cognizant Common Stock in order to receive their pro rata
                               share of the Distribution. No vote of holders of Cognizant
                               Common Stock is required or sought in connection with the
                               Distribution.
Record Date..................  The Record Date is              , 1998. In order to be
                               entitled to receive shares of IMS HEALTH Common Stock in the
                               Distribution, holders of shares of Cognizant Common Stock
                               must be stockholders as of the close of business on the
                               Record Date.
Distribution Date............  The "Distribution Date" is presently expected to be on or about June 30, 1998.
Distribution Agent...........  First Chicago Trust Company of New York will be the
                               Distribution Agent (the "Distribution Agent") for the
                               Distribution.
Federal Income Tax
  Consequences of the
  Distribution...............  Cognizant has received a ruling from the Internal Revenue
                               Service to the effect that the Distribution will be tax-free for Federal income tax purposes. Cognizant stockholders will apportion their tax basis in Cognizant Common Stock held
                               immediately before the Distribution Date among such
                               Cognizant Common Stock (which will represent each such
                               stockholder's interest in Nielsen Media Research after the
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                               Distribution) and IMS HEALTH Common Stock received in the
                               Distribution, based on the relative fair market values of
                               the Cognizant Common Stock and the IMS HEALTH Common Stock
                               as of the Distribution Date. Cognizant will provide
                               appropriate information to each holder of record of
                               Cognizant Common Stock as of the close of business on the
                               Record Date concerning the basis allocation. See "The
                               Distribution--Federal Income Tax Consequences of the
                               Distribution".
Stock Exchange Listing and
  Trading....................  Prior to the date hereof, there has not been any established trading market for the IMS HEALTH Common Stock. Application will be made for listing the shares of IMS HEALTH Common
                               Stock on the NYSE under the symbol "RX", and trading is
                               expected to commence on a "when-issued" basis prior to the
                               Distribution Date. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of the IMS HEALTH Common Stock will end and "regular-way"
                               trading will begin. See "The Distribution--Listing and
                               Trading of IMS HEALTH Common Stock and Nielsen Media
                               Research Common Stock".
                               Nielsen Media Research Common Stock (I.E. the "old"
                               Cognizant Common Stock) will continue to trade on the NYSE after the Distribution Date, but the symbol under which it trades will change from "CZT" to "NMR". However, because of the significant changes that will take place to Cognizant as a result of the Distribution, the trading market for Nielsen
                               Media Research Common Stock after the Distribution may be
                               significantly different from that for Cognizant Common Stock prior to the Distribution. See "The Distribution-- Listing and Trading of IMS HEALTH Common Stock and Nielsen Media
                               Research Common Stock".
Relationship Between
  IMS HEALTH and
  Nielsen Media Research
  After the Distribution.....  After the Distribution, neither IMS HEALTH nor Nielsen Media
                               Research will have any ownership interest in the other,
                               except as set forth under "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution", and each of IMS HEALTH and Nielsen Media Research will be an
                               independent public company. IMS HEALTH and Cognizant (which will become Nielsen Media Research at the time of the
                               Distribution) will enter into certain agreements governing the relationship between IMS HEALTH and Nielsen Media
                               Research subsequent to the Distribution and providing for
                               the allocation of tax, employee benefits and certain other assets and liabilities and obligations arising from periods prior to the Distribution, including contingent liabilities relating to certain litigation. In addition, there will be individuals on the Boards of Directors of IMS HEALTH and
                               Nielsen Media Research who will also serve on the Board of
                               Directors of the other company. See "Relationship Between
                               IMS HEALTH and Nielsen Media Research After the
                               Distribution".
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Certain Indebtedness and
  Minority-Interest
  Financing..................  In connection with the Distribution, Cognizant will borrow
                               $300 million, the proceeds of which will be used to repay
                               existing intercompany indebtedness to certain entities
                               included in IMS HEALTH. This debt will be an obligation of
                               Nielsen Media Research after the Distribution. Upon or soon after the Distribution, IMS HEALTH intends to borrow $50
                               million in short-term debt. IMS HEALTH also will retain $100 million in pre-existing minority-interest financing. See
                               "The Distribution--Nielsen Media Research and IMS HEALTH
                               Indebtedness and Minority-Interest Financing".
Dividend Policies............  The payment and level of cash dividends by IMS HEALTH and
                               Nielsen Media Research after the Distribution will be
                               subject to the discretion of the IMS HEALTH Board of
                               Directors and the Nielsen Media Research Board of Directors,
                               respectively. Based on preliminary discussions with the IMS
                               HEALTH Board of Directors, it is anticipated that IMS HEALTH will initially pay a dividend equal to Cognizant's current annualized dividend of $0.12 per share. Nielsen Media
                               Research does not anticipate paying a dividend in the near future. Dividend decisions will be based on, and affected
                               by, a number of factors, including the respective operating results and financial requirements of IMS HEALTH and Nielsen
                               Media Research on a stand-alone basis as well as applicable legal and contractual restrictions. See "Dividend Policies".
Antitakeover Provisions......  At the time of the Distribution, the Restated Certificate of
                               Incorporation and Amended and Restated By-laws of each of
                               IMS HEALTH and Nielsen Media Research will contain
                               provisions that may have the effect of discouraging an
                               acquisition of control of IMS HEALTH or Nielsen Media
                               Research, respectively, not approved by their respective
                               Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals
                               involving an acquisition or change of control of IMS HEALTH or Nielsen Media Research, although such proposals, if made, might be considered desirable by a majority of the
                               stockholders of IMS HEALTH or Nielsen Media Research, as the case may be. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of IMS HEALTH or
                               Nielsen Media Research. These provisions have been designed to enable each of IMS HEALTH and Nielsen Media Research to develop its businesses and foster its long-term growth
                               without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interest of IMS HEALTH or Nielsen Media Research, as the case may be, and their respective stockholders. Certain provisions of the
                               Distribution Agreement to be entered into between IMS HEALTH and Cognizant (which will change its name to Nielsen Media
                               Research, Inc. at the time of the Distribution) may also
                               have the effect of discouraging third parties from making
                               proposals involving an acquisition or change of control of
                               IMS HEALTH or Nielsen Media Research. See "Relationship
                               Between IMS HEALTH and Nielsen Media Research After the
                               Distribution--Distribution Agreement".
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                               At the time of the Distribution, each of IMS HEALTH and
                               Nielsen Media Research will have stockholder rights plans.
                               These stockholder rights plans are designed to protect
                               stockholders in the event of an unsolicited offer or other takeover tactics which, in the opinion of the relevant Board of Directors, could impair its ability to represent
                               stockholder interests. The provisions of the stockholder
                               rights plans may render an unsolicited takeover of IMS
                               HEALTH or Nielsen Media Research, as the case may be, more difficult or less likely to occur or might prevent such a
                               takeover. See "Description of IMS HEALTH Capital Stock--IMS
                               HEALTH Rights Plan" and "Description of Nielsen Media
                               Research Common Stock--Nielsen Media Research Rights Plan".
                               Each of IMS HEALTH and Nielsen Media Research will be
                               subject to provisions of Delaware corporate law which may
                               restrict certain business combination transactions. See
                               "Description of IMS HEALTH Capital Stock--Delaware General
                               Corporation Law" and "Description of Nielsen Media Research
                               Capital Stock--Delaware General Corporation Law".
                               See also "Description of IMS HEALTH Capital
                               Stock--Provisions of IMS HEALTH Restated Certificate of
                               Incorporation and Amended and Restated By-laws Affecting
                               Change in Control" and "Description of Nielsen Media
                               Research Capital Stock--Provisions of Nielsen Media Research
                               Restated Certificate of Incorporation and Amended and
                               Restated By-laws Affecting Change in Control".
Risk Factors.................  Stockholders should carefully consider the matters discussed under the section entitled "Risk Factors" in this
                               Information Statement.
Recent Developments..........  On March 23, 1998, Cognizant announced the signing of definitive agreements to acquire Walsh International Inc.
                               ("Walsh"), which develops and markets leading-edge sales
                               force automation systems for pharmaceutical companies, and
                               Pharmaceutical Marketing Services Inc. ("PMSI"), which
                               provides information services to pharmaceutical and
                               healthcare companies in the U.S., Europe and Japan
                               (collectively, the "Acquisitions").
                               Under terms of the agreements, Walsh shareholders will
                               receive .3041 shares of Cognizant Common Stock per Walsh
                               share (or, based on a Cognizant share price of $51.792,
                               consideration of approximately $166,900,000), and PMSI
                               shareholders will receive .2800 shares of Cognizant Common
                               Stock per PMSI share (or, based on a Cognizant share price of $51.792, consideration of approximately $179,600,000).
                               The total purchase price of the Walsh acquisition is
                               currently estimated at $193,000,000, including $166,900,000 of common stock, $11,900,000 of stock options to be issued and $14,200,000 of accrued acquisition and integration costs
                               (principally severance and lease terminations).
                               The aggregate purchase price, excluding debt assumed, of the
                               PMSI acquisition is currently estimated at $235,200,000,
                               including $179,600,000 of common stock, $16,400,000 of stock options to be

                               issued, and $39,200,000 of accrued acquisition and
                               integration costs (principally severance, lease terminations and cancellations of duplicate and other contracts, all
                               related to PMSI). The estimated aggregate purchase price of each of the Acquisitions is subject to adjustment as
                               described below.
                               The number of shares of Cognizant Common Stock to be issued in connection with each of the Acquisitions is subject to a collar adjustment based on the price of Cognizant Common
                               Stock during a period prior to the closing of each
                               Acquisition. Currently Walsh and PMSI have approximately
                               10.6 million and approximately 12.4 million shares
                               outstanding, respectively. Cognizant expects to issue
                               approximately 3.2 million shares from treasury stock to
                               consummate the Walsh acquisition. The PMSI acquisition will not be completed until after the Record Date and therefore,
                               PMSI stockholders will receive, in lieu of Cognizant Common
                               Stock, IMS HEALTH Common Stock pursuant to a formula
                               designed to recalibrate the collar computations based on the relative value of IMS HEALTH to the total value of IMS
                               HEALTH and Nielsen Media Research following the
                               Distribution. If the Walsh acquisition is not completed
                               prior to the Record Date, Walsh shareholders will also
                               receive IMS HEALTH Common Stock pursuant to a similar
                               formula. The Acquisitions, which have been independently
                               authorized by the Cognizant, Walsh and PMSI Boards of
                               Directors, are subject to approval by Walsh and PMSI
                               shareholders and customary closing conditions. The
                               acquisition of PMSI is also subject to the receipt of
                               regulatory and other required approvals. Cognizant has
                               received all the necessary regulatory approvals for the
                               acquisition of Walsh. Each of the Acquisitions is an
                               independent transaction and neither is conditioned upon the consummation of the other or upon the consummation of the
                               Distribution. In connection with the Distribution, Walsh and
                               PMSI will become part of IMS HEALTH.
                               On April 9, 1998, CTS filed a registration statement with
                               the Securities and Exchange Commission (the "SEC") with
                               respect to an underwritten offering of 2,917,000 shares of
                               Class A Common Stock, par value $0.01 per share, of CTS
                               (3,354,550 if the underwriters' over-allotment option
                               granted by Cognizant is exercised in full). Of such shares,
                               2,500,000 are to be offered by CTS and 417,000 shares are to be offered by Cognizant. Following the offering, Cognizant will own 66.7% of the outstanding common stock of CTS and
                               approximately 95.3% of the combined voting power of CTS's
                               outstanding common stock. The initial offering price is
                               estimated to be between $11.00 and $13.00 per share. A
                               portion of the proceeds to be received by CTS in the
                               offering will be used to repay an intercompany balance. The transaction is expected to result in a significant one-time gain to the selling stockholder. The registration statement has not become effective under the Securities Act of 1933, as amended (the "Securities Act"). If the offering is not
                               completed prior to the Distribution Date, IMS HEALTH will be the selling stockholder in the offering. See "IMS HEALTH
                               Business--Recent Developments".


                                     * * *

    This Information Statement is being furnished by Cognizant solely to provide information to stockholders of Cognizant who will receive IMS HEALTH Common Stock in the Distribution and who will continue to own Nielsen Media Research Common Stock immediately after the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Cognizant, IMS HEALTH or Nielsen Media Research. The information contained in this Information Statement is believed by Cognizant and IMS HEALTH to be accurate with respect to Cognizant, IMS HEALTH and Nielsen Media Research as of the date set forth on the cover. Changes may occur after that date, and Cognizant, IMS HEALTH and Nielsen Media Research will not update the information except in the normal course of their respective public disclosure practices.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
                             SUMMARY FINANCIAL DATA
    Notwithstanding the legal form of the Distribution, whereby Cognizant expects to spin off IMS HEALTH, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS HEALTH, the accounting successor to Cognizant. The financial data as of and for all years ended December 31, are the audited financial statements of Cognizant, which statements for 1997, 1996 and 1995 are contained elsewhere in this Information Statement. The financial data as of and for the three months ended March 31, 1998 and 1997 are unaudited. The historical financial information set forth below relates to Cognizant. See "The Distribution--Form of Transaction; Basis of Presentation". The following financial data should also be read in conjunction with, and is qualified in its entirety by, the information set forth under "IMS HEALTH (Accounting Successor to Cognizant) Selected Financial Data" and "IMS HEALTH (Accounting Successor to Cognizant) Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cognizant's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                               THREE MONTHS ENDED
                                              AND AS OF MARCH 31,               YEAR ENDED AND AS OF DECEMBER 31,
                                         ------------------------------  -----------------------------------------------
                                              1998            1997        1997(1)     1996(2)     1995(3)      1994(4)
                                         --------------  --------------  ----------  ----------  ----------  -----------
                                          (UNAUDITED)     (UNAUDITED)

                                                         ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue(6)...................    $  337,032      $  315,576    $1,418,153  $1,730,596  $1,542,340   $1,257,415
Income Before Cumulative Effect of
  Accounting Changes...................    $   60,087      $   52,905    $  312,350  $  195,451  $   88,881   $ 146,405
Earnings Per Share of Common Stock on
  Income Before Cumulative Effect of
  Accounting Changes--Basic............    $     0.37      $     0.31    $     1.89  $     1.15  $     0.52   $    0.86
Earnings Per Share of Common Stock on
  Income Before Cumulative Effect of
  Accounting Changes--Diluted..........    $     0.36      $     0.31    $     1.86  $     1.15  $     0.52   $    0.85
BALANCE SHEET DATA:
Total Assets...........................    $1,630,331      $1,405,430    $1,579,520  $1,874,982  $1,442,090   $1,331,038
Long-Term Debt.........................    $    2,813      $    3,463    $    2,912  $    3,736  $   10,485   $  15,484


                                           1993(5)
                                         -----------

INCOME STATEMENT DATA:
Operating Revenue(6)...................   $1,039,259
Income Before Cumulative Effect of
  Accounting Changes...................   $ 108,857
Earnings Per Share of Common Stock on
  Income Before Cumulative Effect of
  Accounting Changes--Basic............   $      --
Earnings Per Share of Common Stock on
  Income Before Cumulative Effect of
  Accounting Changes--Diluted..........   $      --
BALANCE SHEET DATA:
Total Assets...........................   $1,158,764
Long-Term Debt.........................   $   5,374


------------------------
(1) Income before Cumulative Effect of Accounting Changes in 1997 includes an unrealized gain on its investment in Gartner of $10,664 and gains from dispositions-net of $6,818.
(2) Income before Cumulative Effect of Accounting Changes in 1996 includes a one-time acquisition-related charge of $32,778 related to Gartner's acquisition of J3 Learning Corporation and gains from dispositions-net of $112.
(3) Income before Cumulative Effect of Accounting Changes in 1995 includes a non-recurring charge of $49,268, an incremental provision of postemployment benefits of $17,778, restructuring expense of $7,002 and gains from dispositions-net of $8,269.
(4) Income before Cumulative Effect of Accounting Changes in 1994 includes restructuring expense of $7,957 and a gain from disposition of $12,806.
(5) Income before Cumulative Effect of Accounting Changes in 1993 includes restructuring expense of $46,408 and a gain from disposition of $13,676.
(6) Operating Revenue for the three months ended March 31, 1998 and 1997 and the year ended December 31, 1997 reflects Gartner on the equity method of accounting; accordingly no Gartner revenue is reflected. Operating Revenue for the years ended December 31, 1996, 1995, 1994 and 1993 reflects Gartner on a consolidated basis.

                 NIELSEN MEDIA RESEARCH SUMMARY FINANCIAL DATA
    The following data are qualified in their entirety by the financial statements of Nielsen Media Research and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, have been derived from the audited financial statements of Nielsen Media Research contained elsewhere in this Information Statement. The financial data as of March 31, 1998 and 1997, and December 31, 1994 and 1993, for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1994 and 1993, are unaudited. The historical financial statements of Nielsen Media Research contained in this Information Statement are presented as if Nielsen Media Research were a separate entity for all periods presented. The following financial data should be read in conjunction with the information set forth under "Nielsen Media Research Selected Financial Data" and "Nielsen Media Research Management's Discussion and Analysis of Financial Condition and Results of Operations" and Nielsen Media Research's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                       THREE MONTHS ENDED
                                      AND AS OF MARCH 31,                YEAR ENDED AND AS OF DECEMBER 31,
                                     ----------------------  ----------------------------------------------------------
                                        1998        1997        1997        1996        1995        1994        1993
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          (UNAUDITED)                                                 (UNAUDITED)

                                                      ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue..................  $   96,064  $   86,271  $  358,594  $  319,404  $  288,652  $  250,303  $  209,894
Net Income.........................  $   14,246  $   12,730  $   52,475  $   47,605  $   40,412  $   30,115  $   19,661
Earnings Per Share of Common
  Stock--Basic.....................  $     0.09  $     0.07  $     0.32  $     0.28  $     0.24  $     0.18  $       --
Earnings Per Share of Common
  Stock--Diluted...................  $     0.09  $     0.07  $     0.32  $     0.28  $     0.24  $     0.18  $       --
BALANCE SHEET DATA:
Total Assets.......................  $  199,645  $  178,598  $  192,434  $  170,331  $  134,521  $  138,842  $   97,831
Long-Term Debt.....................  $       --  $       --  $       --  $       --  $       78  $      244  $      411

                           FORWARD-LOOKING STATEMENTS

    This Information Statement and other materials filed or to be filed by Cognizant (which will become Nielsen Media Research at the time of the Distribution) and IMS HEALTH with the SEC, as well as information included in oral statements or other written statements made or to be made by Cognizant and IMS HEALTH, contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of the parties or their directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; to the extent IMS HEALTH or Nielsen Media Research seek growth through acquisition, the ability to identify and consummate acquisitions on satisfactory terms; the ability to develop new or advanced technologies and systems for their businesses on a cost-effective basis; the ability to successfully achieve estimated effective tax rates and corporate overhead levels; competition, particularly in the markets for pharmaceutical information and audience measurement services; regulatory and legislative initiatives, particularly in the area of medical privacy; the ability to timely and cost-effectively resolve any problems associated with the Year 2000 issue; leverage and debt service (including sensitivity to fluctuations in interest rates); compliance with covenants in loan agreements; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the pharmaceutical, healthcare, media, or other industries in which customers operate; conditions in the securities markets which may affect the value or liquidity of portfolio investments; and the final allocation of assets and liabilities between IMS HEALTH and Nielsen Media Research. Consequently, all the forward-looking statements contained in this Information Statement are qualified by the information contained or incorporated herein, including, but not limited to, the information contained under this heading and in "Information Statement Summary--The Distribution--Recent Developments", "Risk Factors", "The Distribution", "IMS HEALTH (Accounting Successor to Cognizant) Capitalization", "IMS HEALTH (Accounting Successor to Cognizant) Management's Discussion and Analysis of Financial Condition and Results of Operations", "IMS HEALTH Business", "Nielsen Media Research Capitalization", "Nielsen Media Research Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Nielsen Media Research Business". Neither Cognizant (which will become Nielsen Media Research at the time of the Distribution) nor IMS HEALTH has any obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

                                  RISK FACTORS

RISKS RELATING TO IMS HEALTH AND NIELSEN MEDIA RESEARCH

    POTENTIAL TAXATION


    Cognizant has received a ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").



    The Internal Revenue Service ruling is based on certain factual representations made by Cognizant. If such factual representations were incorrect in a material respect, such ruling could become invalid. Cognizant is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. Each of Cognizant (which will become Nielsen Media Research at the time of the Distribution) and IMS HEALTH will agree in the Distribution Agreement to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution".


    If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group, of which Cognizant is the common parent. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of IMS HEALTH and Nielsen Media Research. Cognizant estimates that the aggregate shared tax liability in this regard of IMS HEALTH and Nielsen Media Research would be in the range of approximately $2.5 to $3.0 billion. See "The Distribution--Federal Income Tax Consequences of the Distribution".

    Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each Cognizant stockholder receiving shares of IMS HEALTH Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the IMS HEALTH Common Stock received. See "The Distribution--Federal Income Tax Consequences of the Distribution".

    YEAR 2000


    Many existing computer systems and software applications use two digits, rather than four, to record years. Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions (the "Year 2000 issue"). Each of IMS HEALTH and Nielsen Media Research depends on systems and software both for its internal operations as well as for the receipt of data used in its information products and the transmission of those products to its customers. Cognizant began to address the Year 2000 issue in 1996. IMS HEALTH and Nielsen Media Research expect to complete upgrading or replacing affected programs during 1998, with testing to be done during 1999.



    In addition, IMS HEALTH and Nielsen Media Research are communicating with their customers and data suppliers to assess their ability to address the Year 2000 issue. Failures by customers to be Year 2000 compliant could hinder their ability to make use of IMS HEALTH's and Nielsen Media Research's products. Failures by data suppliers could disrupt the flow of data used in IMS HEALTH's and Nielsen Media Research's products. While IMS HEALTH and Nielsen Media Research believe most companies they deal with are addressing the issue, they are unable to determine the effect, if any, such failures might have on their respective businesses or future results of operations.

    The costs of addressing the Year 2000 issue and the date on which each of IMS HEALTH and Nielsen Media Research expects to complete Year 2000 compliance are based on their respective best estimates, which were derived utilizing numerous assumptions of future events. There can be no guarantee that these estimates will be achieved, and actual results may differ materially. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area of expertise, the ability to locate and correct all relevant computer codes, and the success of customers and suppliers in addressing the Year 2000 issue.


    CERTAIN ANTITAKEOVER PROVISIONS

    At the time of the Distribution, the Restated Certificate of Incorporation and Amended and Restated By-laws of each of IMS HEALTH and Nielsen Media Research will contain provisions that may have the effect of discouraging an acquisition of control of IMS HEALTH or Nielsen Media Research, respectively, not approved by their respective Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of IMS HEALTH or Nielsen Media Research, although such proposals, if made, might be considered desirable by a majority of the stockholders of IMS HEALTH or Nielsen Media Research, as the case may be. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of IMS HEALTH or Nielsen Media Research. These provisions have been designed to enable each of IMS HEALTH and Nielsen Media Research to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of IMS HEALTH or Nielsen Media Research, as the case may be, and their stockholders. Certain provisions of the Distribution Agreement may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of IMS HEALTH or Nielsen Media Research. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Distribution Agreement".

    At the time of the Distribution, each of IMS HEALTH and Nielsen Media Research will have a stockholder rights plan. These stockholder rights plans are designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the relevant Board of Directors, could impair its ability to represent stockholder interests. The provisions of these stockholder rights plans may render an unsolicited takeover of IMS HEALTH or Nielsen Media Research, as the case may be, more difficult or less likely to occur or might prevent such a takeover. See "Description of IMS HEALTH Capital Stock--IMS HEALTH Rights Plan" and "Description of Nielsen Media Research Capital Stock-- Nielsen Media Research Rights Plan".

    Each of IMS HEALTH and Nielsen Media Research will be subject to the provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of IMS HEALTH Capital Stock--Delaware General Corporation Law" and "Description of Nielsen Media Research Capital Stock--Delaware General Corporation Law".

    LITIGATION


    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS (the "IRI Action"). The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the D&B spin-off (as defined below) in 1996, D&B, ACNielsen Corporation ("ACNielsen") and Cognizant entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which ACNielsen agreed to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to a maximum amount to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, Cognizant and D&B have agreed that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, Cognizant and D&B will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. Under the terms of the Distribution Agreement dated as of October 28, 1996, among Cognizant, D&B and ACNielsen (the "1996 Distribution Agreement"), pursuant to which shares of Cognizant and ACNielsen were distributed to the stockholders of D&B (the "D&B spin-off"), as a condition to the Distribution, IMS HEALTH and Nielsen Media Research are required to undertake to be jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the 1996 Distribution Agreement. However, pursuant to the Distribution Agreement, IMS HEALTH and Nielsen Media Research have agreed that, as between themselves, IMS HEALTH will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million. Management of Nielsen Media Research and IMS HEALTH are unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect Nielsen Media Research's or IMS HEALTH's respective results of operations, cash flows or financial position.

RISKS RELATING TO IMS HEALTH

    ABSENCE OF PRIOR TRADING MARKET FOR THE IMS HEALTH COMMON STOCK

    Prior to the date hereof, there has not been any established trading market for IMS HEALTH Common Stock. Application will be made to list the shares of IMS HEALTH Common Stock on the NYSE under the symbol "RX", and trading is expected to commence on a "when-issued" basis prior to the Distribution Date. See "The Distribution--Listing and Trading of IMS HEALTH Common Stock and Nielsen Media Research Common Stock".

    CHANGES IN TRADING PRICES OF IMS HEALTH COMMON STOCK

    There can be no assurance as to the prices at which the IMS HEALTH Common Stock will trade before, on or after the Distribution Date. Until the IMS HEALTH Common Stock is fully distributed and an orderly market develops in the IMS HEALTH Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the IMS HEALTH Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for IMS HEALTH Common Stock, (ii) developments affecting the businesses of IMS HEALTH generally and the impact of those factors referred to below in particular, (iii) investor perception of IMS HEALTH and (iv) general economic and market conditions. Management expects that the market will characterize IMS HEALTH Common Stock as a healthcare information systems and services stock, which category of stock has historically experienced relatively greater price volatility than broader market indices.

    NON-UNITED STATES OPERATIONS


    IMS HEALTH operates globally, deriving 61% of its revenues and 79% of its operating income in 1997 from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar-denominated operating results. IMS HEALTH's geographic expansion in emerging markets such as Eastern Europe, Africa and Asia Pacific is expected to continue. Emerging markets tend to be considerably less stable than established markets which may further contribute to volatility in operating results. In addition, IMS HEALTH is subject to the usual risks inherent in carrying on business in certain countries outside the U.S., including possible nationalization, expropriation, price controls or other restrictive government actions. Management believes that the risk of nationalization or expropriation is reduced because its basic service is the delivery of information, rather than the production of products which require manufacturing facilities or use of natural resources.

    ACQUISITIONS

    Although an important aspect of IMS HEALTH's business strategy is growth through acquisitions, there can be no assurance that management of IMS HEALTH will be able to identify and consummate acquisitions on satisfactory terms. Furthermore, every acquisition will entail some degree of uncertainty and risk, and even if consummated, may not produce the operating results or increases in value over time which were expected at the time of acquisition.


    On March 23, 1998, Cognizant announced the signing of definitive agreements to acquire Walsh and PMSI. Although they have been approved by the Boards of Directors of Cognizant, Walsh and PMSI, the Acquisitions are still subject to the approval of the Walsh and PMSI shareholders and customary closing conditions. The acquisition of PMSI is also subject to the receipt of regulatory and other required approvals. Cognizant has received all the necessary regulatory approvals for the acquisition of Walsh. In addition, while management of IMS HEALTH believes that these acquisitions will enhance IMS HEALTH's ability to compete globally in the healthcare sales and marketing services industry, there can be no assurance that such expectations will materialize.


    TECHNOLOGY

    IMS HEALTH competes in businesses which demand or sell sophisticated information systems, software and other technology. The types of systems which IMS HEALTH's businesses require or sell can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced, and there can be no guarantee that as various systems and technologies become outdated, IMS HEALTH will be able to replace them, to replace them as quickly as IMS HEALTH's competition or to develop and market new and better products and services in the future on a cost-effective basis.

    GARTNER GROUP, INC.

    The IMS HEALTH Business will include IMS HEALTH's ownership of a significant block of the outstanding shares of Gartner, a publicly traded provider of research and analysis of the computer hardware, software, communications and related technology industries. In the third quarter of 1997, IMS HEALTH's voting interest in Gartner fell below 50% based upon the exercise of Gartner employee stock options and employee stock purchases. Accordingly, as of September 30, 1997, IMS HEALTH deconsolidated Gartner and is accounting for its ownership interest on the equity basis. Gartner's common stock has historically traded at higher multiples than market averages and has generally experienced greater price volatility than the market as a whole. It can be expected that variations in the market value of the Gartner shares held by IMS HEALTH will have an impact on the trading prices of IMS HEALTH Common Stock. Gartner's results of operations may also be subject to the various factors described in Gartner's reports filed with the SEC from time to time.

    PRICE CONTROLS

    A number of countries in which IMS HEALTH operates have enacted regulations limiting the prices pharmaceutical companies may charge for drugs. IMS HEALTH believes that such cost containment measures will cause pharmaceutical companies to seek more effective means of marketing their products (which will benefit IMS HEALTH in the medium and long term). However, such governmental regulation may cause pharmaceutical companies to revise or reduce their marketing programs in the near term.

    PRIVACY LEGISLATION

    Certain of the data services provided by IMS HEALTH relate to the diagnosis and treatment of disease. The use of patient-specific information is anticipated to be an increasingly important tool in the design, development and marketing of pharmaceuticals. To protect privacy, no individual patient is identified in any IMS HEALTH database. Recently, there have been a number of regulatory and legislative initiatives in the area of medical privacy at the federal, state and foreign government levels. Most of these initiatives seek to place restrictions on the use and disclosure of patient-identifiable information without consent and consequently would not apply to the IMS HEALTH Business. However, there can be no assurance that future initiatives would not adversely affect IMS HEALTH's ability to generate or assemble data or to develop or market current or future products and services.

RISKS RELATING TO NIELSEN MEDIA RESEARCH

    COMPETITION

    In the past, Nielsen Media Research's ratings systems have been criticized by various participants in the television industry. Such criticism, in part, has increased the likelihood of additional competition in its business. In particular, a television ratings project funded by the Committee on Nationwide Television Audience Measurement ("CONTAM") and designed and operated by Statistical Research, Inc. ("SRI"), is operating a 500 household sample in Philadelphia as a national television ratings laboratory. SRI's Philadelphia sample has provided limited program level data, although SRI has recently announced plans to provide more complete program level data from a subset of the sample in early 1998. Funding has been contributed primarily by the three major broadcast networks, ABC, CBS, and NBC. During 1996, ABC, CBS, and NBC together through CONTAM contributed $10 million (in addition to the $30 million they contributed in 1994) in funding for the completion of the Philadelphia test. In addition to the other three major networks, Fox Broadcasting as well as four cable networks, fifteen major advertising agencies and buying services, one program syndicator and five of the nation's largest advertisers have agreed to support and participate in the testing phase. Some of these companies have contributed to the funding of SRI and SRI is actively seeking financial support from major media companies for a national ratings service. The Philadelphia sample is viewed by some as a test market for a national ratings service. In addition, the NBC and CBS broadcast television networks have asked SRI for a business plan for the creation of a national measurement system that could provide an alternative to the Nielsen Television Index service.


    On the local level, ADCOM offers individual cable system measurement. It is currently collecting and issuing local cable measurement data in Jacksonville, Florida. Arbitron continues to develop its passive people meter technology and is believed to be testing this technology for possible use in the television audience measurement business. Indirectly, on both a national and local basis, competition stems from other marketing research services offering product movement and television audience data and services.


    In Canada, BBM, an established media research organization, has joined with Taylor Nelson/AGB, a U.K.-based media research company, and announced plans to provide a competing metered service in Vancouver. BBM, alone or with Taylor Nelson/AGB, could offer other competitive services in Canada.

    Nielsen Media Research's Monitor-Plus service has significant competition from Competitive Media Reports, a subsidiary of VNU, a Netherlands-based media company, which has long been the major participant in this market. See "Nielsen Media Research Business--Competition".

    TECHNOLOGY

    Nielsen Media Research operates in businesses which require sophisticated information systems, software and other technology. The technology underlying the media industry continues to undergo rapid change and Nielsen Media Research will need to develop and refine techniques for data collection to accommodate such changes, including digital television, interactive television transmission and Internet usage. There can be no guarantee that Nielsen Media Research will be able to develop and refine new techniques for data collection or that it will be able to do so as quickly or cost-effectively as its competition.

    INDEBTEDNESS


    In connection with the Distribution, Cognizant will borrow $300 million, the proceeds of which will be used by Nielsen Media Research to repay existing intercompany indebtedness to certain entities included in IMS HEALTH. Such intercompany indebtedness represents primarily demand notes that are payable on two days' notice. The proceeds of these demand loans have been used by Cognizant for general corporate purposes, including its share repurchase program. This debt will be an obligation of Nielsen Media Research after the Distribution. After the Distribution, Nielsen Media Research will be more leveraged than Cognizant was prior to such transaction and will have indebtedness that is significant in relation to its stockholders' equity.



    While management believes Nielsen Media Research's cash flow will be sufficient to service its debt and to reinvest in its business, a substantial portion of Nielsen Media Research's cash flow (an after tax amount equal to approximately 22% of its 1997 cash flow before financing activities) will be dedicated to payments of interest on debt, thereby reducing funds available for other purposes such as investment in new technologies necessary to perform in the emerging television environment. Covenants in the credit facility or other financing agreements relating to such debt may restrict Nielsen Media Research's ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in other corporate activities. In addition, Nielsen Media Research's ability to obtain additional financing on favorable terms may be impaired in the future by reason of such indebtedness.


    CAPITAL EXPENDITURES; ACCESS TO CAPITAL AS AN INDEPENDENT COMPANY

    Nielsen Media Research maintains an active investment program to enhance existing services and develop new services in response to technological and marketplace changes. Nielsen Media Research will need to make significant capital expenditures over the next several years, particularly in light of the rapid technological changes affecting its business. Prior to the Distribution, Nielsen Media Research has relied on Cognizant for various financial and administrative services. After the Distribution, Nielsen Media Research will be an independent entity responsible for financing its own operations. To the extent that Nielsen Media Research needs additional funding to finance its operations and capital expenditures, no assurance can be given that Nielsen Media Research will be able to access the capital markets or otherwise obtain necessary financing in the future, or that any such financing can be obtained in a timely manner or on commercially favorable terms.

    EFFECT OF DISTRIBUTION ON TRADING MARKET OF NIELSEN MEDIA RESEARCH COMMON
     STOCK


    Nielsen Media Research Common Stock (I.E. the "old" Cognizant Common Stock) will continue to trade on the NYSE after the Distribution, but the symbol under which it trades will change from "CZT" to "NMR". However, because of the significant changes that will take place to Cognizant as a result of the Distribution, the trading market for Nielsen Media Research Common Stock after the Distribution may be significantly different from that for Cognizant Common Stock prior to the Distribution. The market may view Nielsen Media Research as a "new" company after the Distribution, and due to its smaller size, it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which the Nielsen Media Research Common Stock will trade before, on or after the Distribution Date, and until an orderly market develops in the Nielsen Media Research Common Stock, the price at which it trades may fluctuate significantly. Prices for Nielsen Media Research Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for Nielsen Media Research Common Stock, (ii) developments affecting the businesses of Nielsen Media Research including the impact of the factors referred to above, (iii) investor perception of Nielsen Media Research and (iv) general economic and market conditions.

                                THE DISTRIBUTION

INTRODUCTION


    On January 15, 1998, the Board of Directors of Cognizant approved in principle a plan to distribute IMS HEALTH Common Stock to all holders of outstanding Cognizant Common Stock. The Distribution is subject to, and requires the approval of, the Cognizant Board of Directors of the plan of the Distribution as well as of the material terms of any distribution, tax sharing, employee benefits and other similar agreements pursuant to which assets and liabilities are allocated as part of the Distribution. In June 1998, the Cognizant Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of IMS HEALTH Common Stock for each share of Cognizant Common Stock held by such holder as of the close of business on the Record Date.



    Cognizant has received a tax ruling from the Internal Revenue Service to the effect that, among other things, the receipt by Cognizant stockholders of the IMS HEALTH Common Stock in the Distribution will be tax-free to such stockholders and Cognizant for Federal income tax purposes. On or before the Distribution Date, Cognizant will deliver all of the outstanding shares of IMS HEALTH Common Stock to the Distribution Agent for transfer and distribution to the holders of record of Cognizant Common Stock as of the close of business on the Record Date. The Distribution is expected to be made on or about June 30, 1998.


    Questions relating to the Distribution prior to the Distribution Date or relating to transfers of IMS HEALTH Common Stock after the Distribution Date should be directed to: First Chicago Trust Company of New York, Mail Suite 4694, P.O. Box 2536, Jersey City, NJ 06303-2536, 1-800-519-3111.

REASONS FOR THE DISTRIBUTION

    The Board of Directors of Cognizant believes that the Distribution is in the best interests of Cognizant and Cognizant's stockholders and that the separation of IMS HEALTH will provide each of IMS HEALTH and Nielsen Media Research with greater managerial, operational and financial flexibility to respond to changing market conditions in their different business environments. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based upon numerous assumptions with respect to the trading characteristics of the IMS HEALTH Common Stock and the Nielsen Media Research Common Stock, the ability of IMS HEALTH management to successfully take advantage of growth and acquisition opportunities and the ability of Nielsen Media Research to successfully operate as a stand-alone company. Many of such factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

    MANAGEMENT CONSIDERATIONS. At present, the Nielsen Media Research Business and the IMS HEALTH Business are conducted as separate operating groups under the direction of Cognizant. The Distribution should be beneficial to each of Cognizant's operating groups, because it will enable the management of each group to design and advance corporate policies and strategies that are based primarily on the business characteristics of the group and to concentrate its financial resources wholly on its own operations.

    The Distribution will also permit each of IMS HEALTH and Nielsen Media Research to design incentive compensation programs that relate more directly to its own business characteristics and performance and will provide each company with a "pure play" publicly traded equity security for use in its compensation programs.

    FACILITATE GROWTH OF IMS HEALTH. IMS HEALTH intends to pursue acquisition and growth opportunities in its business areas. Such acquisitions and growth may be pursuant to transactions in which

IMS HEALTH Common Stock is offered in exchange for the stock of the target, or may be pursuant to cash acquisitions financed through the sale of capital stock of IMS HEALTH. In either event, management of Cognizant believes that the Distribution will facilitate such acquisition and growth strategy because it believes that the IMS HEALTH Common Stock will generally trade at higher price-earnings multiples than those at which Cognizant Common Stock has historically traded. Such higher multiples would make such stock a more attractive acquisition currency for IMS HEALTH to deliver, and, to the extent such stock is perceived to be a high-growth stock, a generally more attractive investment opportunity for the typical seller of a business in IMS HEALTH's industries.

    INVESTOR UNDERSTANDING. Investors should be able to evaluate better the financial performance of each of IMS HEALTH and Nielsen Media Research and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market valuation. In addition, each of the businesses will be better able to focus its public relations efforts on cultivating the public image it desires. In connection with the Distribution, the healthcare businesses will be able to adopt the name "IMS HEALTH", which will provide them with a clearly defined public identity.

FORM OF TRANSACTION; BASIS OF PRESENTATION

    The Distribution is the method by which Cognizant will be separated into two publicly traded companies, IMS HEALTH and Nielsen Media Research. In the Distribution, Cognizant will distribute to its stockholders shares of IMS HEALTH Common Stock, which will represent a continuing interest in Cognizant's healthcare information and related businesses to be conducted by IMS HEALTH. After the Distribution, Cognizant's only business will be the Nielsen Media Research television audience measurement services business, and the shares of Cognizant Common Stock held by Cognizant stockholders will represent a continuing ownership interest in that business. At the time of the Distribution, Cognizant will change its name to Nielsen Media Research, Inc. From and after the Distribution Date, Cognizant Common Stock will therefore become "Nielsen Media Research Common Stock".

    Stockholders should note that notwithstanding the legal form of the Distribution described above, because of the relative significance of the IMS HEALTH Business to Cognizant, IMS HEALTH will be treated as the "accounting successor" to Cognizant for financial reporting purposes. Therefore, the historical financial information for IMS HEALTH included herein is that of Cognizant and does not currently reflect the separation of the IMS HEALTH Business from the Nielsen Media Research Business which will occur through the Distribution. Upon approval of the plan of Distribution, the historical financial statements of IMS HEALTH as accounting successor to Cognizant will be restated to present Nielsen Media Research as a "discontinued operation" for accounting purposes.

MANNER OF EFFECTING THE DISTRIBUTION

    The Distribution will be made on the Distribution Date to stockholders of record of Cognizant at the close of business on the Record Date. Based on the
        shares of Cognizant Common Stock outstanding as of            , 1998,
the Distribution would consist of         shares of IMS HEALTH Common Stock.
Prior to the Distribution Date, Cognizant will deliver all outstanding shares of IMS HEALTH Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of IMS HEALTH Common Stock to Cognizant stockholders of record as of the close of business on the Record Date. Cognizant stockholders will not be required to pay for shares of IMS HEALTH Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of Cognizant Common Stock in order to receive shares of IMS HEALTH Common Stock. No vote of Cognizant stockholders is required or sought in connection with the Distribution.

    IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF IMS HEALTH COMMON STOCK IN THE DISTRIBUTION, COGNIZANT STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE.


    The Board of Directors of IMS HEALTH will adopt a stockholder rights plan prior to the Distribution. Certificates evidencing shares of IMS HEALTH Common Stock issued in the Distribution will therefore represent the same number of IMS HEALTH Rights issued under the IMS HEALTH Rights Plan. See "Description of IMS HEALTH Capital Stock--IMS HEALTH Rights Plan". Unless the context otherwise requires, references herein to the IMS HEALTH Common Stock include the related IMS HEALTH Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION


    Cognizant has received a ruling letter from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Under Section 355 of the Internal Revenue Code, in general:


        1. Holders of Cognizant Common Stock will not recognize any income, gain or loss as a result of the Distribution.

        2. Holders of Cognizant Common Stock will apportion the tax basis of their Cognizant Common Stock between such Cognizant Common Stock and IMS HEALTH Common Stock received by such holder in the Distribution in proportion to the relative fair market values of such stock on the Distribution Date. Cognizant will provide appropriate information to each holder of record of Cognizant Common Stock as of the close of business on the Record Date concerning the basis allocation.

        3. The holding period for the IMS HEALTH Common Stock received in the Distribution by holders of Cognizant Common Stock will include the period during which such holder held the Cognizant Common Stock with respect to which the Distribution was made, provided that such Cognizant Common Stock is held as a capital asset by such holder on the Distribution Date.

        4. The Distribution will not be treated as a taxable disposition of IMS HEALTH by Cognizant.

    Current Treasury regulations require each holder of Cognizant Common Stock who receives IMS HEALTH Common Stock pursuant to the Distribution to attach to his or her Federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. Cognizant will convey the appropriate information to each holder of record of Cognizant Common Stock as of the close of business on the Record Date.


    The Internal Revenue Service ruling is based on certain factual representations made by Cognizant. If such factual representations were incorrect in a material respect, such ruling could become invalid. Cognizant is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. In the Distribution Agreement, each of Cognizant and IMS HEALTH will agree to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution". If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which, as noted below, would be very substantial) would be payable by the consolidated group, of which Cognizant is the common parent, based upon the difference between (x) the fair market value of the IMS HEALTH Common Stock and (y) the adjusted basis of such IMS HEALTH Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the

Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of IMS HEALTH and Nielsen Media Research. Cognizant estimates that the aggregate shared tax liability in this regard of IMS HEALTH and Nielsen Media Research would be in the range of approximately $2.5 to $3.0 billion.

    Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each Cognizant stockholder receiving shares of IMS HEALTH Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of IMS HEALTH Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Cognizant's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Cognizant Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) a capital gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder's basis.

    The foregoing summary of the anticipated Federal income tax consequences of the Distribution is for general information only. COGNIZANT STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF IMS HEALTH COMMON STOCK AND NIELSEN MEDIA RESEARCH COMMON
  STOCK

    Prior to the date hereof, there has not been any established trading market for IMS HEALTH Common Stock. Application will be made to list the shares of IMS HEALTH Common Stock on the NYSE under the symbol "RX", and trading is expected to commence on a "when-issued" basis at least two days prior to the Record Date. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of the IMS HEALTH Common Stock will end and "regular-way" trading will begin.

    There can be no assurance as to the prices at which the IMS HEALTH Common Stock will trade before, on or after the Distribution Date. Until the IMS HEALTH Common Stock is fully distributed and an orderly market develops in the IMS HEALTH Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the IMS HEALTH Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for IMS HEALTH Common Stock, (ii) developments affecting the businesses of IMS HEALTH generally including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of IMS HEALTH and (iv) general economic and market conditions.

    Shares of IMS HEALTH Common Stock distributed to Cognizant stockholders will be freely transferable, except for shares of IMS HEALTH Common Stock received by persons who may be deemed to be "affiliates" of IMS HEALTH under the Securities Act. Persons who may be deemed to be affiliates of IMS HEALTH after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, IMS HEALTH, and may include certain officers and directors of IMS HEALTH, as well as principal stockholders of IMS HEALTH. Persons who are affiliates of IMS HEALTH will be permitted to sell their shares of IMS HEALTH Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption for the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.


    Nielsen Media Research Common Stock (I.E., the "old" Cognizant Common Stock) will continue to trade on the NYSE after the Distribution, but the symbol under which it trades will change from "CZT" to "NMR". However, because of the significant changes that will take place to Cognizant as a result of the Distribution, the trading market for Nielsen Media Research Common Stock after the Distribution may be significantly different from that for Cognizant Common Stock prior to the Distribution. The market may view Nielsen Media Research as a "new" company after the Distribution, and due to its smaller size, it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which Nielsen Media Research Common Stock will trade before, on or after the Distribution Date, and until an orderly market develops in the Nielsen Media Research Common Stock, the price at which it trades may fluctuate significantly. Prices for Nielsen Media Research Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Nielsen Media Research Common Stock, (ii) developments affecting the businesses of Nielsen Media Research including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of Nielsen Media Research and (iv) general economic and market conditions.

NIELSEN MEDIA RESEARCH AND IMS HEALTH INDEBTEDNESS AND MINORITY-INTEREST
  FINANCING


    In connection with the Distribution, Cognizant will borrow $300 million, the proceeds of which will be used to repay existing intercompany indebtedness to certain entities included in IMS HEALTH. This debt will be an obligation of Nielsen Media Research after the Distribution. The borrowing is expected to bear interest at prevailing market interest rates and to have a term of 7 to 10 years. IMS HEALTH will retain $100 million in pre-existing minority-interest financing.

                        RELATIONSHIP BETWEEN IMS HEALTH
               AND NIELSEN MEDIA RESEARCH AFTER THE DISTRIBUTION


    IMS HEALTH is wholly owned by Cognizant and the results of operations of entities that are or will be its subsidiaries have been included in Cognizant's consolidated financial statements and results of operations. After the Distribution, Cognizant (to be renamed Nielsen Media Research, Inc.) will not have any ownership interest in IMS HEALTH, and IMS HEALTH will be an independent public company. In addition, after the Distribution, IMS HEALTH will not have any ownership interest in Nielsen Media Research (other than 800,000 shares of Nielsen Media Research Common Stock which IMS HEALTH will own as a result of Cognizant Common Stock currently held by a subsidiary of IMS HEALTH and which IMS HEALTH has agreed to sell promptly after the Distribution Date, and Nielsen Media Research will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between Cognizant (to be renamed Nielsen Media Research, Inc.) and IMS HEALTH will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.


    Prior to the Distribution, Cognizant (which will become Nielsen Media Research) and IMS HEALTH will enter into certain agreements as described below, which will govern the relationship between Nielsen Media Research and IMS HEALTH subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements are filed as exhibits to the Registration Statement of IMS HEALTH in respect of the registration of the IMS HEALTH Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Cognizant (which will become Nielsen Media Research) will file a Current Report on Form 8-K in connection with the Distribution, and the agreements will be filed as exhibits to the Form 8-K. Such agreements may be amended by Cognizant prior to the Distribution Date. In addition, there will be individuals on the Boards of Directors of IMS HEALTH and Nielsen Media Research who will also serve on the Board of Directors of the other company. See "IMS HEALTH Management and Executive Compensation--Board of Directors" and "Nielsen Media Research Management and Executive Compensation--Board of Directors".


    The following description summarizes the material terms of such agreements, but is qualified by reference to the texts of such agreements, which are incorporated herein by reference.


DISTRIBUTION AGREEMENT

    Cognizant and IMS HEALTH will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between Nielsen Media Research and IMS HEALTH subsequent to the Distribution.

    In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by IMS HEALTH and those which will remain with Nielsen Media Research. The Distribution Agreement also defines what constitutes the "IMS HEALTH Business" and what constitutes the "Nielsen Media Research Business".

    Pursuant to the Distribution Agreement, Cognizant is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the IMS HEALTH Business and other assets not specifically included in the Nielsen Media Research Business to IMS HEALTH and IMS HEALTH is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the Nielsen Media Research Business to Cognizant. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

    The Distribution Agreement provides for, among other things, assumptions of liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with (i) the businesses conducted by Nielsen Media Research and certain other liabilities formerly within Cognizant to Nielsen Media Research and (ii) all other liabilities, including liabilities of the IMS HEALTH Business, to IMS HEALTH. For a discussion of such businesses, see "IMS HEALTH Business" and "Nielsen Media Research Business". The Distribution Agreement provides for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former businesses, including those formerly conducted by or associated with Cognizant or IMS HEALTH, to IMS HEALTH. The Distribution Agreement also allocates between IMS HEALTH and Nielsen Media Research contingent liabilities related to certain prior business transactions.

    Pursuant to the terms of the 1996 Distribution Agreement, as a condition to the Distribution, IMS HEALTH and Nielsen Media Research are required to undertake to be jointly and severally liable to D&B and ACNielsen for any liabilities arising thereunder. The Distribution Agreement allocates between IMS HEALTH and Nielsen Media Research the financial responsibility for such liabilities. Among other things, IMS HEALTH and Nielsen Media Research have agreed that, as between themselves, IMS HEALTH will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities referred to in the previous paragraph shall not exceed $125 million.


    In addition, the Distribution Agreement provides that on the Distribution Date, Cognizant will contribute to IMS HEALTH all cash in Cognizant's accounts other than (i) cash required by Cognizant (to be renamed Nielsen Media Research) to satisfy certain specified obligations and (ii) such additional cash as is necessary for the net borrowings of Cognizant (to be renamed Nielsen Media Research) (excluding the items referred to in clause (i)) to be $300 million as of the Distribution Date.


    The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to satisfy deductibles under certain insurance policies.

    In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

    The Distribution Agreement provides that Cognizant (which will become Nielsen Media Research) and IMS HEALTH will comply with and otherwise not take action inconsistent with each representation and statement made to the Internal Revenue Service in connection with Cognizant's request for a ruling letter as to certain tax aspects of the Distribution. Each of Cognizant and IMS HEALTH agrees to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, until the second anniversary of the Distribution Date. Neither Nielsen Media Research nor IMS HEALTH expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. Under the Distribution Agreement, Cognizant (which will become Nielsen Media Research) agrees that until two years after the Distribution Date it will not (i) merge or consolidate with another corporation, (ii) liquidate or partially liquidate, (iii) sell or transfer all or substantially all of its assets, (iv) redeem or repurchase its stock (except in certain limited circumstances), or (v) take any other action which would result in one or more persons acquiring a 50 percent or greater interest in Cognizant, unless, prior to taking such action, it obtains a written opinion of a law firm or a supplemental ruling from the Internal Revenue Service that such action will not affect the tax-free treatment of the Distribution. As a result of the representations in the request for a ruling letter and the covenants in the Distribution Agreement, the acquisition of control of each of Nielsen Media Research and IMS HEALTH prior to the second anniversary of the Distribution Date may be more difficult or less likely to occur because of the potential substantial liability associated with a breach of such representations or covenants. The Distribution Agreement provides that if a party fails to comply with the obligations described above or takes or fails to take any action and such failure, act or omission contributes to a determination that the Distribution is not tax-free to Cognizant, IMS HEALTH or their stockholders, such party must indemnify the other party and its stockholders from any taxes arising therefrom.

    Under the Distribution Agreement, each of Cognizant and IMS HEALTH agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide or cause to be provided certain services on such terms as are set forth in a Transition Services Agreement between such parties.


    The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs or expenses incurred and for which invoices have been submitted on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by Cognizant. Except as set forth in the Distribution Agreement or any related agreement, all costs and expenses incurred or for which invoices are submitted after the Distribution Date in connection with the Distribution will be charged to and paid by IMS HEALTH. IMS HEALTH will agree to be liable for any claims arising from or based upon (i) the Acquisitions and any filings with the SEC related thereto and (ii) "controlling person" liability relating to the Registration Statement on Form 10 filed with the SEC by IMS HEALTH. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.


TAX ALLOCATION AGREEMENT


    Cognizant and IMS HEALTH will enter into a Tax Allocation Agreement under which IMS HEALTH will pay any taxes, or receive any refunds or credits of taxes, shown as due on a U.S. federal, state or local income or franchise tax return for a taxable period beginning prior to the Distribution Date (including the current taxable period to the extent such taxes, refunds or credits are attributable to the portion of such taxable period up to and including the Distribution Date). Any subsequent adjustment of such taxes shall be allocated to IMS HEALTH if such adjustment relates to the IMS HEALTH Business and to Nielsen Media Research if such adjustment relates to the Nielsen Media Research Business, except that any adjustment of such taxes attributable to tax items or positions initially determined by Cognizant's corporate office shall be allocated to IMS HEALTH.



    All taxes other than U.S. federal, state and local income and franchise taxes will be the responsibility of IMS HEALTH if they are attributable to the IMS HEALTH Business and of Nielsen Media Research if they are attributable to the Nielsen Media Research Business.



    For taxable periods beginning on or after the Distribution Date (and the portion of the current taxable period beginning after the Distribution Date), IMS HEALTH and Nielsen Media Research will be responsible for their own taxes.


EMPLOYEE BENEFITS AGREEMENT

    Cognizant and IMS HEALTH will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement"), which allocates responsibility for certain employee benefits matters on and after the Distribution Date.

    The Employee Benefits Agreement provides that IMS HEALTH will adopt a new defined benefit pension plan for employees of the IMS HEALTH Business ("IMS HEALTH Employees") and former employees of the IMS HEALTH Business who terminated employment on or prior to the Distribution Date ("IMS HEALTH Retirees") and that Nielsen Media Research will continue to sponsor Cognizant's current plan for the benefit of employees of the Nielsen Media Research Business ("Nielsen Media Research Employees") and former employees of the Nielsen Media Research Business who terminated employment on or prior to the Distribution Date ("Nielsen Media Research Retirees"). Assets and liabilities of the current Cognizant pension plan that are attributable to IMS HEALTH Employees and IMS HEALTH Retirees will be transferred to the new IMS HEALTH plan.

    In addition, IMS HEALTH will adopt a new savings plan for IMS HEALTH Employees and IMS HEALTH Retirees, and Nielsen Media Research will continue to sponsor its savings plan for the benefit of Nielsen Media Research Employees and Nielsen Media Research Retirees. The account balances of IMS HEALTH Employees and IMS HEALTH Retirees will be transferred to the new IMS HEALTH plan.

    IMS HEALTH will adopt new nonqualified supplemental pension plans for the benefit of IMS HEALTH Employees and IMS HEALTH Retirees, and Nielsen Media Research will retain the liability for benefits under Cognizant's nonqualified supplemental pension plans with respect to Nielsen Media Research Employees and Nielsen Media Research Retirees.

    The Employee Benefits Agreement also provides that Nielsen Media Research will continue to sponsor its welfare plans for Nielsen Media Research Employees and Nielsen Media Research Retirees. As of the Distribution Date, IMS HEALTH will adopt welfare plans for the benefit of IMS HEALTH Employees and IMS HEALTH Retirees. Each of IMS HEALTH and Nielsen Media Research will provide retiree welfare benefits, where applicable, to its own employees and retirees.

    Nielsen Media Research and IMS HEALTH will each generally retain the severance liabilities of their respective employees who terminated employment prior to the Distribution Date.


    With respect to equity-based plans, the Employee Benefits Agreement provides generally that unexercised Cognizant stock options held by Nielsen Media Research Employees as of the Distribution Date will be adjusted to reflect the Distribution. The number of shares of Nielsen Media Research Common Stock covered by each adjusted stock option will be determined by (i) multiplying the number of shares of Cognizant Common Stock covered by the unexercised Cognizant stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of Cognizant Common Stock for the five consecutive trading days immediately preceding the first date on which Cognizant Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of Nielsen Media Research Common Stock for the five consecutive trading days starting on the first date on which Nielsen Media Research Common Stock is traded ex-dividend (the "Nielsen Media Research Ratio"), and (ii) rounding down the result to a whole number of shares. The Daily Average Trading Price of a given stock on a given day means the average of the high and low trading prices for such stock on such date. The exercise price per share of an adjusted Cognizant stock option will be determined by dividing the exercise price per share of an unexercised Cognizant stock option by the Nielsen Media Research Ratio. The adjustment of the Cognizant stock options will not result in a compensation charge to Cognizant or Nielsen Media Research.



    Unexercised Cognizant stock options held by IMS HEALTH Employees as of the Distribution Date will in general be canceled and replaced with options that are exercisable into shares of IMS HEALTH Common Stock. The number of shares of IMS HEALTH Common Stock covered by each replacement stock option will be determined by (i) multiplying the number of shares of Cognizant Common Stock covered by the canceled Cognizant stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of Cognizant Common Stock for the five consecutive trading days immediately preceding the first date on which Cognizant Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of IMS HEALTH Common Stock for the five consecutive trading days starting on the first date on which IMS HEALTH Common Stock is traded regular way (the "IMS HEALTH Ratio"), and (ii) rounding down the result to a whole number of shares. The exercise price per share of a replacement stock option will be determined by dividing the exercise price per share of the canceled Cognizant stock option by the IMS HEALTH Ratio. Except as otherwise provided in the applicable plans, all other terms of the replacement stock options will remain substantially identical to the terms of the canceled Cognizant stock options. The issuance of the replacement stock options will not result in a compensation charge to IMS HEALTH.

    All limited stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised Cognizant stock options. See "Cognizant Management and Executive Compensation-- Option Grants on Cognizant Common Stock to Cognizant Executives in Last Fiscal Year" and "IMS HEALTH Management and Executive Compensation--Option Grants on Cognizant Common Stock to Executives in Last Fiscal Year".

    With respect to restricted stock, IMS HEALTH restricted stock received by Nielsen Media Research Employees in the Distribution shall be forfeited and each such individual shall receive a number of additional shares of Nielsen Media Research restricted stock, determined by multiplying the number of shares of forfeited IMS HEALTH restricted stock by the Nielsen Media Research Ratio and the reciprocal of the IMS HEALTH Ratio, having the same terms as the Cognizant restricted stock from which they arose.

    Cognizant restricted stock held by IMS HEALTH Employees and IMS HEALTH restricted stock received by IMS HEALTH Employees in the Distribution shall be forfeited and such individuals shall receive replacement IMS HEALTH restricted stock equal to (i) the number of shares of forfeited IMS HEALTH restricted stock plus (ii) the number of shares of forfeited Cognizant restricted stock multiplied by the IMS HEALTH Ratio and the reciprocal of the Nielsen Media Research Ratio, such replacement IMS HEALTH restricted stock to have the same terms as the Cognizant restricted stock from which they arose.

    From and after the Distribution Date, Nielsen Media Research shall continue to sponsor an Employee Stock Purchase Plan. IMS HEALTH shall adopt the IMS HEALTH Employee Stock Purchase Plan for the benefit of IMS HEALTH Employees.


    As of the Distribution Date, IMS HEALTH Employees will generally cease participation in Cognizant's employee benefit plans, and IMS HEALTH will generally recognize, among other things, their respective employees' past service with Cognizant under their respective employee benefit plans. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts Nielsen Media Research's or IMS HEALTH's ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.



AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT



    Cognizant, IMS HEALTH, D&B, The New Dun & Bradstreet Corporation ("New D&B"), AC Nielsen and Gartner Group, Inc. ("Gartner") will enter into an Amended and Restated Transition Services Agreement pursuant to which such parties have agreed to certain basic terms governing the provision by New D&B to the other parties of insurance and risk management services for a transitional period after the Distribution Date. The Amended and Restated Transition Services Agreement amends and restates in its entirety the Transition Services Agreement dated as of October 28, 1996 among Cognizant, D&B and ACNielsen entered into in connection with the D&B spin-off and includes Gartner as a party to such agreement.


OVERLAPPING DIRECTORS

    After the Distribution Date, there will be individuals on the Boards of Directors of IMS HEALTH and Nielsen Media Research who will also serve on the Board of Directors of the other company. Robert E. Weissman and M. Bernard Puckett will serve on the Boards of Directors of both companies. See "IMS

HEALTH Management and Executive Compensation--Board of Directors" and "Nielsen Media Research Management and Executive Compensation--Board of Directors".

                               DIVIDEND POLICIES

IMS HEALTH


    The payment and level of cash dividends by IMS HEALTH after the Distribution will be subject to the discretion of the Board of Directors of IMS HEALTH. Based on preliminary discussions with the IMS HEALTH Board of Directors, it is anticipated that IMS HEALTH will initially pay a dividend equal to Cognizant's current annualized dividend of $0.12 per share. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of IMS HEALTH on a stand-alone basis.


NIELSEN MEDIA RESEARCH

    The payment and level of cash dividends by Nielsen Media Research after the Distribution will be subject to the discretion of the Board of Directors of Nielsen Media Research. Nielsen Media Research currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Nielsen Media Research on a stand-alone basis as well as applicable legal and contractual restrictions. There can be no assurance that any dividends will be declared or paid.

         IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) CAPITALIZATION

    Notwithstanding the legal form of the Distribution, whereby Cognizant expects to spin off IMS HEALTH, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS HEALTH, the accounting successor to Cognizant.


    The following table sets forth the capitalization of IMS HEALTH at March 31, 1998 on a historical basis, and at March 31, 1998 on a pro forma basis as adjusted to give effect to the Distribution and the transactions contemplated thereby. Accordingly, the table does not reflect the proposed acquisition of Walsh and PMSI. The historical financial information set forth below relates to Cognizant. See "The Distribution--Form of Transaction; Basis of Presentation". The following data is qualified in its entirety by the consolidated financial statements of Cognizant and other information contained elsewhere in this Information Statement. See "Risk Factors".


                                                                                                 IMS HEALTH
                                                                                             (AT MARCH 31, 1998)
                                                                                                 (UNAUDITED)
                                                                                          -------------------------
                                                                                          HISTORICAL    PRO FORMA
                                                                                          -----------  ------------

                                                                                          ($ AMOUNTS IN THOUSANDS)
Cash and Cash Equivalents...............................................................  $   340,247       640,247(1)
                                                                                          -----------  ------------
Long-Term Debt..........................................................................        2,352         2,352
Minority Interests......................................................................      102,891       102,891
Shareholders' Equity:...................................................................
  Preferred Stock, par value $.01 per share,
    authorized -- 10,000,000 shares:
    outstanding -- none.................................................................      --            --
  Series Common Stock, par value $.01 per share, authorized -- 10,000,000 shares:
    outstanding -- none.................................................................      --            --
  Common Stock, par value $.01 per share, authorized -- 400,000,000 shares:
    issued -- 171,120,069 shares (Historical) and 162,848,673 (Pro forma)...............        1,711         1,628(3)
Capital Surplus.........................................................................      808,015       507,848(3)
Retained Earnings.......................................................................      413,643       583,110(1)(2)
Cumulative Translation Adjustment.......................................................      (75,868)      (76,511)(2)
Unrealized Gains on Investments.........................................................       25,011        25,011
Treasury Stock -- 8,271,396 shares (Historical) and 0 shares (Pro forma)................     (300,250)      --     (3)
                                                                                          -----------  ------------
    Total Equity........................................................................      872,262     1,041,086
                                                                                          -----------  ------------
    Total Capitalization................................................................  $   977,966  $  1,146,329
                                                                                          -----------  ------------
                                                                                          -----------  ------------


SUMMARY OF SIGNIFICANT PRO FORMA CAPITALIZATION ASSUMPTIONS


    The capitalization table presented above gives effect to the Distribution Agreement and the transactions contemplated thereby. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Distribution Agreement." The Distribution Agreement is to be entered into by Cognizant and IMS HEALTH prior to the Distribution and is subject to approval by Cognizant's Board of Directors. The assumptions upon which this capitalization table is based therefore remain to be finalized and do not necessarily reflect all the factors that may affect the capitalization of IMS HEALTH at the time of the Distribution.


(1) In connection with the Distribution, Cognizant will borrow $300 million, which will be used to repay existing intercompany liabilities. This debt will be the obligation of Nielsen Media Research after the Distribution. The adjustment is reflected as an increase in cash and cash equivalents resulting from the proceeds of the debt.


(2) This adjustment reflects the dividend of the net assets of the Nielsen Media Research Business in connection with the Distribution.



(3) The adjustment reflects the recapitalization of IMS HEALTH including the elimination of treasury stock which will be treasury shares of Nielsen Media Research after the Distribution.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
                            SELECTED FINANCIAL DATA


    Notwithstanding the legal form of the Distribution, whereby Cognizant expects to spin off IMS HEALTH, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS HEALTH, the accounting successor to Cognizant. The financial data as of and for all years ended December 31, are from the audited financial statements of Cognizant, which statements for 1997, 1996 and 1995 are contained elsewhere in this Information Statement. The financial data as of and for the three months ended March 31, 1998 and 1997 are unaudited. The historical financial information set forth below relates to Cognizant. See "The Distribution--Form of Transaction; Basis of Presentation". The following financial data should also be read in conjunction with the information set forth under "IMS HEALTH (Accounting Successor to Cognizant) Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cognizant's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.



                               THREE MONTHS ENDED AND
                                       AS OF
                                     MARCH 31,                      YEAR ENDED AND AS OF DECEMBER 31,
                              ------------------------  ---------------------------------------------------------
                                 1998         1997       1997(1)    1996(2)    1995(3)     1994(4)      1993(5)
                              -----------  -----------  ---------  ---------  ---------  -----------  -----------
                              (UNAUDITED)  (UNAUDITED)
                                                ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue(6)........   $ 337,032    $ 315,576   $1,418,153 $1,730,596 $1,542,340  $1,257,415   $1,039,259
Income before Cumulative
  Effect of Accounting
  Changes...................   $  60,087    $  52,905   $ 312,350  $ 195,451  $  88,881   $ 146,405    $ 108,857
Earnings Per Share of Common
  Stock on Income before
  Cumulative Effect of
  Accounting
  Changes--Basic............   $    0.37    $    0.31   $    1.89  $    1.15  $    0.52   $    0.86    $  --
Earnings Per Share of Common
  Stock on Income before
  Cumulative Effect of
  Accounting Changes--
  Diluted...................   $    0.36    $    0.31   $    1.86  $    1.15  $    0.52   $    0.85    $  --
BALANCE SHEET DATA:
Total Assets................   $1,630,331   $1,405,430  $1,579,520 $1,874,982 $1,442,090  $1,331,038   $1,158,764
Long-Term Debt..............   $   2,813    $   3,463   $   2,912  $   3,736  $  10,485   $  15,484    $   5,374


------------------------
(1) Income before Cumulative Effect of Accounting Changes in 1997 includes an unrealized gain on its investment in Gartner of $10,664 and gains from dispositions-net of $6,818.

(2) Income before Cumulative Effect of Accounting Changes in 1996 includes a one-time acquisition-related charge of $32,778 related to Gartner's acquisition of J3 Learning Corporation and gains from dispositions-net of $112.

(3) Income before Cumulative Effect of Accounting Changes in 1995 includes a non-recurring charge of $49,268, an incremental provision of postemployment benefits of $17,778, restructuring expense of $7,002 and gains from dispositions-net of $8,269.

(4) Income before Cumulative Effect of Accounting Changes in 1994 includes restructuring expense of $7,957 and a gain from disposition of $12,806.

(5) Income before Cumulative Effect of Accounting Changes in 1993 includes restructuring expense of $46,408 and a gain from disposition of $13,676.

(6) Operating Revenue for the three months ended March 31, 1998 and 1997 and the year ended December 31, 1997 reflects Gartner on the equity method of accounting; accordingly no Gartner revenue is reflected. Operating Revenue for the years ended December 31, 1996, 1995, 1994 and 1993 reflects Gartner on a consolidated basis.

IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) UNAUDITED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS


    Notwithstanding the legal form of the Distribution, whereby Cognizant expects to spin off IMS HEALTH, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS HEALTH, the accounting successor to Cognizant. The historical Consolidated Statement of Income for IMS HEALTH is from the historical (pre-Distribution) Consolidated Statement of Income of Cognizant. The Unaudited Consolidated Pro Forma Statement of Income for IMS HEALTH for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 present the results of operations of IMS HEALTH and material pro forma adjustments necessary for this purpose.


    The Unaudited Consolidated Pro Forma Statement of Income and Statement of Financial Position of IMS HEALTH should be read in conjunction with the historical consolidated financial statements of Cognizant contained elsewhere in this Information Statement. The pro forma data are for informational purposes only and may not necessarily reflect future results of operations and or what the results of operations would have been had IMS HEALTH been operated as a separate entity.


    As described under "The Distribution--Form of Transaction; Basis of Presentation", for financial reporting purposes, IMS HEALTH will be treated as the "accounting successor" to Cognizant. Therefore, the historical financial information for IMS HEALTH included herein is that of Cognizant. The following tables set forth the IMS HEALTH historical Consolidated Statement of Income for the three months ended March 31, 1998, and years ended December 31, 1997, 1996 and 1995, giving effect, on a pro forma basis, to Nielsen Media Research as a discontinued operation as of the beginning of the periods presented, although not yet required to be reflected in the historical financial statements. The IMS HEALTH historical Unaudited Condensed Consolidated Pro Forma Statement of Financial Position as of March 31, 1998 gives effect to Nielsen Media Research as a discontinued operation. Upon approval of the plan of Distribution, the historical financial statements of IMS HEALTH as accounting successor to Cognizant will be restated to present Nielsen Media Research as a "discontinued operation" for accounting purposes.



    The Distribution requires approval by the Cognizant Board of Directors of the plan of the Distribution as well as material terms of any distribution, tax sharing, employee benefits, or other similar agreements pursuant to which assets and liabilities are allocated as part of the Distribution.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME(1)



                                                                   THREE MONTHS ENDED MARCH 31, 1998
                                                              -------------------------------------------
                                                               ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)       IMS HEALTH
                                                               HISTORICAL     PRO FORMA       PRO FORMA
                                                               IMS HEALTH   ADJUSTMENTS(2)   HISTORICAL
                                                              ------------  --------------  -------------
OPERATING REVENUE                                              $  337,032     $  (96,064)    $   240,968

Operating Costs and Selling and Administrative Expense            263,739        (63,193)        200,546
Depreciation and Amortization                                      28,816         (7,122)         21,694
                                                              ------------  --------------  -------------
OPERATING INCOME                                                   44,477        (25,749)         18,728
Gartner Equity Income                                              15,574             --          15,574
Other Non-Operating Income--Net                                    22,713         (3,183)         19,530
Non-Operating Income--Net(3)                                       38,287         (3,183)         35,104
                                                              ------------  --------------  -------------
Income from Continuing Operations Before Provision for
 Income Taxes                                                      82,764        (28,932)         53,832
Provision for Income Taxes                                         22,677         (7,927)         14,750
                                                              ------------  --------------  -------------
Income from Continuing Operations                                  60,087        (21,005)         39,082
Income From Discontinued Operations--Net of Income Taxes           --             21,005          21,005
                                                              ------------  --------------  -------------
NET INCOME                                                     $   60,087              0     $    60,087
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE CONTINUING OPERATIONS                 $     0.37     $    (0.13)    $      0.24
BASIC EARNINGS PER SHARE DISCONTINUED OPERATIONS                   --               0.13            0.13
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                       $     0.37     $     0.00     $      0.37
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE CONTINUING OPERATIONS               $     0.36     $    (0.13)    $      0.23
DILUTED EARNINGS PER SHARE DISCONTINUED OPERATIONS                 --               0.13            0.13
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                     $     0.36     $     0.00     $      0.36
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------



Average Number of Shares Outstanding--Basic.................  162,406,000                   162,406,000
                                                              ----------                    ----------
Average Number of Shares Outstanding--Diluted...............  167,282,000                   167,282,000
                                                              ----------                    ----------
                                                              ----------                    ----------



  See Summary of Adjustments to Unaudited Consolidated Pro Forma Statements of
                              Income, on page 38.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME(1)



                                                                     YEAR ENDED DECEMBER 31, 1997
                                                              -------------------------------------------
                                                               ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)       IMS HEALTH
                                                               HISTORICAL     PRO FORMA       PRO FORMA
                                                               IMS HEALTH   ADJUSTMENTS(2)   HISTORICAL
                                                              ------------  --------------  -------------
OPERATING REVENUE                                              $1,418,153    $   (358,594)   $ 1,059,559

Operating Costs and Selling and Administrative Expense            965,497        (222,199)       743,298
Depreciation and Amortization                                     117,314         (28,663)        88,651
                                                              ------------  --------------  -------------
OPERATING INCOME                                                  335,342        (107,732)       227,610
                                                              ------------  --------------  -------------
Gartner Equity Income                                              65,120              --         65,120
Other Non-Operating Income--Net                                    29,773             (29)        29,744
Non-Operating Income--Net(3)                                       94,893             (29)        94,864
                                                              ------------  --------------  -------------
Income from Continuing Operations Before Provision for
  Income Taxes                                                    430,235        (107,761)       322,474
Provision for Income Taxes                                        117,885         (29,527)        88,358
                                                              ------------  --------------  -------------
Income from Continuing Operations                                 312,350         (78,234)       234,116
Income From Discontinued Operations--Net of Income Taxes           --              78,234         78,234
                                                              ------------  --------------  -------------
NET INCOME                                                     $  312,350    $          0    $   312,350
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE CONTINUING OPERATIONS                 $     1.89    $      (0.47)   $      1.42
BASIC EARNINGS PER SHARE DISCONTINUED OPERATIONS                   --                0.47           0.47
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                       $     1.89    $       0.00    $      1.89
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE CONTINUING OPERATIONS               $     1.86    $      (0.47)   $      1.39
DILUTED EARNINGS PER SHARE DISCONTINUED OPERATIONS                 --                0.47           0.47
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                     $     1.86    $       0.00    $      1.86
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------



AVERAGE NUMBER OF SHARES OUTSTANDING--BASIC.................  165,163,000                   165,163,000
AVERAGE NUMBER OF SHARES OUTSTANDING--DILUTED...............  167,490,000                   167,490,000



  See Summary of Adjustments to Unaudited Consolidated Pro Forma Statements of
                              Income, on page 38.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME(1)



                                                                     YEAR ENDED DECEMBER 31, 1996
                                                              -------------------------------------------
                                                               ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)       IMS HEALTH
                                                               HISTORICAL     PRO FORMA       PRO FORMA
                                                               IMS HEALTH   ADJUSTMENTS(2)   HISTORICAL
                                                              ------------  --------------  -------------
OPERATING REVENUE                                              $1,730,596    $   (319,404)   $ 1,411,192

Operating Costs and Selling and Administrative Expense          1,253,567        (194,714)     1,058,853
Depreciation and Amortization                                     133,861         (25,229)       108,632
                                                              ------------  --------------  -------------
OPERATING INCOME                                                  343,168         (99,461)       243,707
Non-Operating Income--Net(3)                                        5,853         --               5,853
                                                              ------------  --------------  -------------
Income from Continuing Operations Before Provision for
  Income Taxes                                                    349,021         (99,461)       249,560
Provision for Income Taxes                                        153,570         (43,764)       109,806
                                                              ------------  --------------  -------------
Income from Continuing Operations                                 195,451         (55,697)       139,754
Income From Discontinued Operations--Net of Income Taxes           --              55,697         55,697
                                                              ------------  --------------  -------------
NET INCOME                                                     $  195,451    $          0    $   195,451
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE CONTINUING OPERATIONS                 $     1.15    $      (0.33)   $      0.82
BASIC EARNINGS PER SHARE DISCONTINUED OPERATIONS                   --                0.33           0.33
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                       $     1.15    $       0.00    $      1.15
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE CONTINUING OPERATIONS               $     1.15    $      (0.33)   $      0.82
DILUTED EARNINGS PER SHARE DISCONTINUED OPERATIONS                 --                0.33           0.33
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                     $     1.15    $       0.00    $      1.15
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------



AVERAGE NUMBER OF SHARES OUTSTANDING--BASIC.................  169,944,000                   169,944,000
AVERAGE NUMBER OF SHARES OUTSTANDING--DILUTED...............  170,500,000                   170,500,000



  See Summary of Adjustments to Unaudited Consolidated Pro Forma Statements of
                              Income, on page 38.

                                   IMS HEALTH
                      (ACCOUNTING SUCCESSOR TO COGNIZANT)
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME(1)



                                                                     YEAR ENDED DECEMBER 31, 1995
                                                              -------------------------------------------
                                                               ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                 DATA)       IMS HEALTH
                                                               HISTORICAL     PRO FORMA       PRO FORMA
                                                               IMS HEALTH   ADJUSTMENTS(2)   HISTORICAL
                                                              ------------  --------------  -------------
OPERATING REVENUE                                              $1,542,340    $   (288,652)   $ 1,253,688

Operating Costs and Selling and Administrative Expense          1,242,331        (177,241)     1,065,090
Depreciation and Amortization                                     132,532         (24,343)       108,189
Restructuring Expense                                              12,800              --         12,800
                                                              ------------  --------------  -------------
OPERATING INCOME                                                  154,677         (87,068)        67,609
Non-Operating Income--Net(3)                                        7,880              --          7,880
                                                              ------------  --------------  -------------
Income from Continuing Operations Before Provision for
  Income Taxes                                                    162,557         (87,068)        75,489
Provision for Income Taxes                                         73,676         (39,462)        34,214
                                                              ------------  --------------  -------------
Income from Continuing Operations                                  88,881         (47,606)        41,275
Income From Discontinued Operations--Net of Income Taxes           --              47,606         47,606
                                                              ------------  --------------  -------------
NET INCOME                                                     $   88,881    $          0    $    88,881
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE CONTINUING OPERATIONS                 $     0.52    $      (0.28)   $      0.24
BASIC EARNINGS PER SHARE DISCONTINUED OPERATIONS                   --                0.28           0.28
                                                              ------------  --------------  -------------
BASIC EARNINGS PER SHARE OF COMMON STOCK                       $     0.52    $       0.00    $      0.52
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE CONTINUING OPERATIONS               $     0.52    $      (0.28)   $      0.24
DILUTED EARNINGS PER SHARE DISCONTINUED OPERATIONS                 --                0.28           0.28
                                                              ------------  --------------  -------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK                     $     0.52    $       0.00    $      0.52
                                                              ------------  --------------  -------------
                                                              ------------  --------------  -------------



AVERAGE NUMBER OF SHARES OUTSTANDING--BASIC.................  169,522,000                   169,522,000
AVERAGE NUMBER OF SHARES OUTSTANDING--DILUTED...............  171,608,000                   171,608,000



  See Summary of Adjustments to Unaudited Consolidated Pro Forma Statements of
                              Income, on page 38.

                SUMMARY OF ADJUSTMENTS TO UNAUDITED CONSOLIDATED
                         PRO FORMA STATEMENTS OF INCOME


(1) As described in Note 22 to Cognizant's Consolidated Financial Statements included elsewhere in this Information Statement, on March 23, 1998 Cognizant entered into two separate definitive agreements to acquire Walsh and PMSI. As these acquisitions do not either individually or in the aggregate meet the "significant subsidiary test" for purposes of pro forma disclosures, they have not been reflected in the above tables.



(2) The pro forma adjustments reflect Nielsen Media Research revenue, operating expense, operating income, non-operating income and provision for income taxes for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 as a discontinued operation, although not yet required to be reflected in the historical financial statements. As such, these amounts do not reflect certain adjustments made in the preparation of the Nielsen Media Research audited separate financial statements included elsewhere in this Information Statement. Such adjustments include primarily a tax provision for Nielsen Media Research on a separate company basis and the allocation of corporate overhead expense.



(3) Non-Operating Income--Net does not include a pro forma adjustment to reflect the impact of interest income for all periods presented related to the proceeds from the repayment of existing intercompany liabilities to IMS HEALTH of $300 million. Interest income related to the proceeds from the repayment of existing intercompany liabilities to IMS HEALTH of $300 million, at an assumed annual interest rate of 5.25%, would be $15.75 million per year and $3.94 million per quarter. See Nielsen Media Research Unaudited Consolidated Pro Forma Statement of Income included elsewhere in this Information Statement for the related impact of interest expense on the $300 million of third-party debt.

       IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) UNAUDITED CONDENSED
             CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL POSITION


                                                                              AS OF MARCH 31, 1998
                                                                   -------------------------------------------
                                                                    ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                      DATA)       IMS HEALTH
                                                                    HISTORICAL     PRO FORMA       PRO FORMA
                                                                    IMS HEALTH   ADJUSTMENTS(2)  HISTORICAL(3)
                                                                   ------------  --------------  -------------
ASSETS
Current Assets
Cash and Cash Equivalents........................................   $  344,251    $     (4,004)   $   340,247
Accounts Receivable--Net.........................................      303,047         (52,966)       250,081
Other Current Assets.............................................       77,209          (5,115)        72,094
                                                                   ------------  --------------  -------------
    Total Current Assets.........................................      724,507         (62,085)       662,422
                                                                   ------------  --------------  -------------
Investment in Gartner Group......................................      212,863         --             212,863
Notes Receivable and Other Investments...........................      100,707            (751)        99,956
Property, Plant and Equipment--Net...............................      233,578         (58,023)       175,555

Other Assets--Net
  Computer Software..............................................      147,911         (45,724)       102,187
  Goodwill.......................................................       91,464         --              91,464
  Other Assets...................................................      119,301         (38,712)        80,589
                                                                   ------------  --------------  -------------
Total Other Assets--Net..........................................      358,676         (84,436)       274,240
                                                                   ------------  --------------  -------------
Net Assets of Discontinued Operations............................            0         131,176        131,176
                                                                   ------------  --------------  -------------
Total Assets.....................................................   $1,630,331    $    (74,119)   $ 1,556,212
                                                                   ------------  --------------  -------------
                                                                   ------------  --------------  -------------

Liabilities and Shareholders' Equity
Accrued Liabilities..............................................   $  203,264    $    (18,563)   $   184,701
Other Current Liabilities........................................      222,138         (24,755)       197,383
Current Liabilities..............................................      425,402         (43,318)       382,084
Minority Interests...............................................      102,891         --             102,891
Other Liabilities................................................      229,776         (30,801)       198,975
                                                                   ------------  --------------  -------------
Total Liabilities................................................      758,069         (74,119)       683,950
                                                                   ------------  --------------  -------------
Commitments and Contingencies
Shareholders' Equity:
Preferred Stock, Par Value $.01 Per Share, Authorized--
  10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share,
  Authorized--10,000,000 Shares; Outstanding--None
Common Stock, Par Value $.01, Authorized--400,000,000 Shares;
  Issued--171,120,069 Shares.....................................        1,711         --               1,711
Capital in Excess of Par.........................................      808,015         --             808,015
Retained Earnings................................................      413,643         --             413,643
Treasury Stock, at Cost, 8,271,396...............................     (300,250)        --            (300,250)
Cumulative Translation Adjustment................................      (75,868)        --             (75,868)
Unrealized Gains on Investments..................................       25,011         --              25,011
                                                                   ------------  --------------  -------------
Total Shareholders' Equity.......................................      872,262         --             872,262
                                                                   ------------  --------------  -------------
Total Liabilities and Shareholders' Equity.......................   $1,630,331    $    (74,119)   $ 1,556,212
                                                                   ------------  --------------  -------------
                                                                   ------------  --------------  -------------



    See Summary of Adjustments to Unaudited Consolidated Pro Forma Statement
                       of Financial Position, on page 40.

                SUMMARY OF ADJUSTMENTS TO UNAUDITED CONSOLIDATED
                   PRO FORMA STATEMENT OF FINANCIAL POSITION



(1) As described in Note 22 to Cognizant's Consolidated Financial Statements included elsewhere in this Information Statement, on March 23, 1998 Cognizant entered into merger agreements to acquire each of Walsh and PMSI. As these acquisitions do not, either individually or in the aggregate, meet the "significant subsidiary test" for purposes of pro forma disclosures, they are not reflected in the above tables.



(2) The pro forma adjustments reflect Nielsen Media Research assets and liabilities for the period ended March 31, 1998 as a discontinued operation, although not yet required to be presented in the historical financial statements. As such, these amounts do not reflect certain adjustments made in the preparation of the Nielsen Media Research audited financial statements included elsewhere in this Information Statement. Such adjustments include accrued tax and deferred tax accounts for Nielsen Media Research on a separate company basis.



(3) In connection with the Distribution, adjustments will be made that are not included in IMS HEALTH's pro forma historical balances for the period ended March 31, 1998. These pro forma adjustments are reflected in the IMS HEALTH Capitalization Table on page 31.

          IMS HEALTH (ACCOUNTING SUCCESSOR TO COGNIZANT) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AS DESCRIBED UNDER "THE DISTRIBUTION--FORM OF TRANSACTION; BASIS OF PRESENTATION", FOR FINANCIAL REPORTING PURPOSES, IMS HEALTH WILL BE TREATED AS THE "ACCOUNTING SUCCESSOR" TO COGNIZANT. THEREFORE, THE HISTORICAL FINANCIAL INFORMATION FOR IMS HEALTH INCLUDED HEREIN, AND MANAGEMENT'S DISCUSSION AND ANALYSIS THEREOF SET FORTH BELOW, ARE THOSE OF COGNIZANT. THE FOLLOWING HAS BEEN TAKEN FROM COGNIZANT'S 1997 ANNUAL REPORT TO SHAREHOLDERS AND THEREFORE INCLUDES THE NIELSEN MEDIA RESEARCH BUSINESS FROM WHICH THE IMS HEALTH BUSINESS IS BEING SEPARATED IN THE DISTRIBUTION. FOR A DISCUSSION OF THE HISTORICAL FINANCIAL RESULTS OF NIELSEN MEDIA RESEARCH AS THOUGH IT WERE A STAND-ALONE ENTITY, SEE "NIELSEN MEDIA RESEARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT.


    On January 15, 1998, Cognizant announced a plan to separate into two independent, publicly traded companies--IMS HEALTH and Nielsen Media Research. The transaction is subject to final approval by Cognizant's Board of Directors. IMS HEALTH consists of I.M.S. International, Inc. ("IMS"), Erisco, Inc. ("Erisco"), Cognizant Enterprises, Inc. ("Enterprises"), Cognizant Technology Solutions Corporation ("CTS"), SSJ K.K. ("Super Systems Japan"), and an equity investment in Gartner Group, Inc. ("Gartner").



  THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1997



    Revenue for the first quarter of 1998 increased by 6.8% to $337,032 from $315,576 for the first quarter of the prior year. Revenue growth for the quarter was held down by the absence of Pilot Software, Inc. ("Pilot") revenues since its divestiture and the impact of a stronger U.S. dollar. Adjusting for these items revenue for the first quarter of 1998 increased by 13.7%. This increase reflected double-digit constant dollar revenue growth at IMS and Nielsen Media Research. The impact of a stronger U.S. dollar decreased reported revenue by approximately 4% in the first quarter, including the impact of gains related to IMS HEALTH's hedging strategy.



    Operating income for the first quarter of 1998 decreased by 7.1% to $44,477 from $47,887 for the first quarter of the prior year. Operating income in the first quarter includes Year 2000 costs of $13,157, and one-time spin-related charges of $4,900. Adjusting for these items and the impact of a stronger U.S. dollar, operating income for the first quarter of 1998 increased by 36.5%. Operating income growth outpaced revenue growth primarily due to the absence of Pilot operating losses since its divestiture. The impact of a stronger U.S. dollar decreased reported operating income by approximately 5% in the first quarter, including the impact of gains related to IMS HEALTH's hedging strategy.



    Non-operating income-net for the first quarter of 1998 was $38,287 compared with $23,373 for the first quarter of the prior year. This increase is primarily related to realizing higher gains in 1998 related to Enterprises' investments ($13,600) as compared with 1997 ($5,436) and recording a pre-tax unrealized gain on Gartner stock of $7,987 corresponding to the net increase in the value of the Company's investment in Gartner ("SAB 51 Gain"), partially offset by recording, within Gartner equity income, IMS HEALTH's share of an in-process R&D write-off at Gartner of $2,998.



    IMS HEALTH's effective tax rate was 27.4% for the first quarter of 1998, compared with an effective tax rate of 25.8% in the comparable period of the prior year.



    IMS HEALTH's net income for the first quarter of 1998 increased 13.6% to $60,087 from $52,905 in the first quarter of the prior year. Excluding the after-tax impact of Year 2000 costs, the one-time spin-related charges, the SAB 51 Gain, IMS HEALTH's share of the in-process R&D write-off at Gartner, and gains associated with the sale of Cognizant Enterprises' investments, net income for the quarter increased 22.2%.

    Basic earnings per share for the first quarter of 1998 increased 19.4% to $.37 from $.31 for the first quarter of the prior year. Excluding the after-tax impact of the items in the preceding paragraph, basic earnings per share for the quarter increased 27.6%.



    IMS



    IMS is the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries. IMS revenue for the first quarter 1998 increased 6.5% to $223,401 from $209,822 in the first quarter of the prior year. Adjusting for the impact of a stronger U.S. dollar, revenue for the first quarter 1998 increased by 12.6%. IMS revenue growth benefited from strong performance of its sales management products, geographic expansion and excellent growth of its electronic territory management product. IMS operating income for the first quarter of 1998 decreased 17.1% to $30,926 from $37,316 in the first quarter of the prior year. Operating income in the first quarter of 1998 includes $9,972 of costs related to Year 2000. Excluding these costs and the impact of a stronger U.S. dollar, operating income for the first quarter of 1998 increased 17.2%.



    NIELSEN MEDIA RESEARCH



    Nielsen Media Research is the leading provider of television audience measurement services, both nationally and locally, in the United States and Canada. Nielsen Media Research revenue for the first quarter 1998 increased 11.4% to $96,064 from $86,271 in the first quarter of the prior year. Nielsen Media Research achieved continuing growth from new metered markets, additional cable networks and its local Hispanic and Monitor Plus measurement services. Nielsen Media Research operating income for the first quarter 1998 decreased 2.0% to $25,749 from $26,279 in the first quarter of the prior year. Operating income in the first quarter of 1998 includes $3,185 of costs related to Year 2000. Excluding these costs, operating income for the first quarter of 1998 increased 10.1%.



    EMERGING MARKETS



    Emerging Markets includes Erisco, the premier supplier of software-based administrative and analytical solutions to the managed care industry; CTS, a provider of software application development and maintenance services specializing in Year 2000 and Eurocurrency compliance services; Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, IMS HEALTH's venture capital unit, focused on investments in emerging healthcare businesses; and Pilot, which was sold on July 31, 1997.



    Emerging Markets revenue for the first quarter 1998 decreased 9.8% to $17,567 from $19,483 in the first quarter of the prior year. This decrease was primarily due to the absence of revenues from Pilot since its divestiture. Excluding the effect of Pilot and the impact of a stronger U.S. dollar, revenue for the first quarter 1998 increased 50.9%, primarily due to strong growth at CTS and Erisco. Emerging Markets operating income for the first quarter 1998 increased to $902 from an operating loss of $8,808 in the first quarter of the prior year. This increase was primarily due to the absence of losses from Pilot since its divestiture.


  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    In September 1997, Cognizant's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, in the third quarter, Cognizant deconsolidated Gartner (the "Gartner Deconsolidation") as of January 1, 1997 and is accounting for its ownership interest on the equity basis.


    Revenue in 1997 decreased 18.1% to $1,418,153 from $1,730,596 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Revenue in 1997 increased by 10.7%, excluding Gartner revenue from both years and the impact of a stronger U.S. dollar. The increase reflects double-digit revenue performance at IMS and Nielsen Media Research, partially offset by Pilot, which was sold in the third quarter of 1997. IMS revenue growth benefited from strong performance of its core business services, geographic expansion and excellent growth of its electronic territory management product. The growth at Nielsen Media Research was driven by the addition of new cable and broadcast customers, new products and services, and continued service expansion to existing customers. The impact of a stronger U.S. dollar in 1997 decreased reported revenue by approximately 2.0%.

    Operating costs and selling and administrative expenses in 1997 were $965,497 compared with $1,253,567 in 1996, a decrease of 23.0%. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner expenses from both years and discontinued business units in 1996, operating costs and selling and administrative expenses increased 7.1% to $965,497 in 1997 from $901,454 in 1996. This increase reflects Cognizant's increased spending on new revenue growth initiatives which contributed to revenue growth of 10.7% in 1997. The impact of a stronger U.S. dollar in 1997 decreased operating costs and selling and administrative expenses by approximately 2.0%.

    Operating income in 1997 decreased 2.3% to $335,342 from $343,168 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner operating income in both years and discontinued business units in 1996, operating income increased 17.1% to $335,342 in 1997 from $286,332 in 1996. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1997 decreased reported operating income by less than 1.0%. The sale of Pilot, which had been generating an operating loss, enabled Cognizant to redeploy resources to strategic technology investments, including the initiative to accelerate Year 2000 compliance. The impact on operating income of Year 2000 compliance was $12,500 in 1997.

    Operating margin in 1997 was 23.6%, compared with 19.8% in 1996. Excluding Gartner results from both years, and discontinued business units in 1996, operating margin was 23.6% in 1997 compared with 21.9% in 1996.


    Non-operating income-net in 1997 was $94,893, compared with $5,853 in 1996. The increase was due principally to recording $65,120 of Gartner equity income in 1997 as a result of the Gartner Deconsolidation. Cognizant also recognized a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 (included as a separate line in the income statement) corresponding to the net increase in the underlying value of its investment in Gartner. In addition, non-operating income-net for 1997 includes gains of $39,336 related to the disposition of Enterprises' investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc., and a $29,945 loss on the sale of Pilot (included in gains from dispositions-net).


    Cognizant's consolidated 1997 effective tax rate was 27.4%, compared with 44.0% in 1996. Cognizant's lower tax rate in 1997 is due to the benefits of global tax planning strategies.

    Net income in 1997 was $312,350, compared with $195,451 in 1996, an increase of 59.8%. This increase principally reflects gains from dispositions-net and SAB 51 gains in 1997 and a reduction in the tax rate from 44.0% in 1996 to 27.4% in 1997 due to global tax-planning actions. It also reflects a one-time after-tax acquisition-related charge of $32,778 for in-process research and development costs associated with Gartner's acquisition of J3 Learning Corportion (the "J3 charge") in 1996. Excluding these items, net income increased 17.9% to $294,850 in 1997 from $250,079 in 1996.

RESULTS BY BUSINESS SEGMENT

    IMS

    The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Sales Technologies, Inc. ("Sales Technologies"), a leading U.S. provider of automated sales support technologies to the pharmaceutical industry. IMS revenue increased 8.4% in 1997 to $980,521 from $904,444 in 1996. This growth reflected strong performance of core business services, new product introductions, geographic expansion and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar, revenue growth was

11.4%. Operating income grew 14.0% to $265,351 in 1997 from $232,827 in 1996 due to the factors described above. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. Excluding the impact of Year 2000 compliance and a stronger U.S. dollar in 1997, and discontinued business units in 1996, operating income grew 18.2%.

    NIELSEN MEDIA RESEARCH

    Nielsen Media Research is the leading provider of television audience measurement services, both nationally and locally, in the United States and Canada. Nielsen Media Research revenue increased 12.3% in 1997 to $358,594 from $319,404 in 1996. Revenue growth resulted from additional cable customers, entrance into three new metered markets, an increase in the level of special analyses and the continued growth of the Hispanic service. 1997 operating income for the Nielsen Media Research segment was $107,732, compared with $99,461 in 1996, an increase of 8.3%. Excluding the impact of Year 2000 compliance, operating income increased 11.0% to $110,413 in 1997, from $99,461 in 1996.

    GARTNER


    Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries. As discussed earlier, Cognizant's voting interest in Gartner fell below 50% in September 1997. Accordingly, Cognizant has deconsolidated Gartner and is accounting for its ownership interest on the equity basis as of January 1, 1997. In 1997, the income statement impact of Cognizant's ownership interest appears in non-operating income-net as Gartner equity income and as a pre-tax unrealized gain on Gartner stock (included as a separate line in the income statement). 1996 revenue and operating income for Gartner were $424,382 and $60,114, respectively. Operating income was adversely affected by the J3 charge. Excluding this item, operating income was $93,347.


    EMERGING MARKETS

    The Emerging Markets segment consists of Erisco, CTS, Enterprises, Pilot and Super Systems Japan. In the third quarter, Cognizant sold Pilot and recorded a non-cash pre-tax loss of $29,945. The segment had a 4.0% decrease in 1997 revenue to $79,038 from $82,366 in 1996, reflecting the sale of Pilot. Erisco, CTS and Super Systems Japan posted high revenue growth through the addition of new customers and new product introductions. The 1997 operating loss for the segment was $9,752, compared with $12,903 in 1996, reflecting the sale of Pilot.

    RESULTS BY GEOGRAPHIC AREA

    Revenue in the United States decreased by 20.1% to $759,070 in 1997 from $950,526 in 1996. This decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner revenue in both years, 1997 revenue in the United States increased by 12.0.%. The increase reflected Nielsen Media Research's addition of new customers and service expansions; and new product introductions and a strong performance of core business services by IMS, partially offset by Pilot. Non-U.S. revenue decreased 15.5% to $659,083 in 1997 from $780,070 in 1996. The decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner revenue in both years, 1997 revenue for non-U.S. increased by 4.9%, and rose 9.4%, excluding the impact of a stronger U.S. dollar. The non-U.S. revenue growth is due to new product introductions and geographic expansion by IMS.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    Revenue in 1996 increased 12.2% to $1,730,596 from $1,542,340 in 1995.
Revenue growth was held down principally by the one-time impact in 1995 of conforming fiscal quarters between Cognizant and Gartner ("the Gartner fiscal quarter change") and by the impact of discontinued business units not in the portfolio in 1996. Excluding these items, revenue growth was 14.8%. The increase reflected continued high growth at Gartner, principally from the introduction of new products and delivery options, and double-digit revenue performance at IMS and Nielsen Media Research, partially offset by declining revenue at Pilot. The growth at Nielsen Media Research was driven by the addition of new cable and broadcast customers, new products and services and continued service expansion to existing customers. The impact of a stronger U.S. dollar in 1996 decreased revenue growth for Cognizant by approximately 1%.

    Operating costs and selling and administrative expenses in 1996 were $1,253,567, compared with $1,242,331 in 1995, an increase of 0.9%. Operating costs and selling and administrative expenses in 1995 include a non-recurring charge of $90,070 ($49,268 after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit; an incremental provision for postemployment benefit expense of $32,500 ($17,778 after tax); the Gartner fiscal quarter change and the impact of discontinued business units not in the portfolio in 1996. Operating costs and selling and administrative expenses in 1996 also include the J3 charge. Excluding the above-mentioned 1995 and 1996 items, operating costs and selling and administrative expenses increased 13.4% to $1,217,056 in 1996 from $1,072,980 in 1995, reflecting Cognizant's increased spending in new revenue growth initiatives which contributed to revenue growth of 14.8% in 1996. The impact of a stronger U.S. dollar in 1996 decreased operating costs and selling and administrative expense growth by approximately 1%.

    Operating income in 1996 increased 121.9% to $343,168 from $154,677 in 1995. The increase reflects the impact of the 1995 and 1996 items discussed above, as well as 1995 restructuring expense of $12,800 ($7,002 after-tax). Excluding these 1995 and 1996 items, operating income increased 25.5% to $379,679 in 1996 from $302,438 in 1995. Operating income growth outpaced revenue growth, primarily due to Gartner's ability to take advantage of economies of scale and IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1996 decreased operating income growth by approximately 2%.

    Operating margin in 1996 was 19.8%, compared with 10.0% in 1995. The increase reflects the impact of the 1995 and 1996 items described above. Excluding these items in both years, operating margin was 21.9% in 1996, compared with 20.1% in 1995.

    Non-operating income-net in 1996 was $5,853, compared with $7,880 in 1995, a decrease of 25.7%. The decrease was due principally to lower disposition gains in 1996, partially offset by lower minority interest expense related to Gartner due to the J3 charge, and the impact in 1996 of a foreign exchange hedge gain.

    Cognizant's consolidated 1996 effective tax rate was 44.0%, compared with 45.3% in 1995. The tax rates were computed on a separate-company basis.

    Net income in 1996 was $195,451, compared with $88,881 in 1995, an increase of 119.9%. Excluding the after-tax impact of the items discussed in operating and non-operating income, net income increased 28.0% to $208,075 in 1996, from $162,593 in 1995.

RESULTS BY BUSINESS SEGMENT

    IMS

    IMS revenue increased 8.3% in 1996 to $904,444 from $835,422 in 1995. The growth reflected strong performance of core business services, new product introductions and geographic expansion at IMS; and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar in 1996 and discontinued business units in both years, revenue growth was 11.2%. Operating income grew 160.6% to $232,827 in 1996 from $89,335 in 1995. The increase was primarily due to the absence in 1996 of: $53,630 of the 1995 non-recurring charge, $24,300 of the 1995 incremental provision for postemployment benefits expense, and 1995 restructuring expense of $12,800. Excluding these items, discontinued business units in 1996, and the impact of a stronger U.S. dollar, operating income growth was 21.3%. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources.

    NIELSEN MEDIA RESEARCH

    Nielsen Media Research revenue increased 10.7% in 1996 to $319,404 from $288,652 in 1995. Revenue growth resulted from the expansion of network schedules, increased demand for special analyses, addition of cable customers and entrance into two new metered markets. 1996 operating income for the segment was $99,461, compared with $87,068 in 1995, an increase of 14.2%. The increase was due, in part, to the absence in 1996 of $2,300 of the 1995 non-recurring charge. Excluding this item, operating income growth for Nielsen Media Research was 11.3%, reflecting the revenue factors described above.

    GARTNER

    Gartner, a majority-owned subsidiary in 1995 and 1996, had 1996 revenue of $424,382, up 25.7% from $337,639 in 1995. Revenue growth was held down by the impact of a Gartner fiscal quarter change. Excluding this impact, revenue growth was 31.9%. This growth principally reflected strong gains from symposium events, consulting and technology-based training businesses.

    Operating income for Gartner increased 17.5% to $60,114 in 1996 from $51,180 in 1995. This growth was held down by the J3 charge. In addition, 1995 results include $8,200 of the incremental provision for postemployment benefits expense and the impact of the Gartner fiscal quarter change. Excluding these items, operating income grew 67.2% to $93,347 in 1996 from $55,818 in 1995. The growth in operating income was primarily due to revenue growth and Gartner's ability to take advantage of economies of scale.

    EMERGING MARKETS

    Emerging Markets had a 2.2% increase in 1996 revenue to $82,366 from $80,607 in 1995. The increase reflected strong growth at CTS and the addition of new customers at Erisco and Super Systems Japan, partially offset by declining revenue at Pilot. The 1996 operating loss for the segment was $12,903, compared with $18,366 in 1995. The 1996 operating loss was due to Pilot. 1995 results include $16,940 of the 1995 non-recurring charge.

    RESULTS BY GEOGRAPHIC AREA

    Revenue in the United States increased by 13.9% to $950,526 in 1996 from $834,786 in 1995. The increase reflected Gartner's introduction of new products and delivery options, Nielsen Media Research's addition of new customers and service expansions; and new product introductions by IMS, partially offset by declining revenue at Pilot, the impact of the Gartner fiscal quarter change and the absence of revenue from discontinued business units no longer in the portfolio. Non-U.S. revenue increased 10.3% to $780,070 in 1996 from $707,554 in 1995, principally reflecting expansion into new global markets at IMS and Gartner's increased subscription services revenue and geographic expansion. Excluding the 1996 and 1995 items discussed previously and the impact of a stronger U.S. dollar, non-U.S. revenue growth was 11.8%.


CHANGES IN FINANCIAL POSITION AT MARCH 31, 1998 COMPARED TO DECEMBER 31, 1997



    Notes Receivable and Other Investments decreased to $100,707 at March 31, 1998, from $109,712 at December 31, 1997, primarily reflecting the sale of certain Enterprise investments.



    Accrued Income Taxes decreased to $48,335 at March 31, 1998, from $57,549 at December 31, 1997, primarily reflecting tax payments during 1998, partially offset by the first quarter 1998 tax provision.


CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1997 COMPARED WITH DECEMBER 31,
  1996

    Cash and Cash Equivalents decreased to $318,435 at December 31, 1997 from $428,520 at December 31, 1996, primarily due to the purchase of 9,074,600 shares of Cognizant Common Stock and the absence of Gartner's cash balance as a result of the Gartner Deconsolidation. Offsetting the above were strong operating cash flows from IMS and Nielsen Media Research and proceeds from minority interest financing in 1997.

    Accounts Receivable-Net decreased to $303,609 at December 31, 1997 from $453,791 at December 31, 1996, principally due to the Gartner Deconsolidation.

    Investment in Gartner Group of $195,695 at December 31, 1997 represents the accounting for Gartner on an equity basis, compared with consolidating Gartner results in 1996.

    Goodwill decreased to $87,430 at December 31, 1997 from $251,483 at December 31, 1996, principally due to the Gartner Deconsolidation and the sale of Pilot.

    Accrued and Other Current Liabilities decreased to $212,944 at December 31, 1997 from $266,932 at December 31, 1996, principally due to the Gartner Deconsolidation.

    Deferred Revenue decreased to $111,921 at December 31, 1997 from $292,970 at December 31, 1996, principally due to the Gartner Deconsolidation.

    Minority Interests increased to $101,209 at December 31, 1997 from $90,635 at December 31, 1996, principally due to minority interest financing offset by the Gartner Deconsolidation.

    Shareholders' Equity decreased to $801,570 at December 31, 1997 from $872,613 at December 31, 1996, principally due to the purchase of Cognizant Common Stock, payment of dividends and the change in cumulative translation adjustment, partially offset by net income.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    In 1995, Cognizant recorded a pre-tax charge of $90,070 that included an impairment loss of $40,570 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to discontinue certain product lines and dispose of certain real property.

    Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no effect on the timing of recognition of the impairment.

    The 1995 charge principally reflected an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, Cognizant recorded a charge of $20,300, principally related to the write-off of certain computer software product lines at Pilot. (See Note 3 to the Cognizant Consolidated Financial Statements.)

    In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. Cognizant has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. If compensation cost for Cognizant's stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, Cognizant's net income and earnings per share

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
would have been reduced to the pro forma amounts as disclosed in Note 12 to the Cognizant Consolidated Financial Statements.

    In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings-per-share data on an international basis. Basic earnings per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings per common share assume that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by Cognizant with related proceeds. This statement, which has been adopted by Cognizant, requires restatement of all prior period earnings-per-share data presented. (See Note 2 to the Cognizant Consolidated Financial Statements.)

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. Cognizant is in the process of determining its preferred disclosure format.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This statement is effective for financial statements for periods beginning after December 15, 1997. Management has decided to early adopt this Statement. (See Note 19 to the Cognizant Consolidated Financial Statements.)

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. Cognizant is in the process of evaluating the disclosure requirements under this standard.

RESTRUCTURING

    In 1995, Cognizant recorded a $12,800 restructuring provision, primarily to write off software for product lines that were discontinued at Sales Technologies, a unit of IMS.

NON-U.S. OPERATING AND MONETARY ASSETS

    Cognizant operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1997, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 2% and 1%, respectively. In 1996, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 1% and 2%, respectively.

    Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in Switzerland, Japan and Spain. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1997 decreased the U.S. dollar amount of cash and cash equivalents by $11,222.

LIQUIDITY AND CAPITAL RESOURCES


    Net cash provided by operating activities totaled $35,969 for the three months ended March 31, 1998 compared with $58,537 for the comparable period in 1997. The decrease of $22,568 principally reflects a lower increase in deferred revenues ($15,276), and a net increase in Other Working Capital items ($5,432).



    Net cash used in investing activities totaled $25,946 for the three months ended March 31, 1998 compared with $37,383 for the comparable period in 1997. The decrease in cash usage of $11,437 is principally due to higher proceeds from the sale of investments in 1998 as compared with 1997 ($16,161), partially offset by payments for acquisitions of businesses ($2,938).



    Net cash provided by / (used in) financing activities totaled $15,663 for the three months ended March 31, 1998 compared with ($99,311) for the comparable period in 1997. The increase in cash provided by financing activities of $114,974 was primarily due to the purchase of treasury shares in 1997 ($95,069) and higher proceeds from the exercise of stock options in 1998 ($17,833), as compared with 1997 ($1,151).


    At December 31, 1997, cash and cash equivalents totaled $318,435. At December 31, 1996, cash and cash equivalents totaled $428,520 (including $123,697 of Gartner cash). The decrease in cash of $110,085 was primarily due to the Gartner Deconsolidation.

    Net cash provided by operating activities was $357,014, $352,023 and $288,539 in 1997, 1996 and 1995, respectively. The increase of $4,991 in operating activities in 1997 primarily reflected increased cash from operations, improved collections of accounts receivable, the absence in 1997 of restructuring payments, and a lower level of postemployment benefit and non-recurring charge payments. These increases were partially offset by payment of income taxes in 1997 of $72,827. The increase of $63,484 in net cash provided by operating activities in 1996 primarily reflected increased cash from operations, improved collections of accounts receivable and lower postemployment benefit payments, partially offset by lower other working capital items ($75,459), lower deferred revenue ($30,512), higher income tax payments ($21,416) and payments related to the 1995 non-recurring charge of ($13,125).

    Net cash used in investing activities totaled $240,679 for 1997, compared with $158,065 and $148,169 in 1996 and 1995, respectively. The increase in cash usage in 1997 of $82,614 primarily reflected the change in Gartner to an equity basis ($123,697), the absence of net proceeds from marketable securities ($27,601) offset in part by higher proceeds from the sale of businesses and investments ($43,336) and the absence of purchases of Gartner common stock ($49,419). The increase in cash usage in 1996 of $9,896 primarily reflected the purchase of Gartner common stock, higher payments for acquisitions and equity investments, offset in part by higher net proceeds for marketable securities and lower additions to computer software.

    Net cash (used in)/provided by financing activities totaled ($215,198) for 1997, compared with $80,531 and ($116,095) in 1996 and 1995, respectively. The increase in 1997 of cash used in financing activities primarily reflected the purchase of shares of Cognizant Common Stock ($324,767) and dividend payments ($19,883); partially offset by minority interest financing $100,000 and proceeds from exercise of stock options $26,409.

    The increase in 1996 cash provided by financing activities principally reflected a net amount transferred from D&B as a result of Cognizant's separation from D&B in the D&B spin-off, compared with net transfers to D&B in 1995 and long-term liabilities assumed with the D&B spin-off related to prior business transactions, offset in part by the payment of short-term debt assumed with the D&B spin-off. The increase in cash usage in 1995 of $10,035 primarily reflected short and long-term debt payments, included in Other financing activities.

    On February 18, 1997, Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of Cognizant's outstanding common stock. The stock repurchases are held in treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

    On October 21, 1997, Cognizant announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of Cognizant's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

    Cognizant's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity are expected to be sufficient to meet Cognizant's long-term and short-term cash requirements including dividends, acquisitions and the stock repurchase programs.

YEAR 2000

    Many existing computer systems and software applications use two digits, rather than four, to record years, e.g., "98" instead of "1998." Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions. This is known as the Year 2000 issue.

    Cognizant depends on systems and software both for its internal operations as well as for the receipt of data used in its information products and the transmission of those products to its customers. Cognizant began to address the Year 2000 issue in 1996. It expects to complete upgrading or replacing affected programs during 1998, with testing to be done during 1999. The operating income impact of Year 2000 compliance was $12,500 in 1997. Based on current information, the operating income impact of Year 2000 compliance in 1998 is expected to be in the range of $50,000 to $55,000. Year 2000 compliance expenditures for 1999, the final year of the project, are in the process of being determined; however, they are expected to be significantly less than in 1998. These costs are being expensed as incurred.


    In addition, Cognizant is communicating with its customers and data suppliers to assess their ability to address the Year 2000 issue. Failures by customers to be Year 2000 compliant could hinder their ability to make use of Cognizant's products. Failures by data suppliers could disrupt the flow of data used in Cognizant's products. While Cognizant believes most companies it deals with are addressing the issue, it is unable to determine the effect, if any, such failures might have on Cognizant's business or future results of operations.



    The costs of addressing the Year 2000 issue and the date on which Cognizant expects to complete Year 2000 compliance are based on the best estimates of Cognizant management, which were derived utilizing various assumptions regarding future events. There can be no guarantee that these estimates will be achieved, and actual results may differ materially. Specific factors that may cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area of expertise, the ability to locate and correct all relevant computer codes, and the success of customers and suppliers in addressing the Year 2000 issue.


MARKET RISK

    Cognizant's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities.

    In the normal course of business, Cognizant employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

    Cognizant's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, Cognizant enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. By policy, Cognizant maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

    It is Cognizant's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. Cognizant does not enter into foreign currency transactions for speculative purposes.

    The fair value of Cognizant's hedging instruments are subject to change as a result of potential changes in foreign exchange rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, based on a hypothetical 10% decrease in the value of U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $2,600 at December 31, 1997. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

    Cognizant also invests in marketable securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Cognizant does not hedge this market risk exposure. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $4,800 at December 31, 1997.

DIVIDENDS

    The payment and level of cash dividends by Cognizant are subject to the discretion of the Board of Directors of Cognizant. Although Cognizant has declared and anticipates that it will declare quarterly dividends in the range of 5% to 8% of net earnings, dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Cognizant.

                              IMS HEALTH BUSINESS

    AS DESCRIBED UNDER "THE DISTRIBUTION--FORM OF TRANSACTION; BASIS OF PRESENTATION", FOR FINANCIAL REPORTING PURPOSES, IMS HEALTH WILL BE TREATED AS THE "ACCOUNTING SUCCESSOR" TO COGNIZANT. THEREFORE, THE HISTORICAL FINANCIAL INFORMATION INCLUDED HEREIN WITH RESPECT TO IMS HEALTH IS THAT OF COGNIZANT. HOWEVER, WHILE THE FOLLOWING DESCRIPTION OF THE IMS HEALTH BUSINESS IS DERIVED FROM THE COGNIZANT FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, IT INCLUDES ADDITIONAL INFORMATION ON THE IMS HEALTH BUSINESS AND IT DOES NOT INCLUDE A DESCRIPTION OF THE NIELSEN MEDIA RESEARCH BUSINESS FROM WHICH THE IMS HEALTH BUSINESS IS BEING SEPARATED IN THE DISTRIBUTION. FOR A DESCRIPTION OF THE NIELSEN MEDIA RESEARCH BUSINESS, SEE "NIELSEN MEDIA RESEARCH BUSINESS" INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT.

I.M.S. INTERNATIONAL

GENERAL

    IMS provides information and decision-support services to the pharmaceutical and healthcare industries worldwide. These services broadly include market research services, sales management services, and other professional, software, direct marketing and research and development services. IMS provides information services covering 94 countries and maintains offices in 74 countries on six continents, with 64% of total revenue generated outside the United States in 1997. In 1997, IMS continued its expansion in developing markets in Eastern Europe, Asia and Sub-Saharan Africa. Revenue in 1997 increased by 16% over 1996 in these developing markets.

MARKET RESEARCH SERVICES

    Market research services represented approximately 41% of IMS's worldwide revenue in 1997. The principal market research services are syndicated pharmaceutical, medical, hospital, promotional, prescription and self-medication audits. Market research services are utilized by clients for various strategic and tactical purposes, including analyzing market shares, therapeutic prescribing trends and price movements at the national and subnational levels. The information reported in these services is generated or derived from data collected primarily from pharmaceutical manufacturers, pharmaceutical wholesalers, pharmacies, hospitals and doctors. Market research services are delivered to clients via hardcopy reports, CD-ROMs, computer on-line services and magnetic media for use in client computer systems. IMS's principal market research services are as follows:

    - PHARMACEUTICAL AUDITS. These audits measure the sale of pharmaceutical products into pharmacies, supplemented in some countries by data collected from prescribing physicians, retail chains and discount stores. These audits contain data projected to national estimates, showing product sales by therapeutic class broken down by package size and dosage form. IMS publishes pharmaceutical audits in over 84 countries.

    - MEDICAL AUDITS. These audits are based on information collected from panels of practicing physicians and contain projected national estimates of the number of consultations for each diagnosed disease with details of the therapy prescribed. These audits also analyze the use physicians make of individual drugs by listing the diseases for which they are prescribed, the potential therapeutic action the physician is expecting, other drugs prescribed at the same time, and estimates of the total number of drugs used for each disease. IMS publishes medical audits in over 47 countries.

    - HOSPITAL AUDITS. These audits contain data projected to national estimates and show the sale of pharmaceutical products to hospitals by therapeutic class. Related reports provide audits of laboratory diagnostic supplies, hospital supplies, and hospital records. IMS publishes hospital audits for 37 countries.

    - PROMOTIONAL AUDITS. These audits measure pharmaceutical promotion for a particular market, including sales-force promotion and journal and mail advertising, based on information received

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      from panels of physicians and from monitoring medical journals and direct mail. IMS publishes promotional reports for 27 countries.

    - PRESCRIPTION AUDITS. These audits analyze the rate at which drugs move out of the pharmacy and into the hands of the consumer, and measure both what is prescribed by physicians and what is actually dispensed at the pharmacy. IMS publishes prescription audits in over 13 countries.

    - SELF-MEDICATION REPORTS. These reports provide detailed product movement, market share and pricing information for over-the-counter, personal care and patient care products. IMS publishes self-medication reports in 22 countries.

    - OTHER MARKET RESEARCH REPORTS. These include managed care reports which offer an array of information to quantify the effects of managed care on the pharmaceutical and healthcare industry; personal care reports which measure the sale of healthcare accessories, wound care and dietetic aids; and veterinary reports which analyze the animal care pharmaceutical market. IMS has developed, in certain countries, disease and treatment information at the patient level (which information is not identifiable to any individual patient) that gives participants in the healthcare industry new insights into the treatment of diseases. The availability, scope and frequency of the foregoing reports vary on a country-by-country basis.

SALES MANAGEMENT SERVICES

    Sales management services represented approximately 45% of IMS's worldwide revenue in 1997. Sales management services include sales territory reports, prescription tracking reports, call reporting services and doctor profiling services. These reports are customized for each pharmaceutical client and are used principally by pharmaceutical manufacturers to measure and forecast the effectiveness and efficiency of sales representatives and to target the marketing and sales efforts of a client's salesforce. IMS's principal sales management services are as follows:

    - SALES TERRITORY REPORTING SERVICES. Sales territory reporting is the principal sales management service offered by IMS to its pharmaceutical clients. Sales territory reports can be precisely tailored for each client, and measure the sales of a client's own products and those of competitors within specified geographical configurations. These reports are designed to provide marketing and sales managers with a reliable measurement of each salesperson's activity and effectiveness in his or her sales territory, and therefore are used by clients, among other things, for determining sales force compensation. Data reported for multiple territories are used for applications such as resource allocation, territory alignment, market analyses and distribution management. Depending on the particular market, sales territory reports are available to clients on a weekly, monthly or quarterly basis. In the United States, sales territory reports from IMS's DDD service allow pharmaceutical clients to track the flow of their products and those of their competitors to various levels of geography and channels of distribution. The DDD database contains a virtual census of sales of pharmaceutical products through all distribution channels, including direct sales by pharmaceutical manufacturers and indirect sales through drug wholesalers, mail order distributors, warehousing chains and other market participants. IMS provides sales territory reporting services in 34 countries.

    - PRESCRIPTION TRACKING REPORTING SERVICES. Prescription tracking reporting services are designed to monitor prescription activity and to track the movement of pharmaceutical products out of pharmacies. Prescription tracking services are used by pharmaceutical companies to facilitate product marketing at the prescriber level. In the United States, the Xponent service monitors prescription activity at the retail pharmacy and mail order outlet level, and uses a patented statistical methodology to project the prescription activity of over one million individual prescribers on a monthly basis. In Europe, IMS has begun rolling out Xtrend, a prescription database service. The Xtrend database is built from prescription data collected from retail pharmacies and coding centers which are linked to the geographical area in which the prescription was written, and where permissible under local data privacy laws, to individual prescribers. Xtrend is currently available in

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
      the United Kingdom, Germany, Belgium, and the Netherlands, and is expected to be launched in Italy, Spain, and France in 1998. In order to protect patient privacy, IMS does not collect any data with patient-identifiable information.

    - CALL REPORTING SERVICES. Call reporting services further assist pharmaceutical companies in the management of their sales forces. IMS's call reporting services aid a pharmaceutical client's sales representatives and management to record, assess, and organize their call activity to physicians and other healthcare providers. IMS provides call reporting services in over 10 countries.

    Sales management services are made available to clients and their sales representatives and management via hardcopy reports, CD-ROMs, computer on-line services, and magnetic media for use in client computer systems. IMS's data delivery systems assist clients in maximizing efficiency by aiding in the setting of sales targets and calculation of sales bonuses; giving fast access to sales data and permitting more sophisticated analyses; improving call reporting; and improving communication between sales management and their sales forces. In the United States, IMS has launched Xplorer, a customized client-server decision support system that allows a client to store large amounts of data at its own site and integrate its own internal sales and marketing data with IMS data and other external data. IMS also provides clients with customized data warehouse tools. In 1997, IMS released Xplorer.Web, which is a web-type browser front-end to the Xplorer system.

VALUE-ADDED SERVICES

    The remaining 14% of IMS's 1997 revenue was derived primarily through professional consulting, software, direct marketing, and research and development services. IMS provides pharmaceutical and other clients with a range of value-added services that are used (i) to study specific issues and trends in the pharmaceutical marketplace and the healthcare industry, (ii) to evaluate the effectiveness of marketing programs, (iii) to analyze components of a product marketing program at any stage of its implementation, and (iv) for consultancy in optimizing strategy, marketing programs and product commercialization. These services are as follows:

    - IMS GLOBAL SERVICES. IMS's Global Services unit is based in the United Kingdom and provides global level information services and strategic solutions to pharmaceutical clients operating on a multinational level. Global Services' core service offering, MIDAS, is a multinational integrated data analysis tool and on-line system which harnesses IMS's worldwide databases and is used by the pharmaceutical industry to assess world-wide pharmaceutical information. MIDAS gives clients on-line access to IMS-compiled pharmaceutical, medical and chemical statistics. Using MIDAS, clients are able to select information from the national databases compiled by IMS and produce statistical reports in the format the client requires. IMS Global Services also publishes various in-depth reviews of the worldwide pharmaceutical marketplace and provides custom market research services.

    - PROFESSIONAL CONSULTING SERVICES. IMS's professional consulting services are provided to assist clients in the analysis and evaluation of market trends, strategies and tactics, and to assist in the development and implementation of customized software applications and data warehouse tools. In the United States, IMS provides professional consulting services through its divisions The Plymouth Group and the Decision Support Consulting Group. The Plymouth Group provides a range of custom market research and consulting services on the pharmaceutical and healthcare marketplace. The Decision Support Consulting Group assists clients in designing customized decision support systems based on a variety of cutting-edge technologies which enable clients to optimize IMS data more rapidly and effectively in their decision-making process. Outside of the United States, a variety of consulting services is generally offered on a country-by-country basis.

    - SOFTWARE SERVICES. IMS's software services include the development, licensing and implementation of healthcare information systems, including electronic sales territory management systems provided by IMS's Sales Technologies, Inc. ("Sales Technologies") operating unit. Sales Technologies is

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
      a leading provider in the United States of automated sales support technologies to the pharmaceutical industry. Sales Technologies' core product, Cornerstone, is a software suite which provides pharmaceutical salespeople with a comprehensive tool that supports key selling requirements, including profiling, targeting, activity reporting, team selling and sample management. In October 1997, Sales Technologies entered into a joint venture agreement with Valuation, Ltd. ("Valuation") whereby Valuation will be the exclusive value-added reseller of Cornerstone in Europe. IMS's Amfac/Chemdata business unit is a significant provider of pharmacy dispensing and point-of-sales software systems to retail pharmacies in Australia.


    - DIRECT MARKETING SERVICES. IMS engages in the direct marketing businesses in the United States. Clark-O'Neill, Inc. ("Clark-O'Neill"), a wholly-owned subsidiary, represents the core of IMS's direct marketing business. Clark-O'Neill's services include sample distribution, pharmaceutical field force support services, publication circulation management, direct mail, telemarketing projects utilizing physicians and other healthcare professionals, and other customized promotion programs.


    - RESEARCH AND DEVELOPMENT SERVICES. IMS's research and development services provide clients with information and workstation tools intended to improve the effectiveness and speed of clinical research and subsequent regulatory approvals. IMS's regulatory affairs database, IDRAC, covers the European Union and the United States and guides users through the drug development and registration process. IMS also owns a 40% equity interest in DataEdge, an information provider to the pharmaceutical industry on clinical trial design and implementation.

DATA SUPPLIERS

    Over the past four decades, IMS has developed strong relationships with its data suppliers in each market in which it operates. As the supply of pharmaceutical data is critical to IMS's business, IMS devotes significant human and financial resources to its data collection efforts and in many cases has historical connections with the trade associations and professional associations involved. In the United States, IMS America and Clark-O'Neill each have been designated as database licensees by the American Medical Association ("AMA") for use and sublicensing of the AMA's physician database.

CUSTOMERS

    Sales to the healthcare industry accounted for substantially all of IMS's revenue in 1997. All major pharmaceutical companies are customers of IMS, and many of the companies subscribe to reports and services in several countries. IMS's customer base is broad in scope and enables it to avoid dependence on any single customer. None of IMS's customers accounted for more than 10% of its gross revenues in 1997.

COMPETITION

    While no competitor provides the geographical reach or breadth of IMS's services, IMS does have competition in each of the countries in which it operates from other information services companies, as well as the in-house capabilities of its customers. Generally, competition has arisen on a country-by-country basis. In the United States, certain of IMS's sales management services, including its sales territory reports, representing approximately 60% of the annual revenue of the IMS America unit, compete with the services of National Data Corp. Quality, completeness and speed of delivery of information services and products are the principal methods of competition in IMS's market.

ERISCO, INC.

    Erisco has been a leading provider of application software and services serving the healthcare industry for over two decades. Erisco's legacy system solutions, ClaimFacts and GroupFacts, were designed to help indemnity insurance carriers, third party administrators and self-administered corporations manage the administration of group health and life insurance products.

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
    Erisco's primary offering, Facets, is a client/server system which integrates advanced technology with clinical information to help managed care organizations ("MCOs") provide high-quality, cost-effective solutions in their marketplace. Primary markets include health maintenance organizations, preferred provider organizations, Blue Cross/Blue Shield organizations, managed-indemnity carriers and specialized MCOs.

    Erisco's strategic growth will come from Facets sales to the MCO market. Ongoing change in healthcare has had a significant impact on this market segment, resulting in the migration of plan members from indemnity-oriented plans to managed care. By the year 2000, managed health plan membership in the U.S. is estimated to surpass the 100,000,000 mark. Erisco believes that market growth and the limitations of aging information systems will increase the demand for sophisticated managed care applications.

    Within the high-growth managed care market segment, Erisco competes with three other information systems vendors -- HBOC/Amisys, Computer Sciences Corporation and Health Systems Design. Competition is principally based on reputation, functionality, ease of use and service.

    Erisco also extends its Facets business solution through a service bureau offering for low-volume customers, and through alliances with strategic, complementary systems partners, and systems integration and implementation consultants.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

SERVICES

    CTS delivers high-quality, cost-effective, full life cycle solutions to complex software development and maintenance problems. Its services include the following:

    - APPLICATION DEVELOPMENT SERVICES. CTS develops new applications for IBM mainframe, client/server architectures and other emerging technology environments. CTS follows either of two approaches including (i) full life cycle application development in which CTS assumes total start-to-finish responsibility and accountability for analysis, design, implementation and testing of systems, and (ii) cooperative development in which CTS's employees work with a customer's in-house information technology ("IT") personnel to analyze, design, implement and test new systems.

    - APPLICATION MAINTENANCE SUPPORT SERVICES. CTS provides services to ensure that a customer's legacy software systems are operational and responsive to end-users' changing needs. In doing so, CTS is often able to introduce process enhancements and improve service levels to customers requesting modifications and on-going support.

    - YEAR 2000 COMPLIANCE SERVICES. With the year 2000 approaching, computer software systems that were not designed to process dates correctly in the next century are expected to fail. Organizations rely on mission-critical software systems and must either repair the problem presented by the Year 2000 issue or replace legacy systems. CTS uses its proprietary Year 2000 toolset and methodology, Century Transition Services 2000, to provide a cost-effective total solution for all phases of a Year 2000 compliance project. The Century Transition Services 2000 methodology covers the entire life cycle of a Year 2000 compliance project and comprises a seven step process: (i) inventory preparation, (ii) impact analysis, (iii) strategy and design, (iv) code change and data migration, (v) unit, system and acceptance testing, (vi) implementation and (vii) post-implementation support. The Century Transition Services 2000 toolset covers a wide array of common programming languages and environments including many client/server environments. CTS is thus able to provide complete solutions across a larger portion of customers' systems.

    - EUROCURRENCY COMPLIANCE SERVICES. The upcoming monetary union of the European Community presents a significant opportunity for CTS as computer systems which deal with any European denominated currency will need to be modified to handle local currency and Eurocurrency transactions. CTS has begun to address the Eurocurrency compliance problem and has established

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
      a dedicated practice to focus on this problem. CTS believes that portions of its Year 2000 toolset and methodology can be extended to efficiently address the European currency compliance needs of customers.

    - TESTING AND QUALITY ASSURANCE SERVICES. Testing and quality assurance is a critical aspect of any software development activity. CTS works with customers to better define the quality assurance processes which are in use by the customers' in-house IT departments. CTS utilizes its quality assurance expertise to ensure better quality software through fundamental process improvements.

    - RE-HOSTING AND RE-ENGINEERING SERVICES. Through CTS's re-hosting and re-engineering service offerings, CTS works with customers to migrate systems based on legacy computing environments to newer, open-systems-based platforms and client/server architectures.

CUSTOMERS

    CTS began operations in 1994 as an in-house technology development center for D&B, the former parent of Cognizant, and has only served third-party customers for a limited time. While CTS has increased the percentage of revenues generated from third parties, 41.8% of CTS's 1997 revenue was generated from Cognizant and its current affiliates and an additional 31.9% of CTS's 1997 revenue was generated from companies previously affiliated with D&B. During 1997, CTS's five largest third-party customers (which include certain former affiliates) accounted for 36.6% of revenues. CTS believes that demand for Year 2000 compliance services will diminish after the Year 2000, as many solutions are implemented and tested. A core element of CTS's growth strategy is to use the business relationships it has developed and the knowledge of its customers' computer systems obtained in providing Year 2000 services to generate additional projects for these customers. There can be no assurance, however, that CTS will be successful in generating demand for other services from its Year 2000 customers.

COMPETITION

    The IT services market includes a large number of participants, is subject to rapid changes and is highly competitive. In certain markets in which CTS competes, such as the Year 2000 compliance market, there are no significant barriers to entry. Many of CTS's competitors have significantly greater financial, technical and marketing resources and greater name recognition than CTS. The principal competitive factors affecting the markets for CTS's services include (i) performance and reliability, (ii) quality of technical support, training and services, (iii) responsiveness to customer needs, (iv) reputation, experience and financial stability and (v) competitive pricing of services.

COGNIZANT ENTERPRISES, INC.

    Enterprises invests in emerging and established businesses, primarily in the health care information industry. It invests as a limited partner in Information Partners Capital Fund, Information Associates, L.P. and Information Associates II, L.P., venture capital limited partnerships, as well as through direct investments.

SSJ K.K.

    Super Systems Japan, an entity based in Japan, markets financial application software products and services tailored for the Japanese market.

FOREIGN OPERATIONS

    As indicated above, IMS HEALTH and its subsidiaries engage in a significant portion of their business outside of the United States. IMS HEALTH's foreign operations are subject to the usual risks inherent in carrying on business outside of the United States, including fluctuation in relative currency values, possible nationalization, expropriation, price controls and other restrictive government actions.

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
IMS HEALTH believes that the risk of nationalization or expropriation is reduced because its products are software, services and information, rather than the production of products which require manufacturing facilities or the use of natural resources.

INTELLECTUAL PROPERTY

    IMS HEALTH owns and controls a number of patents, trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to its business. Management believes that the "IMS" name and related names, marks and logos are of material importance to IMS HEALTH. IMS HEALTH is licensed to use certain technology and other intellectual property rights owned and controlled by others, and similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by IMS HEALTH. The technology and other intellectual property rights licensed by IMS HEALTH are of importance to its business, although management of IMS HEALTH believes that IMS HEALTH's business, as a whole, is not dependent upon any one intellectual property or group of such properties.

    The names of IMS HEALTH's and its subsidiaries' products and services referred to herein are trademarks, service marks, registered trademarks or registered service marks owned by or licensed to IMS HEALTH or one of its subsidiaries.

EMPLOYEES

    As of December 31, 1997, IMS HEALTH had approximately 7,200 employees in approximately 70 countries. Of these, approximately 2,500 are located in the United States, and none of these is represented by labor unions. In the Netherlands, Italy, Spain, France and Germany, IMS has Workers' Councils, which are a legal requirement in those countries. IMS has also established a European Workers' Council as required under European Union regulations. IMS HEALTH believes that, generally, relations with its employees are good and have been maintained in a normal and customary manner.

PROPERTIES

    IMS HEALTH's real property is geographically distributed to meet sales and operating requirements worldwide. Most of IMS HEALTH's properties are leased from third parties. IMS HEALTH's properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

STRATEGY

    IMS HEALTH believes that the expanding need for efficient quality healthcare will generate increasing demand for healthcare information services. IMS HEALTH's strategy is to capitalize on the significant new growth opportunities in the industry by expansion of its core business through internal investment and carefully targeted acquisitions in its areas of strength.

    Key areas for internal investment and development include:

    - New product and service innovations, such as the launch of the Xtrend prescription tracking service in Europe;

    - Market extension, by introducing existing products to new markets through IMS HEALTH's global distribution channels;

    - Geographic expansion, including building upon IMS HEALTH's initial presence in China, India and Poland and planned expansion in Sri Lanka, Nepal, Zimbabwe and Kenya; and

    - Expansion beyond the traditional customer base to provide new products and services within the healthcare industry.

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
    Acquisitions are expected to help drive future growth. However, acquisitions will be measured against clearly defined criteria:

    - Target companies should be within the healthcare information services market; and

    - Target companies should be logical extensions of IMS HEALTH's businesses into related areas.

RECENT DEVELOPMENTS


    On March 23, 1998, Cognizant announced the signing of definitive agreements to acquire Walsh, which develops and markets leading-edge sales force automation systems for pharmaceutical companies, and PMSI, which provides information services to pharmaceutical and healthcare companies in the U.S., Europe and Japan. Under terms of the agreements, Walsh shareholders will receive .3041 shares of Cognizant Common Stock per Walsh share (or, based on a Cognizant share price of $51.792, consideration of approximately $167 million), and PMSI shareholders will receive .2800 shares of Cognizant Common Stock per PMSI share (or, based on a Cognizant share price of $51.792, consideration of approximately $180 million). The number of shares of Cognizant Common Stock to be issued in connection with each of the Acquisitions is subject to a collar adjustment based on the price of Cognizant Common Stock during a period prior to the closing of the Acquisitions. Currently Walsh and PMSI have approximately 10.6 million and approximately 12.4 million shares outstanding, respectively. Cognizant expects to issue approximately 3.2 million shares from treasury stock to consummate the Walsh acquisition. The PMSI acquisition will not be completed until after the Record Date and therefore, PMSI stockholders will receive, in lieu of Cognizant Common Stock, IMS HEALTH Common Stock pursuant to a formula designed to recalibrate the collar computations based on the relative value of IMS HEALTH to the total value of IMS HEALTH and Nielsen Media Research following the Distribution. If the Walsh acquisition is not completed prior to the Record Date, Walsh shareholders will also receive IMS HEALTH Common Stock pursuant to a similar formula. The Acquisitions, which have been independently authorized by the Cognizant, Walsh and PMSI Boards of Directors, are subject to approval by Walsh and PMSI shareholders and customary closing conditions. The acquisition of PMSI is also subject to the receipt of regulatory and other required approvals. Cognizant has received all the necessary regulatory approvals for the acquisition of Walsh. Each of the Acquisitions is an independent transaction and neither is conditioned upon the consummation of the other or upon the consummation of the Distribution. Following the Distribution, Walsh and PMSI will be part of IMS HEALTH.



    On April 9, 1998, CTS filed a registration statement with the SEC with respect to an underwritten offering of 2,917,000 shares of Class A Common Stock, par value $0.01 per share, of CTS (3,354,550 if the underwriters' over-allotment option granted by Cognizant is exercised in full). Of such shares, 2,500,000 are to be offered by CTS and 417,000 shares are to be offered by Cognizant. Following the offering, Cognizant will own 66.7% of the outstanding common stock of CTS and approximately 95.3% of the combined voting power of CTS's outstanding common stock and, accordingly, will continue to consolidate CTS results within its financial statements. The initial offering price is estimated to be between $11.00 and $13.00 per share. The transaction is expected to result in a significant one-time gain to Cognizant. A portion of the proceeds to be received by CTS in the offering will be used to repay an intercompany balance. The registration statement has not become effective under the Securities Act. If the offering is not completed prior to the Distribution Date, IMS HEALTH will be the selling stockholder in the offering.


LEGAL PROCEEDINGS

    IMS HEALTH and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect IMS HEALTH's consolidated financial position.

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    In addition, on July 29, 1996, IRI filed a complaint in the United States
District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS.

    The complaint, as subsequently amended, alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of SRG. IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

    IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. Defendants have filed answers denying the material allegations in IRI's complaint and amended complaint, and A.C. Nielsen Company has filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities.


    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the 1996 Distribution, D&B, ACNielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into the Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating IRI Liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to the ACN Maximum Amount, and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.


    Under the terms of the 1996 Distribution Agreement, as a condition to the Distribution, IMS HEALTH and Nielsen Media Research are required to undertake to be jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the 1996 Distribution Agreement. However, pursuant to the Distribution Agreement, IMS HEALTH and Nielsen Media Research have agreed that, as between themselves, IMS HEALTH will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million.

    Management of IMS HEALTH is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect IMS HEALTH's results of operations, cash flows or financial position.

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
                IMS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION

    Robert E. Weissman is currently Chairman and Chief Executive Officer of Cognizant and Chairman and Chief Executive Officer of IMS HEALTH. Mr. Weissman will resign from such positions at Cognizant effective upon the Distribution Date, but will remain a director of Cognizant after the Distribution. The Board of Directors of IMS HEALTH will be composed of certain persons who are currently directors of Cognizant. See "--IMS HEALTH Board of Directors". In addition to Mr. Weissman, the other executive officers of IMS HEALTH will be drawn from the current management of Cognizant or its subsidiaries, and they will resign from their positions at Cognizant effective upon the Distribution. See "--IMS HEALTH Executive Officers".

IMS HEALTH BOARD OF DIRECTORS


    Immediately after the Distribution, IMS HEALTH expects to have a Board of Directors composed of nine directors (including all eight members of the Board of Directors of Cognizant).


    The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of IMS HEALTH following the Distribution, including information as to service with Cognizant, if applicable.

                            POSITIONS       DIRECTOR
                              WITH        OF COGNIZANT      PRINCIPAL OCCUPATION                          OTHER
          NAME              COGNIZANT         SINCE        DURING LAST FIVE YEARS      AGE*           DIRECTORSHIPS
------------------------  -------------  ---------------  ------------------------     -----     ------------------------

Clifford L. Alexander,        Director           1996     President, Alexander &            64   The Dun & Bradstreet
  Jr.                                                     Associates, Inc.,                      Corporation; MCI
                                                          Washington, DC                         Communications
                                                          (consulting firm                       Corporation; Dreyfus
                                                          specializing in                        Third Century Fund;
                                                          workforce                              Dreyfus General Family
                                                          inclusiveness), 1/81 to                of Funds; Dreyfus
                                                          present.                               Premier Family of Funds;
                                                                                                 Mutual of America Life
                                                                                                 Insurance Company;
                                                                                                 American Home Products
                                                                                                 Corp.; TLC Beatrice
                                                                                                 International Holdings,
                                                                                                 Inc.

Victoria R. Fash             Executive             --     Executive Vice President          46   Orion Capital
                                  Vice                    and Chief Financial                    Corporation; Ligand
                             President                    Officer of Cognizant                   Pharmaceuticals
                                   and                    9/96 to present;                       Incorporated
                                 Chief                    Chairman and Chief
                             Financial                    Executive Officer of
                               Officer                    IMS, 12/97 to present;
                                                          Senior Vice President--
                                                          Business Strategy, The
                                                          Dun & Bradstreet
                                                          Corporation, Wilton, CT
                                                          (information services),
                                                          4/95 to 10/96; Vice
                                                          President-- Business
                                                          Operations Planning,
                                                          5/94 to 4/95; Assistant
                                                          to the President, 9/91
                                                          to 5/94.

                            POSITIONS       DIRECTOR
                              WITH        OF COGNIZANT      PRINCIPAL OCCUPATION                          OTHER
          NAME              COGNIZANT         SINCE        DURING LAST FIVE YEARS      AGE*           DIRECTORSHIPS
------------------------  -------------  ---------------  ------------------------     -----     ------------------------
John P. Imlay, Jr.            Director           1996     Chairman, Imlay                   61   Gartner Group, Inc.;
                                                          Investments, Inc.,                     Metromedia International
                                                          Atlanta, GA (private                   Group
                                                          venture capital
                                                          investments), 1990 to
                                                          present; Chairman, Dun &
                                                          Bradstreet Software
                                                          Services, Inc., Atlanta,
                                                          GA (software company),
                                                          3/90 to 11/96; Principal
                                                          Executive Officer, 3/90
                                                          to 1/93; President, 3/90
                                                          to 3/92.

Robert Kamerschen             Director           1996     Chairman and Chief                62   ADVO, Inc.; Micrografx,
                                                          Executive Officer, ADVO,               Inc.
                                                          Inc., Windsor, CT
                                                          (direct mail marketing
                                                          services), 11/88 to
                                                          present.

Robert J. Lanigan             Director           1996     Limited Partner,                  69   The Dun & Bradstreet
                                                          Palladium Equity                       Corporation; Owens-
                                                          Partners, New York, NY                 Illinois, Inc.;
                                                          (private investment                    Transocean Offshore,
                                                          firm), 6/97 to present,                Inc.; Sonat Inc.;
                                                          Chairman Emeritus,                     Chrysler Corporation
                                                          Owens-Illinois, Inc.,
                                                          Toledo, OH (glass,
                                                          plastics and other
                                                          packaging products),
                                                          1/92 to present;
                                                          Chairman of the Board
                                                          4/84 to 10/91; Chief
                                                          Executive Officer, 1/84
                                                          to 9/90.

H. Eugene Lockhart            Director           1996     President, Retail                 48   Niagara Mohawk Power
                                                          Banking Division,                      Corp.; RJR Nabisco
                                                          BankAmerica Corporation,               Holdings Corp.
                                                          San Francisco, CA
                                                          (financial services),
                                                          5/97 to present;
                                                          President and Chief
                                                          Executive Officer,
                                                          MasterCard International
                                                          Inc., Purchase, NY
                                                          (credit card company),
                                                          3/94 to 4/97; Executive
                                                          Vice President, First
                                                          Manhattan Consulting
                                                          Group, New York, NY
                                                          (banking consulting
                                                          firm), 9/92 to 2/94;
                                                          Chief Executive Officer,
                                                          UK Banking and Group
                                                          Operations, Midland Bank
                                                          plc, London, England,
                                                          1986 to 1993.

                            POSITIONS       DIRECTOR
                              WITH        OF COGNIZANT      PRINCIPAL OCCUPATION                          OTHER
          NAME              COGNIZANT         SINCE        DURING LAST FIVE YEARS      AGE*           DIRECTORSHIPS
------------------------  -------------  ---------------  ------------------------     -----     ------------------------
M. Bernard Puckett            Director           1996     Private Investor, 1/96            53   P-Com, Inc.; R.R.
                                                          to present; President                  Donnelley & Sons
                                                          and Chief Executive                    Company; Oacis
                                                          Officer, Mobile                        Healthcare Holdings
                                                          Telecommunication                      Corp.
                                                          Technologies Corp.;
                                                          Jackson, MS
                                                          (telecommunications),
                                                          5/95 to 1/96; President,
                                                          Chief Operating Officer,
                                                          1/94 to 5/95; Senior
                                                          Vice President-Corporate
                                                          Strategy and
                                                          Development,
                                                          International Business
                                                          Machines Corporation,
                                                          Armonk, NY (computers),
                                                          7/93 to 12/93; General
                                                          Manager of Applications
                                                          Solutions, 1/91 to 7/93.

William C. Van Faasen         Director           1998     President and Chief               49   BankBoston Corporation
                                                          Executive Officer, Blue
                                                          Cross and Blue Shield of
                                                          Massachusetts, Boston,
                                                          MA (health insurance),
                                                          9/92 to present.

Robert E. Weissman         Chairman and          1996     Chairman and Chief                57   State Street Boston
                                 Chief                    Executive Officer,                     Corporation; Gartner
                             Executive                    Cognizant, 9/96 to                     Group, Inc.
                              Officer,                    present; Chairman and
                              Director                    Chief Executive Officer,
                                                          The Dun & Bradstreet
                                                          Corporation, Wilton, CT
                                                          (information services)
                                                          4/95 to 10/96; President
                                                          and Chief Executive
                                                          Officer 1/94 to 3/95;
                                                          President and Chief
                                                          Operating Officer 1/85
                                                          to 12/93.


------------------------

    * As of March 13, 1998

DIRECTORS' COMPENSATION

    The Board of Directors of Cognizant has approved a director compensation program for IMS HEALTH. It is anticipated that the Board of Directors of IMS HEALTH will adopt and implement such program as described below prior to, on or shortly after the Distribution Date.


    If such program is adopted and implemented, each non-employee director will receive a 1998 retainer of $12,500; thereafter, the retainer will be paid at an annual rate of $25,000. Each non-employee director who is the Chairman of a Committee of the Board of Directors will be paid an additional retainer of $1,500 for 1998 and $3,000 annually thereafter. A fee of $1,000 will be paid to each non-employee director for every Board or Committee meeting attended. Directors who are employed by IMS HEALTH shall receive no retainers or meeting fees.


    Unexercised options to acquire Cognizant Common Stock held by non-employee directors of IMS HEALTH as of the Distribution Date will be cancelled and replaced with options that are exercisable into shares of IMS HEALTH Common Stock (except in the case of unexercised options held by M. Bernard Puckett, which will be cancelled and replaced with options exercisable for IMS HEALTH Common Stock and options exercisable for NMR Common Stock, in proportion to the relative value of share of IMS HEALTH Common Stock and NMR Common Stock immediately after the Distribution). On the second anniversary of the date a non-employee director commences service on the Board of Directors, and on each anniversary thereafter, a non-employee director will receive option grants for shares of IMS HEALTH Common Stock. Such options will vest in accordance with a schedule set by the Compensation and Benefits Committee of the IMS HEALTH Board of Directors at the time of grant. The exercise price per share of all options granted will be not less than 100% of the Fair Market Value (as hereinafter defined) of a share on the date of grant. For purposes of these and the following provisions, Fair Market Value of a share on a given date means the average of the high and low trading prices of such share on such date.


    Each non-employee director may elect to have all or a specified part of the retainer and fees deferred until he or she ceases to be a director. Deferred amounts may be credited to the account of the directors as deferred cash, which bears interest at prescribed rates, or as deferred share units in an amount equal to the amount of deferred compensation divided by the Fair Market Value of a share of IMS HEALTH Common Stock on the date the compensation would otherwise have been paid. Deferred share units are credited with dividend equivalents. Deferred amounts and accrued interest and dividend equivalents are paid in the form of cash or stock, as appropriate, on the first business day of the calendar year following the date of the director's termination of service on the IMS HEALTH Board of Directors.

COMMITTEES OF THE IMS HEALTH BOARD OF DIRECTORS

    Prior to the Distribution, the IMS HEALTH Board of Directors will establish Audit, Executive, Compensation and Benefits, and Nominating Committees and designate specific functions and areas of oversight as to such committees. No final determination has yet been made as to the memberships of such standing committees.

IMS HEALTH EXECUTIVE OFFICERS

    Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

NAME, POSITION WITH IMS HEALTH AND AGE*                                      BIOGRAPHICAL DATA
--------------------------------------------------------  --------------------------------------------------------

Robert E. Weissman, 57..................................  See information under "IMS HEALTH Board of Directors".
  Chairman and Chief Executive Officer

Victoria R. Fash, 46....................................  See information under "IMS HEALTH Board of Directors".
  President and Chief Operating Officer

Alan J. Klutch, 53......................................  Senior Vice President--Finance of Cognizant 9/96 to
  Senior Vice President--Finance                          present; Vice President--Financial Planning, D&B, 10/84
                                                          to 10/96.

Kenneth S. Siegel, 42...................................  Senior Vice President and General Counsel of Cognizant
  Senior Vice President, General Counsel and Secretary    1/97 to present; Secretary of Cognizant 7/97 to present;
                                                          Partner, Baker & Botts, L.L.P., 9/94 to 1/97; Partner,
                                                          O'Sullivan Graev & Karabell, 7/87 to 9/94.

NAME, POSITION WITH IMS HEALTH AND AGE*                                      BIOGRAPHICAL DATA
--------------------------------------------------------  --------------------------------------------------------
James C. Malone, 49.....................................  Senior Vice President--Finance and Controller of
  Senior Vice President--Finance and Controller           Cognizant, 12/96 to present; Vice President-- Finance of
                                                          Cognizant, 9/96 to 12/96; Assistant Vice President, D&B,
                                                          2/95 to 10/96; Vice President and Controller, The Reuben
                                                          H. Donnelley Corporation (a subsidiary of D&B), 1990 to
                                                          2/95.

Leslye G. Katz, 43......................................  Vice President and Treasurer of Cognizant, 9/96 to
  Vice President and Treasurer                            present; Senior Vice President and Chief Financial
                                                          Officer, The Reuben H. Donnelley Corporation, 9/92 to
                                                          9/96.

Craig S. Kussman, 39....................................  Vice President--Corporate Development of Cognizant,
  Vice President--Corporate Development                   10/97 to present; Vice President-- Mergers and
                                                          Acquisitions of Cognizant, 9/96 to 10/97; Assistant Vice
                                                          President, D&B, 5/91 to 9/96.

------------------------

* As of March 13, 1998

COMPENSATION OF IMS HEALTH EXECUTIVE OFFICERS

    The following table discloses the compensation paid by Cognizant for services rendered to Cognizant in 1997 to IMS HEALTH's Chief Executive Officer and to each of the persons who are anticipated to be one of the three other most highly compensated executive officers of IMS HEALTH following the Distribution. During the period presented, the individuals were compensated in accordance with Cognizant's plans and policies.

                           SUMMARY COMPENSATION TABLE
                          FOR SERVICES WITH COGNIZANT

                                                                                        LONG-TERM COMPENSATION
                                                                              -------------------------------------------
                                                                                       AWARDS                PAYOUTS
                                                                              ------------------------  -----------------
                                              ANNUAL COMPENSATION                              (G)
                                   -----------------------------------------      (F)      SECURITIES          (H)
         (A)                                                                  RESTRICTED   UNDERLYING       LONG-TERM
  NAME AND PRINCIPAL                  (C)        (D)             (E)             STOCK      OPTIONS/        INCENTIVE
    POSITION WITH          (B)      SALARY    BONUS(1)      OTHER ANNUAL      AWARD(S)(3)    SARS(4)         PAYOUTS
      IMS HEALTH          YEAR        ($)        ($)     COMPENSATION(2)($)       ($)          (#)             ($)
----------------------  ---------  ---------  ---------  -------------------  -----------  -----------  -----------------
Robert E. Weissman....       1997    750,000  1,007,100           1,006                0            0               0
  Chairman and Chief
  Executive Officer
Victoria R. Fash......       1997    375,000    349,128               0          268,938            0               0
  President and Chief
  Operating Officer
Alan J. Klutch........       1997    325,000    303,473               0                0            0               0
  Senior Vice
  President-
  Finance
Kenneth S.                   1997    325,000    235,025         127,388                0      190,000               0
  Siegel(6)...........
  Senior Vice
  President, General
  Counsel and
  Secretary
James C. Malone.......       1997    240,625    167,850               0          136,538            0               0
  Senior Vice
  President--Finance
  and Controller

         (A)                   (I)
  NAME AND PRINCIPAL        ALL OTHER
    POSITION WITH        COMPENSATION(5)
      IMS HEALTH               ($)
----------------------  -----------------
Robert E. Weissman....         72,568
  Chairman and Chief
  Executive Officer
Victoria R. Fash......         19,655
  President and Chief
  Operating Officer
Alan J. Klutch........         22,637
  Senior Vice
  President-
  Finance
Kenneth S.                      4,800
  Siegel(6)...........
  Senior Vice
  President, General
  Counsel and
  Secretary
James C. Malone.......          8,212
  Senior Vice
  President--Finance
  and Controller


------------------------

(1) The 1997 bonus awards were earned in 1997 and paid in 1998.

(2) The amount shown for Mr. Weissman represents reimbursement for taxes paid by him with respect to company-directed travel and certain other expenses. The amount shown for Mr. Siegel includes reimbursement of relocation expenses in connection with his joining Cognizant and related tax obligations. The value of certain personal benefits is not included since it does not exceed $50,000 for any named executive officer.


(3) The amounts shown for Ms. Fash and Mr. Malone represents the dollar value of restricted stock on the date of the grant. This grant was a special one-time award and will vest one year following the date of the award. Dividends are paid at the rate established from time to time for Cognizant Common Stock.


(4) All the options in this table are without tandem stock appreciation rights, except for the Limited SARs described under the "Option/SAR Grants in Last Fiscal Year" table below. In addition, Ms. Fash received a grant of options for 6,500 shares (after adjustment for a reverse stock split) (without tandem stock appreciation rights) of Cognizant's subsidiary Cognizant Technology Solutions Corporation, as described under the table "Option Grants/SAR Grants in Last Fiscal Year to Purchase Cognizant Common Stock".

(5) The amounts shown represent aggregate annual company contributions for the account of each named executive officer under the Cognizant Corporation Savings Plan ("Savings Plan") and Savings Benefit Equalization Plan ("SBEP"), plans which are open to employees of Cognizant and certain subsidiaries. The Savings Plan is a tax-qualified defined contribution plan and the SBEP is a non-qualified plan which provides a benefit to participants in the Savings Plan equal to the amount of company contributions that would have been made to the participant's Savings Plan accounts but for certain Federal tax laws.

(6) Mr. Siegel joined Cognizant on January 31, 1997. The salary and bonus amounts provided above have been annualized for the full year 1997.

OPTION GRANTS ON COGNIZANT COMMON STOCK TO IMS HEALTH EXECUTIVES IN LAST FISCAL
  YEAR

    The following table provides information on fiscal year 1997 grants of options to the named IMS HEALTH executives to purchase shares of Cognizant Common Stock. Options to acquire Cognizant Common Stock will be replaced by options to acquire IMS HEALTH Common Stock. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement".

OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR TO PURCHASE COGNIZANT COMMON STOCK


                                                        (B)
                                                     NUMBER OF          (C)
                                                    SECURITIES      % OF TOTAL                                     (F)
                                                    UNDERLYING     OPTIONS/SARS        (D)                     GRANT DATE
                                                   OPTIONS/SARS     GRANTED TO     EXERCISE OR      (E)          PRESENT
                       (A)                          GRANTED(1)     EMPLOYEES IN    BASE PRICE   EXPIRATION      VALUE(2)
NAME                                                    (#)         FISCAL YEAR     ($/SHARE)      DATE            ($)
-------------------------------------------------  -------------  ---------------  -----------  -----------  ---------------
Robert E. Weissman...............................            0              NA             NA           NA              NA
Victoria R. Fash(3)..............................            0              NA             NA           NA              NA
Alan J. Klutch...................................            0              NA             NA           NA              NA
Kenneth S. Siegel(4).............................      190,000             4.8%     $ 33.0625     01/30/07     $ 1,678,032
James C. Malone..................................            0              NA             NA           NA              NA


------------------------

(1) The amount shown represents a non-qualified stock option, without tandem stock appreciation rights ("SARs"), granted in 1997. The option may not be exercised for at least one year after grant and may then be exercised in installments of one-sixth of the grant amount each year until they are 100% vested. Payment must be made in full upon exercise in cash or Cognizant Common Stock. The option holder may elect to have shares of Cognizant Common Stock issuable upon exercise withheld by Cognizant to pay withholding taxes due. The option shown includes Limited SARs in tandem with the option. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Cognizant Common Stock pursuant to a tender or exchange offer not made by Cognizant. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price or the highest price paid pursuant to a tender or exchange offer for Cognizant Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether Cognizant supports or opposes the offer.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the January 31, 1997 grant: an expected stock-price volatility factor of 25%, a risk-free rate of return of 6.23%, an annual dividend yield of 0.30%, an assumed time of exercise of 4.5 years from grant date, and a reduction of approximately 15.4% to reflect the probability of forfeiture due to termination prior to vesting. These assumptions may or may not be fulfilled. The amount shown cannot be considered predictions of future value. In addition, the option will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(3) In 1997, Ms. Fash was granted options for 6,500 shares (after adjustment for a reverse stock split) of Class A Common Stock of Cognizant's subsidiary, CTS, in her capacity as a director of CTS. This grant represents 1.2% of the total CTS options granted in 1997. The options' exercise price approximates fair market value on the date of grant and they expire on December 31, 2007. The options become exercisable in 8.75 years, except that accelerated vesting occurs on the first and second anniversary of an initial public offering or controlling interest sale of CTS. The potential realizable value of this grant assuming annual rates of appreciation of the Class A Common Stock, from the grant date until the expiration date, of 5% and 10% is calculated at $51,105 and $108,031, respectively.

(4) Mr. Siegel joined Cognizant on January 31, 1997.

AGGREGATE COGNIZANT OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
  COGNIZANT OPTION VALUES

    The following table provides information on option exercises in 1997 by the named executives of IMS HEALTH and the value of each such executive's unexercised in-the-money options to acquire Cognizant Common Stock at December 31, 1997. See also "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement".

     AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                                                      (E)
                                                                                                                   VALUE OF
                                                                                                                  UNEXERCISED,
                                                                                                 (D)              IN-THE-MONEY
                                                                                         NUMBER OF SECURITIES      COGNIZANT
                                                                                        UNDERLYING UNEXERCISED    OPTIONS/SARS
                                                                                      COGNIZANT OPTIONS/SARS AT       AT
                                                             (B)             (C)                                    FISCAL
                                                       SHARES ACQUIRED      VALUE       FISCAL YEAR-END(2)(#)     YEAR-END(3)($)
           (A)                                         ON EXERCISE(1)     REALIZED    --------------------------  -----------
          NAME                                               (#)             ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-------------------------                             -----------------  -----------  -----------  -------------  -----------
Robert E. Weissman.......  Effective Date Options                 0               0      162,499       812,501     $1,767,177
                           SUBSTITUTE OPTIONS                 3,256       $   6,756      473,122        49,985     $7,160,966
                                                             15,813       $  32,809
                                                             26,545       $ 430,483

Victoria R. Fash(4)......  Effective Date Options                 0       $       0       66,666       333,334     $ 724,993
                           SUBSTITUTE OPTIONS                     0       $       0       24,678         9,939     $ 300,235

Alan J. Klutch...........  Effective Date Options                 0       $       0       37,499       187,501     $ 407,802
                           SUBSTITUTE OPTIONS                 3,256       $   6,756       97,120         9,456     $1,491,515
                                                              2,119       $   4,397
                                                              7,803       $ 126,542
                                                              2,697       $  39,256
Kenneth S. Siegel(5).....  Stock Options                          0       $       0            0       190,000     $       0
James C. Malone..........  Effective Date Options             8,334       $  80,476       26,615       183,085     $ 299,920
                                                              1,666       $  16,087
                           SUBSTITUTE OPTIONS                   953       $  11,891        2,925         2,952     $  32,241
                                                                958       $   9,546
                                                                982       $  14,293
                                                                985       $   9,017

           (A)
          NAME             UNEXERCISABLE
-------------------------  -------------
Robert E. Weissman.......   $ 8,835,948
                            $   546,848
Victoria R. Fash(4)......   $ 3,625,007
                            $   109,811
Alan J. Klutch...........   $ 2,039,073
                            $   103,451
Kenneth S. Siegel(5).....   $ 2,125,625
James C. Malone..........   $ 2,043,461
                            $    31,681


------------------------

(1) Effective Date Options reflect Cognizant option grants for 1996. Substitute Options were issued in substitution of D&B options that were canceled as of the date of the D&B spin-off.

(2) No SARs were outstanding at December 31, 1997.

(3) The values shown equal the difference between the exercise price of unexercised in-the-money options and the fair market value of the underlying Cognizant Common Stock at December 31, 1997. Options are in-the-money if the fair market value of the Cognizant Common Stock exceeds the exercise price of the option.

(4) The value at year-end of in-the-money options held by Ms. Fash for shares of Class A Common Stock of CTS, a subsidiary of Cognizant, none of which are presently exercisable, was zero.

(5) Mr. Siegel joined Cognizant on January 31, 1997.

COGNIZANT RETIREMENT BENEFITS

    The following table sets forth the estimated aggregate annual benefits payable under the Cognizant Retirement Plan, the Cognizant Corporation Supplemental Executive Retirement Plan and the Cognizant Retirement Excess Plan to persons in the specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits and benefits payable under predecessor plans of D&B which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

    Benefits vest after five years of credited service and are calculated at 5% of average final compensation per year for the first 10 years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service.

               ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFITS
               ----------------------------------------------
   AVERAGE             ASSUMING CREDITED SERVICE OF:
    FINAL      ----------------------------------------------
COMPENSATION    15 YEARS    20 YEARS    25 YEARS    30 YEARS
-------------  ----------  ----------  ----------  ----------
 $   550,000   $  330,000  $  330,000  $  330,000  $  330,000
     700,000      420,000     420,000     420,000     420,000
     850,000      510,000     510,000     510,000     510,000
   1,000,000      600,000     600,000     600,000     600,000
   1,300,000      780,000     780,000     780,000     780,000
   1,600,000      960,000     960,000     960,000     960,000
   1,900,000    1,140,000   1,140,000   1,140,000   1,140,000

    The number of years of credited service for Mr. Weissman and Ms. Fash are 18 and 6, respectively.

    Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions and overtime pay. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. The bonuses included in the Summary Compensation Table above were not paid until the year following the year in which they were accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and any unpaid current year's bonuses accrued and included in the Summary Compensation Table are not part of retirement compensation in that year. For 1997, compensation for purposes of determining retirement benefits for Mr. Weissman and Ms. Fash was $875,000 and $418,333, respectively.

    Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the participant's credited service. Participants vest in their accrued retirement benefit upon completion of five years' service. The benefits shown in the table above are calculated on a straight-life annuity basis.


    Retirement benefits for Messrs. Klutch, Siegel and Malone are determined solely under the Cognizant Retirement Plan and the Retirement Excess Plan. Under these plans, Cognizant contributes 6% of the participant's compensation monthly to the participant's cash balance in the plan. The cash balance earns monthly investment credits based on the yield on 30-year Treasury bonds from time to time. These plans also include a minimum monthly benefit for certain employees who had attained age 50 and had earned 5 years of service as of October 31, 1996, including Mr. Klutch. The minimum benefit is equal to the excess of (i) 1.7% of final average compensation multiplied by years of credited service not in excess of 25, plus 1.0% of average final compensation multiplied by years of credited service in excess of 25, over (ii) 1.7% of the primary Social Security insurance benefits multiplied by years of credited service not in excess of 25, plus 0.5% of the primary Social Security insurance benefits multiplied by years of credited service in excess of 25. The estimated annual benefits upon retirement at age 65 for Messrs. Klutch and Malone are $202,828 and $49,103, respectively, based upon their respective credited service to date for these plans of 23.5 and 14 years. In 1997, Mr. Siegel was not eligible to participate in the Cognizant Retirement Plan and the Cognizant Retirement Excess Plan.


LIMITED SARS

    Cognizant Limited SARs held by IMS HEALTH executive officers will be converted into Limited SARs of IMS HEALTH which will have the terms described for Cognizant Limited SARs in footnote 1 under the caption "--Option Grants on Cognizant Common Stock to IMS HEALTH Executives in Last

Fiscal Year" above. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement".

                        IMS HEALTH SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    All the outstanding shares of IMS HEALTH Common Stock are currently held by Cognizant. The following table sets forth the number of shares of IMS HEALTH Common Stock that are expected to be beneficially owned after the Distribution by each of the IMS HEALTH directors, by each of the executive officers named in the IMS HEALTH Summary Compensation Table above, by all such directors and executive officers as a group and by each person known by IMS HEALTH to beneficially own more than 5% of the outstanding shares of Cognizant Common Stock at May 31, 1998 ("5% Owners"). Stock ownership information is based on (i) the number of shares of Cognizant Common Stock held by directors and executive officers as of May 31, 1998, (ii) the number of shares held by 5% Owners, based upon a Schedule 13G filed with the SEC by such 5% Owners and (iii) one share of IMS HEALTH Common Stock being distributed for every share of Cognizant Common Stock. See "The Distribution" and "IMS HEALTH Management and Executive Compensation--Compensation of IMS HEALTH Executive Officers". Information regarding shares subject to options reflects shares of Cognizant Common Stock subject to options as of May 31, 1998 and exercisable within 60 days thereafter and represents the number of shares of IMS HEALTH Common Stock which would be obtained in the Distribution if the Cognizant stock options were exercised prior to the Record Date. Unexercised Cognizant stock options held by IMS HEALTH employees as of the Distribution Date will be converted into options that are exercisable into shares of IMS HEALTH Common Stock based upon a conversion formula to be calculated after the Distribution Date. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement". All directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of Cognizant Common Stock outstanding on May 31, 1998 and are expected to own less than one percent of the shares of IMS HEALTH Common Stock outstanding as of the Distribution Date. The mailing address for each of the IMS HEALTH directors and executive officers listed herein is 200 Nyala Farms, Westport, Connecticut 06880.



                                                                                               NUMBER OF SHARES
                                                                                              SUBJECT TO OPTIONS
                                                                        NUMBER OF SHARES     EXERCISABLE WITHIN 60
NAME AND ADDRESS OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED            DAYS
-------------------------------------------------------------------  ----------------------  ---------------------

Clifford L. Alexander, Jr..........................................               4,198(1)             1,166

Victoria R. Fash(2)................................................               8,804(3)            92,125

John P. Imlay, Jr..................................................              10,898(1)             1,166

Robert Kamerschen..................................................               7,398(1)             1,166

Alan J. Klutch.....................................................              12,206              134,619

Robert J. Lanigan..................................................               7,998(1)(4)           1,166

H. Eugene Lockhart.................................................               1,198(1)             1,166

James C. Malone....................................................               3,301               22,040

M. Bernard Puckett.................................................               4,498(1)             1,166

Kenneth S. Siegel..................................................                   0               31,666

William C. Van Faasen..............................................               1,156(5)                 0

Robert E. Weissman.................................................             176,593              460,830

                                                                                               NUMBER OF SHARES
                                                                                              SUBJECT TO OPTIONS
                                                                        NUMBER OF SHARES     EXERCISABLE WITHIN 60
NAME AND ADDRESS OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED            DAYS
-------------------------------------------------------------------  ----------------------  ---------------------
All Directors and Executive Officers as a Group(6).................             238,287              837,628

FMR Corporation....................................................          18,355,768(7)(8)               0
82 Devonshire Street
Boston, MA 02109


------------------------

(1) Includes 898 shares of restricted stock granted under the Non-Employee Directors' Stock Incentive Plan, which shares are scheduled to vest on November 15, 2001.

(2) Ms. Fash also owns 3,250 shares (after adjustment for a reverse stock split) of restricted Class A Common Stock of CTS, purchased pursuant to the CTS Restricted Stock Purchase Plan. These restricted shares vest upon the occurrence of an initial public offering of CTS, and represent less than 1% of the outstanding shares of CTS.

(3) Includes 6,500 shares of restricted stock granted under the Key Employees' Stock Incentive Plan, which shares are scheduled to vest on October 21, 1998.

(4) These shares are held in two revocable trusts (one trust holding 5,900 shares and the other 1,200 shares) for the benefit of Mr. Lanigan in which he is the settlor and sole beneficial owner and over which he has sole investment control.


(5) Includes 556 shares of restricted stock granted under the Non-Employee Directors' Stock Incentive Plan, which shares are scheduled to vest on April 21, 2003.


(6) Includes all shares beneficially owned regardless of the nature of ownership.

(7) Represents 11.32% of the total outstanding Cognizant Common Stock on December 31, 1997.

(8) FMR Corporation ("FMR Corp.") and its wholly owned subsidiaries, Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC"), jointly filed a Schedule 13G with the SEC on February 14, 1998. This Schedule 13G shows that Fidelity, a registered investment adviser, beneficially owned at December 31, 1997, 17,116,190 shares of Cognizant Common Stock. Edward C. Johnson, 3rd, Chairman of FMR Corp., FMR Corp. and the registered investment companies advised by Fidelity each has sole dispositive power (but no voting power) over such shares. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Fidelity Funds. Mr. Johnson and FMR Corp. each has sole dispositive power over 1,239,578 shares of Cognizant Common Stock held by FMTC, a bank as defined under the Securities Act which serves as investment manager for institutional accounts, sole voting power over 749,378 of such shares and no voting power over 490,200 of such shares.

                    DESCRIPTION OF IMS HEALTH CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The total number of shares of all classes of stock that IMS HEALTH has authority to issue under its Restated Certificate of Incorporation is 420,000,000 shares of which 400,000,000 shares represent shares of IMS HEALTH Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "IMS HEALTH Preferred Stock") and 10,000,000 shares represent shares of Series Common
Stock (the "IMS HEALTH Series Common Stock"). Based on          shares of
Cognizant Common Stock outstanding as of            , 1998, and a distribution
ratio of one share of IMS HEALTH Common Stock for every one share of Cognizant
Common Stock,          shares of IMS HEALTH Common Stock would be distributed to
holders of Cognizant Common Stock on the Distribution Date.

IMS HEALTH COMMON STOCK

    Subject to any preferential rights of any IMS HEALTH Preferred Stock or IMS HEALTH Series Common Stock created by the Board of Directors of IMS HEALTH, each outstanding share of IMS HEALTH Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of IMS HEALTH. See "Dividend Policies--IMS HEALTH". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of IMS HEALTH, holders of IMS HEALTH Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of IMS HEALTH Preferred Stock and IMS HEALTH Series Common Stock.

IMS HEALTH PREFERRED STOCK AND IMS HEALTH SERIES COMMON STOCK

    Each of the authorized IMS HEALTH Preferred Stock and the authorized IMS HEALTH Series Common Stock is available for issuance from time to time in one or more series at the discretion of the IMS HEALTH Board of Directors without stockholder approval. The IMS HEALTH Board of Directors has the authority to prescribe for each series of IMS HEALTH Preferred Stock or IMS HEALTH Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such IMS HEALTH Preferred Stock or IMS HEALTH Series Common Stock, as applicable, the issuance of IMS HEALTH Preferred Stock or IMS HEALTH Series Common Stock, as applicable, could have an adverse effect on holders of IMS HEALTH Common Stock by delaying or preventing a change in control of IMS HEALTH, making removal of the present management of IMS HEALTH more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of IMS HEALTH Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the IMS HEALTH Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of IMS HEALTH Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Under terms of the agreements relating to the Acquisitions and subject to Walsh and PMSI shareholder approval, Walsh shareholders will receive .3041 shares of Cognizant Common Stock per Walsh share outstanding and PMSI shareholders will receive .2800 shares of Cognizant Common Stock per PMSI share outstanding. The number of shares of Cognizant Common Stock to be issued in connection with each of the Acquisitions is subject to a collar adjustment based on the price of Cognizant Common Stock during a period prior to the closing of each Acquisition. Cognizant expects to issue approximately 6.7 million shares from treasury stock to consummate the Acquisitions. In the event the Acquisitions are not completed prior to the Record Date, Walsh and PMSI shareholders will receive, in lieu of Cognizant Common Stock, IMS HEALTH Common Stock pursuant to a formula designed to recalibrate the collar computations based on the relative value of IMS HEALTH to the total value of IMS HEALTH and Nielsen Media Research following the Distribution. In addition, IMS HEALTH will be required to issue IMS HEALTH Common Stock with a value between $550,000 and $4,400,000 within the next five years as part of the consideration for a previous acquisition. IMS HEALTH currently does not have any other plans to issue additional shares of IMS HEALTH Common Stock, IMS HEALTH Preferred Stock or IMS HEALTH Series Common Stock other than in connection with employee compensation plans. See, however, "Risk Factors--Risks Relating to IMS HEALTH--Acquisitions".

    One of the effects of the existence of unissued and unreserved IMS HEALTH Common Stock, IMS HEALTH Preferred Stock and IMS HEALTH Series Common Stock may be to enable the Board of Directors of IMS HEALTH to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of IMS HEALTH by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of IMS HEALTH's management and possibly deprive the stockholders of opportunities to sell their shares of IMS HEALTH Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of IMS HEALTH pursuant to the operation of the IMS HEALTH Rights Plan, which is discussed below.

IMS HEALTH RIGHTS PLAN

    On            , 1998 the Board of Directors of IMS HEALTH declared a
dividend of one preferred share purchase right (an "IMS HEALTH Right") for each outstanding share of IMS HEALTH Common Stock. The dividend will be payable on
           , 1998 (the "IMS HEALTH Record Date") to Cognizant, which will be the sole stockholder of record on the IMS HEALTH Record Date. Each IMS HEALTH Right entitles the registered holder to purchase from IMS HEALTH one one-thousandth of a share of Series A Junior Participating IMS HEALTH Preferred Stock, par value $.01 per share (the "IMS HEALTH Participating Preferred Stock"), of IMS HEALTH
at a price of $         per one one-thousandth of a share of IMS HEALTH
Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "IMS HEALTH Participating Preferred Stock Purchase Price"), subject to adjustment. The description and terms of the IMS HEALTH Rights are set forth in
an IMS HEALTH Rights Agreement dated as of            , 1998, as the same may be
amended from time to time (the "IMS HEALTH Rights Agreement"), between IMS HEALTH and First Chicago Trust Company of New York, as the IMS HEALTH Rights Agent (the "IMS HEALTH Rights Agent").


    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of IMS HEALTH Rights, an "IMS HEALTH Acquiring Person") have acquired beneficial ownership of 15% or more (20% or more in the case of an "Institutional Investor" as defined in the IMS HEALTH Rights Plan") of the outstanding shares of IMS HEALTH Common Stock or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an IMS HEALTH Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of IMS HEALTH Common Stock (the earlier of such dates hereinafter referred to in this description of IMS HEALTH Rights as the "IMS HEALTH Rights Distribution Date"), the IMS HEALTH Rights will be evidenced by the certificates representing IMS HEALTH Common Stock.

    The IMS HEALTH Rights Agreement provides that, until the IMS HEALTH Rights Distribution Date (or earlier redemption or expiration of the IMS HEALTH Rights), the IMS HEALTH Rights will be transferred with and only with the IMS HEALTH Common Stock. Until the IMS HEALTH Rights Distribution Date (or earlier redemption or expiration of the IMS HEALTH Rights), IMS HEALTH Common Stock certificates will contain a notation incorporating the IMS HEALTH Rights Agreement by reference. Until the IMS HEALTH Rights Distribution Date (or earlier redemption or expiration of the IMS HEALTH Rights), the surrender for transfer of any certificates for shares of IMS HEALTH Common Stock will also constitute the transfer of the IMS HEALTH Rights associated with the shares of IMS HEALTH Common Stock represented by such certificate. As soon as practicable following the IMS HEALTH Rights Distribution Date, separate certificates evidencing the IMS HEALTH Rights ("IMS HEALTH Rights Certificates") will be mailed to holders of record of the IMS HEALTH Common Stock as of the close of business on the IMS HEALTH Rights Distribution Date and such separate IMS HEALTH Rights Certificates alone will evidence the IMS HEALTH Rights.

    The IMS HEALTH Rights are not exercisable until the IMS HEALTH Rights
Distribution Date. The IMS HEALTH Rights will expire on            , 2008
(hereinafter referred to in this description of IMS HEALTH Rights as the "IMS HEALTH Final Expiration Date"), unless the IMS HEALTH Final Expiration Date is advanced or extended or unless the IMS HEALTH Rights are earlier redeemed or exchanged by IMS HEALTH, in each case as described below.

    The IMS HEALTH Participating Preferred Stock Purchase Price payable, and the number of shares of IMS HEALTH Participating Preferred Stock or other securities or property issuable, upon exercise of the IMS HEALTH Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the IMS HEALTH Participating Preferred Stock, (ii) upon the grant to holders of the IMS HEALTH Participating Preferred Stock of certain rights or warrants to subscribe for or purchase IMS HEALTH Participating Preferred Stock at a price, or securities convertible into IMS HEALTH Participating Preferred Stock with a conversion price, less than the then-current market price of the IMS HEALTH Participating Preferred Stock or (iii) upon the distribution to holders of the IMS HEALTH Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in IMS HEALTH Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The IMS HEALTH Rights are also subject to adjustment in the event of a stock dividend on the IMS HEALTH Common Stock payable in shares of IMS HEALTH Common Stock or subdivisions, consolidations or combinations of the IMS HEALTH Common Stock occurring, in any such case, prior to the IMS HEALTH Rights Distribution Date.

    Shares of IMS HEALTH Participating Preferred Stock purchasable upon exercise of the IMS HEALTH Rights will not be redeemable. Each share of IMS HEALTH Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of IMS HEALTH Common Stock. In the event of liquidation, dissolution or winding up of IMS HEALTH, the holders of the IMS HEALTH Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of IMS HEALTH Common Stock. Each share of IMS HEALTH Participating Preferred Stock will have 1,000 votes, voting together with the IMS HEALTH Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of IMS HEALTH Common Stock are converted or exchanged, each share of IMS HEALTH Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of IMS HEALTH Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the IMS HEALTH Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of IMS HEALTH Participating

Preferred Stock purchasable upon exercise of each IMS HEALTH Right should approximate the value of one share of IMS HEALTH Common Stock.

    In the event that any person or group of affiliated or associated persons becomes an IMS HEALTH Acquiring Person, each holder of an IMS HEALTH Right, other than IMS HEALTH Rights beneficially owned by the IMS HEALTH Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of an IMS HEALTH Right and payment of the IMS HEALTH Participating Preferred Stock Purchase Price, that number of shares of IMS HEALTH Common Stock having a market value of two times the IMS HEALTH Participating Preferred Stock Purchase Price.

    In the event that, after a person or group has become an IMS HEALTH Acquiring Person, IMS HEALTH is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of an IMS HEALTH Right (other than IMS HEALTH Rights beneficially owned by an IMS HEALTH Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom IMS HEALTH has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the IMS HEALTH Participating Preferred Stock Purchase Price.

    At any time after any person or group becomes an IMS HEALTH Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of IMS HEALTH Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of IMS HEALTH may exchange the IMS HEALTH Rights (other than IMS HEALTH Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of IMS HEALTH Common Stock, or a fractional share of IMS HEALTH Participating Preferred Stock of equivalent value (or of a share of a class or series of IMS HEALTH's Preferred Stock having similar rights, preferences and privileges), per IMS HEALTH Right (subject to adjustment).

    With certain exceptions, no adjustment in the IMS HEALTH Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such IMS HEALTH Participating Preferred Stock Purchase Price. No fractional shares of IMS HEALTH Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of IMS HEALTH Participating Preferred Stock, which may, at the election of IMS HEALTH, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the IMS HEALTH Participating Preferred Stock on the last trading period to the date of exercise.

    At any time prior to the time an IMS HEALTH Acquiring Person becomes such, the Board of Directors of IMS HEALTH may redeem the IMS HEALTH Rights in whole, but not in part, at a price of $.01 per IMS HEALTH Right (hereinafter referred to in this description of IMS HEALTH Rights as the "IMS HEALTH Right Redemption Price"). The redemption of the IMS HEALTH Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the IMS HEALTH Rights, the right to exercise the IMS HEALTH Rights will terminate and the only right of the holders of IMS HEALTH Rights will be to receive the IMS HEALTH Right Redemption Price.

    For so long as the IMS HEALTH Rights are then redeemable, IMS HEALTH may, except with respect to the IMS HEALTH Right Redemption Price, amend the IMS HEALTH Rights in any manner. After the IMS HEALTH Rights are no longer redeemable, IMS HEALTH may, except with respect to the IMS HEALTH Right Redemption Price, amend the IMS HEALTH Rights in any manner that does not adversely affect the interests of holders of the IMS HEALTH Rights.

    Until an IMS HEALTH Right is exercised, the holder thereof, as such, will have no rights as a stockholder of IMS HEALTH, including, without limitation, the right to vote or to receive dividends.

    A copy of the form of IMS HEALTH Rights Agreement will be filed as an exhibit to the Registration Statement on Form 10 of IMS HEALTH in respect of the registration of the IMS HEALTH Common Stock under the Exchange Act. A copy of the IMS HEALTH Rights Agreement is available free of charge from IMS HEALTH. The summary description of the IMS HEALTH Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the IMS HEALTH Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.


CERTAIN EFFECTS OF THE IMS HEALTH RIGHTS AGREEMENT

    The IMS HEALTH Rights Agreement is designed to protect stockholders of IMS HEALTH in the event of unsolicited offers to acquire IMS HEALTH and other coercive takeover tactics which, in the opinion of the Board of Directors of IMS HEALTH, could impair its ability to represent stockholder interests. The provisions of the IMS HEALTH Rights Agreement may render an unsolicited takeover of IMS HEALTH more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer IMS HEALTH's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of IMS HEALTH.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of IMS HEALTH authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of IMS HEALTH of any kind or class.

DELAWARE GENERAL CORPORATION LAW

    The terms of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") apply to IMS HEALTH since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholders unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under
Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is
(a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. IMS HEALTH's Restated Certificate of Incorporation does not exclude IMS HEALTH from the restrictions imposed under Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring IMS HEALTH to negotiate in advance with IMS HEALTH's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of IMS HEALTH. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF IMS HEALTH RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND
  RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

    Certain provisions of the IMS HEALTH Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of IMS HEALTH. It is believed that such provisions will enable IMS HEALTH to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of IMS HEALTH and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of IMS HEALTH, although such proposals, if made, might be considered desirable by a majority of IMS HEALTH's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of IMS HEALTH. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "--Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation. These provisions are present in the Restated Certificate of Incorporation or Amended and Restated By-laws of Cognizant.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The IMS HEALTH Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The IMS HEALTH Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of IMS HEALTH or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of IMS HEALTH provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

    ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-laws of IMS HEALTH establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of IMS HEALTH who is entitled to vote at the meeting who has given to the Secretary of IMS HEALTH timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of IMS HEALTH.

    To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of IMS HEALTH at the principal executive offices of IMS HEALTH not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

    To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of IMS HEALTH at the principal executive offices of IMS HEALTH not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

    The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of IMS HEALTH held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of IMS HEALTH entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

    NUMBER OF DIRECTORS; FILLING OF VACANCIES; REMOVAL

    The IMS HEALTH Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of IMS HEALTH may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of IMS HEALTH entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of IMS HEALTH entitled to vote generally in the election of directors, voting as a single class.

    CLASSIFIED BOARD OF DIRECTORS

    The IMS HEALTH Restated Certificate of Incorporation provides for IMS HEALTH's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of IMS HEALTH's Board of Directors will be elected each year. See "IMS HEALTH Management and Executive Compensation--IMS HEALTH Board of Directors".

    IMS HEALTH believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board of Directors, because a majority of the directors at any given time will have prior experiences as directors of IMS HEALTH. This provision should also help to ensure that IMS HEALTH's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of IMS HEALTH's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of IMS HEALTH's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of IMS HEALTH and could thus increase the likelihood that incumbent directors will retain their positions.

    AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS

    The IMS HEALTH Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of IMS HEALTH entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

    AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

    The IMS HEALTH Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of IMS HEALTH entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws,
(ii) the classified Board of Directors and the filling of director vacancies and
(iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

    The IMS HEALTH Restated Certificate of Incorporation provides that IMS HEALTH shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The IMS HEALTH Restated Certificate of Incorporation also provides that a director of IMS HEALTH shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

    The indemnification rights conferred by the Restated Certificate of Incorporation of IMS HEALTH are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. IMS HEALTH will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                     NIELSEN MEDIA RESEARCH CAPITALIZATION


    The following table sets forth the capitalization of Nielsen Media Research at March 31, 1998 on a historical basis, and at March 31, 1998 on a pro forma basis, as adjusted to give effect to the Distribution and the transactions contemplated thereby. Accordingly, the table does not reflect the proposed acquisitions of Walsh and PMSI. The following data are qualified in their entirety by the consolidated financial statements of Nielsen Media Research and other information contained elsewhere in this Information Statement. See "Risk Factors".


                                                                                 NIELSEN MEDIA RESEARCH
                                                                                   (AT MARCH 31, 1998)
                                                                                       (UNAUDITED)
                                                                                 -----------------------
                                                                                 HISTORICAL   PRO FORMA
                                                                                 ----------  -----------

                                                                                      ($ AMOUNTS IN
                                                                                       THOUSANDS)
Cash and Cash Equivalents......................................................  $    4,004  $     4,004
                                                                                 ----------  -----------
                                                                                 ----------  -----------

Long-Term Debt.................................................................      --          300,000(1)

Divisional/Shareholders' Equity:
  Divisional Equity............................................................     107,137      --     (2)
  Preferred Stock, par value $.01 per share, authorized -- 10,000,000 shares;
    outstanding -- none........................................................      --          --
  Series Common Stock, par value $.01 per share, authorized -- 10,000,000 shares;
    outstanding -- none........................................................      --          --
  Common Stock, par value $.01 per share, authorized -- 400,000,000 shares;
    issued -- 171,120,069 shares (Pro forma)...................................                    1,711(2)
Capital Surplus................................................................                  --     (1)(2)
Retained Earnings/Deficit......................................................      --         (150,179)(1)(2)(3)
Cumulative Translation Adjustment..............................................      --              643(2)
Treasury Stock -- 0 shares (Actual) and 8,271,396 shares (Pro forma)...........                  (45,038)(2)(3)
                                                                                 ----------  -----------
      Total Equity.............................................................     107,137     (192,863)
                                                                                 ----------  -----------
      Total Capitalization.....................................................  $  107,137  $   107,137
                                                                                 ----------  -----------
                                                                                 ----------  -----------


SUMMARY OF SIGNIFICANT PRO FORMA CAPITALIZATION ASSUMPTIONS


    The capitalization table presented above gives effect to the Distribution Agreement and the transactions contemplated thereby. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Distribution Agreement." The Distribution Agreement is to be entered into by Cognizant and IMS HEALTH prior to the Distribution and is subject to approval by Cognizant's Board of Directors. The assumptions upon which this capitalization table is based therefore remain to be finalized and do not necessarily reflect all the factors that may affect the capitalization of Nielsen Media Research at the time of Distribution.


(1) In connection with the Distribution, Cognizant will borrow $300 million, which will be used to repay intercompany liabilities. This debt will be the obligation of Nielsen Media Research after the Distribution. The adjustment is reflected as an increase in long-term debt.


(2) This adjustment reflects the recapitalization of Nielsen Media Research in connection with the Distribution.



(3) The cost basis of the shares of treasury stock on a pro forma basis reflects an allocation of the historical cost of such treasury shares to Nielsen Media Research.

                 NIELSEN MEDIA RESEARCH SELECTED FINANCIAL DATA

    The following data are qualified in their entirety by the financial statements of Nielsen Media Research and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, have been derived from the audited financial statements of Nielsen Media Research contained elsewhere in this Information Statement. The financial data as of March 31, 1998 and 1997, and December 31, 1994 and 1993, for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1994 and 1993, are unaudited. The historical financial statements of Nielsen Media Research contained in this Information Statement are presented as if Nielsen Media Research were a separate entity for all periods presented. The following financial data should be read in conjunction with the information set forth under "Nielsen Media Research Management's Discussion and Analysis of Financial Condition and Results of Operations" and Nielsen Media Research's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                          THREE MONTHS ENDED
                                              AND AS OF
                                              MARCH 31,                     YEAR ENDED AND AS OF DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1998        1997        1997        1996        1995        1994        1993
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                             (UNAUDITED)                                                 (UNAUDITED)
                                                         ($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating Revenue.....................  $   96,064  $   86,271  $  358,594  $  319,404  $  288,652  $  250,303  $  209,894
Net Income............................  $   14,246  $   12,730  $   52,475  $   47,605  $   40,412  $   30,115  $   19,661
Earnings Per Share of Common
  Stock--Basic........................  $     0.09  $     0.07  $     0.32  $     0.28  $     0.24  $     0.18  $       --
Earnings Per Share of Common
  Stock--Diluted......................  $     0.09  $     0.07  $     0.32  $     0.28  $     0.24  $     0.18  $       --

BALANCE SHEET DATA:
Total Assets..........................  $  199,645  $  177,200  $  192,434  $  170,331  $  134,521  $  138,842  $   97,831
Long-Term Debt........................  $       --  $       --  $       --  $       --  $       78  $      244  $      411

                 NIELSEN MEDIA RESEARCH UNAUDITED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

    The historical Consolidated Statement of Income for Nielsen Media Research has been derived from the historical (pre-Distribution) Consolidated Statement of Income of Cognizant and is presented as if Nielsen Media Research had been operated as a separate entity. The Unaudited Consolidated Pro Forma Statement of Income of Nielsen Media Research for the year ended December 31, 1997 presents the results of operations of Nielsen Media Research and all material pro forma adjustments necessary for this purpose.

    The Unaudited Consolidated Pro Forma Statement of Income and Statement of Financial Position of Nielsen Media Research should be read in conjunction with the historical consolidated financial statements of Nielsen Media Research contained elsewhere in this Information Statement. The pro forma data are for informational purposes only and may not necessarily reflect future results of operations or what the results of operations would have been had Nielsen Media Research been operated as a separate entity.

    The following tables set forth the Nielsen Media Research historical Consolidated Statement of Income for the year ended December 31, 1997 and the three months ended March 31, 1998, giving effect to the impact of interest expense as of the beginning of the period presented related to the anticipated borrowing by Cognizant of $300 million of third-party debt in connection with the repayment of existing intercompany liabilities to IMS HEALTH. The Nielsen Media Research Unaudited Condensed Consolidated Pro Forma Statement of Financial Position as of March 31, 1998 gives effect to the anticipated borrowing of $300 million of third party debt. This debt will be an obligation of Nielsen Media Research after the Distribution.

                 NIELSEN MEDIA RESEARCH UNAUDITED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME


                                                                              YEAR ENDED DECEMBER 31, 1997
                                                                       -------------------------------------------
                                                                                                      PRO FORMA
                                                                       NIELSEN MEDIA    PRO FORMA   NIELSEN MEDIA
                                                                          RESEARCH     ADJUSTMENTS     RESEARCH
                                                                       --------------  -----------  --------------
                                                                             ($ AMOUNTS IN THOUSANDS, EXCEPT
                                                                                     PER SHARE DATA)
OPERATING REVENUE....................................................  $      358,594   $       0   $      358,594
                                                                       --------------  -----------  --------------
Operating Costs and Selling and Administrative Expense...............         239,670           0          239,670
Depreciation and Amortization........................................          28,663           0           28,663
                                                                       --------------  -----------  --------------
OPERATING INCOME.....................................................          90,261           0           90,261
                                                                       --------------  -----------  --------------
Non-Operating Income--Net............................................               0     (19,300)(1)        (19,300)
                                                                       --------------  -----------  --------------
Income Before Provision for Income Taxes.............................          90,261     (19,300)          70,961
Provision for Income Taxes...........................................         (37,786)      8,080          (29,706)
                                                                       --------------  -----------  --------------
NET INCOME...........................................................  $       52,475   $ (11,220)  $       41,255
                                                                       --------------  -----------  --------------
                                                                       --------------  -----------  --------------
BASIC EARNINGS PER SHARE OF COMMON STOCK.............................  $         0.32   $   (0.07)  $         0.25
DILUTED EARNINGS PER SHARE OF COMMON STOCK...........................  $         0.32   $   (0.08)(2) $         0.24
Average Number of Shares Outstanding--Basic..........................     165,163,000          --      165,163,000
Average Number of Shares Outstanding--Diluted........................     165,664,990                  175,355,183


  See Summary of Adjustments to Unaudited Consolidated Pro Forma Statements of
                                    Income.

            NIELSEN MEDIA RESEARCH UNAUDITED CONSOLIDATED PRO FORMA
                              STATEMENT OF INCOME


                                                                       THREE MONTHS ENDED MARCH 31, 1998
                                                                   -----------------------------------------
                                                                                                 PRO FORMA
                                                                   NIELSEN MEDIA   PRO FORMA   NIELSEN MEDIA
                                                                     RESEARCH     ADJUSTMENTS    RESEARCH
                                                                   -------------  -----------  -------------
                                                                        ($ AMOUNTS IN THOUSANDS, EXCEPT
                                                                                PER SHARE DATA)
OPERATING REVENUE................................................   $    96,064    $             $  96,064
                                                                   -------------  -----------  -------------
Operating Costs and Selling and Administrative Expense...........        67,625                     67,625
Depreciation and Amortization....................................         7,122                      7,122
                                                                   -------------  -----------  -------------
OPERATING INCOME.................................................        21,317       --            21,317
                                                                   -------------  -----------  -------------
Non-Operating Income--Net........................................         3,185       (4,800)(1)      (1,615)
                                                                   -------------  -----------  -------------
Income Before Provision for Income Taxes.........................        24,502       (4,800)       19,702
                                                                   -------------  -----------  -------------
Provision for Income Taxes.......................................       (10,256)       2,001        (8,255)
                                                                   -------------  -----------  -------------
NET INCOME.......................................................   $    14,246    $  (2,799)    $  11,447
                                                                   -------------  -----------  -------------
                                                                   -------------  -----------  -------------
BASIC EARNINGS PER SHARE OF COMMON STOCK.........................   $      0.09    $   (0.02)    $    0.07
DILUTED EARNINGS PER SHARE OF COMMON STOCK.......................   $      0.09    $   (0.02)(2)   $    0.07



Average Number of Shares Outstanding--Basic........  162,406,000              162,406,000
Average Number of Shares Outstanding--Diluted......  163,321,842              171,670,784


SUMMARY OF ADJUSTMENTS TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME


(1) Non-Operating Income--Net includes the impact of interest expense as of the beginning of the period presented related to $300 million of debt at an assumed annual interest rate of 6.4%. Each 1/8% variance in the actual interest rate will result in an increase or decrease in interest expense of $375,000 for the year ended December 31, 1997 and $94,000 for the three months ended March 31, 1998.



(2) Diluted Earnings Per Share of Common Stock for the year ended December 31, 1997 includes the impact ($0.01) of the conversion of Cognizant stock options held by Nielsen Media Research Employees into Nielsen Medica Research stock options in accordance with the methodology described under "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement". The impact for the three months ended March 31, 1998 is less than $0.01.

       NIELSEN MEDIA RESEARCH UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                        STATEMENT OF FINANCIAL POSITION


                                                                                   MARCH 31, 1998
                                                                        -------------------------------------
                                                                                                   PRO FORMA
                                                                          NIELSEN                   NIELSEN
                                                                           MEDIA      PRO FORMA      MEDIA
                                                                         RESEARCH    ADJUSTMENTS   RESEARCH
                                                                        -----------  -----------  -----------
Assets
Current Assets
  Cash and Cash Equivalents...........................................   $   4,004    $      --   $     4,004
  Accounts Receivable--Net............................................      52,966           --        52,966
  Other Current Assets................................................       5,115           --         5,115
                                                                        -----------  -----------  -----------
Total Current Assets..................................................      62,085           --        62,085
                                                                        -----------  -----------  -----------
Property, Plant and Equipment--Net....................................      58,023           --        58,023
Computer Software.....................................................      45,724           --        45,724
Intangibles...........................................................      12,085           --        12,085
Other Assets..........................................................      21,728           --        21,728
                                                                        -----------  -----------  -----------
Total Assets..........................................................   $ 199,645    $      --   $   199,645
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

Liabilities and Divisional Equity

Current Liabilities...................................................   $  43,539    $      --   $    43,539
Long-Term Debt........................................................          --      300,000(1)     300,000
Other Liabilities.....................................................      48,969           --        48,969
                                                                        -----------  -----------  -----------
Total Liabilities.....................................................      92,508      300,000       392,508

Divisional/Shareholders' Equity.......................................     107,137     (107,137)(2)          --
  Other Divisional Equity.............................................          --           --            --
  Preferred Stock, par value $.01 per share, authorized-- 10,000,000
    shares; outstanding--none.........................................          --           --            --
  Series Common Stock, par value $.01 per share,
    authorized--10,000,000 shares; outstanding--none..................          --           --            --
  Common Stock, par value $.01 per share, authorized-- 400,000,000
    shares; outstanding--162,848,673 shares...........................          --        1,711(2)       1,711
Capital Surplus.......................................................          --           --            --
Retained Earnings.....................................................          --     (150,179)(2)    (150,179)
Cumulative Translation Adjustment.....................................          --          643(2)         643
Treasury Stock--8,271,396 shares......................................          --      (45,038)(2)     (45,038)
                                                                        -----------  -----------  -----------
      Total Equity....................................................     107,137     (300,000)     (192,863)
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

Total Liabilities and Divisional/Shareholders' Equity.................   $ 199,645    $       0   $   199,645
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------


SUMMARY OF ADJUSTMENTS TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT
  OF FINANCIAL POSITION

(1) Long-term debt reflects the borrowing by Cognizant of $300 million to repay intercompany liabilities. This debt will be an obligation of Nielsen Media Research after the Distribution.

(2) Divisional/Shareholders' Equity reflects the recapitalization of Nielsen Media Research in connection with the Distribution.

          NIELSEN MEDIA RESEARCH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW

    DOLLAR AMOUNTS IN THOUSANDS

    On January 15, 1998, Cognizant announced a plan to separate into two independent, publicly traded companies--Nielsen Media Research and IMS HEALTH. The Distribution is subject to final approval by the Cognizant Board of Directors and obtaining a ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction. See Notes 1 and 8 to the Nielsen Media Research Consolidated Financial Statements.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
  1997


    Nielsen Media Research revenue for the first three months of 1998 increased 11.4% to $96,064 from $86,271. Continuing revenue growth resulted from new metered markets, additional cable networks and the local Hispanic and Monitor-Plus measurement services.



    Operating costs and selling and administrative expenses for the first three months of 1998 were $67,625 compared with $57,728 in 1997, an increase of 17.1%. The increase reflects higher costs related to Year 2000 and increased investment in the business, including the establishment of new metered markets.



    Operating income for the first three months of 1998 were $21,317 compared with $21,910 in 1997, a decline of 2.7%. The decline resulted primarily from Year 2000 expenses offset by the revenue growth factors noted above. Excluding the Year 2000 expenses of 3,185, operating income would have increased 11.8%.



    Operating margin during the first three months of 1998 was 22.2%, compared with 25.4% in 1997. Excluding the Year 2000 expense mentioned above, 1997 operating margin for the first three months of 1998 was 25.5%.



    Non-operating income--net of $3,185 for the first three months of 1998 included gains from the disposition of investments.



    The consolidated effective tax rate of Nielsen Media Research was 41.9% for the first three months of 1998 and 1997. The tax rates were computed on a separate-company basis.



    Net income for the first three months of 1998 was $14,246, compared with $12,730 for the first three months of 1997, an increase of 11.9%.


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Nielsen Media Research revenue increased 12.3% in 1997 to $358,594 from $319,404 in 1996. Revenue growth resulted from additional cable customers, entrance into three new metered markets, an increase in the level of special analyses and the continued growth of the Hispanic service.

    Operating costs and selling and administrative expenses in 1997 were $239,670, compared with $212,214 in 1996, an increase of 12.9%. The increase reflects higher costs related to increased investment in the business, including the opening of new metered markets and expanded Hispanic services.

    Operating income in 1997 was $90,261 compared with $81,961 in 1996, an increase of 10.1%. The increase resulted primarily from the factors noted above, partially offset by Year 2000 expenses of $2,681. Excluding the Year 2000 expenses, operating income would have increased 13.4%.

    Operating margin in 1997 was 25.2%, compared with 25.7% in 1996. Excluding the Year 2000 expenses mentioned above, 1997 operating margin was 25.9%.

    Nielsen Media Research's consolidated 1997 and 1996 effective tax rate was 41.9%. The tax rates were computed on a separate-company basis.

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    Net income in 1997 was $52,475, compared with $47,605 in 1996, an increase of 10.2%.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    Revenue increased 10.7% in 1996 to $319,404 from $288,652 in 1995. Revenue growth resulted from the expansion of network schedules, increased demand for custom analyses, addition of cable customers and entrance into two new metered markets.

    Operating costs and selling and administrative expenses in 1996 were $212,214, compared with $194,741 in 1995, an increase of 9.0%. Operating costs and selling and administrative expenses in 1995 include a non-recurring charge of $2,300. Excluding this charge, the increase was 10.3%. The higher operating costs and selling and administrative expenses were the result of additional costs related to increased investments in the business, including expanded metered markets and cable operations.

    Operating income in 1996 increased 17.8% to $81,961 from $69,568 in 1995. Included in the 1995 results were $2,300 of non-recurring charges. Excluding these charges, the 1996 operating income growth rate was 14.0%. The increase was the result of the factors mentioned above.

    Operating margin in 1996 was 25.7%, compared with 24.1% in 1995. The 1995 margin includes $2,300 of non-recurring charges. Excluding these charges, the operating margin was 24.9%.

    Nielsen Media Research's consolidated effective tax rate was 41.9%, in 1996 and 1995. The tax rates were computed on a separate-company basis.

    Net income in 1996 was $47,605, compared with $40,412 in 1995, an increase of 17.8%.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1997 COMPARED WITH DECEMBER 31,
  1996

    Accounts Receivable-Net increased to $51,986 at December 31, 1997 from $44,773 at December 31, 1996, principally due to higher receivables from increased revenues from cable customers and new metered markets.

    Property, Plant and Equipment increased to $55,050 at December 31, 1997 from $44,310 at December 31, 1996, principally due to equipment purchases for metered markets.

    Computer Software increased to $43,093 at December 31, 1997 from $35,653 at December 31, 1996, principally due to software related to the transition from mainframe to client server technology.

    Unbilled Accounts Receivable (included in Other Assets) decreased to $12,566 at December 31, 1997 from $15,547 at December 31, 1996, principally due to the timing of contract billings.

    Accounts Payable increased to $14,355 at December 31, 1997 from $6,876 at December 31, 1996, principally due to the timing of payments.

    Deferred Income Taxes increased to $34,394 at December 31, 1997 from $29,379 at December 31, 1996, principally due to the future tax impact arising from computer software additions.

    Divisional Equity increased to $101,583 at December 31, 1997 from $99,353 at December 31, 1996, principally due to net income of $52,475, partially offset by transfers to Cognizant of $51,107.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    In 1995, Nielsen Media Research recorded a pre-tax charge of $2,300 that included an impairment loss of $500 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to replace certain production systems.

    Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying

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amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no effect on the timing of recognition of the impairment.

    The 1995 charge principally reflected an impairment loss related to the revaluation of certain production systems which were replaced or no longer used and the write-down of an equity investment.

    In October 1995, the Financial Accounting Standards Board (``FASB") issued SFAS No. 123 ``Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. Nielsen Media Research has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. If compensation cost for Nielsen Media Research's stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, Nielsen Media Research's net income and earnings per share would have been reduced to the pro forma amounts as disclosed in Note 5 to the Nielsen Media Research Consolidated Financial Statements.

    In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings-per-share data on an international basis. Basic earnings per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings per common share assume that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by Nielsen Media Research with related proceeds. This statement has been adopted by Nielsen Media Research. (See Note 2 to the Nielsen Media Research Consolidated Financial Statements.)

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. Nielsen Media Research is in the process of evaluating the disclosure requirements under this standard.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This statement is effective for periods beginning after December 15, 1997. Nielsen Media Research is in the process of evaluating the disclosure requirements under this standard.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for periods beginning after December 15, 1997. Nielsen Media Research is in the process of evaluating the disclosure requirements under this standard.


    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. Nielsen Media Research is evaluating the impact of this SOP on its financial position and


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results of operations and will be required to implement SOP 98-1 for the fiscal year ended December 31, 1999.


NON-U.S. OPERATING AND MONETARY ASSETS

    Nielsen Media Research operates in the U.S. and Canada. Approximately 3% of Nielsen Media Research's revenues and 4% of operating income in 1997 were derived from Canadian operations. As a result, fluctuations in the value of the Canadian dollar relative to the U.S. dollar do not significantly affect Nielsen Media Research's results of operations.

    Non-U.S. monetary assets are maintained in Canadian dollars. Changes in the value of this currency relative to the U.S. dollar are charged or credited to Divisional Equity. The effect of exchange rate changes during 1997 was not material.

LIQUIDITY AND CAPITAL RESOURCES


    Cash and cash equivalents totaled $4,004 and $10,081 at March 31, 1998 and 1997, respectively, a decrease of $6,077.



    Net cash provided by operating activities was $21,481 and $28,295 for the three months ended March 31, 1998 and 1997, respectively. The decrease of $6,814 in cash provided by operating activities compared to the prior period primarily reflected an increase in other working capital.



    Net cash used in investing activities totaled $14,944 for the three months ended March 31, 1998 compared with $9,685 in the prior period. The increase of $5,259 primarily reflected an increase in additions to computer software.



    Net cash used in financing activities was $8,530 for the three months ended March 31, 1998 compared with $14,061 in the prior period. The decrease of $5,531 in cash used in financing activities compared to the prior period reflected a decrease in the net transfers to Cognizant.


    Cash and cash equivalents totaled $5,993 and $5,557 at December 31, 1997 and 1996, respectively. The increase in cash and cash equivalents of $436 was primarily due to increased cash flow from operations, offset, in part, by increased cash used in investing activities and transfers to Cognizant.

    Net cash provided by operating activities was $94,392, $64,667 and $90,273 in 1997, 1996 and 1995, respectively. The increase of $29,725 in cash provided by operating activities in 1997 primarily reflected a lower increase in accounts receivable, an increase in accounts payable and an increase in postretirement benefits, offset, in part, by a lower increase in deferred income taxes. The decrease of $25,606 in net cash provided by operating activities in 1996 primarily reflected a higher level of accounts receivable and a decrease in postretirement benefits, offset, in part, by an increase in deferred income taxes.

    Net cash used in investing activities totaled $42,842 for 1997, compared with $40,785 and $30,899 in 1996 and 1995, respectively. The increase of $2,057 in cash used in investing activities in 1997 primarily reflected an increase in capital expenditures and an increase in additions to computer software. The increase of $9,886 in cash used in investing activities in 1996 primarily reflected an increase in capital expenditures and an increase in additions to intangibles.

    Net cash used in financing activities totaled $51,107 for 1997, compared with $19,069 and $58,755 in 1996 and 1995, respectively. The increase of $32,038 of cash used in financing activities in 1997 reflected an increase in the net transfers to Cognizant/D&B. The decrease of $39,686 of cash used in financing activities in 1996 reflected a decrease in the net transfer to Cognizant/D&B.

    On February 18, 1997 Cognizant announced that its Board of Directors had authorized a systematic stock repurchase program to buy up to 8.5 million shares of Cognizant's outstanding common stock. The stock purchases are held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

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    On October 21, 1997 Cognizant announced that its Board of Directors had authorized a second systematic stock repurchase program to buy up to 10 million shares of Cognizant's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756. Nielsen Media Research's management has not decided the extent to which Nielsen Media Research will continue this stock repurchase program after the Distribution.

    Nielsen Media Research's existing balances of cash and cash equivalents and, cash generated from operations and debt capacity are expected to be sufficient to meet Nielsen Media Research's long-term and short-term cash requirements including continued investment in the business.

YEAR 2000

    Many existing computer systems and software applications use two digits, rather than four, to record years, e.g., "98" instead of "1998." Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions. This is known as the "Year 2000 issue".

    Nielsen Media Research depends on systems and software both for its internal operations as well as for the receipt of data used in its information products and the transmission of those products to its customers. Nielsen Media Research began to address the Year 2000 issue in 1996. It expects to complete upgrading or replacing substantially all affected programs during 1998, with testing to be done during 1999. The operating income impact of Year 2000 compliance in 1997 was $2,681. Based on current information, the operating income impact of Year 2000 compliance in 1998 is expected to be in the range of $8,000 to $9,000. Year 2000 compliance expenditures for 1999 are in the process of being determined; however, the costs are expected to be less than in 1998. These costs are being expensed as incurred.


    In addition Nielsen Media Research is communicating with its customers and data suppliers to assess their ability to address the Year 2000 issue. Failures by customers to be Year 2000 compliant could hinder their ability to make use of Nielsen Media Research's products. Failures by data suppliers could disrupt the flow of data used in Nielsen Media Research's products. While Nielsen Media Research believes most companies it deals with are addressing the issue, it is unable to determine the effect, if any, such failures might have on Nielsen Media Research's business or future results of operations.



    The costs of addressing the Year 2000 issue and the date on which Nielsen Media Research expects to complete Year 2000 compliance are based on the best estimates of Nielsen Media Research management, which were derived utilizing various assumptions regarding future events. There can be no guarantee that these estimates will be achieved and actual results may differ materially. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area of expertise, the ability to locate and correct all relevant computer codes, and the success of customers and suppliers in addressing the Year 2000 issue.


DIVIDENDS

    The payment and level of cash dividends by Nielsen Media Research are subject to the discretion of the Board of Directors of Nielsen Media Research. Nielsen Media Research currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Nielsen Media Research on a stand-alone basis. There can be no assurance that any dividends will be declared or paid.

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                        NIELSEN MEDIA RESEARCH BUSINESS

GENERAL

    Nielsen Media Research conducts television audience measurement and related services in the United States and, through a wholly owned subsidiary, Nielsen Media Research, Ltd., in Canada.

    Nielsen Media Research estimates television audience size and demographics and reports this and related information to advertisers, advertising agencies, program syndicators, broadcast networks, cable networks, cable operators, television stations, station representatives and others in order to increase the effectiveness of television advertising and programming. This syndicated information is offered on a subscription basis. Custom or ad-hoc analyses of the data are also offered to subscribers. The information is used by subscribers to buy, sell, plan and price television time and to make programming and scheduling decisions.

    In 1997, advertisers spent approximately $42 billion in the United States on national and local television advertising, according to McCann-Erickson Worldwide, to bring a variety of programs and advertising messages to approximately 98 million U.S. television households. This underscores the need for television stations, networks, advertisers, advertising agencies and others to understand how many households and what types of people are reached by such programming.

    Nielsen Media Research estimates television audiences and reports data in the United States primarily through these services: Nielsen Television Index, Nielsen Syndication Services, Nielsen Homevideo Index, Nielsen Station Index, Nielsen Hispanic Television Index and Nielsen Hispanic Station Index. In Canada, Nielsen Media Research measures television audiences and reports data through national and local market people meter services.

    Nielsen Media Research also offers services that enable advertisers to manage their media spending by linking television ratings to commercial occurrences, and that provide information to the expanding interactive media industry.

NATIONAL SERVICES

    Through its U.S. national services, Nielsen Media Research serves the television audience measurement needs of 6 national television broadcast networks, 46 national and regional cable networks, more than 100 program syndicators, and more than 150 national advertising agencies and advertisers. Audience measurement data are collected nationally through Nielsen People Meters installed in over 5,000 randomly selected households across the U.S. Audience estimates are produced and delivered to subscribers daily. People meters not only collect television set tuning data (which channel the set is tuned to) but also the demographics of the audience (who in the household is watching).

    Three national services are offered in the United States:

    - NIELSEN TELEVISION INDEX (NTI) provides daily audience total and demographic estimates for all national broadcast network television programs to broadcast networks and agencies. This service was established in 1950.

    - NIELSEN HOMEVIDEO INDEX (NHI) - NATIONAL provides audience estimates of cable and pay cable television. This service was established in 1980.

    - NIELSEN SYNDICATION SERVICES (NSS) provides reports and services on both the local and national levels to the program syndication segment of the television industry. This service was established in 1985.

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LOCAL SERVICES

    Nielsen Media Research's local services serve the television audience measurement needs of more than 1,000 television stations, more than 150 local cable operators and syndicators, and over 2,000 national, regional and local advertising agencies and advertisers in over 200 local television markets throughout the United States. Nielsen Media Research currently provides metered service in 38 of the nation's largest markets representing about 59% of television households in the United States. Six additional markets are scheduled to be metered during 1998, bringing the total number of local metered markets to
44. Television set tuning data are collected electronically using a Nielsen Media Research set meter. Household audience (as opposed to persons) estimates are delivered daily to subscribers. In these markets, written diaries are used, during designated measurement periods, to collect audience demographic estimates for integration with the metered tuning data. Diaries are used in the balance of local markets to collect both tuning and persons-viewing information during designated periods.

    Two local services are offered in the United States:

    - NIELSEN STATION INDEX (NSI) provides local market television audience measurement to stations and agencies throughout the U.S. This service was established in 1954.

    - NIELSEN HOMEVIDEO INDEX (NHI) - LOCAL provides audience measurement services for more than 150 local cable operators.

U.S. HISPANIC SERVICES

    Hispanic Services provide both national and local television audience measurement of U.S. Hispanic households.

    - NIELSEN HISPANIC TELEVISION INDEX (NHTI) provides viewing estimates of national Hispanic audiences. Begun in November 1992, the NHTI service remains the first and only metered national Hispanic audience measurement service. Based on a sample of 800 Hispanic households across the U.S., it uses the same methodology as the other national services (the Nielsen People Meter) to collect Hispanic audience data.

    - NIELSEN HISPANIC STATION INDEX (NHSI) uses a language-stratified sample to reflect the unique characteristics of each local Hispanic market. The NHSI service provides advertisers, agencies, networks and syndicators viewing information in more than a dozen television markets with significant Hispanic population. The data are collected using a people meter methodology in the Los Angeles market and a variety of set meter and diary methodologies in the remaining markets.

CANADIAN SERVICES

    In Canada, Nielsen Media Research has offered national people meter service since 1989 to Canadian national and regional broadcasters, cable networks, agencies and advertisers. Nielsen Media Research has also provided local people meter service in Canada's two largest English-language markets, Toronto (since
1995) and Vancouver (begun in the fall of 1997) to local broadcasters, agencies and advertisers.

OTHER SERVICES

    - MONITOR-PLUS. Nielsen Media Research's Monitor-Plus service links television ratings to commercial occurrence data and tracks "share of spending" and "share of voice" (the proportion of all television advertising within a product category attributable to a brand or advertiser, as expressed in rating points) by company, by brand, and by product category across fifteen monitored media. These include print, outdoor, radio and free-standing inserts as well as television, for which it also reports at the creative execution and campaign level. This service offers the data and tools necessary for advertisers and their agencies to actively manage their media spending by enabling them to

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      understand their own performance and that of their competitors. Customers use the data to determine competitive advertising trends and performance within markets of interest. The media also use this service for sales planning and targeting.

      In January 1997, Monitor-Plus expanded service to 75 markets from 50, thereby matching the coverage of its principal competitor and market leader Competitive Media Reports. Monitor-Plus plans to deploy new digital data collection and processing technology in 1998.

    - NEW MEDIA SERVICES (NMS) is a successor to a service formed in 1980 that provides custom research and start-up services for newly developed syndicated products, both national and local. This includes measurement performance of non-traditional research such as place-based media and out-of-home studies. The automated tracking of the use of video news releases and the measuring of media exposure in airports and in-flight are two more examples of NMS research services.

    - NIELSEN INTERACTIVE SERVICES. In 1995, Nielsen Media Research formed a separate service to develop research products and services for the Internet and other interactive media.

      During 1995, Nielsen Media Research entered into a strategic relationship with Internet Profiles Corporation ("I/Pro") to jointly market and brand two Internet measurement tools: Netline (formerly I/COUNT), which monitors Web site usage and I/AUDIT, which audits and verifies audience usage and characteristics.

      In addition, separate from its agreement with I/Pro, Nielsen Media Research plans to establish a panel to monitor computer usage and activity in households. The panel will provide high quality research to computer and Internet industry participants (media, advertisers, agencies, hardware manufacturers, software developers, etc.). Roll-out of the service is planned for 1998. Additional offerings in the interactive/Internet area include the Nielsen CommerceNet Internet Demographics Study (a twice per year study that profiles the size and audience composition of on-line users) and the Home Technology Report, a survey that provides data on consumer interest and use of various technologies in the home.

DATA COLLECTION

    PEOPLE METER. The heart of the Nielsen Media Research national and Hispanic services in the United States and all services in Canada is an electronic measurement system called the Nielsen People Meter. These meters are placed in a sample of 5,000 households in the U.S., 850 U.S. Hispanic households and over 2,000 households in Canada, randomly selected and recruited by Nielsen Media Research. A set meter is installed on each television set in a national sample home along with a device to record who is watching the television. Each member of the household is assigned a personal viewing button identified by name or symbol on the people meter that the viewer can use to enter his or her viewing status. Household members are instructed to record their viewing on a television set in a household whenever they are watching or listening to that set. Each button is linked to the age and gender of a person in the household. Additional buttons on the meter enable visitors to a sample household to record when they watch television by entering their age and gender and pushing a visitor button.

    The Nielsen Media Research metering system stores half minute by half minute records of television receiver tuning activity and of people meter audience data entries in sample households. The U.S. tuning records are automatically transmitted by phone to Nielsen Media Research's central computer facility in Dunedin, Florida where the data are matched with program line-up information and processed to create ratings estimates.

    SET METER. In 38 of the largest local markets in the U.S., a set metering system provides household television ratings information on a daily basis. In each of these markets, approximately 400-550 households (or approximately 19,000 households across the U.S.) are recruited to participate in a sample distinct from the national people meter sample. Electronic meters are attached to each television set in each sample

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home. Homes recruited for local samples are not equipped with people meter attachments, so that the information is limited to identification of the program to which the set is tuned. The metered market samples of television households are used to obtain audience estimates with measurable reliability of television programs for stations which originated in or are assigned for reporting purposes to Nielsen Media Research's Designated Market Areas ("DMAs").

    DIARIES. In addition to set meters, Nielsen Media Research uses diaries in local markets (over 200 DMAs in the U.S.) to collect viewing data during at least four designated measurement periods each year. Diary measurement is used to collect viewing information (both tuning and demographics) from sample homes in every local television market across the United States in November, February, May and July (known as "sweeps" months) of each year. The diary provides audience (both tuning and demographics) data in the smaller non-metered markets and demographic data for the metered markets. In addition to the four sweeps months, in some larger markets diaries are used to provide viewer information in as many as three additional months (October, January, and March). Diaries returned to Nielsen Media Research are examined and edited using established procedures. Audience estimates are then computed separately for each quarter hour of viewing recorded in the diary.

INVESTMENTS

    Nielsen Media Research maintains an active investment program to enhance existing services and develop new services in response to the rapidly changing media marketplace, as well as to develop the technology necessary to succeed in the emerging television environment. The majority of the investment effort and spending is dedicated to improving the quality and efficiency of existing services; realizing the full potential of those services by adding new, value-added or derivative products, especially new software products; developing a next-generation data collection capability and infrastructure; and creating new services and businesses.

    Nielsen Media Research's most significant investment initiatives include the local service diary sample expansion; new client-server based data processing and delivery software development; the Universal Metering Initiative ("UMI"); and new business development, notably Nielsen Interactive Services and New Millennium.

    In March 1996, Nielsen Media Research announced plans to implement a significant increase in the size of its diary samples. Beginning in May 1996, diary samples were increased by 10% and by an additional 5% in October 1996. During 1997, Nielsen Media Research increased diary samples by an additional 35% in 88 markets where stations financially supported the increase.

    Since 1992, Nielsen Media Research has continued to make significant investments to transition itself to a new flexible client/server architecture for data collection, processing and delivery. These investments are designed to provide Nielsen Media Research with reengineered and more capable data collection and processing systems, and to provide customers with flexible and high value Windows-TM--based software products.

    As part of its UMI program, Nielsen Media Research is developing a next-generation metering system, known as the Active/Passive, or "A/P", metering system, to enable measurement of program viewing in the emerging digital television environment. This new system uses codes, which are imperceptible to the viewer, inserted in the audio and/or video portions of programs and commercials that can be detected by metering equipment installed in the sample households. The system also has a passive signature-recognition back-up capability. This encoding approach builds upon Nielsen Media Research's experience in developing and using its highly successful program video code technology used in today's analog television environment, which has received permanent authorization from the Federal Communications Commission (the "FCC"). There can be no assurance, however, that the coding used by the new system will be adopted by the television industry, be approved by the FCC, or be compatible with signal compression techniques implemented by the industry in the future.

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    In December 1997, Nielsen Media Research purchased approximately 5% of the outstanding shares in I/Pro.

    New Millennium is an agency buying system that Nielsen Media Research believes will be superior in design and concept to any existing or anticipated competitive product. It is being designed to give advertising agencies the ability to perform pre-buy analyses, track negotiations and scheduling of ad time, evaluate overall performance in terms of delivery and cost, and finally, perform the reconciliation and subsequent accounting functions. By automating tasks now done manually at agencies, the system may substantially reduce agency costs. To date, the first of seven planned modules, Spot TV, has been built.

    In January 1998, Nielsen Media Research announced the development of a new metering system to track television viewing within Microsoft Corporation's Windows 98-TM-. This new technology, developed jointly by Nielsen Media Research and Microsoft engineers, will be used to capture audience for those sample households where television programming is viewed using this Microsoft operating system.

COMPETITION

    Nielsen Media Research has maintained a strong leadership position in relation to its competitors. Arbitron, a former competitor, discontinued its local syndicated broadcast and cable television ratings service as of December 31, 1993.

    A television ratings project funded by the CONTAM and designed and operated by SRI, is operating a 500 household sample in Philadelphia as a national television ratings laboratory. SRI's Philadelphia sample has yet to provide program level data, although SRI has recently announced plans to provide program level data from a subset of the sample in early 1998. Funding has been contributed primarily by the three major broadcast networks, ABC, CBS, and NBC. During 1996, ABC, CBS, and NBC together through CONTAM contributed $10 million (in addition to the $30 million they contributed in 1994) in funding for the completion of the Philadelphia test. In addition to the other three major networks, Fox Broadcasting as well as four cable networks, fifteen major advertising agencies and buying services, one program syndicator and five of the nation's largest advertisers have agreed to support and participate in the testing phase. Some of these companies have contributed to the funding of SRI and SRI is actively seeking financial support from major media companies for a national ratings service. The Philadelphia sample is viewed by some as a test market for a national ratings service. In addition, the NBC and CBS broadcast television networks have asked SRI for a business plan for the creation of a national measurement system that could provide an alternative to the Nielsen Television Index service.

    On the local level, ADCOM offers individual cable system measurement. It is currently collecting and issuing local cable measurement data in Jacksonville, Florida. Arbitron continues to develop its passive people meter technology and could use this to re-enter the television audience measurement business. Indirectly, on both a national and local basis, competition stems from other marketing research services offering product movement and television audience data and services.

    In Canada, BBM, an established media research organization, has joined with Taylor Nelson/AGB, a U.K.-based media research company, and announced plans to provide a competing metered service in Vancouver. BBM, alone or with Taylor Nelson/AGB, could offer other competitive services in Canada.

    Monitor-Plus has significant competition from Competitive Media Reports, a subsidiary of VNU, a Netherlands-based media company, which has long been the major participant in this market.

INTELLECTUAL PROPERTY

    Nielsen Media Research owns and controls a number of patents, trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to its business. Management believes that the "Nielsen Media Research" name and related names, marks and logos are of material importance to Nielsen Media Research. Nielsen Media Research is licensed to use certain technology and other intellectual property rights owned and controlled by others, and similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by Nielsen Media Research.


    Pursuant to the Intellectual Property Agreement dated as of October 28, 1996 between Cognizant, D&B and ACNielsen (the "D&B IP Agreement"), Nielsen Media Research has exclusive and unrestricted rights to the "Nielsen Media Research" name worldwide; however, Nielsen Media Research's use of the "Nielsen" name, standing alone and as part of a name describing new products and services to be offered, is subject to certain limitations. In addition, the D&B IP Agreement provided for the establishment of a limited liability company jointly owned by Cognizant and ACNielsen, into which certain trademarks incorporating or relating to the "Nielsen" name in various countries were assigned. This company is obligated to license such trademarks on a royalty-free basis to Nielsen Media Research or ACNielsen for use in a manner consistent with the D&B IP Agreement and for purposes of conducting their respective businesses, and is responsible for preserving the quality of those trademarks and minimizing any risk of possible confusion. Pursuant to the TAM Master Agreement dated as of October 28, 1996 between Cognizant and ACNielsen, Cognizant granted a non-exclusive license to ACNielsen to use certain trademarks, technology and related intellectual property rights in the conduct of the television audience measurement business outside of the United States and Canada for a period of five years. This agreement does not restrict Nielsen Media Research from doing business outside the United States and Canada.


    The technology and other intellectual property rights licensed by Nielsen Media Research are of importance to its business, although management of Nielsen Media Research believes that, with the exception of the trademarks incorporating or relating to the "Nielsen" name, the business, as a whole, is not dependent upon any one intellectual property or group of such properties.

    The names of Nielsen Media Research's and its subsidiaries' products and services referred to herein are trademarks, service marks, registered trademarks or registered service marks owned by or licensed to Nielsen Media Research or one of its subsidiaries.

EMPLOYEES

    As of December 31, 1997, Nielsen Media Research had approximately 3,300 full-time equivalent employees in the United States and Canada. Of these, approximately 3,200 are located in the United States, and none of these are represented by labor unions. Nielsen Media Research believes that, generally, relations with its employees are good and have been maintained in a normal and customary manner.

PROPERTIES

    Nielsen Media Research's real property is geographically distributed to meet sales and operating requirements. Nielsen Media Research owns its major processing facility in Dunedin, Florida. Its other properties are leased from third parties. Nielsen Media Research's properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

STRATEGY

    Nielsen Media Research's strategic goal is to be the acknowledged worldwide leader in satisfying the media industry's needs for high quality information which defines the value of media, and services which enable its customers and the marketplace to operate more effectively.

    Nielsen Media Research's strategy has two components: first, to realize the potential of its existing businesses, both national and local; and second, to optimize its market strengths and capabilities into realizing new opportunities in adjacent markets and new businesses.

    - Nielsen Media Research intends to realize the potential of its core businesses by enhancing quality in its operations, enhancing productivity, anticipating environmental and marketplace changes and competitive threats, responding with fast moving and flexible capabilities and decision support solutions, adding derivative products and services, and providing value-added solutions. Central to this strategy are its investments in data collection and processing technology, as well as in data and sample quality.

    - Nielsen Media Research intends to optimize its capabilities and infrastructure into new high-potential opportunities by providing services that not only enable its customers to make better decisions but allow them to better anticipate their own futures. Nielsen Media Research's most significant initiatives in this area include Monitor-Plus, Nielsen Interactive Services and New Millennium.

LEGAL PROCEEDINGS

    Nielsen Media Research and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect Nielsen Media Research's consolidated financial position.

    In addition, on July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS.

    The complaint, as subsequently amended, alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of SRG. IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

    IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. Defendants have filed answers denying the material allegations in IRI's complaint and amended complaint, and A.C. Nielsen Company has filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities.


    In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the 1996 Distribution, D&B, ACNielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into the Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating IRI Liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to ACN Maximum Amount, and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability to ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

    Under the terms of the 1996 Distribution Agreement, as a condition to the 1996 Distribution, IMS HEALTH and Nielsen Media Research are required to undertake to be jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the 1996 Distribution Agreement. However, pursuant to the Distribution Agreement, IMS HEALTH and Nielsen Media Research have agreed that, as between themselves, IMS HEALTH will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million.


    Management of Nielsen Media Research is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect Nielsen Media Research's results of operations, cash flows or financial position.

          NIELSEN MEDIA RESEARCH MANAGEMENT AND EXECUTIVE COMPENSATION


    William G. Jacobi is currently Chairman of Nielsen Media Research and will be non-executive Chairman of the Board of Directors of Nielsen Media Research after the Distribution. John A. Dimling is currently President and Chief Operating Officer of Nielsen Media Research and will be President and Chief Executive Officer of Nielsen Media Research after the Distribution. The Board of Directors of Nielsen Media Research will be composed of certain persons who are currently directors of Cognizant and certain persons who are not currently directors of Cognizant. In addition to Mr. Dimling, the other executive officers of Nielsen Media Research will be drawn primarily from the current management of Nielsen Media Research and Cognizant.


NIELSEN MEDIA RESEARCH BOARD OF DIRECTORS


    Immediately after the Distribution, Nielsen Media Research expects to have a Board of Directors composed of seven directors.


    The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of Nielsen Media Research following the Distribution, including information as to service with Cognizant, if applicable.

                                                  DIRECTOR OF
                                POSITIONS WITH     COGNIZANT            PRINCIPAL OCCUPATION DURING
NAME                              COGNIZANT          SINCE                    LAST FIVE YEARS                   AGE*
----------------------------  ------------------  ------------  --------------------------------------------  ---------

John A. Dimling.............  President and            --       President and Chief Operating Officer,               59
                              Chief Operating                   Nielsen Media Research, 7/93 to present.
                              Officer of Nielsen
                              Media Research

William G. Jacobi...........  Chairman of              --       Chairman, Nielsen Media Research, 11/96 to           54
                              Nielsen Media                     present; Chairman, IMS, 2/95 to 12/97;
                              Research                          Executive Vice President, Cognizant, 9/96 to
                                                                12/97; Senior Vice President, The Dun &
                                                                Bradstreet Corporation, Wilton, CT
                                                                (information services), 7/93 to 10/96;
                                                                President and Chief Operating Officer,
                                                                Nielsen Media Research, 1/91 to 7/93.

M. Bernard Puckett            Director                1996      Private Investor, 1/96 to present; President         53
                                                                and Chief Executive Officer, Mobile
                                                                Telecommunication Technologies Corp.;
                                                                Jackson, MS (telecommunications), 5/95 to
                                                                1/96; President, Chief Operating Officer,
                                                                1/94 to 5/95; Senior Vice President--
                                                                Corporate Strategy and Development,
                                                                International Business Machines Corporation,
                                                                Armonk, NY (computers), 7/93 to 12/93;
                                                                General Manager of Applications Solutions,
                                                                1/91 to 7/93.

Robert E. Weissman            Chairman and Chief      1996      Chairman and Chief Executive Officer,                57
                              Executive Officer,                Cognizant, 9/96 to present; Chairman and
                              Director                          Chief Executive Officer, The Dun &
                                                                Bradstreet Corporation, Wilton, CT
                                                                (information services), 4/95 to 10/96;
                                                                President and Chief Executive Officer, 1/94
                                                                to 3/95; President and Chief Operating
                                                                Officer, 1/85 to 12/93.

                                    OTHER
NAME                            DIRECTORSHIPS
----------------------------  ------------------
John A. Dimling.............
William G. Jacobi...........
M. Bernard Puckett            P-Com, Inc.; R.R.
                              Donnelley & Sons
                              Company; Oacis
                              Healthcare
                              Holdings Corp.;
                              Cognizant
                              Corporation
Robert E. Weissman            State Street
                              Boston
                              Corporation;
                              Gartner Group,
                              Inc.; Cognizant
                              Corporation.


------------------------

*   As of March 13, 1998


    In addition to the directors named above, Nielsen Media Research expects that James R. Craigie, Peter A. Lund and Michael D. Moore, will be directors of Nielsen Media Research after the Distribution. Mr. Craigie is currently Executive Vice President of Kraft Foods, Inc. and President of the Beverage and

Desserts Division of that company and has held such positions since 1994 and 1998, respectively. Mr. Lund was President and Chief Executive Officer of CBS Inc. from 1995 until 1997. Mr. Moore is currently Executive Vice President, Media Development for the MacManus Group and has held such position since 1998.


DIRECTOR'S COMPENSATION


    Under the director compensation program of Nielsen Media Research, each non-employee director other than Mr. Jacobi will receive a 1998 retainer of $12,500; thereafter, the retainer will be paid at an annual rate of $25,000. Each non-employee director who is the Chairman of a Committee of the Board of Directors will be paid an additional retainer of $1,500 for 1998 and $3,000 annually thereafter. A fee of $1,000 will be paid to each non-employee director for every Board or Committee meeting attended. Directors who are employed by Nielsen Media Research will receive no retainers or meeting fees. As non-executive Chairman of the Board of Directors, Mr. Jacobi will receive an annual retainer of $300,000, commencing with his retirement as an employee of IMS HEALTH in February 1999.


    Each non-employee director may elect to have all or a specified part of the retainer and fees deferred until he or she ceases to be a director. Deferred amounts may be credited to the account of the directors as deferred cash, which bears interest at prescribed rates, or as deferred share units in an amount equal to the amount of deferred compensation divided by the Fair Market Value (as defined below) of a share of Nielsen Media Research Common Stock on the date the compensation would otherwise have been paid. Deferred share units are credited with dividend equivalents. Fair Market Value is the average of the high and low trading prices of the Nielsen Media Research Common Stock on the date of determination. Deferred amounts and accrued interest and dividend equivalents are paid in the form of cash or stock, as appropriate, on the first business day of the calendar year following the date of the director's termination of service on the Board of Directors.

COMMITTEES OF THE NIELSEN MEDIA RESEARCH BOARD OF DIRECTORS


    Nielsen Media Research's Board of Directors has established Audit and Compensation and Benefits Committees and designated specific functions and areas of oversight as to such committees. However, no final determination has yet been made as to the memberships of such standing committees after the Distribution.

NIELSEN MEDIA RESEARCH EXECUTIVE OFFICERS

    Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.


NAME, POSITION WITH NIELSEN MEDIA RESEARCH AND AGE*                          BIOGRAPHICAL DATA
--------------------------------------------------------  --------------------------------------------------------

John A. Dimling, 59.....................................  See information under "Nielsen Media Research Board of
President and Chief Executive Officer                       Directors".

Thomas W. Young, 59.....................................  Executive Vice President and Chief Financial Officer,
Executive Vice President and Chief Financial Officer        2/98 to present; employee of D&B, 11/96-2/98; Senior
                                                            Vice President and Controller, D&B, 4/92 to 10/96.

Barry P. Cook, 53.......................................  Senior Vice President and Chief Research Officer, 11/90
Senior Vice President and Chief Research Officer            to present.

Stuart J. Goldshein, 51.................................  Assistant Controller, Cognizant, 11/96 to present;
Vice President and Controller                               Assistant Controller, D&B, 1991 to 10/96.

Stephen J. Boatti, 48...................................  Associate General Counsel, Cognizant, 11/96 to present;
Senior Vice President, Chief Legal Officer and Secretary    Associate General Counsel, D&B, 1993 to 10/96.

Robert A. Lane, 38......................................  Vice President--Finance and Planning, 7/92 to present.
Vice President and Treasurer

Anita M. Rubino, 41.....................................  Vice President--Human Resources, 5/94 to present; Vice
Senior Vice President and Chief Human Resources Officer     President--Organizational Development, Marketing
                                                            Information Services Division, D&B, 5/93-5/94.

John A Loftus, 55.......................................  Vice President--Communications, 4/90 to present.
Senior Vice President and Chief Communication Officer


------------------------

*   As of March 13, 1998

COMPENSATION OF NIELSEN MEDIA RESEARCH EXECUTIVE OFFICERS

    The following table discloses the compensation paid by Cognizant for services rendered to Cognizant in 1997 of Nielsen Media Research's Chief Executive Officer and to each of the persons who are currently anticipated to be one of the four other most highly compensated executive officers of Nielsen Media Research following the Distribution. During the period presented, the individuals were compensated in accordance with Cognizant's plans and policies.

                           SUMMARY COMPENSATION TABLE
                          FOR SERVICES WITH COGNIZANT

                                                                                                 LONG-TERM COMPENSATION
                                                                                          ------------------------------------
                                                                                                  AWARDS             PAYOUTS
                                                                                          -----------------------  -----------
                                                          ANNUAL COMPENSATION                             (G)
                                                ----------------------------------------      (F)      SECURITIES      (H)
                                                                                          RESTRICTED   UNDERLYING   LONG-TERM
                (A)                                (C)        (D)            (E)             STOCK      OPTIONS/    INCENTIVE
NAME AND PRINCIPAL POSITION WITH        (B)      SALARY    BONUS(1)      OTHER ANNUAL      AWARD(S)       SARS       PAYOUTS
NIELSEN MEDIA RESEARCH                 YEAR        ($)        ($)        COMPENSATION         ($)         (#)          ($)
-----------------------------------  ---------  ---------  ---------  ------------------  -----------  ----------  -----------

John A. Dimling....................       1997    303,000    181,662          0                0           0            0
President and Chief Executive
Officer

Thomas W. Young (3)................       1997          0          0          0                0           0            0
Executive Vice President and Chief
Financial Officer

Barry P. Cook......................       1997    212,167    109,165          0                0           0            0
Senior Vice President and Chief
Research Officer

Stuart J. Goldshein................       1997    211,500    105,746          0                0           0            0
Vice President and Controller

Stephen J. Boatti..................       1997    188,100     98,226          0                0           0            0
Senior Vice President, Chief Legal
Officer and Secretary

                                           (I)
                (A)                     ALL OTHER
NAME AND PRINCIPAL POSITION WITH     COMPENSATION(2)
NIELSEN MEDIA RESEARCH                     ($)
-----------------------------------  ----------------
John A. Dimling....................            19,682
President and Chief Executive
Officer
Thomas W. Young (3)................                 0
Executive Vice President and Chief
Financial Officer
Barry P. Cook......................            11,454
Senior Vice President and Chief
Research Officer
Stuart J. Goldshein................            10,508
Vice President and Controller
Stephen J. Boatti..................             9,585
Senior Vice President, Chief Legal
Officer and Secretary


------------------------


(1) The 1997 bonus award was earned in 1997 and paid in 1998.



(2) The amounts shown represent aggregate annual company contributions for the account of each named executive officer under the Cognizant Corporation Savings Plan ("Savings Plan") and Savings Benefit Equalization Plan ("SBEP"), plans which are open to employees of Cognizant and certain subsidiaries. The Savings Plan is a tax-qualified defined contribution plan and the SBEP is a non-qualified plan which provides a benefit to participants in the Savings Plan equal to the amount of company contributions that would have been made to the participant's Savings Plan accounts but for certain Federal tax laws.



(3) Mr. Young was not employed by Cognizant during 1997.


OPTION GRANTS ON COGNIZANT COMMON STOCK TO NIELSEN MEDIA RESEARCH EXECUTIVES
  IN LAST FISCAL YEAR

    The following table provides information on fiscal year 1997 grants of options to the named Nielsen Media Research executives to purchase shares of Cognizant Common Stock. Options to acquire Cognizant Common Stock become options to purchase Nielsen Media Research Common Stock. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement".

                  OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR
                       TO PURCHASE COGNIZANT COMMON STOCK


                                                 (B)           (C)
                                              NUMBER OF     % OF TOTAL
                                             SECURITIES      OPTIONS/       (D)
                                             UNDERLYING        SARS       EXERCISE                     (F)
                                            OPTIONS/SARS    GRANTED TO       OR         (E)        GRANT DATE
                   (A)                         GRANTED     EMPLOYEES IN  BASE PRICE  EXPIRATION   PRESENT VALUE
NAME                                             (#)       FISCAL YEAR   ($/SHARE)      DATE           ($)
------------------------------------------  -------------  ------------  ----------  ----------  ---------------

John A. Dimling...........................        0             NA           NA          NA            NA

Thomas W. Young...........................        0             NA           NA          NA            NA

Barry P. Cook.............................        0             NA           NA          NA            NA

Stuart J. Goldshein.......................        0             NA           NA          NA            NA

Stephen J. Boatti.........................        0             NA           NA          NA            NA


AGGREGATE COGNIZANT OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
  COGNIZANT OPTION VALUES

    The following table provides information on option exercises in 1997 by the named executives of Nielsen Media Research and the value of each such executive's unexercised options to acquire Cognizant Common Stock at December 31, 1997. See also, "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement".

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                                      (D)                          (E)
                                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED,
                                                   (B)                       UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                 SHARES           (C)        OPTIONS/SARS AT FISCAL            OPTIONS/SARS
                                                ACQUIRED         VALUE           YEAR-END(2)(#)          AT FISCAL YEAR-END(3)($)
        (A)                                  ON EXERCISE(1)    REALIZED   ----------------------------  --------------------------
NAME                                               (#)            ($)      EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------                         -----------------  ---------  -------------  -------------  -----------  -------------

John A. Dimling      Effective Date                 1,667      $  16,462       28,015        190,085     $ 304,683    $ 2,067,175
                     Options                        8,333      $  82,288

                     Substitute Options             4,989      $  80,907       36,252          5,241     $ 516,425    $    57,341
                                                    5,514      $  80,258
                                                    7,599      $ 157,963

Thomas W. Young(4)   Effective Date                 0          $       0        0              0         $       0    $         0
                     Options                        0          $       0        0              0         $       0    $         0
                     Substitute Options

Barry P. Cook        Effective Date                 0          $       0       13,333         66,667     $ 144,996    $   725,004
                     Options                        0          $       0       16,982          2,646     $ 216,682    $    28,947
                     Substitute Options

Stuart J. Goldshein  Effective Date                 0          $       0       12,332         61,868     $ 134,111    $   676,640
                     Options                        0          $       0       13,856          4,430     $ 151,389    $    48,463
                     Substitute Options

Stephen J. Boatti    Effective Date                 0          $       0       11,333         56,667     $ 123,246    $   616,254
                     Options                        0          $       0       30,237          4,431     $ 442,278    $    48,478
                     Substitute Options


------------------------


(1) Effective Date Options reflect Cognizant option grants for 1996. Substitute Options were issued in substitution of D&B Options that were canceled as of the date of the D&B spin-off.



(2) No SARs were outstanding at December 31, 1997.



(3) The values shown equal the difference between the exercise price of unexercised in-the-money options and the fair market value of the underlying Cognizant Common Stock at December 31, 1997. Options are in-the-money if the fair market value of the Cognizant Common Stock exceeds the exercise price of the option.



(4) Mr. Young was not employed by Cognizant during 1997.

COGNIZANT RETIREMENT BENEFITS


    Retirement benefits for the named Nielsen Media Research executive officers are determined under the Cognizant Retirement Plan and the Cognizant Retirement Excess Plan. Under these plans, Cognizant contributes 6% of the participant's compensation monthly to the participant's cash balance in the plan. The cash balance earns monthly investment credits based on the yield on 30-year Treasury bonds from time to time. These plans also include a minimum monthly benefit for certain employees who had attained age 50 and had earned 5 years of service as of October 31, 1996, including Messrs. Dimling and Cook. The minimum benefit is equal to the excess of (i) 1.7% of final average compensation multiplied by years of credited service not in excess of 25, plus 1.0% of average final compensation multiplied by years of credited service in excess of 25, over (ii) 1.7% of the primary Social Security insurance benefits multiplied by years of credited service not in excess of 25, plus 0.5% of the primary Social Security insurance benefits multiplied by years of credited service in excess of 25. The estimated annual benefits upon retirement at age 65 for Messrs. Dimling, Cook, Goldshein and Boatti are $82,974, $27,830, $41,152 and $29,123, respectively, based upon their respective credited service to date for these plans of 12, 7, 12 and 11 years. In 1997, Mr. Young was not eligible to participate in the Cognizant Retirement Plan and the Cognizant Retirement Excess Plan.

                  NIELSEN MEDIA RESEARCH SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    After the Distribution, shares of Cognizant Common Stock will be shares of Nielsen Media Research Common Stock. The following table sets forth the number of shares of Cognizant Common Stock, beneficially owned by each of the persons expected to be directors of Nielsen Media Research after the Distribution, each of the executive officers named in the Nielsen Media Research Summary Compensation Table above, by all such directors and executive officers as a group and by each person known to Cognizant to beneficially own more than 5% of the outstanding shares of Cognizant Common Stock at December 31, 1997 (the "5% Owners"). Stock ownership information is based upon (i) the number of shares of Cognizant Common Stock held by such directors and executive officers as of December 31, 1997, and (ii) the number of shares of Cognizant Common Stock held by 5% Owners based upon a Schedule 13G filed by such 5% Owners with the SEC. Information regarding shares subject to options reflects shares of Cognizant Common Stock subject to options as of December 31, 1997 and exercisable within 60 days thereafter, all of which (except as provided in the next sentence) will be converted into options that are exercisable into shares of Nielsen Media Research Common Stock. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement". Options to acquire Cognizant Common Stock held by Messrs. Weissman and Puckett, both of whom will become IMS HEALTH directors in connection with the Distribution, and certain options to acquire Cognizant Common Stock held by Mr. Jacobi, will not be converted into options to acquire Nielsen Media Research Common Stock but rather will be converted into options to acquire IMS HEALTH Common Stock based on a conversion formula to be calculated after the Distribution Date. The information in the following table does not reflect the conversion of options to acquire Cognizant Common Stock. See "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement". Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. All persons expected to be directors and executive officers of Nielsen Media Research after the Distribution as a group owned less than one percent of the Cognizant Common Stock on December 31, 1997 and are expected to own less than one percent of the Nielsen Media Research Common Stock as of the Distribution Date. The mailing address for each of the Nielsen Media Research directors and executive officers listed herein is 299 Park Avenue, New York, New York 10171.



                                                                                              NUMBER OF SHARES
                                                                                             SUBJECT TO OPTIONS
                                                                      NUMBER OF SHARES     EXERCISABLE WITHIN 60
NAME AND ADDRESS OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED             DAYS
------------------------------------------------------------------  --------------------  ------------------------
Stephen J. Boatti.................................................               732                 41,570
Barry P. Cook.....................................................               639                 30,315
James R. Craigie..................................................                 0                      0
John A. Dimling...................................................             1,903                 64,267
Stuart J. Goldshein...............................................               873                 26,388
William G. Jacobi.................................................             6,742                149,266
Peter A. Lund.....................................................                 0                      0
Michael D. Moore..................................................                 0                      0
M. Bernard Puckett................................................             4,498(1)               1,166
Robert E. Weissman................................................           122,964                635,621
Thomas W. Young...................................................                 0                      0
FMR Corporation...................................................        18,355,768(2)(3)                --
  82 Devonshire Steet
  Boston, MA 02109


------------------------

(1) Includes 898 shares of restricted stock granted under the Non-Employee Directors' Stock Incentive Plan, which shares are scheduled to vest on November 15, 2001.

(2) Represents 11.32% of the total outstanding Cognizant Common Stock on December 31, 1997.

(3) FMR Corporation ("FMR Corp.") and its wholly owned subsidiaries, Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC"), jointly filed a Schedule 13G with the SEC on February 14, 1998. This Schedule 13G shows that Fidelity, a registered investment adviser, beneficially owned at December 31, 1997, 17,116,190 shares of Cognizant Common Stock. Edward C. Johnson, 3rd, Chairman of FMR Corp., FMR Corp. and the registered investment companies advised by Fidelity each has sole dispositive power (but no voting power) over such shares. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Fidelity Funds. Mr. Johnson and FMR Corp. each has sole dispositive power over 1,239,578 shares of Cognizant Common Stock held by FMTC, a bank as defined under the Securities Act which serves as investment manager for institutional accounts, sole voting power over 749,378 of such shares and no voting power over 490,200 of such shares.

              DESCRIPTION OF NIELSEN MEDIA RESEARCH CAPITAL STOCK

    Since after the Distribution the capital stock of Cognizant held by Cognizant stockholders will represent a continuing ownership interest in the Nielsen Media Research Business, the following summary of Cognizant's current capital stock structure describes Nielsen Media Research's capital structure from and after the Distribution.

AUTHORIZED CAPITAL STOCK

    The total number of shares of all classes of stock that Nielsen Media Research has authority to issue under its Restated Certificate of Incorporation is 420,000,000 shares of which 400,000,000 shares represent shares of Nielsen Media Research Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "Nielsen Media Research Preferred Stock") and 10,000,000 shares represent shares of Series Common Stock (the "Nielsen Media Research Series Common Stock").

NIELSEN MEDIA RESEARCH COMMON STOCK

    Subject to any preferential rights of any Nielsen Media Research Preferred Stock or Nielsen Media Research Series Common Stock created by the Board of Directors of Nielsen Media Research, each outstanding share of Nielsen Media Research Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of Nielsen Media Research. See "Dividend Policies--Nielsen Media Research". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of Nielsen Media Research, holders of Nielsen Media Research Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Nielsen Media Research Preferred Stock and Nielsen Media Research Series Common Stock.

NIELSEN MEDIA RESEARCH PREFERRED STOCK AND NIELSEN MEDIA RESEARCH SERIES COMMON
  STOCK

    Each of the authorized Preferred Stock and the authorized Series Common Stock of Nielsen Media Research is available for issuance from time to time in one or more series at the discretion of the Nielsen Media Research Board of Directors without stockholder approval. The Nielsen Media Research Board of Directors has the authority to prescribe for each series of Nielsen Media Research Preferred Stock or Nielsen Media Research Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock or Series Common Stock, as applicable, the issuance of Nielsen Media Research Preferred Stock or Nielsen Media Research Series Common Stock, as applicable, could have an adverse effect on holders of Nielsen Media Research Common Stock by delaying or preventing a change in control of Nielsen Media Research, making removal of the present management of Nielsen Media Research more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Nielsen Media Research Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK


    Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Nielsen Media Research Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding
20% of the then outstanding voting power or then outstanding number of shares of Nielsen Media Research Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Under terms of the agreements relating to the Acquisitions and subject to Walsh and PMSI shareholder approval, Walsh shareholders will receive .3041 shares of Cognizant Common Stock per Walsh share outstanding and PMSI shareholders will receive
 .2800 shares of Cognizant Common Stock per PMSI share outstanding. The number of shares of Cognizant Common Stock to be issued in connection with each of the Acquisitions is subject to a collar adjustment based on the price of Cognizant Common Stock during a period prior to the closing of the Acquisitions. The PMSI acquisition will not be completed until after the Record Date and therefore, PMSI stockholders will receive, in lieu of Cognizant Common Stock, IMS HEALTH Common Stock pursuant to a formula designed to recalibrate the collar computations based on the relative value of IMS HEALTH to the total value of IMS HEALTH and Nielsen Media Research following the Distribution. If the Walsh acquisition is not completed prior to the Record Date, Walsh shareholders will also receive IMS HEALTH Common Stock pursuant to a similar formula. Cognizant expects to issue approximately 3.2 million shares from treasury stock to consummate the Walsh acquisition. Nielsen Media Research currently does not have any other plans to issue additional shares of Nielsen Media Research Common Stock, Nielsen Media Research Preferred Stock or Nielsen Media Research Series Common Stock other than in connection with employee compensation plans.


    One of the effects of the existence of unissued and unreserved Nielsen Media Research Common Stock, Nielsen Media Research Preferred Stock and Nielsen Media Research Series Common Stock may be to enable the Board of Directors of Nielsen Media Research to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Nielsen Media Research by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Nielsen Media Research's management and possibly deprive the stockholders of opportunities to sell their shares of Nielsen Media Research Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Nielsen Media Research pursuant to the operation of the Nielsen Media Research Rights Plan, which is discussed below.

NIELSEN MEDIA RESEARCH RIGHTS PLAN

    Nielsen Media Research plans to continue the Cognizant Rights Plan pursuant to which a dividend of one preferred share purchase right (a "Nielsen Media Research Right") for each outstanding share of Nielsen Media Research Common Stock was declared. Each Nielsen Media Research Right entitles the registered holder to purchase from Nielsen Media Research one one-thousandth of a share of Series A Junior Participating Nielsen Media Research Preferred Stock, par value $0.01 per share (the "Nielsen Media Research Participating Preferred Stock"), of Nielsen Media Research at a price of $210 per one one-thousandth of a share of Nielsen Media Research Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "Nielsen Media Research Participating Preferred Stock Purchase Price"), subject to adjustment. The description and terms of the Nielsen Media Research Rights are set forth in a Rights Agreement dated as of October 15, 1996, as the same may be amended from time to time (the "Nielsen Media Research Rights Agreement"), between Cognizant as predecessor to Nielsen Media

Research and First Chicago Trust Company of New York, as the Nielsen Media Research Rights Agent (the "Nielsen Media Research Rights Agent").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of Nielsen Media Research Rights, a "Nielsen Media Research Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Nielsen Media Research Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes a Nielsen Media Research Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Nielsen Media Research Common Stock (the earlier of such dates hereinafter referred to in this description of Nielsen Media Research Rights as the "Nielsen Media Research Rights Distribution Date"), the Nielsen Media Research Rights will be evidenced by the certificates representing Nielsen Media Research Common Stock.

    The Nielsen Media Research Rights Agreement provides that, until the Nielsen Media Research Rights Distribution Date (or earlier redemption or expiration of the Nielsen Media Research Rights), the Nielsen Media Research Rights will be transferred with and only with the Nielsen Media Research Common Stock. Until the Nielsen Media Research Rights Distribution Date (or earlier redemption or expiration of the Nielsen Media Research Rights), Nielsen Media Research Common Stock certificates will contain a notation incorporating the Nielsen Media Research Rights Agreement by reference. Until the Nielsen Media Research Rights Distribution Date (or earlier redemption or expiration of the Nielsen Media Research Rights), the surrender for transfer of any certificates for shares of Nielsen Media Research Common Stock will also constitute the transfer to the Nielsen Media Research Rights associated with the shares of Nielsen Media Research Common Stock represented by such certificate. As soon as practicable following the Nielsen Media Research Rights Distribution Date, separate certificates evidencing the Nielsen Media Research Rights ("Nielsen Media Research Rights Certificates") will be mailed to holders of record of the Nielsen Media Research Common Stock as of the close of business on the Nielsen Media Research Rights Distribution Date and such separate Nielsen Media Research Rights Certificates alone will evidence the Nielsen Media Research Rights.

    The Nielsen Media Research Rights will expire on October 23, 2006 (hereinafter referred to in this description of Nielsen Media Research Rights as the "Nielsen Media Research Final Expiration Date"), unless the Nielsen Media Research Final Expiration Date is advanced or extended or unless the Nielsen Media Research Rights are earlier redeemed or exchanged by Nielsen Media Research, in each case as described below.

    The Nielsen Media Research Participating Preferred Stock Purchase Price payable, and the number of shares of Nielsen Media Research Participating Preferred Stock or other securities or property issuable, upon exercise of the Nielsen Media Research Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Nielsen Media Research Participating Preferred Stock, (ii) upon the grant to holders of the Nielsen Media Research Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Nielsen Media Research Participating Preferred Stock at a price, or securities convertible into Nielsen Media Research Participating Preferred Stock with a conversion price, less than the then-current market price of the Nielsen Media Research Participating Preferred Stock or (iii) upon the distribution to holders of the Nielsen Media Research Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Nielsen Media Research Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The Nielsen Media Research Rights are also subject to adjustment in the event of a stock dividend on the Nielsen Media Research Common Stock payable in shares of Nielsen Media Research Common Stock or subdivisions, consolidations or combinations of the Nielsen Media Research Common Stock occurring, in any such case, prior to the Nielsen Media Research Rights Distribution Date.

    Shares of Nielsen Media Research Participating Preferred Stock purchasable upon exercise of the Nielsen Media Research Rights will not be redeemable. Each share of Nielsen Media Research Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Nielsen Media Research Common Stock. In the event of liquidation, dissolution or winding up of Nielsen Media Research, the holders of the Nielsen Media Research Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Nielsen Media Research Common Stock. Each share of Nielsen Media Research Participating Preferred Stock will have 1,000 votes, voting together with the Nielsen Media Research Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Nielsen Media Research Common Stock are converted or exchanged, each share of Nielsen Media Research Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of Nielsen Media Research Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Nielsen Media Research Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Nielsen Media Research Participating Preferred Stock purchasable upon exercise of each Nielsen Media Research Right should approximate the value of one share of Nielsen Media Research Common Stock.

    In the event that any person or group of affiliated or associated persons becomes a Nielsen Media Research Acquiring Person, each holder of a Nielsen Media Research Right, other than Nielsen Media Research Rights beneficially owned by the Nielsen Media Research Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Nielsen Media Research Right and payment of the Nielsen Media Research Participating Preferred Stock Purchase Price, that number of shares of Nielsen Media Research Common Stock having a market value of two times the Nielsen Media Research Participating Preferred Stock Purchase Price.

    In the event that, after a person or group has become a Nielsen Media Research Acquiring Person, Nielsen Media Research is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Nielsen Media Research Right (other than Nielsen Media Research Rights beneficially owned by a Nielsen Media Research Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom Nielsen Media Research has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Nielsen Media Research Participating Preferred Stock Purchase Price.

    At any time after any person or group becomes a Nielsen Media Research Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Nielsen Media Research Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Nielsen Media Research may exchange the Nielsen Media Research Rights (other than Nielsen Media Research Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Nielsen Media Research Common Stock, or a fractional share of Nielsen Media Research Participating Preferred Stock of equivalent value (or of a share of a class or series of Nielsen Media Research's Preferred Stock having similar rights, preferences and privileges), per Nielsen Media Research Right (subject to adjustment).

    With certain exceptions, no adjustment in the Nielsen Media Research Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Nielsen Media Research Participating Preferred Stock Purchase Price. No fractional shares of Nielsen

Media Research Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Nielsen Media Research Participating Preferred Stock, which may, at the election of Nielsen Media Research, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Nielsen Media Research Participating Preferred Stock on the last trading period to the date of exercise.

    At any time prior to the time a Nielsen Media Research Acquiring Person becomes such, the Board of Directors of Nielsen Media Research may redeem the Nielsen Media Research Rights in whole, but not in part, at a price of $0.01 per Nielsen Media Research Right (hereinafter referred to in this description of Nielsen Media Research Rights as the "Nielsen Media Research Right Redemption Price"). The redemption of the Nielsen Media Research Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Nielsen Media Research Rights, the right to exercise the Nielsen Media Research Rights will terminate and the only right of the holders of Nielsen Media Research Rights will be to receive the Nielsen Media Research Right Redemption Price.

    For so long as the Nielsen Media Research Rights are then redeemable, Nielsen Media Research may, except with respect to the Nielsen Media Research Right Redemption Price, amend the Nielsen Media Research Rights in any manner. After the Nielsen Media Research Rights are no longer redeemable, Nielsen Media Research may, except with respect to the Nielsen Media Research Right Redemption Price, amend the Nielsen Media Research Rights in any manner that does not adversely affect the interests of holders of the Nielsen Media Research Rights.

    Until a Nielsen Media Research Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Nielsen Media Research, including, without limitation, the right to vote or to receive dividends.

    The summary description of the Nielsen Media Research Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Nielsen Media Research Rights Agreement, as the same may be amended from time to time.

CERTAIN EFFECTS OF THE NIELSEN MEDIA RESEARCH RIGHTS AGREEMENT

    The Nielsen Media Research Rights Agreement is designed to protect stockholders of Nielsen Media Research in the event of unsolicited offers to acquire Nielsen Media Research and other coercive takeover tactics which, in the opinion of the Board of Directors of Nielsen Media Research, could impair its ability to represent stockholder interests. The provisions of the Nielsen Media Research Rights Agreement may render an unsolicited takeover of Nielsen Media Research more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Nielsen Media Research's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Nielsen Media Research.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of Nielsen Media Research authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Nielsen Media Research of any kind or class.

DELAWARE GENERAL CORPORATION LAW

    The terms of Section 203 of the DGCL apply to Nielsen Media Research since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholders unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Nielsen Media Research's Restated Certificate of Incorporation does not exclude Nielsen Media Research from the restrictions imposed under Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Nielsen Media Research to negotiate in advance with Nielsen Media Research's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of Nielsen Media Research. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF NIELSEN MEDIA RESEARCH RESTATED CERTIFICATE OF INCORPORATION AND
  AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

    Certain provisions of the Nielsen Media Research Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of Nielsen Media Research. It is believed that such provisions will enable Nielsen Media Research to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Nielsen Media Research and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Nielsen Media Research, although such proposals, if made, might be considered desirable by a majority of Nielsen Media Research's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of Nielsen Media Research. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "--Authorized but Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The Nielsen Media Research Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Nielsen Media Research Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of Nielsen Media Research or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of Nielsen Media Research provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-laws of Nielsen Media Research establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of Nielsen Media Research who is entitled to vote at the meeting who has given to the Secretary of Nielsen Media Research timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Nielsen Media Research.

    To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of Nielsen Media Research at the principal executive offices of Nielsen Media Research not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

    To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of Nielsen Media Research at the principal executive offices of Nielsen Media Research not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

    The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of Nielsen Media Research held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of Nielsen Media Research entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

NUMBER OF DIRECTORS; FILLING OF VACANCIES; REMOVAL

    The Nielsen Media Research Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of Nielsen Media Research may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of Nielsen Media Research entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of Nielsen Media Research entitled to vote generally in the election of directors, voting as a single class.

CLASSIFIED BOARD OF DIRECTORS

    The Nielsen Media Research Restated Certificate of Incorporation provides for Nielsen Media Research's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of Nielsen Media Research's Board of Directors will be elected each year. See "Nielsen Media Research Management and Executive Compensation--Nielsen Media Research Board of Directors."

    Nielsen Media Research believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of Nielsen Media Research. This provision should also help to ensure that Nielsen Media Research's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of Nielsen Media Research's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Nielsen Media Research's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Nielsen Media Research and could thus increase the likelihood that incumbent directors will retain their positions.

AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS

    The Nielsen Media Research Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of Nielsen Media Research entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

    The Nielsen Media Research Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of Nielsen Media Research entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

    The Nielsen Media Research Restated Certificate of Incorporation provides that Nielsen Media Research shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Nielsen Media Research Restated Certificate of Incorporation also provides that a director of Nielsen Media Research shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

    The indemnification rights conferred by the Restated Certificate of Incorporation of Nielsen Media Research are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. Nielsen Media Research will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                             AVAILABLE INFORMATION


    IMS HEALTH has filed with the SEC a Registration Statement on Form 10 with respect to the shares of IMS HEALTH Common Stock to be received by the stockholders of Cognizant in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereof, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Form 10 Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Form 10 Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60662. In addition, copies of the Form 10 Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.


                             REPORTS OF IMS HEALTH

    After the Distribution, IMS HEALTH will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

    After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Application will be made for listing the shares of IMS HEALTH Common Stock on the NYSE and, when such shares of IMS HEALTH Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Additionally, IMS HEALTH will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
COGNIZANT CORPORATION (1)
Report of Independent Accountants..........................................................................        F-2
Financial Statements:
Consolidated Statements of Income for the Three Months Ended March 31, 1998 and 1997 (unaudited) and the
  Three Years Ended December 31, 1997......................................................................        F-3
Consolidated Statements of Financial Position as of March 31, 1998 (unaudited) and
  December 31, 1997 and 1996...............................................................................        F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997 (unaudited) and
  the Three Years Ended December 31, 1997..................................................................        F-5
Consolidated Statements of Shareholders' Equity ...........................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
Five-Year Selected Financial Data (Unaudited)..............................................................       F-33
Report of Independent Accountants .........................................................................       F-34
Schedule II -- Valuation and Qualifying Accounts for the years ended December 31, 1997, 1996 and 1995......       F-35

IMS HEALTH INCORPORATED
Report of Independent Accountants..........................................................................       F-36
Statement of Financial Position as of March 31, 1998.......................................................       F-37
Notes to Financial Statement...............................................................................       F-38

NIELSEN MEDIA RESEARCH, INC.
Report of Independent Accountants..........................................................................       F-39
Financial Statements:
Consolidated Statements of Income for the Three Months Ended March 31, 1998 and 1997 (unaudited) and the
  Three Years Ended December 31, 1997......................................................................       F-40
Consolidated Statements of Financial Position as of March 31, 1998 (unaudited) and December 31, 1997 and
  1996.....................................................................................................       F-41
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997 (unaudited) and
  the Three Years Ended December 31, 1997..................................................................       F-42
Consolidated Statements of Divisional Equity for the Three Months Ended March 31, 1998 (unaudited) and the
  Three Years Ended December 31, 1997......................................................................       F-43
Notes to Consolidated Financial Statements.................................................................       F-44
Financial Statement Schedule:
Report of Independent Accountants..........................................................................       F-58
Schedule II -- Valuation and Qualifying Accounts for the years ended December 31, 1997, 1996 and 1995......       F-59
GARTNER GROUP, INC. (2)
Report of Independent Auditors ............................................................................       F-60
Report of Independent Accountants .........................................................................       F-61
Financial Statements:
Consolidated Balance Sheets of September 30, 1997 and 1996.................................................       F-62
Consolidated Statements of Operations for the Fiscal Years Ended September 30, 1997, 1996 and 1995.........       F-63
Consolidated Statements of Changes in Stockholders' Equity.................................................       F-64
Consolidated Statements of Cash Flows......................................................................       F-65
Notes to Consolidated Financial Statements.................................................................       F-66


------------------------

(1) Because of the significance to Cognizant of the IMS HEALTH Business to be distributed to Cognizant stockholders in the Distribution, IMS HEALTH will be the accounting successor to Cognizant from a financial reporting perspective. See Note 20 to the Cognizant Consolidated Financial Statements.



(2) Gartner is a significant investee of Cognizant.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Cognizant Corporation:

    We have audited the accompanying consolidated statements of financial position of Cognizant Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cognizant Corporation as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, in 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

New York, New York
February 17, 1998

                             COGNIZANT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                       THREE MONTHS ENDED
                                           MARCH 31,                        YEARS ENDED DECEMBER 31,
                                 ------------------------------  ----------------------------------------------
                                      1998            1997            1997            1996            1995
                                 --------------  --------------  --------------  --------------  --------------
                                          (UNAUDITED)
OPERATING REVENUE..............   $     337,032   $     315,576   $   1,418,153   $   1,730,596   $   1,542,340
                                 --------------  --------------  --------------  --------------  --------------
Operating Costs................         166,784         147,959         597,199         746,781         753,466
Selling and Administrative
  Expenses.....................          96,955          86,786         368,298         506,786         488,865
Depreciation and
  Amortization.................          28,816          32,944         117,314         133,861         132,532
Restructuring Expense..........                                               0               0          12,800
                                 --------------  --------------  --------------  --------------  --------------
OPERATING INCOME...............          44,477          47,887         335,342         343,168         154,677
                                 --------------  --------------  --------------  --------------  --------------
Interest Income................           4,098           3,616          12,775           9,456          10,325
Interest Expense...............            (200)           (450)         (2,293)         (1,338)           (540)
Gartner Equity Income..........          15,574          15,534          65,120               0               0
Gain from Sale of Subsidiary
  Stock (SAB51)................           7,987               0          14,689               0               0
Gains from Dispositions--
  Net..........................          13,600           5,436           9,391             200          15,124
Other Expense--Net.............          (2,772)           (763)         (4,789)         (2,465)        (17,029)
                                 --------------  --------------  --------------  --------------  --------------
Non-Operating Income-- Net.....          38,287          23,373          94,893           5,853           7,880
                                 --------------  --------------  --------------  --------------  --------------
Income Before Provision for
  Income Taxes.................          82,764          71,260         430,235         349,021         162,557
Provision for Income Taxes.....         (22,677)        (18,355)       (117,885)       (153,570)        (73,676)
                                 --------------  --------------  --------------  --------------  --------------
NET INCOME.....................   $      60,087   $      52,905   $     312,350   $     195,451   $      88,881
                                 --------------  --------------  --------------  --------------  --------------
BASIC EARNINGS PER SHARE OF
  COMMON STOCK.................   $         .37   $         .31   $        1.89   $        1.15   $         .52
                                 --------------  --------------  --------------  --------------  --------------
DILUTED EARNINGS PER SHARE OF
  COMMON STOCK.................   $         .36   $         .31   $        1.86   $        1.15   $         .52
                                 --------------  --------------  --------------  --------------  --------------
Average Number of Shares
  Outstanding--Basic...........     162,406,000     169,770,000     165,163,000     169,944,000     169,522,000
Dilutive Effect of Shares
  Issuable as of Year-End Under
  Stock Option Plans...........       4,276,000         178,000       1,667,000         187,000       2,061,000
Adjustment of Shares Applicable
  to Exercised Stock Options
  and Restricted Stock.........         600,000          14,000         660,000         369,000          25,000
                                 --------------  --------------  --------------  --------------  --------------
Average Number of Shares
  Outstanding--Diluted.........     167,282,000     169,962,000     167,490,000     170,500,000     171,608,000
                                 --------------  --------------  --------------  --------------  --------------


   The accompanying notes are an integral part of the consolidated financial statements.

                             COGNIZANT CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                                                                           DECEMBER 31,
                                                                        MARCH 31,    -------------------------
                                                                           1998          1997         1996
                                                                       ------------  ------------  -----------
                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents............................................  $    344,251  $    318,435  $   428,520
Accounts Receivable--Net.............................................       303,047       303,609      453,791
Other Current Assets.................................................        77,209        72,368      112,151
                                                                       ------------  ------------  -----------
      Total Current Assets                                                  724,507       694,412      994,462
                                                                       ------------  ------------  -----------
INVESTMENT IN GARTNER GROUP..........................................       212,863       195,695            0
                                                                       ------------  ------------  -----------
NOTES RECEIVABLE AND OTHER INVESTMENTS...............................       100,707       109,712      117,706
                                                                       ------------  ------------  -----------
PROPERTY, PLANT AND EQUIPMENT--NET...................................       233,578       233,583      268,888
                                                                       ------------  ------------  -----------
Other Assets--Net....................................................
Computer Software....................................................       147,911       142,268      139,040
Goodwill.............................................................        91,464        87,430      251,483
Other Assets.........................................................       119,301       116,420      103,403
                                                                       ------------  ------------  -----------
      Total Other Assets--Net                                               358,676       346,118      493,926
                                                                       ------------  ------------  -----------
TOTAL ASSETS.........................................................  $  1,630,331  $  1,579,520  $ 1,874,982
                                                                       ------------  ------------  -----------
                                                                       ------------  ------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts and Notes Payable...........................................  $     59,630  $     58,796  $    46,923
Accrued and Other Current Liabilities................................       203,264       212,944      266,932
Accrued Income Taxes.................................................        48,335        57,549       63,416
Deferred Revenues....................................................       114,173       111,921      292,970
                                                                       ------------  ------------  -----------
      Total Current Liabilities                                             425,402       441,210      670,241
                                                                       ------------  ------------  -----------
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS...........................        47,915        49,927       60,269
DEFERRED INCOME TAXES................................................       108,373       113,749      105,074
MINORITY INTERESTS...................................................       102,891       101,209       90,635
OTHER LIABILITIES....................................................        73,488        71,855       76,150
                                                                       ------------  ------------  -----------
TOTAL LIABILITIES....................................................  $    758,069  $    777,950  $ 1,002,369
                                                                       ------------  ------------  -----------
                                                                       ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES........................................
SHAREHOLDERS' EQUITY.................................................
Preferred Stock, Par Value $.01 Per Share, Authorized--
  10,000,000 Shares; Outstanding--None...............................
Series Common Stock, Par Value $.01 Per Share, Authorized--
  10,000,000 Shares; Outstanding--None...............................
Common Stock, Par Value $.01 Per Share, Authorized-- 400,000,000
  Shares; Issued 171,120,069, 171,120,069 and 171,082,301 Shares in
  1998, 1997 and 1996, respectively..................................         1,711         1,711        1,711
Capital Surplus......................................................       808,015       808,550      805,170
Retained Earnings....................................................       413,643       358,456       65,989
Treasury Stock, at cost, 8,039,396, 9,026,448 and 800,000 Shares in
  1998, 1997 and 1996, respectively..................................      (300,250)     (323,026)     (25,200)
Cumulative Translation Adjustment....................................       (75,868)      (76,771)     (11,752)
Unrealized Gains on Investments......................................        25,011        32,650       36,695
                                                                       ------------  ------------  -----------
TOTAL SHAREHOLDERS' EQUITY...........................................       872,262       801,570      872,613
                                                                       ------------  ------------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........................  $  1,630,331  $  1,579,520  $ 1,874,982
                                                                       ------------  ------------  -----------
                                                                       ------------  ------------  -----------


   The accompanying notes are an integral part of the consolidated financial statements.

                             COGNIZANT CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          DOLLAR AMOUNTS IN THOUSANDS


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                 --------------------  -------------------------------
                                                                   1998       1997       1997       1996       1995
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.....................................................  $  60,087  $  52,905  $ 312,350  $ 195,451  $  88,881
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
    Depreciation and Amortization..............................     28,816     32,944    117,314    133,861    132,532
    Net Gains from Dispositions................................    (13,600)    (5,436)    (9,391)      (200)   (15,124)
    Write-Off of Purchased In-Process Research and
      Development..............................................         --         --         --     33,233         --
    Restructuring Provisions...................................         --         --         --         --     12,800
    Restructuring Payments.....................................         --         --         --    (11,515)   (15,544)
    Postemployment Benefit Expense.............................         --         --         --        666     37,632
    Postemployment Benefit Payments............................     (1,391)    (3,157)    (7,129)   (11,045)   (18,480)
    Non-Recurring Charge.......................................                               --         --     90,070
    Non-Recurring Charge Payments..............................       (955)    (2,180)    (5,255)   (13,125)        --
    Net Increase in Accounts Receivable........................        579        450     (1,378)   (19,576)   (83,035)
    Net Increase in Deferred Revenue...........................      2,245     17,521      9,973     23,276     53,788
    Equity Income, Net of Taxes................................     (9,181)    (8,902)   (38,040)        --         --
    Gain from Sale of Subsidiary Stock (SAB 51)................     (7,987)        --    (14,689)        --         --
    Minority Interests.........................................      2,146        156      4,797     11,710     14,696
    Deferred Income Taxes......................................      1,460    (13,012)    38,562     16,566    (13,392)
    Net (Decrease) Increase in Accrued Income Taxes............     (9,210)    (1,144)   (21,352)    23,606    (35,994)
    Net (Increase) Decrease in Other Working Capital Items.....    (17,040)   (11,608)   (28,749)   (30,885)    39,709
                                                                 ---------  ---------  ---------  ---------  ---------
Net Cash Provided by Operating Activities......................     35,969     58,537    357,014    352,023    288,539
                                                                 ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Maturities of Marketable Securities..............         --         --         --    193,392     40,338
Payments for Marketable Securities.............................         --         --         --   (165,791)   (70,546)
Payments for Acquisitions of Businesses........................     (2,938)        --         --    (24,386)   (10,916)
Proceeds from Sale of Businesses and Investments...............     23,165      7,004     44,901      1,565     11,349
Capital Expenditures...........................................    (12,691)   (14,778)   (71,894)   (74,963)   (77,032)
Additions to Computer Software.................................    (15,415)   (15,726)   (66,673)   (49,395)   (70,565)
Additions to Other Assets......................................     (9,254)    (5,644)   (32,905)   (19,187)    (4,694)
Increase in Other Investments--Net.............................     (8,092)   (10,693)   (16,705)   (24,423)    (8,232)
Payments for Purchase of Gartner Group Common Stock............         --         --         --    (49,419)    (8,372)
Other..........................................................       (721)     2.454     26,294     54,542     50,501
                                                                 ---------  ---------  ---------  ---------  ---------
Net Cash Used in Investing Activities..........................    (25,946)   (37,383)  (116,982)  (158,065)  (148,169)
                                                                 ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for Purchase of Treasury Stock........................          0    (95,069)  (324,767)        --         --
Proceeds from Exercise of Stock Options........................     17,833      1,151     26,409        557         --
Dividends Paid.................................................     (4,900)    (5,117)   (19,883)        --         --
Proceeds from Employee Stock Purchase Plan.....................      2,733          0      1,683         --         --
Other Stock Transactions with Employees........................         --         --         --     14,377      5,149
Proceeds from Issuance of Purchased Stock Options..............         --         --         --      8,699         --
Net Transfers from (to) The Dun & Bradstreet Corporation.......         --         --         --     44,880   (113,051)
Minority Interest Financing....................................         --         --    100,000         --         --
Payment of Short-Term Debt.....................................         --         --         --    (50,000)        --
Other..........................................................         (3)      (276)     1,360     62,018     (8,193)
                                                                 ---------  ---------  ---------  ---------  ---------
Net Cash (Used in) Provided by Financing Activities............     15,663    (99,311)  (215,198)    80,531   (116,095)
                                                                 ---------  ---------  ---------  ---------  ---------
Change of Gartner Group to Equity Basis........................         --   (123,697)  (123,697)        --         --
Effect of Exchange Rate Changes on Cash and Cash Equivalents...        130     (7,244)   (11,222)    (3,074)     4,846
                                                                 ---------  ---------  ---------  ---------  ---------
Increase (Decrease) in Cash and Cash Equivalents...............     25,816   (209,098)  (110,085)   271,415     29,121
Cash and Cash Equivalents, Beginning of Year...................    318,435    428,520    428,520    157,105    127,984
                                                                 ---------  ---------  ---------  ---------  ---------
Cash and Cash Equivalents, End of Year.........................  $ 344,251  $ 219,422  $ 318,435  $ 428,520  $ 157,105
                                                                 ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid during the Period for Interest.......................  $     200  $     255  $   2,293  $   1,463  $     425
Cash Paid during the Period for Income Taxes...................  $  30,728  $  21,524  $  72,827  $  48,372  $  26,956
NON-CASH INVESTING ACTIVITIES:
Stock Issued in Connection with Acquisition....................  $   1,412         --         --         --         --


   The accompanying notes are an integral part of the consolidated financial statements.

                             COGNIZANT CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                                               UNREALIZED
                                                                                                  CUMULATIVE      GAINS
                                      DIVISIONAL    COMMON      CAPITAL    RETAINED    TREASURY   TRANSLATION  (LOSSES) ON
                                        EQUITY       STOCK      SURPLUS    EARNINGS      STOCK    ADJUSTMENT   INVESTMENTS
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, JANUARY 1, 1995............  $  622,253   $      --   $      --   $      --   $      --   $ (15,770)   $      --
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
Net Income..........................      88,881
Net Transfers to The Dun &
  Bradstreet Corporation............    (113,051)
Change in Cumulative Translation
  Adjustment........................                                                                  22,275
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, DECEMBER 31, 1995..........     598,083          --          --          --          --       6,505           --
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
Net Income..........................     129,462
Net Transfers from The Dun &
  Bradstreet Corporation............      44,880
Change in Cumulative Translation
  Adjustment........................                                                                 (16,817)
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, NOVEMBER 1, 1996...........          --       1,711     795,914          --     (25,200)    (10,312)          --
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
Net Income..........................                                          65,989
Exercise of Stock Options
  (18,467)..........................                                 557
Restricted Stock Plan (6,286).......                                 210
    Less: Unearned Portion..........                                (210)
Purchase of Stock Options
  (2,692,700).......................                               8,699
Change in Cumulative Translation
  Adjustment........................                                                                  (1,440)
Unrealized Gains on
  Investments--Net..................                                                                               36,695
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, DECEMBER 31, 1996..........          --       1,711     805,170      65,989     (25,200)    (11,752)      36,695
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
Net Income..........................                                         312,350
Cash Dividends ($.12 per share).....                                         (19,883)
Exercise of Stock Options
  (37,768)..........................                               1,151
Treasury Stock Reissued Under:
  Exercise of Stock Options
    (818,925).......................                               2,187                  25,258
  Restricted Stock Plan (41,400)....                                                       1,741
    Less: Unearned Portion..........                                                      (1,741)
    Plus: Earned Portion............                                  42
  Employee Stock Purchase Plan
    (46,645)........................                                                       1,683
Treasury Shares Acquired
  (9,133,418).......................                                                    (324,767)
Change in Cumulative Translation
  Adjustment........................                                                                 (65,019)
Unrealized Loss on
  Investments--Net..................                                                                               (4,045)
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, DECEMBER 31, 1997            $       --   $   1,711   $ 808,550   $ 358,456   $(323,026)  $ (76,771)   $  32,650
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
UNAUDITED
Net Income..........................                                          60,087
Cash Dividends......................                                          (4,900)
Treasury Stock Reissued Under:
  Exercise of Stock Options
    (675,558).......................                                (535)                 17,833
  Restricted Stock Plan (6,010).....                                                         297
    Less: Unearned Portion..........                                                        (297)
    Plus: Earned Portion of
      Grants........................                                                         798
  Employee Stock Purchase Plan
    (47,733)........................                                                       2,733
Issued in Connection with
  Acquisition (25,571)..............                                                       1,412
Change in Cumulative Translation
  Adjustment........................                                                                     903
Unrealized Gains on Investments.....                                                                               (7,639)
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------
BALANCE, MARCH 31, 1998               $       --   $   1,711   $ 808,015   $ 413,643   $(300,250)  $ (75,868)   $  25,011
                                      ----------  -----------  ---------  -----------  ---------  -----------  -----------


                                        TOTAL
                                      ---------
BALANCE, JANUARY 1, 1995............  $ 606,483
                                      ---------
Net Income..........................     88,881
Net Transfers to The Dun &
  Bradstreet Corporation............   (113,051)
Change in Cumulative Translation
  Adjustment........................     22,275
                                      ---------
BALANCE, DECEMBER 31, 1995..........    604,588
                                      ---------
Net Income..........................    129,462
Net Transfers from The Dun &
  Bradstreet Corporation............     44,880
Change in Cumulative Translation
  Adjustment........................    (16,817)
                                      ---------
BALANCE, NOVEMBER 1, 1996...........    762,113
                                      ---------
Net Income..........................     65,989
Exercise of Stock Options
  (18,467)..........................        557
Restricted Stock Plan (6,286).......        210
    Less: Unearned Portion..........       (210)
Purchase of Stock Options
  (2,692,700).......................      8,699
Change in Cumulative Translation
  Adjustment........................     (1,440)
Unrealized Gains on
  Investments--Net..................     36,695
                                      ---------
BALANCE, DECEMBER 31, 1996..........    872,613
                                      ---------
Net Income..........................    312,350
Cash Dividends ($.12 per share).....    (19,883)
Exercise of Stock Options
  (37,768)..........................      1,151
Treasury Stock Reissued Under:
  Exercise of Stock Options
    (818,925).......................     27,445
  Restricted Stock Plan (41,400)....      1,741
    Less: Unearned Portion..........     (1,741)
    Plus: Earned Portion............         42
  Employee Stock Purchase Plan
    (46,645)........................      1,683
Treasury Shares Acquired
  (9,133,418).......................   (324,767)
Change in Cumulative Translation
  Adjustment........................    (65,019)
Unrealized Loss on
  Investments--Net..................     (4,045)
                                      ---------
BALANCE, DECEMBER 31, 1997            $ 801,570
                                      ---------
UNAUDITED
Net Income..........................     60,087
Cash Dividends......................     (4,900)
Treasury Stock Reissued Under:
  Exercise of Stock Options
    (675,558).......................     17,298
  Restricted Stock Plan (6,010).....        297
    Less: Unearned Portion..........       (297)
    Plus: Earned Portion of
      Grants........................        798
  Employee Stock Purchase Plan
    (47,733)........................      2,733
Issued in Connection with
  Acquisition (25,571)..............      1,412
Change in Cumulative Translation
  Adjustment........................        903
Unrealized Gains on Investments.....     (7,639)
                                      ---------
BALANCE, MARCH 31, 1998               $ 872,262
                                      ---------


   The accompanying notes are an integral part of the consolidated financial statements.

                             COGNIZANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 1. BASIS OF PRESENTATION

    Cognizant Corporation (the "Company") integrates information and technology to create business insight. The Company includes I.M.S. International, Inc. ("IMS"), Nielsen Media Research, Inc. ("Nielsen Media Research"), Erisco Inc. ("Erisco"), Cognizant Technology Solutions Corporation ("CTS"), Cognizant Enterprises, Inc. ("Enterprises"), SSJ K.K. ("Super Systems Japan"), and Pilot Software, Inc. ("Pilot"), which was divested in July 1997. During 1997, the Company's voting interest in Gartner Group, Inc. ("Gartner") fell below 50% due principally to Gartner stock option exercises. Accordingly, the Company has deconsolidated its investment in Gartner and accounted for its interest on an equity basis for the year-ended December 31, 1997. The prior years' financial statements, however, continue to account for Gartner as a consolidated subsidiary.

    On November 1, 1996 (the "D&B Distribution Date"), The Dun & Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of the Company, then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of the Company's common stock for every share of D&B common stock held.

    These financial statements reflect the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. D&B's historical basis in the assets and liabilities of the Company has been carried over.

    The financial statements for 1996 and 1995 also include allocations of certain D&B corporate headquarters assets (including prepaid pension assets), liabilities (including pension and postretirement benefits) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to the Company's businesses that were transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein for 1996 and 1995 may not necessarily reflect the financial position, results of operations, and cash flows had the Company been a separate entity.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes as income any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or a company accounted for under the equity basis. The financial statements of IMS and its affiliates reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results.


    UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 together with the related disclosures and amounts set forth in the notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position, the consolidated results of operations and cash flows for the three months ended March 31, 1997 and 1998. Results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of results for the entire year.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

    MARKETABLE SECURITIES. The Company values all marketable securities that mature in more than 90 days at amortized cost (which approximates market value) as it is management's intent to hold these instruments to maturity. Other marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.

    PROPERTY, PLANT AND EQUIPMENT. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

    COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, generally over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

    GOODWILL. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

    OTHER ASSETS. Other intangibles result from acquisitions and database development and are included in other assets. Other intangibles are being amortized, using principally the straight-line method, over three to seven years.

    The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 6 to the Cognizant Consolidated Financial Statements.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION. The Company recognizes revenue as earned, which is over the contract period or as the information is delivered or related services are performed. Amounts billed for service and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Software license revenue is recognized upon delivery of the software and documentation when there are no significant remaining related obligations. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract.

    FOREIGN CURRENCY TRANSLATION. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

    For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense--net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense--net.

    INCOME TAXES. Prior to the D&B Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B, prior to the D&B Distribution, are included in Divisional Equity.

    DIVISIONAL EQUITY. Divisional Equity includes historical investments and advances from D&B prior to the D&B Distribution, including net transfers to/from D&B, third-party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current-period income through the D&B Distribution Date.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes, restructuring reserves and contingencies.

    EARNINGS PER SHARE. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". Previously reported earnings per share amounts have been restated. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the Treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities. The computation includes the weighted average number of shares of D&B common stock outstanding through the D&B Distribution

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of Cognizant common stock outstanding since the D&B Distribution.

    CONCENTRATIONS OF CREDIT RISK. IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry.


    RECLASSIFICATIONS. Certain prior-year amounts have been reclassified to conform with the current period presentation.


    RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. The Company is in the process of determining its preferred disclosure format.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.


    In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition", which provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing or marketing of computer software. This statement is effective for the periods beginning after December 15, 1997. The Company has determined that the impact of the adoption of this standard will not have a material effect on its financial statements.


NOTE 3. INVESTMENT IN GARTNER

    In the third quarter of 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis.

    The Company has restated the first and second quarter Statements of Income to reflect the change to equity accounting as of January 1, 1997. Generally accepted accounting principles do not permit the restatement of prior-year financial results.


    During the third and fourth quarters of 1997, the proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity and reduced the Company's ownership interest by slightly less than 2%. This reduction in ownership was partially offset by an increase in Gartner treasury stock. As a result, the Company recognized, as a separate line on the income statement, within other income/expense-net, a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 corresponding to the net increase in the underlying value of its investment in Gartner.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 3. INVESTMENT IN GARTNER (CONTINUED)
    Selected financial information regarding the results of operations and financial position of Gartner is summarized below:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                             (UNAUDITED)
Condensed Income Statement Information
Operating Revenue.....................................................  $  548,539  $  423,565
Operating Income......................................................  $  126,239  $   61,624
Income Before Provision for Taxes.....................................  $  134,385  $   65,803
Net Income............................................................  $   79,732  $   23,987

Condensed Balance Sheet Information
Current Assets........................................................  $  439,356  $  325,904
Non-current Assets....................................................  $  237,284  $  133,031
Current Liabilities...................................................  $  338,087  $  273,616
Non-current Liabilities...............................................  $    3,933  $    2,871

NOTE 4. DISPOSITIONS

    During 1997, the Company recorded a $39,336 pre-tax gain on the sale of its investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc. These investments, which were part of Enterprises' portfolio, generated cash proceeds of $43,601.

    Additionally, in the third quarter, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945.

NOTE 5. INVESTMENT PARTNERSHIP


    Three of the Company's subsidiaries have contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In the second quarter of 1997, third-party investors contributed $100,000 to the partnership in exchange for limited partnership interests. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnership are included in the Company's consolidated financial statements because the Company and its subsidiaries maintain a controlling (84%) interest in the partnership. The third-parties' investments in this partnership are reflected in minority interests.


NOTE 6. NON-RECURRING CHARGES

    In the fourth quarter of 1995, the Company recorded within operating costs a charge of $90,070. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($40,570), the write-off of certain computer software ($20,300), a provision for postemployment

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 6. NON-RECURRING CHARGES (CONTINUED) benefits ($7,400) under the Company's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800).

    SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recognized a charge of $20,300, principally related to the write-off of certain computer software product lines at Pilot.

    The provision for postemployment benefits of $7,400 represented the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 related to the acquisition of certain information and other services that were no longer used by the Company.

    This 1995 non-recurring charge evolved from D&B's annual budget and strategic planning process, which included a review of D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management, having the authority to approve such business decisions, committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan relating to the D&B Distribution, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.

NOTE 7. RESTRUCTURING

    In 1995, the Company recorded a $12,800 restructuring provision primarily to write-off software for product lines that were discontinued at Sales Technologies. All restructuring actions were completed in 1996.

                                                           DECEMBER 31,              DECEMBER 31,
CATEGORY                                                       1995      CASH ITEMS      1996
---------------------------------------------------------  ------------  ----------  ------------
Real Estate Cost Reductions..............................   $    1,059   $   (1,059)  $   --
Discontinued Production and Data Collection Systems and
 Products................................................        4,400       (4,400)
Other....................................................        6,056       (6,056)      --
                                                           ------------  ----------  ------------
Total....................................................   $   11,515   $  (11,515)  $   --
                                                           ------------  ----------  ------------
                                                           ------------  ----------  ------------

NOTE 8. ACQUISITIONS

    In 1996 and 1995, the Company acquired various companies in separate transactions that were accounted for as purchases.

    The aggregate cash purchase price of such acquisitions totaled $24,386 in 1996. The largest acquisition during 1996 was Gartner's acquisition of J3 Learning Corporation ("J3"), a leading provider of software educational materials for corporate and individual training. Gartner acquired all of the outstanding shares of J3 for consideration of $8,000 in cash, approximately $35,400 in Gartner Group Class A Common Stock, and options to purchase Gartner Group Class A Common Stock, which had a value of $1,300. Operating

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 8. ACQUISITIONS (CONTINUED)
costs and selling and administrative expenses in 1996 include a one-time acquisition related charge of $33,233 for in-process research and development costs associated with J3.

    The aggregate purchase price of such acquisitions totaled $10,916 in 1995.

    The results of operations of all purchases are included in the Consolidated Statements of Income from the date of acquisition. Had the acquisitions made in 1995 and 1996 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

NOTE 9. MARKETABLE SECURITIES AND OTHER INVESTMENTS

    Amounts included below are classified in the consolidated statements of financial position as marketable securities and other investments. Cash equivalents have been excluded from these disclosures.

                                                                                        DECEMBER 31,
                                                                         ------------------------------------------
                                                                                 1997                  1996
                                                                         --------------------  --------------------
                                                                                      FAIR                  FAIR
                                                                           COST       VALUE      COST       VALUE
                                                                         ---------  ---------  ---------  ---------
Debt Securities of States and Other Subdivisions of the U.S.
  Government...........................................................     --         --      $  23,317  $  23,317
Equity Securities......................................................  $   3,491  $  48,463      4,357     58,320
                                                                         ---------  ---------  ---------  ---------
Total..................................................................  $   3,491  $  48,463  $  27,674  $  81,637
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

NOTE 10. FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

    The Company transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

    It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for speculative purposes.


    The Company uses forward contracts and purchased currency options to hedge committed and anticipated foreign currency denominated revenues, respectively. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. The Company also uses forward contracts to hedge non-functional currency assets and liabilities.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 10. FINANCIAL INSTRUMENTS (CONTINUED)
    Gains and losses on contracts hedging anticipated and committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At December 31, 1997, the Company had unrealized deferred gains of $2,768 related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and will substantially be offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on operating income in 1997 was a net gain of $15,617. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense--net.

FAIR VALUE OF FINANCIAL INSTRUMENTS


    At December 31, 1997, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable and foreign exchange risk management contracts. At December 31, 1997, the fair values of cash, cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. At December 31, 1997, the notional amounts of the Company's risk management contracts were $212,000 (currency options $137,000; forward contracts $75,000) and all contracts will mature in 1998. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices, and approximate carrying value.


CREDIT CONCENTRATIONS

    The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1997 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

    IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1997 due to the high quality of its customers and their dispersion across many geographic areas.

NOTE 11. PENSION AND POSTRETIREMENT BENEFITS

    PENSION PLANS. The Company has a defined benefit pension plan covering all employees in the United States in certain of the Company's businesses. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. Pension costs are determined actuarially and are funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 11. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    Consolidated pension costs are summarized as follows:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
U.S. Plans--D&B Allocation.......................................  $  --      $   2,230  $   1,241
U.S. Plans--Post Distribution....................................      2,145        291     --
Non-U.S. Plans...................................................      4,837      4,364      4,078
                                                                   ---------  ---------  ---------
Total Pension Cost...............................................  $   6,982  $   6,885  $   5,319
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The components of net periodic pension cost for 1997 (1996 and 1995 are unavailable) are summarized as follows:

                                                                                       1997
                                                                                    ----------
Service Cost......................................................................  $    9,959
Interest Cost.....................................................................      10,503
Actual Return on Plan Assets......................................................     (20,357)
Net Amortization and Deferral.....................................................       6,877
                                                                                    ----------
Net Periodic Pension Cost.........................................................  $    6,982
                                                                                    ----------
                                                                                    ----------

    In addition, during 1996 the Company recognized a pension curtailment gain of $1,895 relating to a reduced level of participation in the Company's supplemental plan and workforce reductions.

The status of all defined benefit pension plans at December 31, 1997 and 1996 is as follows:

                                                                           FUNDED                  UNFUNDED
                                                                  ------------------------  ----------------------
                                                                     1997         1996         1997        1996
                                                                  -----------  -----------  ----------  ----------
Fair Value of Plan Assets.......................................  $   157,643  $   151,724  $   --      $   --
                                                                  -----------  -----------  ----------  ----------
Actuarial Present Value of Accumulated Benefit Obligation:
  Vested........................................................     (112,663)    (120,602)     (5,607)     (4,857)
  Nonvested.....................................................       (1,900)      (1,611)     --            (296)
                                                                  -----------  -----------  ----------  ----------
Accumulated Benefit Obligation..................................     (114,563)    (122,213)     (5,607)     (5,153)
Effect of Projected Future Salary Increases.....................      (11,650)     (12,088)     (9,534)     (7,100)
                                                                  -----------  -----------  ----------  ----------
Projected Benefit Obligation....................................     (126,213)    (134,301)    (15,141)    (12,253)
                                                                  -----------  -----------  ----------  ----------
Plan Assets in Excess of (Less Than) Projected Benefit
  Obligation....................................................       31,430       17,423     (15,141)    (12,253)
Unrecognized Net (Gain) Loss....................................      (11,306)       3,652       3,135         478
Unrecognized Prior Service Cost (Credit)........................       (6,476)      (6,547)        639         833
Unrecognized Net Transition (Asset) Obligation..................       (1,818)      (1,226)         49          49
Adjustment to Recognize Minimum Liability.......................      --           --           --            (123)
                                                                  -----------  -----------  ----------  ----------
Prepaid (Accrued) Pension Cost..................................  $    11,830  $    13,302  $  (11,318) $  (11,016)
                                                                  -----------  -----------  ----------  ----------
                                                                  -----------  -----------  ----------  ----------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 11. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The weighted average expected long-term rate of return on pension plan assets was 9.28%, 9.31% and 9.82% for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the projected benefit obligation was determined using weighted average discount rates of 7.56% and 7.59%, respectively, and weighted average rates of increase in future compensation levels of 4.66% and 4.59%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

    Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $4,666, $4,075 and $3,178 for the years 1997, 1996 and 1995, respectively.

    POSTRETIREMENT BENEFITS. In addition to providing pension benefits, the Company provides various healthcare and life insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

    The Company has recorded postretirement benefits costs totaling $1,200, $2,619 and $3,447 for the years 1997, 1996 and 1995, respectively.

    The status of postretirement benefit plans other than pensions at December 31, 1997 and 1996 is as follows:

                                                                           1997        1996
                                                                        ----------  ----------
Accumulated Postretirement Benefit Obligation:
Active Employees--Eligible............................................  $   (8,110) $   (8,350)
Active Employees--Not Yet Eligible....................................      (6,830)     (6,530)
                                                                        ----------  ----------
Accumulated Postretirement Benefit Obligation.........................     (14,940)    (14,880)
Unrecognized Net Loss.................................................         540         300
Unrecognized Prior Service Credit.....................................      (2,110)       (850)
                                                                        ----------  ----------
Accrued Postretirement Benefit Cost...................................  $  (16,510) $  (15,430)
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1997 and 1996 the accumulated postretirement benefit obligation was determined using a discount rate of 7.0% and 7.5%, respectively. The assumed rate of future increases in per capita cost of covered healthcare benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed healthcare cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $2,007 and would increase annual aggregate service and interest costs by $257.

NOTE 12. EMPLOYEE STOCK PLANS

    The Company has a Key Employees Stock Incentive Plan which provides for the grant of stock options and restricted stock to eligible employees. In addition it provides an opportunity for the purchase of stock

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. EMPLOYEE STOCK PLANS (CONTINUED) options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. All options have a life of ten years, vest proportionally over six years and have an exercise price equal to the fair market value of the common stock on the grant date.

    The Company adopted an Employee Stock Purchase Plan in 1997 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day.

    Gartner has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner stock. Options outstanding and exercisable were 15,496,068 and 6,670,813, respectively, at December 31, 1997, at prices ranging from $0.02 to $35.38 per share.

    In July 1997, CTS adopted a Key Employees Stock Option Plan which provides for the grant of stock options to eligible employees. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All such options become exercisable in April 2006 with certain acceleration provisions of the vesting period to 25% per year over four years from the grant date should an initial public offering or change in control occur. At December 31, 1997, 800,500 options were outstanding at a weighted average exercise price of $2.50 per share. None were exercisable.

    CTS also has a Key Employees' Restricted Stock Purchase Plan which allows eligible employees to purchase a limited amount of restricted common stock at the time of grant at a price equal to the fair market value on the effective date of the award. At December 31, 1997, 175,000 shares have been purchased at an average exercise price of $2.50. The restrictions lapse should an initial public offering or change in control occur.

    In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. EMPLOYEE STOCK PLANS (CONTINUED) method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1997        1996       1995
                                                                                ----------  ----------  ---------
Net Income              As reported...........................................  $  312,350  $  195,451  $  88,881
                        Pro forma.............................................  $  284,634  $  188,705  $  88,120
Earnings Per Share:
  Basic                 As reported...........................................  $     1.89  $     1.15  $     .52
                        Pro forma.............................................  $     1.72  $     1.11  $     .52
  Diluted               As reported...........................................  $     1.86  $     1.15  $     .52
                        Pro forma.............................................  $     1.70  $     1.11  $     .52

------------------------

Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

    The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1997, 1996 and 1995: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.9%; and an expected term of 4.5 years. The weighted average fair value of the Company's stock options granted in 1997, 1996 and 1995 are $13.12, $9.76 and $7.61, respectively.

    The fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1997, 1996 and 1995: dividend yield of 0%; expected volatility of 40%; a risk-free interest rate of 6.0%; and an expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1997, 1996 and 1995 are $10.12, $11.80 and $5.82, respectively.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. EMPLOYEE STOCK PLANS (CONTINUED)

    Immediately following the D&B Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by company employees were cancelled and replaced by substitute awards under the Company's Key Employees Stock Incentive Plan. The substitute awards had the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replaced.

    At December 31, 1997, outstanding options for Cognizant common stock held by Company employees, including the substitute awards mentioned above, totaled 21,922,390, of which 4,386,181 had vested and were exercisable. The option prices range from $22.99 to $44.47 per share and are exercisable over periods ending no later than 2007. At December 31, 1996, outstanding options for Cognizant common stock held by Company employees totaled 20,226,749, of which 2,168,714 had vested and were exercisable. The option prices ranged from $22.99 to $35.31 per share.

                                                                                                  WEIGHTED AVERAGE
                                                                                       SHARES      EXERCISE PRICE
                                                                                    ------------  -----------------
Options Outstanding,
 November 1, 1996.................................................................     3,340,778      $   31.13
Granted...........................................................................    14,209,500      $   33.37
Purchased.........................................................................     2,702,700      $   33.37
Exercised.........................................................................       (18,467)     $   30.17
Expired...........................................................................        (7,762)     $   33.75
                                                                                    ------------         ------
Options Outstanding,
 December 31, 1996................................................................    20,226,749      $   33.00
                                                                                    ------------         ------
Granted...........................................................................     3,878,237      $   42.35
Exercised.........................................................................      (856,693)     $   30.78
Expired...........................................................................    (1,325,903)     $   33.19
                                                                                    ------------         ------
Options Outstanding,
 December 31, 1997................................................................    21,922,390      $   34.75
                                                                                    ------------         ------

                                                                                     WEIGHTED-AVERAGE
                                                    DECEMBER 31, 1997      -------------------------------------
                                                 ------------------------   REMAINING    OPTION EXERCISE PRICES
RANGE OF                                            NUMBER       NUMBER    CONTRACTUAL  ------------------------
EXERCISE PRICES                                  OUTSTANDING   EXERCISABLE    LIFE      OUTSTANDING  EXERCISABLE
-----------------------------------------------  ------------  ----------  -----------  -----------  -----------
$40.00 - $44.47................................     3,095,250           0   9.8 years    $   44.25    $   44.25
$37.56 - $38.88................................       338,000           0   9.5 years    $   37.58    $   37.58
$30.31 - $35.31................................    17,285,856   3,368,490   7.7 years    $   33.43    $   33.50
$22.99 - $29.91................................     1,203,284   1,017,691   4.5 years    $   28.07    $   27.75
                                                 ------------  ----------
                                                   21,922,390   4,386,181
                                                 ------------  ----------
                                                 ------------  ----------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 13. INCOME TAXES

Income before provision for income taxes consisted of:

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
U.S..........................................................................  $  230,717  $  162,128  $   43,495
Non-U.S......................................................................     199,518     186,893     119,062
                                                                               ----------  ----------  ----------
                                                                               $  430,235  $  349,021  $  162,557
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

The provision (benefit) for income taxes consisted of:

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
U.S. Federal and State:
Current.......................................................................  $   55,647  $   53,489  $   57,596
Deferred......................................................................      (8,437)     31,178     (23,871)
                                                                                ----------  ----------  ----------
                                                                                    47,210      84,667      33,725
                                                                                ----------  ----------  ----------

Non-U.S.:
Current.......................................................................      57,949      61,880      33,632
Deferred......................................................................      12,726       7,023       6,319
                                                                                ----------  ----------  ----------
                                                                                    70,675      68,903      39,951
                                                                                ----------  ----------  ----------
Total.........................................................................  $  117,885  $  153,570  $   73,676
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
Tax Expense at Statutory Rate..................................................  $  150,582  $  122,157  $  56,895
State and Local Income Taxes, net of Federal Tax Benefit.......................      13,704      12,729     13,079
Non-U.S. Taxes.................................................................        (623)      2,939     (3,684)
Purchased In-Process R&D Costs.................................................      --          11,632     --
Goodwill.......................................................................       1,396       3,709      4,457
Amortization of Intangibles....................................................     (48,612)     --         --
Other..........................................................................       1,438         404      2,929
                                                                                 ----------  ----------  ---------
Total Taxes....................................................................  $  117,885  $  153,570  $  73,676
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 13. INCOME TAXES (CONTINUED)
    The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                                                             1997         1996
                                                                                          -----------  -----------
Deferred Tax Assets:
  Operating Losses......................................................................  $    23,236  $    34,225
  Intangibles...........................................................................       31,552      --
  Postretirement Benefits...............................................................        6,009        5,274
  Non-Recurring Charges.................................................................        4,073        5,440
  Postemployment Benefits...............................................................        3,923        4,969
  Bad Debts.............................................................................        1,599        2,488
  Other.................................................................................        4,706        9,006
                                                                                          -----------  -----------
                                                                                               75,098       61,402
Valuation Allowance.....................................................................      (21,826)     (29,784)
                                                                                          -----------  -----------
                                                                                               53,272       31,618
                                                                                          -----------  -----------
Deferred Tax Liabilities:
  Intangibles...........................................................................      (66,322)     (67,818)
  Deferred Revenue......................................................................      (37,274)     (16,966)
  Marketable Securities.................................................................      (20,522)     (17,268)
  Depreciation..........................................................................      (17,522)     (12,223)
  Other.................................................................................      (14,535)      (7,442)
                                                                                          -----------  -----------
                                                                                             (156,175)    (121,717)
                                                                                          -----------  -----------
Net Deferred Tax Liability..............................................................  $  (102,903) $   (90,099)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The 1997 net deferred tax liability consists of a non-current deferred tax liability of $113,749, offset by a current deferred tax asset of $10,846 included in Other Current Assets. (See Note 18 to the Cognizant Consolidated Financial Statements.)

    The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

    Undistributed earnings of non-U.S. subsidiaries aggregated approximately $479,960 at December 31, 1997. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 14. COMMITMENTS

    Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1997, 1996 and 1995 was $28,298, $37,805, and $34,997, respectively. The totals include $387 and $446 in 1996, and 1995 respectively, for facilities usage charged by D&B or an affiliate. The minimum annual rental expense for real estate

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 14. COMMITMENTS (CONTINUED)
operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1997 was: 1998--$27,896; 1999--$26,849; 2000--$25,901; 2001--$24,522; 2002-- $18,639 and an aggregate of
$24,411 thereafter.

    The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $30,286, $25,304, and $21,864 for 1997, 1996 and 1995, respectively. At December 31, 1997, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1998--$27,069; 1999--$24,977; 2000--$13,425; 2001--$6,836 and 2002--$5,898.

    The Company has agreements with various third parties to purchase certain data processing and telecommunications services, extending beyond one year. At December 31, 1997, the purchases covered by these agreements aggregated:
1998--$13,578; 1999--$13,638; and 2000--$5,880.

NOTE 15. OTHER TRANSACTIONS WITH AFFILIATES

    Prior to the D&B Distribution, D&B provided certain centralized services (see Note 1 to the Cognizant Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations (including data service charges beginning in 1995) were $107,200 and $116,900 in 1996 and 1995, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Income. Amounts due to D&B for these expenses are included in Divisional Equity.

    Net transfers to or from D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from D&B, third-party liabilities paid on behalf of the Company by D&B, amounts due to or from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due from D&B was $466,938, and $452,693 for 1996 and 1995, respectively.

    The activity in the net transfers from (to) D&B account for the periods through the D&B Distribution Date included in Divisional Equity in the Cognizant Consolidated Statements of Shareholders' Equity is summarized as follows:

                                                                                        TEN MONTHS
                                                                                           ENDED      YEAR ENDED
                                                                                        OCTOBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                        -----------  ------------
D&B Services and Other Charges........................................................    $ 111,806     $ 121,673
Loans and Advances--Net...............................................................      137,639        44,917
U.S. Income Taxes.....................................................................       35,434        57,596
Cash Transfers--Net...................................................................     (239,999)     (337,237)
                                                                                        -----------  ------------
Net Transfers from (to) D&B...........................................................     $ 44,880     $(113,051)
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 15. OTHER TRANSACTIONS WITH AFFILIATES (CONTINUED)
    In connection with the D&B Distribution, the Company received 800,000 shares of new D&B common stock and 266,666 shares of ACNielsen Corporation ("ACNielsen") common stock. In December 1996 the Company sold such shares to D&B and ACNielsen, at fair market value, for $18,560 and $3,967, respectively. In addition, the Company assumed $69,000 of liabilities (included in Other Liabilities) which are subject to adjustment in accordance with the D&B Distribution Agreement, related to certain prior business transactions, and $50,000 of short-term debt, which was repaid in December 1996.

    For purposes of governing certain of the ongoing relationships between the Company, D&B and ACNielsen after the D&B Distribution and to provide for an orderly transition, the Company, D&B and ACNielsen entered into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, Television Audience Measurement Master Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreement. Among other things, the agreements set forth principles to be applied in allocating certain D&B Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded.

NOTE 16. CAPITAL STOCK

    On February 18, 1997 the Company announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of the Company's outstanding common stock. The stock purchases are held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

    On October 21, 1997 the Company announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of the Company's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

    Under a Shareholder Rights Plan adopted by the Board of Directors, each certificate for a share of the Company's common stock also represents one Preferred Share Purchase Right (a "Right"). In the event a person or group (an "Acquiring Person") acquires beneficial ownership of, or commences or announces an intention to make a tender offer for more than 15% of the outstanding shares of common stock, each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at $210 per each one one-thousandth of a share (the "Purchase Price"). In the event a person or group becomes an Acquiring Person, or the Company is acquired in a merger or other business combination or 50% or more of its assets or earning power are sold, each holder of a Right (other than an Acquiring Person) has the right to receive common stock of the Company or the entity that engaged in such transaction, as applicable, which has a market value of two times the Purchase Price. The Rights, which do not have voting rights and are subject to adjustment in certain circumstances, expire on October 23, 2006 and are redeemable by the Company at a price of $.01 per Right under certain circumstances.

NOTE 17. LITIGATION

    The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 17. LITIGATION (CONTINUED)
and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

    In addition, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS (the"IRI Action").

    The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

    IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

    On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997 the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

    In connection with the IRI Action, D&B, ACNielsen Corporation ("ACNielsen") (the parent company of A.C. Nielsen Company) and the Company have entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they agree (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 17. LITIGATION (CONTINUED)
and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

    Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

NOTE 18. SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE--NET:

                                                                                               1997        1996
                                                                                            ----------  ----------
Trade.....................................................................................  $  250,899  $  401,224
Less: Allowance for Doubtful Accounts.....................................................      (7,199)    (15,470)
Unbilled Receivables......................................................................      41,291      35,383
Other.....................................................................................      18,618      32,654
                                                                                            ----------  ----------
                                                                                            $  303,609  $  453,791
                                                                                            ----------  ----------
                                                                                            ----------  ----------

OTHER CURRENT ASSETS:

                                                                                               1997        1996
                                                                                             ---------  ----------
Deferred Income Taxes......................................................................  $  10,846  $   14,975
Prepaid Expenses...........................................................................     35,059      48,531
Inventories................................................................................     26,463      26,369
Marketable Securities......................................................................     --          22,276
                                                                                             ---------  ----------
                                                                                             $  72,368  $  112,151
                                                                                             ---------  ----------
                                                                                             ---------  ----------

PROPERTY, PLANT AND EQUIPMENT--NET, CARRIED AT COST, LESS ACCUMULATED DEPRECIATION AND AMORTIZATION:

                                                                                             1997         1996
                                                                                          -----------  -----------
Buildings...............................................................................  $   113,845  $   118,122
Machinery and Equipment.................................................................      355,624      402,424
Less: Accumulated Depreciation..........................................................     (260,400)    (287,200)
Leasehold Improvements, less: Accumulated Amortization of $14,095 and $20,199...........       16,879       23,282
Land....................................................................................        7,635       12,260
                                                                                          -----------  -----------
                                                                                          $   233,583  $   268,888
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 18. SUPPLEMENTAL FINANCIAL DATA (CONTINUED)
COMPUTER SOFTWARE AND GOODWILL:

                                                                                            COMPUTER
                                                                                            SOFTWARE    GOODWILL
                                                                                           ----------  -----------
January 1, 1996..........................................................................  $  137,700  $   230,888
Additions at Cost........................................................................      49,395       60,484
Amortization.............................................................................     (39,802)     (17,094)
Other Deductions, Additions and Reclassifications........................................      (8,253)     (22,795)
                                                                                           ----------  -----------
December 31, 1996........................................................................     139,040      251,483
Additions at Cost........................................................................      58,707        1,554
Amortization.............................................................................     (42,426)      (8,810)
Other Deductions and Reclassifications (1)...............................................     (13,053)    (156,797)
                                                                                           ----------  -----------
DECEMBER 31, 1997........................................................................  $  142,268  $    87,430
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) The significant decrease in Goodwill during 1997 is primarily related to the deconsolidation of Gartner.

    Accumulated amortization of Computer Software was $180,106 and $150,481 at December 31, 1997 and 1996, respectively. Accumulated amortization of Goodwill was $40,399 and $67,366 at December 31, 1997 and 1996, respectively.

ACCOUNTS AND NOTES PAYABLE:

                                                                                                1997       1996
                                                                                              ---------  ---------
Trade.......................................................................................  $  33,708  $  25,763
Taxes Other Than Income Taxes...............................................................     16,377     15,587
Notes.......................................................................................        458        464
Other.......................................................................................      8,253      5,109
                                                                                              ---------  ---------
                                                                                              $  58,796  $  46,923
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The Company has short-term borrowing arrangements with several banks to provide up to $39,400 of borrowings at December 31, 1997. None of these arrangements had material commitment fees or compensating balance requirements.

ACCRUED AND OTHER CURRENT LIABILITIES:

                                                                                               1997        1996
                                                                                            ----------  ----------
Salaries, Wages, Bonuses and Other Compensation...........................................  $   68,717  $   78,676
Postemployment Benefits...................................................................       4,073       7,995
Other.....................................................................................     140,154     180,261
                                                                                            ----------  ----------
                                                                                            $  212,944  $  266,932
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 19. OPERATIONS BY BUSINESS SEGMENT

    In June 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". The Company has adopted SFAS No. 131 for the year ended December 31, 1997, and as required has restated the prior years in order to conform to the 1997 presentation. The Company, operating globally in approximately 80 countries, delivers information, software and related services principally through these strategic business segments referenced below.

    IMS is the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries.

    Nielsen Media Research is the leading provider of television audience measurement services, both nationally and locally, in the United States and Canada.

    Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology (IT) industries. The company's subscribers receive research and analysis about significant IT industry development and trends.


    Emerging Markets includes Erisco, the premier supplier of software-based administrative and analytical solutions to the managed care industry; CTS, a provider of software application development and maintenance services specializing in Year 2000 and Eurocurrency compliance services; Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, the Company's venture capital unit, focused on investments in emerging healthcare businesses; and Pilot, which was sold on July 31, 1997.


    The accounting policies of these reportable segments are the same as those described for the consolidated entity. The Company evaluates the performance of its operating segments based on revenue and income from operations.


                                                                          NIELSEN MEDIA    EMERGING
                                                                IMS         RESEARCH      MARKETS (2)    TOTAL
                                                             ----------  ---------------  -----------  ----------
THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
OPERATING REVENUE..........................................  $  223,401    $    96,064     $  17,567   $  337,032
SEGMENT OPERATING INCOME...................................  $   30,926    $    25,749     $     902   $   57,577
General Corporate Expenses (2) (8).........................                                            $  (13,100)
Interest Income (3)........................................  $    2,060             --     $      32   $    2,092
Interest Expense (4).......................................  $     (184)            --            --   $     (184)
Non-Operating Income--Net..................................
  Gartner Equity Income....................................                                            $   15,574
  Gain on Gartner Stock (SAB 51)...........................                                            $    7,987
  Gains from Dispositions--Net.............................                $     3,185     $   7,555   $   13,600
  Other--Net...............................................                                            $     (782)
                                                                                                       ----------
Income Before Provision for Income Taxes...................                                            $   82,764
Provision for Income Taxes.................................                                            $  (22,677)
                                                                                                       ----------
Net Income.................................................                                            $   60,087
                                                                                                       ----------
                                                                                                       ----------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 19. OPERATIONS BY BUSINESS SEGMENT (CONTINUED)


                                                                          NIELSEN MEDIA    EMERGING
                                                                IMS         RESEARCH      MARKETS (2)    TOTAL
                                                             ----------  ---------------  -----------  ----------
THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
OPERATING REVENUE..........................................  $  209,822    $    86,271     $  19,483   $  315,576
SEGMENT OPERATING INCOME...................................  $   37,316    $    26,279     $  (8,808)  $   54,787
General Corporate Expenses.................................                                            $   (6,900)
Interest Income (3)........................................  $    1,097             --     $      61   $    1,158
Interest Expense...........................................  $     (221)            --     $    (229)  $     (450)
Non-Operating Income--Net..................................
  Gartner Equity Income....................................                                            $   15,534
  Gains from Dispositions--Net.............................                                $   5,436   $    5,436
  Other--Net...............................................                                            $    1,695
                                                                                                       ----------
Income Before Provision for Income Taxes...................                                            $   71,260
Provision for Income Taxes.................................                                            $  (18,355)
                                                                                                       ----------
Net Income.................................................                                            $   52,905
                                                                                                       ----------
                                                                                                       ----------



                                                                       NIELSEN                    EMERGING
                                                          IMS      MEDIA RESEARCH   GARTNER(1)   MARKETS(2)      TOTAL
                                                       ----------  ---------------  -----------  -----------  ------------
YEAR ENDED DECEMBER 31, 1997
OPERATING REVENUE....................................  $  980,521    $   358,594                  $  79,038   $  1,418,153
SEGMENT OPERATING INCOME.............................  $  265,351    $   107,732                  $  (9,752)  $    363,331
General Corporate Expenses...........................                                                              (27,989)
Interest Income (3)..................................       4,441                                       140          4,581
Interest Expense (4).................................        (679)                                     (109)          (788)
Non-Operating Income--Net Gartner Equity Income
  (1)................................................                                                               65,120
  Gains from Dispositions--Net.......................                                                 9,391          9,391
  Other--Net.........................................                                                               16,589
                                                       ----------  ---------------  -----------  -----------  ------------
Income Before Provision for Income Taxes.............                                                         $    430,235
Provision for Income Taxes...........................                                                         $   (117,885)
Net Income...........................................                                                         $    312,350
Segment Depreciation and Amortization................  $   76,375    $    28,663                  $  11,139   $    116,177
Segment Capital Expenditures.........................  $   41,932    $    24,874                  $   4,304   $     71,110
IDENTIFIABLE ASSETS AT DECEMBER 31, 1997 (5).........  $  855,789    $   182,642                  $ 147,628   $  1,186,059
                                                       ----------  ---------------  -----------  -----------  ------------
                                                       ----------  ---------------  -----------  -----------  ------------

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                                                       NIELSEN                    EMERGING
YEAR ENDED DECEMBER 31, 1996                              IMS      MEDIA RESEARCH   GARTNER(1)   MARKETS(2)      TOTAL
-----------------------------------------------------  ----------  ---------------  -----------  -----------  ------------
OPERATING REVENUE....................................  $  904,444    $   319,404     $ 424,382    $  82,366   $  1,730,596
Write-Off of Purchased In Process Research &
  Development........................................                                $  33,233                $     33,233
SEGMENT OPERATING INCOME.............................  $  232,827    $    99,461     $  60,114    $ (12,903)  $    379,499
General Corporate Expenses...........................                                                              (36,331)
Interest Income (3)..................................       3,597                        3,982          221          7,800
Interest Expense (4).................................      (1,043)                                     (295)        (1,338)
Non-Operating Expense--Other--Net....................                                                                 (809)
Gains from Dispositions--Net.........................                                                   200            200
                                                       ----------  ---------------  -----------  -----------  ------------
Income Before Provision for Income Taxes.............                                                         $    349,021
Provision for Income Taxes...........................                                                         $   (153,570)
Net Income...........................................                                                         $    195,451
Segment Depreciation and Amortization................  $   80,313    $    25,229     $  15,934    $  12,181   $    133,657
Segment Capital Expenditures.........................  $   37,862    $    17,929     $  15,918    $   3,254   $     74,963
IDENTIFIABLE ASSETS AT DECEMBER 31, 1996 (5).........  $  756,966    $   152,307     $ 497,242    $ 206,825   $  1,613,340
                                                       ----------  ---------------  -----------  -----------  ------------
                                                       ----------  ---------------  -----------  -----------  ------------

YEAR ENDED DECEMBER 31, 1995
-----------------------------------------------------
OPERATING REVENUE....................................  $  835,442    $   288,652     $ 337,639    $  80,607   $  1,542,340
Restructuring Expense................................  $   12,800                                             $     12,800
Post-Employment Benefit Expense (6)..................  $   24,300                    $   8,200                $     32,500
Non-Recurring Charge (7).............................  $   53,630    $     2,300                  $  16,940   $     72,870
SEGMENT OPERATING INCOME.............................  $   89,335    $    87,068     $  51,180    $ (18,366)  $    209,217
General Corporate Expenses...........................                                                              (54,540)
Interest Income (3)..................................       6,005                        2,761          330          9,096
Interest Expense (4).................................        (499)                                      (41)          (540)
Non-Operating Expense--Other--Net....................                                                              (15,800)
Gains from Dispositions--Net.........................       4,524                       10,600                      15,124
                                                       ----------  ---------------  -----------  -----------  ------------
Income Before Provision for Income Taxes.............                                                         $    162,557
Provision for Income Taxes...........................                                                         $    (73,676)
Net Income...........................................                                                         $     88,881
Segment Depreciation and Amortization................  $   84,641    $    24,343     $  11,987    $  11,561   $    132,532
Segment Capital Expenditures.........................  $   29,935    $    13,508     $  19,657    $   2,532   $     65,632
IDENTIFIABLE ASSETS AT DECEMBER 31, 1995 (5).........  $  768,684    $   124,535     $ 355,088    $ 132,568   $  1,380,875
                                                       ----------  ---------------  -----------  -----------  ------------
                                                       ----------  ---------------  -----------  -----------  ------------


------------------------------

(1) Cognizant maintained a majority interest in Gartner during 1995 and 1996 and accordingly, reflected Gartner on a consolidated basis. During 1997, Cognizant's voting interest in Gartner fell below 50%. Gartner's results for 1997 are therefore reflected as Gartner Equity Income and included in Non-Operating Income--Net.



(2) Intersegment sales of $3,734, $2,385, $11,092, $8,877 and $7,929 in March
    31, 1998 and 1997 and December 31, 1997, 1996 and 1995, respectively, consisting primarily of sales from CTS to IMS and Nielsen Media Research, have been excluded. These sales are accounted for on a time and materials basis and recognized as the service is performed.



(3) Interest income excludes amounts recorded at corporate of $2,006, $2,458, $8,194, $1,656 and $1,229 for March 31, 1998 and 1997 and December 31, 1997,
    1996 and 1995, respectively.



(4) Interest expense excludes amounts recorded at corporate of $16 and $1,505 for March 31, 1998 and December 31, 1997, respectively.



(5) Assets of $393,461, $261,642 and $61,215 at December 31, 1997, 1996 and
    1995, respectively, include cash and cash equivalents, investment in Gartner and Property, Plant and Equipment not identified with business segments and represent the reconciling items between total identifiable assets shown and the Cognizant's total assets.



(6) Post-employment benefit expense excludes amounts recorded at corporate of $666 and $5,132 for 1996 and 1995, respectively.



(7) Non-recurring charge expense excludes amounts recorded at corporate of $17,200 for 1995.



(8) General corporate expenses in 1998 include $4,900 of one-time spin-related charges.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

FINANCIAL INFORMATION BY COUNTRY:

                                                                        UNITED STATES(1)  ALL OTHER      TOTAL
                                                                        ----------------  ----------  ------------
YEAR ENDED DECEMBER 31, 1997
                                                                              --------    ----------  ------------
OPERATING REVENUE (2).................................................    $    759,070    $  659,083  $  1,418,153
LONG-LIVED ASSETS.....................................................    $    363,478    $  190,657  $    554,135
                                                                              --------    ----------  ------------
Year Ended December 31, 1996..........................................
                                                                              --------    ----------  ------------
Operating Revenue (2).................................................    $    950,526    $  780,070  $  1,730,596
Long-Lived Assets.....................................................    $    554,795    $  192,472  $    747,267
                                                                              --------    ----------  ------------
Year Ended December 31, 1995..........................................
                                                                              --------    ----------  ------------
Operating Revenue (2).................................................    $    834,786    $  707,554  $  1,542,340
Long-Lived Assets.....................................................    $    488,730    $  198,554  $    687,284
                                                                              --------    ----------  ------------
                                                                              --------    ----------  ------------

------------------------

(1) The above table reflects the deconsolidation of Gartner and the sale of Pilot, in 1997.

(2) Revenue relates to external customers and is primarily attributable to the country of domicile.

NOTE 20. REORGANIZATION PLAN


    On January 15, 1998, the Company announced a plan to separate into two independent, publicly traded companies--IMS HEALTH and Nielsen Media Research (the "Cognizant Distribution"). The transaction, which has been structured as a tax-free dividend of one share of IMS HEALTH common stock for each share of Cognizant common stock, is targeted for completion by the middle of 1998. Concurrent with the transaction, Cognizant Corporation will change its name to Nielsen Media Research, Inc. The separation would create IMS HEALTH as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establish an independent Nielsen Media Research, the leader in television audience measurement services. Because of the significance to Cognizant of the IMS HEALTH business to be distributed to Cognizant stockholders in the Cognizant Distribution, IMS HEALTH will be the successor to Cognizant from a financial reporting perspective. The Cognizant Distribution is subject to, and requires final approval of, the Company's board of directors of the plan of the Cognizant Distribution as well as of the material terms of any distribution, tax sharing, employee benefits and other similar agreements pursuant to which assets and liabilities are allocated as part of the Cognizant Distribution.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              THREE MONTHS ENDED
                                             -----------------------------------------------------
                                             MARCH 31 (1)  JUNE 30 (1)  SEPTEMBER 30  DECEMBER 31    FULL YEAR
                                             ------------  -----------  ------------  ------------  ------------
1997
OPERATING REVENUE..........................   $  315,576    $ 338,260    $  341,041    $  423,276   $  1,418,153
OPERATING INCOME...........................   $   47,887    $  66,701    $   87,163    $  133,591   $    335,342
NET INCOME.................................   $   52,905    $  60,055    $   77,066    $  122,324   $    312,350
BASIC EARNINGS PER SHARE OF COMMON STOCK...   $     0.31    $    0.36    $     0.47    $     0.75   $       1.89
DILUTED EARNINGS PER SHARE OF COMMON
  STOCK....................................   $     0.31    $    0.36    $     0.46    $     0.73   $       1.86
                                             ------------  -----------  ------------  ------------  ------------

1996
Operating Revenue..........................   $  370,019    $ 415,703    $  424,188    $  520,686   $  1,730,596
Operating Income (2).......................   $   58,978    $  81,912    $   60,195    $  142,083   $    343,168
Net Income.................................   $   33,277    $  42,875    $   39,858    $   79,441   $    195,451
Basic Earnings Per Share of Common Stock...   $     0.20    $    0.25    $     0.23    $     0.47   $       1.15
Diluted Earnings Per Share of Common
  Stock....................................   $     0.20    $    0.25    $     0.23    $     0.47   $       1.15
                                             ------------  -----------  ------------  ------------  ------------

------------------------

(1) 1997 quarterly results have been restated to reflect the deconsolidation of Gartner.

(2) Includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation in the third quarter.

NOTE 22. SUBSEQUENT EVENT (UNAUDITED)


    On March 23, 1998 the Company announced it has signed two definitive agreements to acquire Walsh International Inc. ("Walsh") and Pharmaceutical Marketing Services Inc. ("PMSI"), subject to regulatory approval. These acquisitions are separate transactions and will be accounted for as purchases. The transactions have been independently authorized by the Cognizant, Walsh and PMSI boards of directors, and are subject to approval by Walsh and PMSI shareholders. Under terms of the agreements, Walsh shareholders will receive
 .3041 shares of Cognizant Corporation common stock per Walsh share (or, based on a Cognizant share price of $51.792, consideration of approximately $167,000), and PMSI shareholders will receive .2800 shares of Cognizant Corporation common stock per PMSI share (or, based on a Cognizant share price of $51.792, consideration of approximately $180,000). The number of shares of Cognizant Corporation common stock to be issued in connection with each of the acquisitions is subject to a collar adjustment based on the price of Cognizant Corporation common stock during a period prior to the closing of the acquisitions. A one-time, non-cash charge to write-off in-process research and development is expected, in the range of $110,000 to $125,000 for both acquisitions combined. The Company expects to issue approximately 6,700,000 shares from treasury stock to consummate these transactions. In connection with the Cognizant Distribution, Walsh and PMSI will become part of IMS HEALTH.
During the first quarter, the Company acquired ChinaMetrik, Inc., a privately held company that measures the pharmaceutical market in China. As part of the consideration, 25,751 shares of Cognizant Common Stock were issued. This acquisition is not material to Cognizant.

                             COGNIZANT CORPORATION

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


NOTE 23. GAIN ON SALE OF SUBSIDIARY STOCK (UNAUDITED)



    During the first quarter of 1998, the proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity and reduced the Company's ownership interest from 48.0% to 47.2%. In connection with the exercise of stock options and the purchase of stock by Gartner employees, Gartner issued 1,549,156 shares of stock at a weighted average price per share of $6.16 for total cash proceeds of $9,547. Consequently, the Company recognized a SAB 51 gain of $7,987 corresponding to the net increase in the underlying value of the investment in Gartner. Deferred taxes on the SAB 51 gain have been provided in the provision for income taxes.

                             COGNIZANT CORPORATION
                 FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                                          FOR YEARS ENDED AND AS OF DECEMBER 31,
                                       ----------------------------------------------------------------------------
                                            1997            1996            1995            1994           1993
                                       --------------  --------------  --------------  --------------  ------------
RESULTS OF OPERATIONS:

  Operating Revenue..................  $    1,418,153  $    1,730,596  $    1,542,340  $    1,257,415  $  1,039,259

  Costs and Expenses(1)(2)...........       1,082,811       1,387,428       1,387,663       1,030,780       897,909
                                       --------------  --------------  --------------  --------------  ------------

  Operating Income(1)(2).............         335,342         343,168         154,677         226,635       141,350

  Non-Operating Income--Net(3).......          94,893           5,853           7,880          18,853        25,982
                                       --------------  --------------  --------------  --------------  ------------
  Income Before Provision for Income
    Tax..............................         430,235         349,021         162,557         245,488       167,332

  Provision For Income Taxes.........        (117,885)       (153,570)        (73,676)        (99,083)      (58,475)
                                       --------------  --------------  --------------  --------------  ------------
Income Before Cumulative Effect of
  Accounting Changes.................         312,350         195,451          88,881         146,405       108,857
Cumulative Effect of Accounting
  Changes, Net of Income Taxes(4)....        --              --              --              --             (41,143)
                                       --------------  --------------  --------------  --------------  ------------

Net Income...........................  $      312,350  $      195,451  $       88,881  $      146,405  $     67,714
Basic Earnings Per Share of Common
  Stock..............................  $         1.89  $         1.15  $         0.52  $         0.86  $    --
                                       --------------  --------------  --------------  --------------  ------------
Basic Average Number of Shares
  Outstanding........................     165,163,000     169,944,000     169,522,000     169,946,000       --
                                       --------------  --------------  --------------  --------------  ------------
Diluted Earnings Per Share of Common
  Stock..............................  $         1.86  $         1.15  $         0.52  $         0.85  $    --
                                       --------------  --------------  --------------  --------------  ------------
Diluted Average Number of Shares
  Outstanding........................     167,490,000     170,500,000     171,608,000     171,700,000  $    --
                                       --------------  --------------  --------------  --------------  ------------
As a % of Operating Revenue:

  Operating Income...................           23.6%           19.8%           10.0%           18.0%         13.6%
  Income Before Cumulative Effect of
    Accounting Changes...............           22.0%           11.3%            5.8%           11.6%         10.5%
                                       --------------  --------------  --------------  --------------  ------------
SHAREHOLDERS' EQUITY.................  $      801,570  $      872,613  $      604,588  $      606,483  $    540,833
                                       --------------  --------------  --------------  --------------  ------------
TOTAL ASSETS.........................  $    1,579,520  $    1,874,982  $    1,442,090  $    1,331,038  $  1,158,764
                                       --------------  --------------  --------------  --------------  ------------


------------------------

(1) 1996 includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation.

(2) 1995 includes a non-recurring charge of $90,070 (see Note 6 to the Cognizant Consolidated Financial Statements) and an incremental provision for postemployment benefits of $32,500. Also includes restructuring expense of $12,800, $7,957, and $46,408 in 1995, 1994 and 1993, respectively (See Note
    7 to the Cognizant Consolidated Financial Statements).

(3) Non-Operating Income in 1997 includes Gartner equity income of $65,120, SAB 51 gains of $14,689, and gains from dispositions--net of $9,391. Results for prior years include gains from dispositions--net of $200, $15,124, $21,473 and $21,022 in non-operating income in 1996, 1995, 1994 and 1993, respectively.

(4) 1993 includes the impact of $28,303 for the adoption of SFAS No. 112 and $12,840 for the adoption of SFAS No. 106.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and the Board of Directors of Cognizant Corporation:



    Our report on the consolidated financial statements of Cognizant Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, is included in this Form 10 on page F-2 of the Information Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page F-35 of this Form 10.



    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                          /s/ Coopers & Lybrand L.L.P.



                                          COOPERS & LYBRAND L.L.P.



New York, New York
February 17, 1998

                     COGNIZANT CORPORATION AND SUBSIDIARIES



                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


-------------------------------------------------------------------------------------------------------------------
                      COL. A                          COL. B       COL. C        COL. D        COL. E

-------------------------------------------------------------------------------------------------------------------
                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                    BALANCE
                                                     BEGINNING    COSTS AND                    AT END
                   DESCRIPTION                       OF PERIOD    EXPENSES    DEDUCTIONS(A)   OF PERIOD
--------------------------------------------------  -----------  -----------  -------------  -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

    For the Year Ended December 31, 1997..........   $  15,470    $     790     $   9,061     $   7,199
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------

    For the Year Ended December 31, 1996..........   $  11,446    $   4,993     $     969     $  15,470
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------

    For the Year Ended December 31, 1995..........   $  10,839    $   3,310     $   2,703     $  11,446
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------



NOTE:



(a) Primarily represents the deconsolidation of Gartner Group and the recovery of accounts in 1997; and the charge-off of uncollectible accounts for which a reserve was provided in 1996 and 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of IMS Health Incorporated:

    We have audited the accompanying statement of financial position of IMS Health Incorporated, a wholly-owned subsidiary of Cognizant Corporation, as of March 31, 1998. This financial statement is the responsibility of the management of IMS Health Incorporated. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the statement of financial position provides a reasonable basis for our opinion.

    In our opinion, the statement of financial position referred to above presents fairly, in all material respects, the financial position of IMS Health Incorporated as of March 31, 1998, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

New York, New York
April 1, 1998

                            IMS HEALTH INCORPORATED
                        STATEMENT OF FINANCIAL POSITION
                                 MARCH 31, 1998

                                       ASSETS

Cash...............................................................................  $  10,000
                                                                                     ---------
Total Assets.......................................................................  $  10,000
                                                                                     ---------
                                                                                     ---------

                       LIABILITIES AND SHAREHOLDER EQUITY

Common Stock, par value $0.01 per share; authorized--100 shares; issued and
  outstanding-- 100 shares.........................................................  $       1
Capital Surplus....................................................................  $   9,999
                                                                                     ---------
Total Liabilities and Shareholder Equity...........................................  $  10,000
                                                                                     ---------
                                                                                     ---------

    The accompanying notes are an integral part of the financial statement.

                            IMS HEALTH INCORPORATED
                          NOTES TO FINANCIAL STATEMENT

NOTE 1. ORGANIZATION

    On February 3, 1998, IMS Health Incorporated (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue 100 shares of common stock, par value $0.01 per share (the "Common Stock"), one hundred shares of which were issued to Cognizant Corporation ("Cognizant") for $10,000 on February 4, 1998. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.

NOTE 2. PROPOSED REORGANIZATION

    On January 15, 1998, the Board of Directors of Cognizant approved in principle a plan to distribute the Common Stock of IMS Health Incorporated to all holders of outstanding shares of common stock of Cognizant (the "Distribution"). The Distribution is subject to final approval by Cognizant's Board of Directors and obtaining a ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction. After the Distribution, the Company will operate as an independent company that will focus on information solutions to the pharmaceutical and healthcare industries. The Company's principal businesses will include those of I.M.S. International, Inc., Erisco, Inc., Cognizant Enterprises, Inc., Cognizant Technology Solutions Corporation, SSJ K.K. and an equity investment in Gartner Group, Inc. In connection with the Distribution, application will be made by the Company to list its Common Stock on the New York Stock Exchange.


NOTE 3. RESTATED CERTIFICATE OF INCORPORATION


    Prior to the date of the Distribution, the Company will file a Restated Certificate of Incorporation which will authorize the issuance of 420,000,000 shares of all classes of stock of which 10,000,000 shares will represent shares of preferred stock, par value $.01 per share ("Preferred Stock"), 400,000,000 shares will represent shares of Common Stock, and 10,000,000 shares will represent shares of Series Common Stock, par value $.01 per share ("Series Common Stock").

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Nielsen Media Research, Inc.:

    We have audited the accompanying consolidated statements of financial position of Nielsen Media Research, Inc. (a wholly-owned subsidiary of Cognizant Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of income, divisional equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nielsen Media Research, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

New York, New York
March 30, 1998

                          NIELSEN MEDIA RESEARCH, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                  THREE MONTHS ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                 ------------------------------  ----------------------------------------------
                                      1998            1997            1997            1996            1995
                                 --------------  --------------  --------------  --------------  --------------

                                  (UNAUDITED)     (UNAUDITED)
                                               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
OPERATING REVENUE..............  $       96,064  $       86,271  $      358,594  $      319,404  $      288,652
                                 --------------  --------------  --------------  --------------  --------------
Operating Costs................          47,194          39,253         164,516         146,981         133,059
Selling and Administrative
  Expenses.....................          20,431          18,475          75,154          65,233          61,682
Depreciation and
  Amortization.................           7,122           6,633          28,663          25,229          24,343
                                 --------------  --------------  --------------  --------------  --------------
Operating Income...............          21,317          21,910          90,261          81,961          69,568
                                 --------------  --------------  --------------  --------------  --------------
Other Income...................           3,185              --              --              --              --
                                 --------------  --------------  --------------  --------------  --------------
INCOME BEFORE PROVISION FOR
  INCOME TAXES.................          24,502          21,910          90,261          81,961          69,568
                                 --------------  --------------  --------------  --------------  --------------
Provision for Income Taxes.....         (10,256)         (9,180)        (37,786)        (34,356)        (29,156)
                                 --------------  --------------  --------------  --------------  --------------
NET INCOME.....................  $       14,246  $       12,730  $       52,475  $       47,605  $       40,412
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
BASIC EARNINGS PER SHARE OF
  COMMON STOCK.................  $         0.09  $         0.07  $          .32  $          .28  $          .24
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
DILUTED EARNINGS PER SHARE OF
  COMMON STOCK.................  $         0.09  $         0.07  $          .32  $          .28  $          .24
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Average Number of Shares
  Outstanding--Basic...........     162,406,000     169,770,000     165,163,000     169,944,000      169,522,00
Dilutive Effect of Shares
  Issuable as of Balance Sheet
  Date Under Stock Option
  Plans........................         721,084          10,792         287,323          59,170              --
Adjustment of Shares Applicable
  to Exercise of Stock
  Options......................         194,758          10,053         214,667              --              --
                                 --------------  --------------  --------------  --------------  --------------
Average Number of Shares
  Outstanding--Diluted.........     163,321,842     169,790,845     165,664,990     170,003,170     169,522,000
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------


   The accompanying notes are an integral part of the consolidated financial statements.

                          NIELSEN MEDIA RESEARCH, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                               DECEMBER 31,
                                                                             MARCH 31,   ------------------------
                                                                                1998         1997         1996
                                                                             ----------  ------------  ----------
                                                                             (UNAUDITED)

                                                                                 DOLLAR AMOUNTS IN THOUSANDS
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents..................................................  $    4,004  $      5,993  $    5,557
Accounts Receivable--Net...................................................      52,966        51,986      44,773
Other Current Assets.......................................................       5,115         4,551       5,145
                                                                             ----------  ------------  ----------
    Total Current Assets...................................................      62,085        62,530      55,475
                                                                             ----------  ------------  ----------
PROPERTY, PLANT AND EQUIPMENT--NET.........................................      58,023        55,050      44,310
COMPUTER SOFTWARE..........................................................      45,724        43,093      35,653
INTANGIBLES................................................................      12,085        10,649      11,686
OTHER ASSETS...............................................................      21,728        21,112      23,207
                                                                             ----------  ------------  ----------
TOTAL ASSETS...............................................................  $  199,645  $    192,434  $  170,331
                                                                             ----------  ------------  ----------
                                                                             ----------  ------------  ----------
LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES
Accounts Payable...........................................................  $   18,165  $     14,355  $    6,876
Accrued and Other Current Liabilities......................................      18,690        23,629      20,398
Accrued Income Taxes.......................................................       5,455         5,475       4,810
Deferred Revenues..........................................................       1,229         1,153       1,254
                                                                             ----------  ------------  ----------
    Total Current Liabilities..............................................      43,539        44,612      33,338
                                                                             ----------  ------------  ----------
POSTRETIREMENT BENEFITS....................................................      11,916        11,845       8,261
DEFERRED INCOME TAXES......................................................      37,053        34,394      29,379
                                                                             ----------  ------------  ----------
TOTAL LIABILITIES..........................................................      92,508        90,851      70,978
                                                                             ----------  ------------  ----------
COMMITMENTS AND CONTINGENCIES

TOTAL DIVISIONAL EQUITY....................................................     107,137       101,583      99,353
                                                                             ----------  ------------  ----------
TOTAL LIABILITIES AND DIVISIONAL EQUITY....................................  $  199,645  $    192,434  $  170,331
                                                                             ----------  ------------  ----------
                                                                             ----------  ------------  ----------


   The accompanying notes are an integral part of the consolidated financial statements.

                          NIELSEN MEDIA RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           THREE MONTHS
                                                         ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                                                     ------------------------  ----------------------------------
                                                        1998         1997         1997        1996        1995
                                                     -----------  -----------  ----------  ----------  ----------

                                                     (UNAUDITED)  (UNAUDITED)
                                                                     DOLLAR AMOUNTS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.........................................   $  14,246    $  12,730   $   52,475  $   47,605  $   40,412
Reconciliation of Net Income to Net Cash
Provided by Operating Activities:
    Depreciation and Amortization..................       7,122        6,633       28,663      25,229      24,343
    (Increase) Decrease in Accounts Receivable.....        (980)         526       (7,213)    (14,022)     13,597
    Increase in Accounts Payable...................       3,810        1,714        7,479         896       2,201
    Increase (Decrease) in Postretirement
      Benefits.....................................          72        1,292        3,543      (6,183)      9,380
    Deferred Income Taxes..........................       2,859        4,410        5,585      10,473      (4,058)
    Increase (Decrease) in Accrued Income Taxes....         (20)       1,073          665         728       1,029
    (Increase) Decrease in Other Working Capital
      Items........................................      (5,628)         (83)       3,195         (59)      3,369
                                                     -----------  -----------  ----------  ----------  ----------
Net Cash Provided by Operating Activities..........      21,481       28,295       94,392      64,667      90,273
                                                     -----------  -----------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures...............................      (6,719)      (6,500)     (24,874)    (17,929)    (13,508)
Additions to Computer Software.....................      (5,151)      (3,594)     (17,121)    (14,356)    (14,298)
Additions to Intangibles...........................      (2,356)      (1,931)      (7,681)     (6,266)     (3,011)
Other..............................................        (718)       2,340        6,834      (2,234)        (82)
                                                     -----------  -----------  ----------  ----------  ----------
Net Cash Used in Investing Activities..............     (14,944)      (9,685)     (42,842)    (40,785)    (30,899)
                                                     -----------  -----------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Transfers to Cognizant/D&B.....................      (8,530)     (14,061)     (51,107)    (19,069)    (58,755)
                                                     -----------  -----------  ----------  ----------  ----------
Net Cash Used in Financing Activities..............      (8,530)     (14,061)     (51,107)    (19,069)    (58,755)
                                                     -----------  -----------  ----------  ----------  ----------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents......................................           4          (25)          (7)        (11)     --
                                                     -----------  -----------  ----------  ----------  ----------
(Decrease) Increase in Cash and Cash Equivalents...      (1,989)       4,524          436       4,802         619
Cash and Cash Equivalents, Beginning of Period.....       5,993        5,557        5,557         755         136
                                                     -----------  -----------  ----------  ----------  ----------
Cash and Cash Equivalents, End of Period...........   $   4,004    $  10,081   $    5,993  $    5,557  $      755
                                                     -----------  -----------  ----------  ----------  ----------
                                                     -----------  -----------  ----------  ----------  ----------


   The accompanying notes are an integral part of the consolidated financial statements.

                          NIELSEN MEDIA RESEARCH, INC.

                  CONSOLIDATED STATEMENTS OF DIVISIONAL EQUITY


                                                      THREE
                                                     MONTHS
                                                      ENDED         YEAR ENDED DECEMBER 31,
                                                    MARCH 31,   -------------------------------
                                                      1998        1997       1996       1995
                                                   -----------  ---------  ---------  ---------
                                                   (UNAUDITED)
                                                           DOLLAR AMOUNTS IN THOUSANDS
BALANCE, BEGINNING OF PERIOD.....................   $ 101,583   $  99,353  $  70,874  $  87,893
Net Income.......................................      14,246      52,475     47,605     40,412
Net Transfers to Cognizant/D&B...................      (8,530)    (51,107)   (19,069)   (58,755)
Change in Unrealized Gains on Investments........      --          --         --          1,324
Change in Cumulative Translation Adjustment......        (162)        862        (57)    --
                                                   -----------  ---------  ---------  ---------
BALANCE, END OF PERIOD...........................   $ 107,137   $ 101,583  $  99,353  $  70,874
                                                   -----------  ---------  ---------  ---------
                                                   -----------  ---------  ---------  ---------


   The accompanying notes are an integral part of the consolidated financial statements.

                          NIELSEN MEDIA RESEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 1. BASIS OF PRESENTATION

    On January 15, 1998, Cognizant Corporation ("Cognizant") announced a plan to separate into two independent, publicly traded companies--Nielsen Media Research, Inc. ("Nielsen Media Research"), and IMS Health Incorporated ("IMS HEALTH") (the "Cognizant Distribution"). The transaction, which has been structured as a tax-free dividend of one share of IMS HEALTH common stock for each share of Cognizant Corporation common stock, is targeted for completion by mid-1998. Concurrent with the transaction, Cognizant Corporation will change its name to Nielsen Media Research, Inc. Although Nielsen Media Research, Inc. will be the same corporate legal entity as Cognizant Corporation, except as specifically included or disclosed in these consolidated financial statements, or specified in agreements between Nielsen Media Research and IMS HEALTH, Nielsen Media Research will be indemnified by IMS Health for liabilities of Cognizant incurred before the date of the Cognizant Distribution.

    The separation will create IMS HEALTH as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establish an independent Nielsen Media Research, the leader in television audience measurement services. The Cognizant Distribution is subject to final approval by Cognizant's Board of Directors and obtaining a ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction.

    As used in the accompanying consolidated financial statements, the term "Nielsen Media Research" or "the Company" refers to the operations of the television audience measurement business, the term "IMS HEALTH" refers to the operations of the pharmaceutical and healthcare information business, and the term "Cognizant" refers to the pre-Cognizant Distribution consolidated entity which operates both businesses. The term "D&B" refers to Cognizant's former parent.

    On November 1, 1996 (the "D&B Distribution Date"), The Dun Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of Cognizant, then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of Cognizant common stock for every share of D&B common stock held.

    The consolidated financial statements have been prepared using Cognizant's historical basis in the assets and liabilities and historical results of operations related to the Company's business.

    The consolidated financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. The consolidated financial statements include allocations of certain Cognizant corporate headquarters assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits) and an allocation of Cognizant corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to the Company's business for the year ended December 31, 1997 and for the two months ended December 31, 1996 and corresponding D&B corporate and other expenses for the ten months ended October 31, 1996 and for the year ended December 31, 1995 (the "Respective Periods"). Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or what they would have been if the Company had been a separate entity during the periods presented.

    For purposes of governing certain of the ongoing relationships between the Company and IMS HEALTH after the Cognizant Distribution and to provide for orderly transition, the Company and IMS

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 1. BASIS OF PRESENTATION (CONTINUED)
HEALTH will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions.


    UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 together with the related disclosures and amounts set forth in the notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position, the consolidated results of operations and cash flows for the three months ended March 31, 1997 and 1998. Results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of results for the entire year.


    CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT. Buildings and machinery and equipment are depreciated over their estimated useful lives of 40 and 3 to 5 years, respectively, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

    COMPUTER SOFTWARE. Certain direct costs incurred in the development of computer software for external use or to meet the internal needs of the Company are capitalized. Computer software costs incurred to establish technological feasibility or in the preliminary project stage of development are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when a computer software product is available for general release to customers or when the computer software project is placed in service. Amortization on a computer software product is computed using the greater of (a) the ratio of a product's current gross revenues to the total of current and expected gross revenues or (b) the straight-line method computed by dividing the capitalized costs by the estimated economic life of a product over three to five years. The costs of computer software developed for internal use are amortized on a straight-line basis over three to five years. At each balance sheet date the Company reviews the recoverability of the unamortized capitalized costs of computer software by comparing the carrying value of computer software with the estimated net realizable value.

    INTANGIBLES. Intangibles primarily result from the deferral of direct costs related to the installation of meters in markets in which customer contracts preexist. Intangibles are amortized, using the straight-line method, over the life of the contracts, which are generally five years.

    LONG-LIVED ASSETS. Long-lived assets and certain identifiable intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amount of an asset may not be recoverable. Recognition of an impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset.

    REVENUE RECOGNITION. The Company recognizes subscription revenue as earned, which is generally pro rata over a one-year period, or as the information is delivered or related services are performed. For certain metered market contracts with fixed payment terms, revenue is recognized on a straight-line basis over the contract period, which is generally five years. The difference between the amount recognized as revenue and the amount billed for service is recorded as unbilled receivables.

    FOREIGN CURRENCY TRANSLATION. The Company has operations in Canada. Changes in the value of the Canadian dollar (the functional currency) affect the Company's consolidated financial statements when translated into U.S. dollars.

    For operations in Canada, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. Currency translation adjustments are accumulated in a separate component of Divisional Equity, whereas realized transaction gains and losses are recognized in current income.

    INCOME TAXES. The Company has been included in the Federal and certain state and Canadian income tax returns of Cognizant and D&B for the Respective Periods. The provision for income taxes in the Company's consolidated financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by Cognizant and D&B for the Respective Periods are included in Divisional Equity. Effective after the Cognizant Distribution, the Company will file separate income tax returns.

    DIVISIONAL EQUITY. Divisional Equity includes historical investments and advances from Cognizant and D&B, including net transfers to/from Cognizant and D&B, third-party liabilities paid on behalf of the Company by Cognizant and D&B and amounts due to/from Cognizant and D&B for services and other charges, as well as current-period income through the Respective Periods.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes and contingencies.

    EARNINGS PER SHARE. In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all Nielsen Media Research employee options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. In 1997, the computation represents the weighted average number of shares of Cognizant. The computation in 1996

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 1995 includes the weighted average number of D&B shares outstanding, reflecting the one-for-one distribution ratio and the weighted average number of shares of Cognizant common stock outstanding during the Respective Periods.

    CONCENTRATIONS OF CREDIT RISK. The Company maintains trade accounts receivable and unbilled receivable balances ($66,207 and $62,266 at December 31, 1997 and 1996, respectively), principally from customers in the television media industry.

    RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This statement is effective for periods beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions"; SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits"; and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for periods beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.


    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. Nielsen Media Research is evaluating the impact of this SOP on its financial position and results of operations and will be required to implement SOP 98-1 for the fiscal year ended December 31, 1999.


NOTE 3. FINANCIAL INSTRUMENTS

    At December 31, 1997, the Company's financial instruments included cash, cash equivalents, receivables, and accounts payable. At December 31, 1997, the fair values of cash, cash equivalents, trade receivables and accounts payable approximated carrying values because of the short-term nature of these instruments.

    The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1997 due to the high quality of its customers.

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 4. PENSION AND POSTRETIREMENT BENEFITS

    At the date of the Cognizant Distribution (the "Cognizant Distribution Date"), the Company will assume responsibility for pension and postretirement benefits for active employees and retirees of the Company. An allocation of assets and liabilities for such benefits has been included in the consolidated financial statements.

    U.S. BENEFIT PLANS. The Company participates in Cognizant's defined benefit pension plan covering all eligible employees in the United States. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee's retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. Prior to the D&B Distribution, the Company participated in the D&B defined benefit pension plan. Accordingly, the Company has recorded pension expense, as allocated in the Respective Periods by Cognizant and D&B, totaling $1,571, $2,397, and $2,397 for the years 1997, 1996, and 1995, respectively.

    Certain employees of the Company in the United States also have been eligible to participate in the Cognizant and D&B-sponsored defined contribution plans during the Respective Periods. The Company makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to these plans was $2,021, $1,797 and $2,340 for the years 1997, 1996 and 1995, respectively.

    NON-U.S. BENEFIT PLANS. The Company's subsidiary in Canada provides retirement benefits for eligible employees through defined benefit plans. The projected benefit obligations and accrued pension cost for these funded and unfunded plans at December 31, 1997 and 1996 and the pension costs for these plans for the years 1997, 1996 and 1995, respectively, were not significant.

    POSTRETIREMENT BENEFITS. In addition to providing pension benefits, Cognizant and D&B provide various healthcare and life insurance benefits for retired Company employees. Employees in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. The Company accounts for the plans as multi-employer plans. The cost of postretirement benefit plans as allocated by Cognizant and D&B during the respective periods was not significant.

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 5. EMPLOYEE STOCK PLANS

    Under Cognizant's Key Employees Stock Incentive Plan (the ``Plan") certain employees of the Company are eligible for the grant of stock options and restricted stock. These awards are granted at the market value on the date of grant. Immediately following the D&B Distribution, outstanding stock option awards under the D&B Key Employee Stock Option Plans held by Company employees were canceled and replaced by substitute awards under the Plan. At December 31, 1997 outstanding options for Cognizant common stock held by Company employees totaled 4,107,012, of which 1,006,740 had vested and were exercisable. The option prices range from $22.99 to $44.47 per share.


                                                                                                 WEIGHTED AVERAGE
                                                                                       SHARES     EXERCISE PRICE
                                                                                     ----------  -----------------
Options Outstanding
 November 1, 1996..................................................................     687,231      $   31.35
Granted............................................................................   3,602,800      $   33.38
Exercised..........................................................................      --
Expired............................................................................      --
                                                                                     ----------

Options Outstanding
 December 31, 1996                                                                    4,290,031      $   33.05

Granted............................................................................     231,487      $   36.03
Exercised..........................................................................    (139,932)     $   30.29
Expired............................................................................    (274,574)     $   32.98

Options Outstanding
 December 31, 1997.................................................................   4,107,012      $   33.32

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 5. EMPLOYEE STOCK PLANS (CONTINUED)


                                                                                      WEIGHTED-AVERAGE
                                                    DECEMBER 31, 1997     -----------------------------------------
                                                 -----------------------     REMAINING      OPTION EXERCISE PRICES
RANGE OF                                           NUMBER       NUMBER      CONTRACTUAL    ------------------------
EXERCISE PRICES                                  OUTSTANDING  EXERCISABLE      LIFE        OUTSTANDING  EXERCISABLE
-----------------------------------------------  -----------  ----------  ---------------  -----------  -----------
$42.4375-$44.4687..............................      70,000            0            10      $  42.805           --
$34.4837-$37.5625..............................     234,333      152,477             8      $  35.185    $  34.807
$31.4369-$33.3750..............................   3,593,442      675,688             9      $  33.309    $  33.082
$22.9891-$29.9135..............................     209,237      178,575             6      $  28.195    $  27.900
                                                 -----------  ----------
                                                  4,107,012    1,006,740


    Immediately following the Cognizant Distribution Date, outstanding awards under the Plan held by Company employees will be adjusted or replaced by substitute awards in accordance with the Plan. The adjusted or substitute awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price, and the same vesting provisions, option periods and other terms and conditions as the options they replace.

    In October 1995, the FASB issued SFAS No. 123, ``Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards to Company employees under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
Net Income
    As reported.......................................................................  $  52,475  $  47,605  $  40,412
    Pro forma.........................................................................  $  49,059  $  46,660  $  40,408
Earnings Per Share:
  Basic/Diluted
    As reported.......................................................................  $     .32  $     .28  $     .24
    Pro forma.........................................................................  $     .30  $     .27  $     .24

------------------------

Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

    The fair value of the stock options used to compute the Company's pro forma net income and earnings per share disclosures is based on an allocation of the estimated value of the Cognizant and D&B stock options at grant date using the Black-Scholes option pricing model. The following assumptions were used for Cognizant options granted in 1997 and 1996: dividend yield of 0.3%; expected volatility of 25%; a weighted average risk-free interest rate of 5.9%; and an expected term of 4.5 years. The following assumptions were used for D&B options granted in 1995: dividend yield of 4.7%; expected volatility of

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 5. EMPLOYEE STOCK PLANS (CONTINUED)
15%; expected term of 5 years and a weighted average risk-free interest rate of 6.1%. The weighted average fair value of the Cognizant and D&B stock options granted in 1997, 1996 and 1995 are $11.46, $10.31 and $6.68, respectively.

NOTE 6. INCOME TAXES

    Income before provision for income taxes consisted of:

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Pretax Income....................................................................  $  90,261  $  81,961  $  69,568

    The provision (benefit) for income taxes consisted of:

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
U.S. Federal
Current..........................................................................  $  23,600  $  16,735  $  23,984
Deferred.........................................................................      4,674      8,764     (3,397)
                                                                                   ---------  ---------  ---------
                                                                                      28,274     25,499     20,587
                                                                                   ---------  ---------  ---------
U.S. State & Local and Other
Current..........................................................................      8,601      7,148      9,231
Deferred.........................................................................        911      1,709       (662)
                                                                                   ---------  ---------  ---------
                                                                                       9,512      8,857      8,569
                                                                                   ---------  ---------  ---------
Total............................................................................  $  37,786  $  34,356  $  29,156
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Tax Expense at Statutory Rate....................................................  $  31,591  $  28,686  $  24,349
State and Local Income Taxes, net of Federal Tax Benefit.........................      6,053      5,355      4,563
Other............................................................................        142        315        244
                                                                                   ---------  ---------  ---------
Total Taxes......................................................................  $  37,786  $  34,356  $  29,156
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 6. INCOME TAXES (CONTINUED)
    The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                                                               1997        1996
                                                                                            ----------  ----------
Deferred Tax Assets:
  Postretirement Benefits.................................................................  $    4,428  $    3,177
  Bad Debts...............................................................................       1,735       1,743
  Other...................................................................................         151         285
                                                                                            ----------  ----------
                                                                                                 6,314       5,205
Deferred Tax Liabilities:
  Computer Software and Intangibles.......................................................     (25,524)    (20,498)
  Unbilled Revenue........................................................................      (3,952)     (2,858)
  Postretirement Benefits.................................................................      (3,418)     (3,064)
  Depreciation............................................................................      (5,879)     (6,136)
  Other...................................................................................        (477)          0
                                                                                            ----------  ----------
                                                                                               (39,250)    (32,556)
                                                                                            ----------  ----------
  Net Deferred Tax Liability..............................................................  $  (32,936) $  (27,351)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

NOTE 7. LEASE COMMITMENTS

    Certain of the Company's operations are conducted from leased facilities under operating leases. Rental expense under real estate operating leases for the years 1997, 1996 and 1995 was $8,866, $8,842, and $8,938, respectively. The approximate minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1997 was: 1998 -- $7,787; 1999 -- $6,816; 2000 --
$6,621; 2001 -- $4,141; 2002 -- $1,505 and an aggregate of $4,848 thereafter.

    The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $2,045, $1,932, and $2,599 for 1997, 1996 and 1995, respectively. At December 31, 1997, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1998 -- $1,333; 1999 -- $863; 2000 -- $479 and 2001 -- $6.

    Prior to the Cognizant Distribution Date, the Company will assume certain Cognizant leases or enter into sublease agreements with IMS HEALTH, an affiliate or third parties for certain leased facilities, computer and other equipment, which principally are a continuation of existing lease commitments at market rates. These commitments are included in the amounts disclosed above.

NOTE 8. OTHER TRANSACTIONS WITH AFFILIATES

    Cognizant and D&B (pre-D&B Distribution) have used a centralized cash management system to finance their operations. Cash deposits from most of the Company's businesses are transferred to Cognizant and were transferred to D&B (pre-D&B Distribution) on a daily basis. Cognizant and D&B (pre-D&B Distribution) funded the Company's disbursement bank accounts as required. No interest has

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 8. OTHER TRANSACTIONS WITH AFFILIATES (CONTINUED) been charged on these transactions. Cash and cash equivalents in the accompanying consolidated financial statements represent remaining balances in the Company's accounts.

    Cognizant and D&B provided certain centralized services (see Note 1 to the Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on revenue of the Company in proportion to Cognizant's and D&B's consolidated revenue. Management believes these allocation methods are reasonable. These allocations were $34,146, $34,676 and $30,353 in 1997, 1996 and 1995, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Income. Amounts due to Cognizant and D&B for these allocated expenses are included in Divisional Equity.

    Net transfers to or from Cognizant and D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from Cognizant and D&B, third-party liabilities paid on behalf of the Company by Cognizant and D&B, amounts due to or from Cognizant and D&B for services and other charges, and income taxes paid on behalf of the Company by Cognizant and D&B during the Respective Periods. No interest has been charged on these transactions. The weighted average balance due from Cognizant and D&B was $334,329, $342,319 and $275,471 for 1997, 1996 and 1995, respectively.

    The activity in the net transfers to Cognizant and D&B account for the periods through the respective Distribution Dates included in Divisional Equity in the Consolidated Statements of Divisional Equity is summarized as follows:

                                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1997          1996          1995
                                                                        ------------  ------------  ------------
Cognizant/D&B Services and Other Charges..............................   $  (37,738)   $  (38,870)   $  (35,090)
Loans and Advances--Net...............................................       12,151       (28,980)       (6,683)
U.S. Income Taxes.....................................................      (23,600)      (16,735)      (23,984)
Cash Transfers--Net...................................................      100,294       103,654       124,512
                                                                        ------------  ------------  ------------
Net Transfers to Cognizant/D&B........................................   $   51,107    $   19,069    $   58,755
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    For purposes of governing certain of the ongoing relationships between the Company and IMS HEALTH after the Cognizant Distribution and to provide for an orderly transition, the Company and IMS HEALTH will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreement. Among other things, the agreements will set forth principles to be applied in allocating certain Cognizant Distribution-related costs and specify portions of contingent liabilities (including certain contingent liabilities arising from the D&B Distribution) to be shared if certain amounts are exceeded.

NOTE 9. CAPITAL STOCK

    Under a Shareholder Rights Plan (the "Rights Plan") adopted by the Cognizant Board of Directors, each certificate for a share of Cognizant's common stock also represents one Preferred Share Purchase Right (a ``Right"). In the event a person or group (an ``Acquiring Person") acquires beneficial ownership

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 9. CAPITAL STOCK (CONTINUED)
of, or commences or announces an intention to make a tender offer for more than 15% of the outstanding shares of common stock, each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at $210 per each one one-thousandth of a share (the ``Purchase Price"). In the event a person or group becomes an Acquiring Person, or Cognizant is acquired in a merger or other business combination or 50% or more of its assets or earning power are sold, each holder of a Right (other than an Acquiring Person) has the right to receive common stock of Cognizant or the entity that engaged in such transaction, as applicable, which has a market value of two times the Purchase Price. The Rights, which do not have voting rights and are subject to adjustment in certain circumstances, expire on October 23, 2006 and are redeemable by Cognizant at a price of $0.01 per Right under certain circumstances. The Company intends to continue this Rights Plan.

NOTE 10. LITIGATION

    The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material adverse effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

    On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS, a unit of Cognizant (the "IRI Action"). The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. In connection with the D&B Distribution, D&B, ACNielsen Corporation ("ACNielsen") and Cognizant entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which ACNielsen agreed to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to a minimum amount to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, Cognizant and D&B agreed that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, Cognizant and D&B will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. Under the terms of the D&B Distribution Agreement, dated October 28, 1996, among Cognizant, D&B and ACNielsen (the "1996 Distribution Agreement"), pursuant to which shares of Cognizant and ACNielsen were distributed to the stockholders of D&B as a condition to the Cognizant Distribution, Nielsen Media Research and IMS HEALTH are required to undertake to be jointly and severally liable to D&B and ACNielsen. However, pursuant to the Distribution Agreement, IMS HEALTH and Nielsen Media Research have agreed that, as between themselves, IMS HEALTH will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any ongoing legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 10. LITIGATION (CONTINUED)
exceed $125 million. Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect Nielsen Media Research's results of operations, cash flows or financial position.

NOTE 11. SUPPLEMENTAL FINANCIAL DATA

ACCOUNTS RECEIVABLE--NET:

                                                                                                1997       1996
                                                                                              ---------  ---------
Trade.......................................................................................  $  53,641  $  46,719
Less: Allowance for Doubtful Accounts.......................................................     (3,294)    (3,773)
Other.......................................................................................      1,639      1,827
                                                                                              ---------  ---------
                                                                                              $  51,986  $  44,773
                                                                                              ---------  ---------
                                                                                              ---------  ---------

OTHER CURRENT ASSETS:

                                                                                                   1997       1996
                                                                                                 ---------  ---------
Deferred Income Taxes..........................................................................  $   1,458  $   2,028
Prepaid Expenses...............................................................................      3,093      3,117
                                                                                                 ---------  ---------
                                                                                                 $   4,551  $   5,145
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

PROPERTY, PLANT AND EQUIPMENT--NET, CARRIED AT COST, LESS ACCUMULATED
  DEPRECIATION AND AMORTIZATION:

                                                                                               1997        1996
                                                                                            ----------  ----------
Buildings.................................................................................  $   13,413  $   13,360
Machinery and Equipment...................................................................     134,155     111,372
Less: Accumulated Depreciation............................................................     (98,325)    (85,506)
Leasehold Improvements, less: Accumulated Amortization of $2,597 and $1,886...............       4,243       4,059
Land......................................................................................       1,564       1,025
                                                                                            ----------  ----------
                                                                                            $   55,050  $   44,310
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 11. SUPPLEMENTAL FINANCIAL DATA (CONTINUED)
COMPUTER SOFTWARE AND INTANGIBLES

                                                                                             COMPUTER
                                                                                             SOFTWARE    INTANGIBLES
                                                                                            -----------  -----------
January 1, 1996...........................................................................   $  27,601    $  12,299
Additions at Cost.........................................................................      14,356        6,266
Amortization..............................................................................      (7,021)      (4,599)
Other Deductions and Reclassifications....................................................         717       (2,280)
                                                                                            -----------  -----------
December 31, 1996.........................................................................      35,653       11,686
Additions at Cost.........................................................................      17,121        7,681
Amortization..............................................................................      (9,641)      (4,934)
Other Deductions and Reclassifications....................................................         (40)      (3,784)
                                                                                            -----------  -----------
December 31, 1997.........................................................................   $  43,093    $  10,649
                                                                                            -----------  -----------
                                                                                            -----------  -----------

    Accumulated Amortization of Computer Software was $32,605 and $23,019 at December 31, 1997 and 1996, respectively.

    Accumulated Amortization of Intangibles was $22,773 and $34,309 at December 31, 1997 and 1996, respectively.

OTHER ASSETS:

                                                                                                1997       1996
                                                                                              ---------  ---------
Unbilled Receivables........................................................................  $  12,566  $  15,547
Pension Assets..............................................................................      8,546      7,660
                                                                                              ---------  ---------
                                                                                              $  21,112  $  23,207
                                                                                              ---------  ---------
                                                                                              ---------  ---------

ACCOUNTS PAYABLE:

                                                                                                 1997       1996
                                                                                               ---------  ---------
Trade........................................................................................  $  11,714  $   5,003
Taxes Other Than Income Taxes................................................................      2,641      1,873
                                                                                               ---------  ---------
                                                                                               $  14,355  $   6,876
                                                                                               ---------  ---------
                                                                                               ---------  ---------

ACCRUED AND OTHER CURRENT LIABILITIES:

                                                                                                1997       1996
                                                                                              ---------  ---------
Salaries, Wages, Bonuses and Other Compensation.............................................  $  13,386  $   4,820
Other.......................................................................................     10,243     15,578
                                                                                              ---------  ---------
                                                                                              $  23,629  $  20,398
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                          NIELSEN MEDIA RESEARCH, INC.

               DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        THREE MONTHS ENDED
                                         ------------------------------------------------
                                                                  SEPTEMBER    DECEMBER
                                          MARCH 31,   JUNE 30,       30,          31,      FULL YEAR
                                         -----------  ---------  -----------  -----------  ---------
1997
OPERATING REVENUE......................   $  86,271   $  87,184   $  89,911    $  95,228   $ 358,594
OPERATING INCOME.......................   $  21,910   $  22,980   $  24,267    $  21,104   $  90,261
NET INCOME.............................   $  12,730   $  13,351   $  14,099    $  12,295   $  52,475
BASIC EARNINGS PER SHARE OF
  COMMON STOCK.........................   $    0.07   $    0.08   $    0.09    $    0.08   $    0.32
DILUTED EARNINGS PER SHARE OF
  COMMON STOCK.........................   $    0.07   $    0.08   $    0.09    $    0.08   $    0.32

1996
Operating Revenue......................   $  76,821   $  78,194   $  79,823    $  84,566   $ 319,404
Operating Income.......................   $  19,164   $  20,246   $  21,322    $  21,229   $  81,961
Net Income.............................   $  11,134   $  11,763   $  12,387    $  12,321   $  47,605
Basic Earnings Per Share of Common
  Stock................................   $    0.07   $    0.07   $    0.07    $    0.07   $    0.28
Diluted Earnings Per Share of Common
  Stock................................   $    0.07   $    0.07   $    0.07    $    0.07   $    0.28


NOTE 13. INVESTMENTS (UNAUDITED)



    In the first quarter of 1998, the Company realized a gain of $3,185 (which is included in the caption "Other Income" for the three months ended March 31,
1998) on the sale of an investment in Aspect Development, Inc. The proceeds on the sale were $3,339.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Nielsen Media Research, Inc.


Our report on the consolidated financial statements of Nielsen Media Research, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, is included in this Form 10 on page F-39 of the Information Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page F-59 of this Form 10.


In our opinion, the financial statement schedule referred to above when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          /s/ Coopers & Lybrand L.L.P.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
March 30, 1998

                          NIELSEN MEDIA RESEARCH, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                       COL. A                            COL. B       COL. C       COL. D       COL. E
-----------------------------------------------------  -----------  -----------  -----------  -----------
                                                                     ADDITIONS
                                                       BALANCE AT   CHARGED TO                  BALANCE
                                                        BEGINNING    COSTS AND                  AT END
                     DESCRIPTION                        OF PERIOD    EXPENSES    DEDUCTIONS    OF PERIOD
-----------------------------------------------------  -----------  -----------  -----------  -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  For the Year Ended December 31, 1997...............   $   3,773    $     328    $     807    $   3,294
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------

  For the Year Ended December 31, 1996...............   $   3,311    $     900    $     438    $   3,773
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------

  For the Year Ended December 31, 1995...............   $   2,644    $     664    $      (3)   $   3,311
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Gartner Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Gartner Group, Inc. and its subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Gartner Group, Inc. and its subsidiaries for the year ended September 30, 1995 were audited by other auditors whose report, dated November 1, 1995, except as to the Dataquest acquisition discussed in Note 3, which is as of January 25, 1996 and the stock split discussed in Note 10, which is as of March 29, 1996, expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gartner Group, Inc. and its subsidiaries as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP

Stamford, Connecticut
October 31, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GARTNER GROUP, INC.:

    In our opinion, the consolidated statements of operations, of changes in stockholders' equity and of cash flows for the year ended September 30, 1995 present fairly, in all material respects, the results of operations and cash flows of Gartner Group, Inc. and its subsidiaries, for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Gartner Group, Inc. for any period subsequent to September 30, 1995.

PRICE WATERHOUSE LLP
Stamford, Connecticut
November 1, 1995, except as to the Dataquest acquisition discussed in Note 3, which is as of January 25, 1996 and the stock split discussed in Note 10, which is as of March 29, 1996

                                 GARTNER GROUP

                          CONSOLIDATED BALANCE SHEETS

                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------

                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
                                                      ASSETS

Current assets:
  Cash and cash equivalents...............................................................  $  142,415  $   96,755
  Marketable securities...................................................................      28,639      30,054
  Fees receivable, net of allowances of $5,340 and $4,460.................................     205,760     143,762
  Deferred commissions....................................................................      23,019      17,539
  Prepaid expenses and other current assets...............................................      25,775      22,040
                                                                                            ----------  ----------
    Total current assets..................................................................     425,608     310,150
  Long-term marketable securities.........................................................      17,691       3,047
  Property, equipment and leasehold improvements, net.....................................      44,102      32,818
  Intangible assets, net..................................................................     132,195      93,144
  Other assets............................................................................      25,716       4,949
                                                                                            ----------  ----------
    Total assets..........................................................................  $  645,312  $  444,108
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities................................................  $   85,411  $   60,527
  Commissions payable.....................................................................      16,979      15,148
  Accrued bonuses payable.................................................................      15,722      16,781
  Deferred revenues.......................................................................     254,071     198,952
                                                                                            ----------  ----------
    Total current liabilities.............................................................     372,183     291,408
                                                                                            ----------  ----------
  Long-term deferred revenues.............................................................       3,259       2,465
  Commitments and contingencies
  Stockholders' equity:
  Preferred stock:
    $.01 par value, authorized 2,500,000 shares; none issued or outstanding...............      --          --
  Common stock:
    $.0005 par value, authorized 200,000,000 shares of Class A Common Stock and 1,600,000 shares of Class B Common Stock; issued 108,334,601 shares of Class A Common
    (102,697,739 in 1996) and 0 shares of Class B Common Stock (1,600,000 in 1996)........          54          52
  Additional paid-in capital..............................................................     179,017     134,711
  Cumulative translation adjustment.......................................................      (1,098)     (2,965)
  Accumulated earnings....................................................................     105,138      32,008
  Treasury stock, at cost, 11,624,805 and 11,370,594 shares...............................     (13,241)    (13,571)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     269,870     150,235
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  645,312  $  444,108
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                 See notes to consolidated financial statements

                                 GARTNER GROUP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------

                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
REVENUES:
  Advisory and measurement...................................................  $  396,219  $  306,542  $  235,867
  Learning...................................................................      21,314      12,219       1,301
  Other, principally consulting and conferences..............................      93,706      75,911      57,978
                                                                               ----------  ----------  ----------
    Total revenues...........................................................     511,239     394,672     295,146
                                                                               ----------  ----------  ----------
COSTS AND EXPENSES:
  Cost of services and product development...................................     202,815     152,982     112,675
  Selling, general and administrative........................................     173,610     144,473     119,626
  Acquisition-related charges................................................      --          34,898      --
  Depreciation...............................................................      11,758       9,064       6,399
  Amortization of intangibles................................................       6,443       3,815       3,906
  Nonrecurring charges.......................................................      --          --           8,800
                                                                               ----------  ----------  ----------
    Total costs and expenses.................................................     394,626     345,232     251,406
                                                                               ----------  ----------  ----------
Operating income.............................................................     116,613      49,440      43,740
Minority interest............................................................      --              25          98
Interest income, net.........................................................       7,260       3,665       2,271
                                                                               ----------  ----------  ----------
Income before provision for income taxes.....................................     123,873      53,130      46,109
Provision for income taxes...................................................      50,743      36,692      20,948
                                                                               ----------  ----------  ----------
    Net income...............................................................  $   73,130  $   16,438  $   25,161
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
NET INCOME PER COMMON SHARE:
  Primary....................................................................  $      .71  $      .17  $      .27
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Fully diluted..............................................................  $      .71  $      .17  $      .26
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary....................................................................     102,459      98,612      94,762
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Fully diluted..............................................................     102,751      98,854      95,212
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                 See notes to consolidated financial statements

                                 GARTNER GROUP

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY

                                                                  ADDITIONAL   CUMULATIVE                               TOTAL
                                         PREFERRED     COMMON       PAID-IN    TRANSLATION  ACCUMULATED   TREASURY   STOCKHOLDERS'
                                           STOCK        STOCK       CAPITAL    ADJUSTMENT     EARNINGS      STOCK       EQUITY
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at September 30, 1994.........   $       0    $      50    $  59,709    $     250    $    7,699   $ (13,821)  $   53,887
Net income............................      --           --           --           --            25,161      --           25,161
Issuance of 1,838,902 shares of Class
  A Common Stock upon exercise of
  stock options.......................      --                1        1,259       --            --          --            1,260
Issuance of 345,644 shares of Class A
  Common Stock from purchases by
  employees...........................      --                0        1,659       --            --          --            1,659
Issuance from treasury stock of
  172,594 shares of Class A Common
  Stock...............................      --           --            1,410       --            --               3        1,413
Purchase of 152,624 of Class A Common
  Stock...............................      --           --           --           --            --             (17)         (17)
Tax benefits of stock transactions
  with employees......................      --           --            9,241       --            --          --            9,241
Net transfers to D&B by Dataquest.....      --           --           --           --           (15,603)     --          (15,603)
Cumulative translation adjustment.....      --           --           --           (2,750)       --          --           (2,750)
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------
Balance at September 30, 1995.........           0           51       73,278       (2,500)       17,257     (13,835)      74,251
Net income............................      --           --           --           --            16,438      --           16,438
Issuance of 3,036,403 shares of Class
  A Common Stock upon exercise of
  stock options.......................      --                1        5,752       --            --          --            5,753
Issuance of 199,648 shares of Class A
  Common Stock from purchases by
  employees...........................      --                0        2,407       --            --          --            2,407
Issuance from treasury stock of
  117,470 shares of Class A Common
  Stock from purchases by employees...      --           --            2,140       --            --             264        2,404
Tax benefits of stock transactions
  with employees......................      --           --           29,415       --            --          --           29,415
Net transfers to D&B by Dataquest.....      --           --           --           --            (1,687)     --           (1,687)
Cumulative translation adjustment.....      --           --           --             (465)       --          --             (465)
Acquisition of Dataquest, Inc.........      --           --          (15,000)      --            --          --          (15,000)
Acquisition of J3 Learning, Inc.......      --                0       36,719       --            --          --           36,719
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------
Balance at September 30, 1996.........           0           52      134,711       (2,965)       32,008     (13,571)     150,235
Net income............................      --           --           --           --            73,130      --           73,130
Issuance of 4,036,862 shares of Class
  A Common Stock upon exercise of
  stock options.......................      --                2       13,594       --            --          --           13,596
Issuance from treasury stock of
  195,721 shares of Class A Common
  Stock from purchases by employees...      --           --            5,883       --            --             330        6,213
Conversion of 1,600,000 shares of
  Class B Common Stock into Class A
  Common Stock........................      --                0       --           --            --          --                0
Tax benefits of stock transactions
  with employees......................      --           --           36,833       --            --          --           36,833
Net share settlement of 449,932 shares
  of Class A Common Stock received on
  forward purchase agreement..........      --           --           --           --            --               0            0
Net cash settlement paid on forward
  purchase agreement..................      --           --          (12,004)      --            --          --          (12,004)
Cumulative translation adjustment.....      --           --           --            1,867        --          --            1,867
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------
Balance at September 30, 1997.........   $       0    $      54    $ 179,017    $  (1,098)   $  105,138   $ (13,241)  $  269,870
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------
                                        -----------  -----------  -----------  -----------  ------------  ---------  ------------

                 See notes to consolidated financial statements

                                 GARTNER GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------

                                                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income......................................................................  $  73,130  $  16,438  $  25,161
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation and amortization of intangibles....................................     18,201     12,879      9,703
  Acquisition-related charges.....................................................     --         34,898     --
  Provision for doubtful accounts.................................................      3,421      3,295      1,862
  Equity in losses of minority owned company......................................        202     --         --
  Deferred revenues...............................................................     41,750     35,800     25,479
  Deferred tax expense (benefit)..................................................      1,554     (1,394)    (2,690)
  Pre-acquisition tax benefit applied to reduce goodwill..........................        275        517      1,257
  Minority interest...............................................................     --            (25)       (98)
  Provision for nonrecurring charges..............................................     --         --          8,800
  Payments for nonrecurring charges...............................................       (724)    (7,691)      (408)
Changes in assets and liabilities, net of effects of acquisitions:
  Increase in fees receivable.....................................................    (60,378)   (31,779)   (10,136)
  Increase in deferred commissions................................................     (4,262)    (1,154)    (4,216)
  Increase in prepaid expenses and other current assets...........................     (7,915)    (1,995)    (1,138)
  (Increase) decrease in other assets.............................................     (2,707)       116       (242)
  Increase in accounts payable and accrued liabilities............................     23,782      2,277     10,001
  Increase in commissions payable.................................................      1,785      2,160      1,248
  (Decrease) increase in accrued bonuses payable..................................       (957)     1,347      2,383
                                                                                    ---------  ---------  ---------
Cash provided by operating activities.............................................     87,157     65,689     66,966
                                                                                    ---------  ---------  ---------
INVESTING ACTIVITIES:
  Payment for businesses acquired (excluding cash acquired).......................    (33,306)   (46,176)    (9,749)
  Investments in unconsolidated subsidiaries......................................     (9,089)      (750)      (180)
  Addition of property, equipment and leasehold improvements......................    (21,513)   (15,614)   (18,183)
  Proceeds from disposal of property, equipment and leasehold improvements........     --         --         11,826
  Marketable securities purchased, net............................................    (13,229)    (4,268)   (24,783)
  Loans to Officers...............................................................     (7,163)    --         --
  Other investing.................................................................     --         --           (341)
                                                                                    ---------  ---------  ---------
Cash used for investing activities................................................    (84,300)   (66,808)   (41,410)
                                                                                    ---------  ---------  ---------
FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital lease obligations..............     --         (6,725)    (5,825)
  Issuance of common stock and warrants...........................................     13,596      5,753      1,260
  Proceeds from Employee Stock Purchase Plan offering.............................      5,883      4,547      3,069
  Tax benefits of stock transactions with employees...............................     36,833     29,415      9,241
  Distributions of capital between Dataquest and its former parent................     --         (1,687)   (15,731)
  Net cash settlement on forward purchase agreement...............................    (12,004)    --         --
  Sale (purchase) of treasury stock...............................................        330        264        (14)
                                                                                    ---------  ---------  ---------
Cash provided by (used for) financing activities..................................     44,638     31,567     (8,000)
                                                                                    ---------  ---------  ---------
Net increase in cash and cash equivalents.........................................     47,495     30,448     17,556
Effect of exchange rates on cash and cash equivalents.............................     (1,835)      (274)       220
Cash and cash equivalents, beginning of period....................................     96,755     66,581     48,805
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, end of period..........................................  $ 142,415  $  96,755  $  66,581
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest........................................................................     --      $     437  $     225
  Income taxes....................................................................  $   6,597  $   8,463  $   7,265
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Stock and options issued in connection with J3 acquisition......................     --      $  36,719     --

                 See notes to consolidated financial statements

                                 GARTNER GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Gartner Group, Inc. ("GGI" or the "Company") and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Minority interest represents the minority shareholder's proportionate share of the equity in businesses owned less than 100%. The results of operations for acquisitions of companies accounted for using the purchase method have been included in the Consolidated Statements of Operations beginning on the effective date of acquisition. The Company's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. Investments of less than 20% are carried at cost.

    REVENUE AND COMMISSION EXPENSE RECOGNITION. Revenues from advisory, measurement and learning ("AML") contracts are recognized as services and products are delivered, and as the Company's obligation to the client is completed over the contract period, generally twelve months. The Company's policy is to record at the time of signing of an AML contract the fees receivable and related deferred revenues, for the full amount of the contract billable on that date. All such contracts are non-cancelable and non-refundable, except for government contracts which have a 30-day cancellation clause, but have not produced material cancellations to date. All contracts are billable upon signing, absent special terms granted on a limited basis from time to time. The Company also records the related commission obligation upon the signing of the contract and amortizes the corresponding deferred commission expense over the contract period in which the related revenues are earned and amortized to income. Other revenues consist principally of revenues recognized as earned from consulting services and conferences.

    CASH EQUIVALENTS AND MARKETABLE SECURITIES. Marketable securities that mature within three months of purchase are considered cash equivalents. Investments with maturities of more than three months are classified as marketable securities. Marketable securities are considered "held-to-maturity" and valued at amortized cost, which approximates market. It is management's intent to hold all investments to maturity.

    INVENTORIES. Inventories, which consist primarily of finished goods relating to the Company's learning business (technology-based training products), are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventories consist primarily of material costs, and are included in the balance sheet caption "Prepaid and other current assets." Inventories were $2.1 million and $1.3 million at September 30, 1997 and 1996, respectively.

    PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the asset or the remaining term of the related leases.

    SOFTWARE DEVELOPMENT COSTS. Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of computer software development costs is to begin upon the establishment of technological feasibility, limited to the net realizable value of the software product, and cease when the software product is available for general release to clients. Until these products reach technological feasibility, all costs related to development efforts are charged to expense. Software development costs, subsequent to technological feasibility and prior to general release, were not material and have been expensed.

                                 GARTNER GROUP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS. Intangible assets include goodwill, non-compete agreements, tradenames and other intangibles. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the tangible and identifiable intangible net assets acquired. Amortization is recorded using the straight-line method over periods ranging from seven to thirty years. These amounts have been and are subject to adjustment in accordance with the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") (see Note 9. Income Taxes). Non-compete agreements are being amortized on a straight-line basis over the period of the agreement ranging from three to five years. Tradenames and other intangibles are amortized using the straight-line method over their estimated useful lives ranging from four to thirty years. At the end of each quarter, the Company reviews the recoverability of all intangibles based on estimated undiscounted future cash flows from operating activities compared with the carrying value of the intangible asset. Should the aggregate of such future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the discounted future cash flows (or another acceptable method for determining fair value) and the carrying value of the intangible.

    FOREIGN CURRENCY TRANSLATION. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity.

    INCOME TAXES. Income taxes are provided using the asset and liability method in accordance with FAS 109. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

    Undistributed earnings of subsidiaries outside of the U.S. amounted to approximately $4.2 million and will either be indefinitely reinvested or remitted substantially free of tax. Accordingly, no material provision has been made for taxes that may be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability. The Company credits Additional paid-in capital for realized tax benefits arising from stock transactions with employees. The tax benefit on a non-qualified stock option is equal to the tax effect of the difference between the market price of a share of the Company's common stock on the exercise and grant dates. To the extent the Company incurs employment taxes as a direct result of the exercise of such stock options, this cost is charged to Additional paid-in capital.

    COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK. Primary and fully diluted net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. The computation includes the weighted average number of shares issued in connection with the Dataquest, Inc. ("Dataquest") acquisition (see Note 3. Acquisitions), on December 1, 1995, as if they had been issued at the beginning of fiscal 1996 and fiscal 1995. The warrant issued in connection with the Dataquest acquisition has been excluded from primary and fully diluted weighted average shares outstanding for fiscal 1995 due to its anti-dilutive effect.

                                 GARTNER GROUP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK BASED COMPENSATION. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") was issued. This statement defines a fair value based method of accounting for an employee stock option. Companies may, however, elect to adopt this new accounting rule through a pro forma disclosure option, while continuing to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." As permitted by FAS 123, the Company has adopted the disclosure provisions and continues accounting for its employee stock compensation plans under APB 25 (see Note 12 for the fair value disclosures required under FAS
123).

    RECENTLY ISSUED ACCOUNTING STANDARDS. In February 1997, Statement of Financial Accounting Standard No. 128, "Earnings per Share", was issued. The statement sets forth guidance on the presentation of earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if all common stock equivalents were exercised (similar to fully diluted earnings per share under APB Opinion No.
15). If the new standard was in effect during fiscal 1997, basic net income per common share for the fiscal year ended September 30, 1997 would have been $0.77 and diluted net income per common share would have been $0.71. The Company is required to adopt the new standard in the first quarter of fiscal 1998.

    In June 1997, Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income ("FAS 130") and "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), were issued. FAS 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders which is currently not required. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is required to adopt both new standards in the first quarter of fiscal 1999.

    EXPENSE ALLOCATIONS. Prior to the Company's acquisition of Dataquest, Dataquest was a wholly-owned subsidiary of The Dun and Bradstreet Corporation ("D&B"). D&B provided certain services to and incurred certain costs on behalf of its wholly-owned subsidiaries and divisions. These costs, which included employee benefit and executive compensation programs, payroll processing and administration, general treasury services and various business insurance coverages, were allocated on a pro rata basis to Dataquest when it was a wholly-owned subsidiary of D&B and were $0.3 and $1.9 million during the fiscal years 1996 and 1995, respectively. The costs of D&B's general corporate overheads were not allocated, as such costs related to Dataquest were deemed to be immaterial.

    DISTRIBUTIONS OF CAPITAL BETWEEN DATAQUEST AND ITS FORMER PARENT. Dataquest transfers to D&B included historical investments and advances from D&B, as well as current period income or losses, net transfers to/ from D&B, and current income taxes payable or receivable.

                                 GARTNER GROUP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS. Most of the Company's financial instruments, including cash, marketable securities, trade receivables and payables and accruals, are short-term in nature. Accordingly, the carrying amount of the Company's financial instruments approximates its fair value.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, marketable securities and fees receivable. The Company invests its cash primarily in a diversified portfolio of highly-rated municipal and government bonds. Concentrations of credit risk with respect to fees receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographic regions.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures, if any, of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    RECLASSIFICATIONS. Certain reclassifications have been made in the prior years financial statements to conform with the fiscal 1997 presentation.

2. RELATED PARTIES

    D&B, an investor in Information Partners Capital Fund, L.P. ("the Fund"), provided a portion of the financing in connection with the acquisition of the Company in October 1990. In April 1993, D&B acquired a majority of the outstanding voting securities of the Company in transactions among the Company, D&B and persons and entities associated with the Fund. On November 1, 1996, D&B transferred ownership of its Class A and Class B Common Stock of the Company to Cognizant Corporation ("Cognizant"), a spin-off of D&B and an independent public company. At the date of transfer, these shares represented approximately 51% of the Company's outstanding common stock. During fiscal 1997, Cognizant's ownership of the Company's outstanding common stock fell below 50%.

    On June 4, 1997, with the Board of Directors approval, the Company provided loans totaling $7.2 million to certain Officers to facilitate the purchase of common stock arising out of the exercise of stock options. The loan proceeds were not used to fund the option exercise price of the common stock acquired. The loans are full recourse obligations to the Officers and are also secured by shares of the Company's common stock held by the Officers. The loans bear interest at an annual rate of 6.14% and mature on June 3, 1999. The principal amount of the loans totaling $7.2 million are included in Other assets on the September 30, 1997 Consolidated Balance Sheet.

3. ACQUISITIONS

    On December 1, 1995, the Company acquired all the outstanding shares of Dataquest, a wholly-owned subsidiary of D&B, for consideration of $15.0 million in cash, 3,000,000 shares of Class A Common Stock with an approximate fair market value of $60.0 million, and a five year warrant to purchase 600,000 shares of Class A Common Stock at $16.42 per share. Dataquest is a provider of information technology ("IT") market research and consulting for the IT vendor manufacturer and financial communities which complements the Company's end user focus. The Company has accounted for the acquisition as a transfer and

                                 GARTNER GROUP

3. ACQUISITIONS (CONTINUED)
exchange between companies under common control and the 3,000,000 shares have been assumed to be outstanding for all periods presented. Accordingly, the accounts of Dataquest have been combined with the Company's at historical cost in a manner similar to a pooling of interests. Transaction costs of $1.7 million relating to the acquisition have been included in acquisition-related charges in the Consolidated Statement of Operations for fiscal 1996.

    Combined and separate results of GGI and Dataquest during the periods preceding the merger were as follows (in thousands):

                                                                                        THREE MONTHS ENDED
                                                                                         DECEMBER 31, 1995
                                                                                -----------------------------------
                                                                                   GGI       DATAQUEST    COMBINED
                                                                                ----------  -----------  ----------

                                                                                            (UNAUDITED)
Total revenues................................................................  $   76,005   $  20,469   $   96,474
Net income....................................................................  $   10,570   $     923   $   11,493
                                                                                ----------  -----------  ----------

                                                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                               1995
                                                                                -----------------------------------
                                                                                   GGI
                                                                                ----------
                                                                                DATAQUEST    COMBINED
                                                                                ----------  -----------
Total revenues................................................................  $  229,152   $  65,994   $  295,146
Net income (loss).............................................................  $   25,539   $    (378)  $   25,161

    There were no intercompany transactions between the two companies for the periods presented.

    On July 31, 1996, the Company acquired all of the outstanding shares of J3 Learning Corporation ("J3") for consideration of approximately $8.0 million in cash, 1,065,290 shares of Class A Common Stock which had an approximate fair market value of $35.4 million and options to purchase Class A Common Stock which had a value of $1.3 million. J3 publishes, markets and distributes software educational materials for corporate and individual training. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $51.1 million. Of such amount, $32.2 million was expensed at acquisition as purchased in-process research and development costs and is included in acquisition-related charges in the Consolidated Statement of Operations for fiscal 1996, and the remaining excess purchase price was allocated as follows (in thousands):

                                                                                          AMORTIZATION
                                                                                             PERIOD
                                                                                             (YEARS)      AMOUNT
                                                                                          -------------  ---------
Existing title library..................................................................            4    $   1,900
Tradename...............................................................................           12        4,200
Goodwill................................................................................           12       12,787
                                                                                                         ---------
                                                                                                         $  18,887
                                                                                                         ---------
                                                                                                         ---------

    The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition of J3 had occurred at the beginning of fiscal 1995 and does not purport to be

                                 GARTNER GROUP

3. ACQUISITIONS (CONTINUED)
indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future (in thousands, except per share data):

                                                                                              FISCAL YEAR ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Total revenues............................................................................  $  401,329  $  310,150
Net income................................................................................  $   11,749  $   16,360
Net income per common share...............................................................  $     0.12  $     0.17

    On August 1, 1997, the Company acquired all of the outstanding shares of Datapro Information Services, Inc. ("Datapro"), a unit of the McGraw-Hill Companies for consideration of approximately $25 million in cash. Datapro is a provider of information on product specifications and pricing, product comparisons, technology reports, market overviews, case studies and user ratings surveys. Datapro's services and products provide feature and side-by-side comparisons of computer hardware, software and communications products. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $33.5 million and has been recorded as goodwill which is being amortized over 30 years. In addition, $2.5 million of the purchase price was allocated to a non-compete agreement which is being amortized over 4 years. If the acquisition of Datapro had occurred at the beginning of fiscal 1996, consolidated total revenues would have been $536.6 million and $431.4 for fiscal 1997 and 1996, respectively. This revenue does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of total revenues which may occur in the future. The pro forma effect on the Company's fiscal 1997 and 1996 net income and net income per common share is not material.

    During fiscal 1997 and 1996, the Company completed additional acquisitions for consideration of $8.1 and $23.2 million in cash, respectively. These acquisitions have been accounted for under the purchase method and substantially all of the purchase price has been assigned to goodwill. The results of these acquired operations individually and collectively, had they occurred at the beginning of fiscal 1997, 1996 or 1995 are not material.

    During fiscal 1997 and 1996 the Company made several investments totaling $7.1 million and $0.9 million, respectively, that are accounted for on the cost method. The Company also made an investment totaling $1.9 million in 1997 that is accounted for on the equity method. These investments totaled $9.4 million and $0.9 million and are included in Other assets on the Consolidated Balance Sheets as of September 30, 1997 and 1996, respectively.

    In October 1997, the Company acquired a 32% membership interest in Jupiter Communications, LLC ("Jupiter") for $8.0 million in cash. Jupiter is a provider of analyst-based research and strategic planning services to the consumer Internet and interactive industry.

                                 GARTNER GROUP

4. NONRECURRING CHARGES

    During fiscal 1995, Dataquest closed certain operations of its subsidiary in Japan for a $0.6 million pre-tax charge, and initiated workforce reduction actions resulting in a pre-tax charge of $8.2 million. These charges were recorded as a nonrecurring charge in the Consolidated Statement of Operations.

5. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements, are carried at cost less accumulated depreciation and amortization, and consist of the following (in thousands):

                                                                                   USEFUL        SEPTEMBER 30,
                                                                                    LIFE      --------------------
                                                                                   (YEARS)      1997       1996
                                                                                 -----------  ---------  ---------
Furniture and equipment........................................................         3-8   $  25,568  $  19,801
Computer equipment.............................................................         2-3      56,979     34,843
Leasehold improvements.........................................................        2-15      19,257     14,293
                                                                                              ---------  ---------
                                                                                                101,804     68,937
Less--accumulated depreciation and amortization................................                 (57,702)   (36,119)
                                                                                              ---------  ---------
                                                                                              $  44,102  $  32,818
                                                                                              ---------  ---------
                                                                                              ---------  ---------

6. INTANGIBLE ASSETS

    Intangible assets, net, are carried at cost less accumulated amortization, and consist of the following (in thousands):

                                                                              AMORTIZATION       SEPTEMBER 30,
                                                                                 PERIOD      ---------------------
                                                                                 (YEARS)        1997       1996
                                                                              -------------  ----------  ---------
Goodwill....................................................................          7-30   $  138,537  $  97,535
Non-compete agreements......................................................           3-5        3,462     --
Tradenames..................................................................            12        6,978      6,200
Title library...............................................................             4        1,900      1,900
                                                                                             ----------  ---------
                                                                                                150,877    105,635
Less--accumulated amortization..............................................                    (18,682)   (12,491)
                                                                                             ----------  ---------
                                                                                             $  132,195  $  93,144
                                                                                             ----------  ---------
                                                                                             ----------  ---------

7. COMMITMENTS

    The Company leases various facilities, furniture and computer equipment under lease arrangements expiring between fiscal 1998 and 2010.

                                 GARTNER GROUP

7. COMMITMENTS (CONTINUED)
    Future minimum annual payments under operating lease agreements as of September 30, 1997 are as follows (in thousands):

FISCAL YEAR ENDING SEPTEMBER 30,
-------------------------------------------------------------------------------------------------------
1998...................................................................................................  $  12,346
1999...................................................................................................     10,326
2000...................................................................................................      9,312
2001...................................................................................................      7,743
2002...................................................................................................      6,220
Thereafter.............................................................................................     52,350
                                                                                                         ---------
Total minimum lease payments...........................................................................  $  98,297
                                                                                                         ---------
                                                                                                         ---------

    Rental expense for operating leases, net of sublease income, was $16.8, $11.0 and $10.4 million for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. The Company has commitments with two facilities management companies for printing, copying, mail room and other related services. The minimum annual obligations under these service agreements are $3.8 million for fiscal 1998 and 1999, $1.3 million for fiscal 2000, and $0.4 million for fiscal 2001.

    The Company is involved in legal proceedings and litigation arising in the ordinary course of business. The Company believes the outcome of all current proceedings, claims and litigation will not have a material effect on the Company's financial position or results of operations when resolved in a future period.

8. LONG-TERM OBLIGATIONS

    The Company has available two unsecured credit lines with The Bank of New York and Chase Manhattan Bank for $5.0 million and $25.0 million, respectively. Borrowings under The Bank of New York line accrue interest charges at LIBOR plus 2%. Alternatively, the rate shall be the higher of the prime commercial lending rate of the bank or the Federal Funds Rate plus 1/2 of 1% in the event LIBOR is unavailable. The Chase Manhattan Bank line carries an interest rate equal to either the prime rate of Chase Manhattan Bank, LIBOR plus 2.5% for periods of 30, 60 or 90 days as the Company may choose, or a "fixed option" rate. There are no commitment fees associated with these lines. These lines may be canceled by the banks at any time without prior notice or penalty. No borrowings were outstanding under either line at September 30, 1997 and 1996.

    Letters of credit are issued by the Company in the ordinary course of business. The Company had outstanding letters of credit with Chase Manhattan Bank of $4.0 million and $2.0 million with The Bank of New York at September 30, 1997.

                                 GARTNER GROUP

9. INCOME TAXES

    Following is a summary of the components of income before provision for income taxes (in thousands):

                                                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                  --------------------------------
                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
U.S.............................................................................  $   93,758  $  40,650  $  38,588
Non-U.S.........................................................................      30,115     12,480      7,521
                                                                                  ----------  ---------  ---------
Consolidated....................................................................  $  123,873  $  53,130  $  46,109
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    The provision for income taxes on the above income consists of the following components (in thousands):

                                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Current tax expense:
  U.S. federal...................................................................  $     797  $   1,775  $   9,282
  State and local................................................................      1,872      2,178      2,051
  Foreign........................................................................      8,208      3,164      1,807
                                                                                   ---------  ---------  ---------
Total current....................................................................     10,877      7,117     13,140
                                                                                   ---------  ---------  ---------
Deferred tax expense (benefit):
  U.S. federal...................................................................        434         58     (1,967)
  State and local................................................................        912     (1,347)      (678)
  Foreign........................................................................        208       (105)       (45)
                                                                                   ---------  ---------  ---------
Total deferred...................................................................      1,554     (1,394)    (2,690)
                                                                                   ---------  ---------  ---------
Total current and deferred.......................................................     12,431      5,723     10,450
                                                                                   ---------  ---------  ---------
Benefit of stock transactions with employees credited to additional paid-in
  capital........................................................................     38,037     30,452      9,241
Benefit of purchased tax benefits credited to goodwill...........................        275        517      1,257
                                                                                   ---------  ---------  ---------
Total provision for income taxes.................................................  $  50,743  $  36,692  $  20,948
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Current and long-term deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                                                  SEPTEMBER 30,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
Depreciation.................................................................................  $     895  $     749
Expense accruals for book purposes...........................................................      6,992      8,528
Loss and credit carryforwards................................................................      9,380      9,698
Other........................................................................................      1,706      1,767
                                                                                               ---------  ---------
Gross deferred tax asset.....................................................................     18,973     20,742
                                                                                               ---------  ---------
Intangible assets............................................................................     (3,383)    (1,919)
Other........................................................................................       (858)      (895)
                                                                                               ---------  ---------
Gross deferred tax liability.................................................................     (4,241)    (2,814)
                                                                                               ---------  ---------
Valuation allowance..........................................................................     (4,962)    (6,580)
                                                                                               ---------  ---------
Net deferred tax asset.......................................................................  $   9,770  $  11,348
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                 GARTNER GROUP

9. INCOME TAXES (CONTINUED)
    Current and long-term net deferred tax assets are $5.1 million and $4.7 million as of September 30, 1997 and $8.8 million and $2.5 million as of September 30, 1996, respectively, and are included in Prepaid and other current assets and Other assets, respectively, in the Consolidated Balance Sheets.

    The valuation allowance relates to domestic and foreign tax loss carryforwards. The net decrease in the valuation allowance of approximately $1.6 million in the current year results primarily from the utilization of foreign tax loss carryforwards. The tax benefit from such tax loss carryforwards was $1.7, $1.0 and $1.7 million for fiscal years 1997, 1996 and 1995, respectively. Approximately $1.8 million and $1.4 million of the valuation allowance would reduce goodwill and additional paid-in capital, respectively, upon subsequent recognition of any related tax benefits.

    The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:

                                                                                            FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                            -------------------------------
                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Statutory tax rate........................................................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit................................................        4.5        5.3        5.4
Foreign income taxed at a different rate..................................................        0.6        1.5       (0.7)
Non-deductible goodwill and direct acquisition costs......................................        0.9        0.9        2.1
Non-taxable interest income...............................................................       (0.9)      (1.3)      (1.7)
Exempt foreign trading gross receipts.....................................................       (1.0)    --         --
Other items...............................................................................        1.9        1.6        5.4
                                                                                                  ---        ---        ---
Effective rate without write-off of purchased in-process research and development costs...       41.0       43.0       45.5
Non-deductible write-off of purchased in-process research and development costs...........     --           26.1     --
                                                                                                  ---        ---        ---
Effective tax rate........................................................................       41.0%      69.1%      45.5%
                                                                                                  ---        ---        ---
                                                                                                  ---        ---        ---

    As of September 30, 1997, the Company had U.S. federal tax loss carryforwards of $10.0 million which will expire in eleven to fifteen years and state and local tax loss carryforwards of $35.4 million the majority of which will expire in four to five years. The U.S. federal tax loss carryforwards are subject to limitations on their use under the Internal Revenue Code. In addition, the Company has foreign tax loss carryforwards of $6.6 million, of which $1.1 million will expire within three to four years, and $5.5 million can be carried forward indefinitely.

10. CAPITAL STOCK AND STOCK REPURCHASE PROGRAM

    The Company effected two-for-one stock splits of its Class A and Class B Common Stock by means of stock dividends in March 1996, June 1995 and August 1994. All earnings per share and share data presented herein have been restated retroactively to reflect such splits. As of September 30, 1997, the Company has recorded the conversion of all Class B Common Stock into Class A Common Stock on a one for one basis, pursuant to a provision of the Articles of Incorporation which requires conversion when the Class B Common Stockholder's voting equity falls below a certain ownership percentage after considering all exercisable options and warrants outstanding. Class A Common Stock stockholders are entitled to one vote per share on all matters to be voted by stockholders, other than the election of directors. Prior to the

                                 GARTNER GROUP

10. CAPITAL STOCK AND STOCK REPURCHASE PROGRAM (CONTINUED) conversion of the Class B Common Stock, Class B Common stockholders had certain preferential voting rights with respect to the election of members of the Board of Directors.

    During fiscal 1997, the Company entered into a series of forward purchase agreements on its common stock. These agreements are settled at the Company's option on a net basis in either shares of its own common stock or in cash. To the extent that the market price of the Company's common stock on a settlement date is higher (lower) than the forward purchase price, the net differential is received (paid) by the Company. As of September 30, 1997, an agreement in place cover approximately $36.9 million or 1,350,068 shares of the Company's stock having forward purchase prices established at $27.31 per share. If the market priced portion of this agreement was settled based on the September 30, 1997 market price of the Company's common stock ($30.00 per share), the Company would be entitled to receive approximately 100,081 shares. During fiscal 1997, two settlements resulted in the Company receiving 449,932 shares of common stock (recorded in Treasury stock at no cost) and paying approximately $12.0 million in cash (recorded as a reduction of Additional paid-in capital).

11. EMPLOYEE STOCK PURCHASE PLANS

    In January 1993, the Company adopted an employee stock purchase plan (the "1993 Employee Stock Purchase Plan"), and reserved an aggregate of 4,000,000 shares of Class A Common Stock for issuance under this plan. The plan permits eligible employees to purchase Class A Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation (or $21,250 in any calendar year), at a price equal to 85% of Class A Common Stock price as reported by NASDAQ at the beginning or end of each offering period, whichever is lower. During fiscal 1997, 195,721 shares were issued from treasury stock at an average purchase price of $31.76 per share in connection with this plan. At September 30, 1997, 2,272,316 shares were available for offering under the plan.

12. STOCK OPTIONS AND WARRANTS

    Under the terms of the 1991 Stock Option Plan, (the "Option Plan"), the Board of Directors may grant non-qualified and incentive stock options, entitling employees to purchase shares of the Company's common stock at the fair market value determined by the Board on the date of grant. The Board can determine the date on which options vest and become exercisable. A total of 22,800,000 shares of Class A Common Stock were reserved for issuance under the plan. At September 30, 1997 and 1996 2,955,416 and 4,152,381 options were available for grant, respectively.

    In January 1993, the Company adopted a stock option plan for directors (the "1993 Director Option Plan") and reserved an aggregate of 1,200,000 shares of Class A Common Stock for issuance under this plan. The plan provided for the automatic grant of 120,000 options to purchase shares of Class A Common Stock to each non-employee director upon first becoming a director on or after February 1, 1993, and the automatic grant of an option to purchase an additional 24,000 options to purchase shares of Class A Common Stock annually based on continuous service as a director. In January 1996, the plan was amended to provide for the automatic grant of 15,000 options to purchase shares of Class A Common Stock to each non-employee director upon first becoming a director and the automatic grant of an option to purchase an additional 3,000 options to purchase shares of Class A Common Stock annually based on continuous service as a director. The exercise price of each option granted under the plan is equal to the fair value of the Class A Common Stock at the date of grant. Options granted are subject to cumulative yearly vesting over a three year period after the date of grant and the number of shares to be granted under the amended

                                 GARTNER GROUP

12. STOCK OPTIONS AND WARRANTS (CONTINUED) terms will not be adjusted for any future stock splits. At September 30, 1997 and 1996, 621,000 and 648,000 options were available for grant, respectively.

    In October 1994, the Board of Directors and stockholders of the Company approved the adoption of a Long-Term Stock Option Plan ("the 1994 Long-Term Plan") and the reservation of an aggregate of 7,200,000 shares of Class A Common Stock for issuance thereunder. The purpose of the plan is to provide senior personnel long-term equity participation in the Company as an incentive to promote the long-term success of the Company. The exercise price of each option granted under the plan is equal to the fair value of the Class A Common Stock at the date of grant. All options granted under the plan vest and become fully exercisable five years following the date of grant, based on continued employment, and have a term of ten years from the date of grant assuming continued employment. Vesting and exercisability accelerates upon achievement of certain financial performance targets determined by the Board of Directors. If all financial performance targets are met in accordance with parameters as set by the Board in its sole discretion, 25% of the shares granted become exercisable on the first anniversary date following the date of grant and, if subsequent financial performance targets are met for both the first and second fiscal years following the date of grant, a second 25% become exercisable three years following the date of grant. If financial performance targets are met consecutively for all three fiscal years following the date of grant, a third 25% become exercisable on the fourth anniversary date following the date of grant and the final 25% become exercisable on the fifth anniversary following the date of grant. Failure to achieve the specified target or targets for any one fiscal year or consecutive fiscal years can be remedied by achievement of the cumulative target in a succeeding fiscal year or years. Based on fiscal year 1995, 1996 and 1997 performance, 1,597,500 options were exercisable on September 30, 1997. An additional 1,543,750 options became exercisable on October 10, 1997. At September 30, 1997 and 1996, 810,000 and 750,000 shares were available for grant, respectively.

    In October 1996, the Company adopted the 1996 Long-Term Stock Option Plan ("the 1996 Long-Term Plan"). Under the terms of the plan, the Board of Directors may grant non-qualified and incentive options, entitling employees to purchase shares of the Company's common stock at the fair market value at the date of option grant. An aggregate of 1,800,000 shares of Class A Common Stock were reserved for issuance under this plan. All options granted under the plan vest and become fully exercisable six years following the date of grant, based on continued employment, and have a term of ten years from the date of grant assuming continued employment. Vesting and exercisability accelerates upon achievement of certain financial performance targets determined by the Board of Directors. If all financial performance targets are met in accordance with parameters as set by the Board in its sole discretion, 25% of the shares granted become exercisable on the third anniversary date following the date of grant and, if subsequent financial performance targets are met for both the first and second years following the date of grant, a second 25% become exercisable four years following the date of grant. If financial performance targets are met consecutively for all three years following the date of grant, a third 25% become exercisable on the fifth anniversary date following the date of grant and the final 25% become exercisable on the sixth anniversary following the date of grant. Based on fiscal year 1997 performance, 451,250 options will be exercisable on February 24, 2000. At September 30, 1997, 25,000 options to purchase common stock were available for grant.

    On April 4, 1997, the Company repriced certain stock options granted from October 1995 through January 1997 under the 1991 Option Plan and the 1994 Long-Term Plan. In total, options to purchase 1,647,000 shares of common stock were repriced at an exercise price of $23.875 per share. The original vesting schedules and expiration dates associated with these stock options were also amended to coincide

                                 GARTNER GROUP

12. STOCK OPTIONS AND WARRANTS (CONTINUED) with the stock option repricing date. These amounts have been included as granted and canceled options during fiscal 1997 in the summary activity table shown below.

    A summary of stock option activity under the plans and agreement through September 30, 1997 follows:

                                                                                                         WEIGHTED
                                                                                           SHARES UNDER   AVERAGE
                                                                                              OPTION       PRICE
                                                                                           ------------  ---------
Outstanding at September 30, 1994........................................................   12,806,072   $   1.540
  Granted................................................................................    8,707,672   $   7.860
  Exercised..............................................................................   (1,838,902)  $   0.811
  Canceled...............................................................................     (548,688)  $   3.653
                                                                                           ------------  ---------
Outstanding at September 30, 1995........................................................   19,126,154   $   4.439
  Granted................................................................................    3,665,506   $  21.943
  Exercised..............................................................................   (3,036,403)  $   1.994
  Canceled...............................................................................     (968,660)  $   9.809
                                                                                           ------------  ---------
Outstanding at September 30, 1996........................................................   18,786,597   $   6.922
  Granted................................................................................    5,694,814   $  23.023
  Exercised..............................................................................   (4,036,862)  $   3.385
  Canceled...............................................................................   (2,623,199)  $  26.416
                                                                                           ------------  ---------
Outstanding at September 30, 1997........................................................   17,821,350   $  11.462
                                                                                           ------------  ---------
                                                                                           ------------  ---------

    Options for the purchase of 3,492,390 and 4,295,277 shares were exercisable at September 30, 1997 and 1996, respectively.

    Shares purchased under the terms of the plans are subject to repurchase by the Company at the fair market value of the shares as determined by the Board of Directors at the repurchase date based on the circumstances as outlined in the option agreements.

    The following table summarizes information about stock options outstanding at September 30, 1997:

                                                          WEIGHTED
                                            WEIGHTED       AVERAGE
                                            AVERAGE       REMAINING
   RANGE OF        NUMBER       NUMBER      EXERCISE     CONTRACTUAL
EXERCISE PRICES  OUTSTANDING  EXERCISABLE    PRICE      LIFE (YEARS)
---------------  -----------  ----------  ------------  -------------
$     0.02--.94   1,299,751      965,191   $     0.57           1.9
$    1.13--4.83   2,495,746    1,066,786   $     2.87           3.3
$    5.03--9.50   7,130,592      522,312   $     7.25           6.9
$10.28--13.88...    564,268      342,650   $    12.27           7.7
$16.63--21.09...  5,059,046      545,796   $    19.93           9.0
$25.15--35.38...  1,271,947       49,655   $    28.91           9.5

    A warrant expiring December 1, 2000 to purchase 600,000 shares of Class A Common Stock at $16.42 per share is held by Cognizant. The warrant was issued in connection with the acquisition of Dataquest.

    The Company has chosen to continue applying APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined

                                 GARTNER GROUP

12. STOCK OPTIONS AND WARRANTS (CONTINUED) based on the fair value at the grant dates under those plans, consistent with the method prescribed under FAS 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                                       FISCAL YEAR ENDED SEPTEMBER 30,
                                                                     ------------------------------------
                                                                                       1997       1996
                                                                                     ---------  ---------
Net income.........................................................     As reported  $  73,130  $  16,438
                                                                          Pro forma  $  62,497  $  10,616
Net income per common share........................................     As reported  $    0.71  $    0.17
                                                                     Pro forma.....  $    0.61  $    0.11

    The pro forma disclosures shown above reflect options granted after fiscal 1995 and are not likely to be representative of the effects on net income and net income per common share in future years.

    The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for stock options granted or modified:

                                                                                              FISCAL YEAR ENDED
                                                                                                SEPTEMBER 30,
                                                                                           -----------------------
                                                                                               1997        1996
                                                                                           ------------  ---------
Expected life (in years).................................................................       2.4-6.4    2.4-6.4
Expected volatility......................................................................           .40        .38
Risk free interest rate..................................................................    6.00%-6.09%      6.00%
Expected dividend yield..................................................................          0.00%      0.00%

    The weighted average fair values of the Company's stock options granted in 1997 and 1996 are $12.32 and $5.56, respectively.

13. EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

    The Company has a savings and investment plan covering substantially all domestic employees. The Company contributes amounts to this plan based upon the level of employee contributions.

    In addition, the Company also contributes fixed and discretionary amounts based on employee participation and attainment of operating margins specified by the Board. Amounts expensed in connection with the plan totaled $4.6, $3.2, and $2.0 million for the years ended September 30, 1997, 1996 and 1995, respectively.

14. GEOGRAPHIC DATA

    The Company's consolidated total revenues are generated primarily through direct sales to clients by domestic and international sales forces, a network of independent international distributors, and to a lesser extent by international joint venture partners. The Company defines "Europe Revenues" as revenues attributable to clients located in England and the European region and "Other International Revenues" as revenues attributable to all other areas located outside of the United States.

    European identifiable tangible assets consist primarily of the assets of the European subsidiaries and include the accounts receivable balances carried directly by the subsidiaries located in England, France and Germany. All other European customer receivables are maintained by and therefore are included as identifiable assets of the U.S. operations.

                                 GARTNER GROUP

14. GEOGRAPHIC DATA (CONTINUED)
    Summarized information by geographic location is as follows (in thousands):

                                                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
United States:
  Revenues...................................................................  $  333,038  $  253,451  $  184,615
  Operating income...........................................................  $   62,884  $   26,359  $   33,600
  Identifiable tangible assets...............................................  $  407,262  $  282,201  $  222,262
Europe:
  Revenues...................................................................  $  121,971  $   98,789  $   71,946
  Operating income...........................................................  $   36,800  $   15,968  $    5,330
  Identifiable tangible assets...............................................  $   73,974  $   50,564  $   36,474
Other International:
  Revenues...................................................................  $   56,230  $   42,432  $   38,585
  Operating income...........................................................  $   16,929  $    7,113  $    4,810
  Identifiable tangible assets...............................................  $   27,654  $   18,199  $    8,481

    Excluding acquisition-related and nonrecurring charges, operating income in the United States was $61.3, and $41.8 million for the fiscal years ended September 30, 1996 and 1995, respectively.

                                 GARTNER GROUP

15. SELECTED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS DATA

    A summary of Selected Consolidated Balance Sheets and Statements of Operations data is set forth below (in thousands):

                                                         BALANCE SHEETS DATA      STATEMENTS OF OPERATIONS DATA
                                                       -----------------------  ----------------------------------
                                                                                                          TOTAL
                                                       GROSS FEES    DEFERRED      AML        OTHER    FISCAL YEAR
                                                       RECEIVABLE    REVENUES    REVENUE    REVENUES    REVENUES
                                                       -----------  ----------  ----------  ---------  -----------
Balance at September 30, 1994........................   $ 105,940   $  136,911
Billings.............................................     322,169      234,065  $   36,163  $  52,211
Acquisition balances.................................         997          243      --
Cash collections.....................................    (313,257)      --          --         --
AML revenue amortization.............................      --         (201,005)    201,005     --
Other service revenue amortization...................      --           (5,767)     --          5,767
                                                       -----------  ----------  ----------  ---------  -----------
Balance at September 30, 1995........................     115,849      164,447  $  237,168  $  57,978   $ 295,146
                                                       -----------  ----------  ----------  ---------  -----------
                                                       -----------  ----------  ----------  ---------  -----------
Billings.............................................     420,037      340,476  $   22,071  $  67,432
Acquisition balances.................................       3,976        1,663      --         --
Cash collections.....................................    (391,640)      --          --         --
AML revenue amortization.............................      --         (296,690)    296,690     --
Other service revenue amortization...................      --           (8,479)     --          8,479
                                                       -----------  ----------  ----------  ---------  -----------
Balance at September 30, 1996........................     148,222      201,417  $  318,761  $  75,911   $ 394,672
                                                       -----------  ----------  ----------  ---------  -----------
                                                       -----------  ----------  ----------  ---------  -----------
Billings.............................................     574,588      452,271  $   18,160  $  80,723
Acquisition balances.................................       4,297       15,998      --         --
Cash collections.....................................    (516,007)      --          --         --
AML revenue amortization.............................      --         (399,373)    399,373     --
Other service revenue amortization...................      --          (12,983)     --         12,983
                                                       -----------  ----------  ----------  ---------  -----------
Balance at September 30, 1997........................   $ 211,100   $  257,330  $  417,533  $  93,706   $ 511,239
                                                       -----------  ----------  ----------  ---------  -----------
                                                       -----------  ----------  ----------  ---------  -----------

    For a description of the Company's revenue recognition policies, see Note 1--Significant Accounting Policies. AML revenues shown above of $417.5, $318.8, and $237.2 million for fiscal years 1997, 1996 and 1995, respectively, are recognized as services and products are delivered, and as the Company's obligation to the client is completed over the contract period. Included in AML revenues are catch-up adjustments also shown above for the fiscal years 1997, 1996 and 1995 of $18.2, $22.1, and $36.2 million, respectively, to account for certain renewals. Catch-up adjustments occur when there is a lag between the month that a contract expires and the month that it is renewed. The Company continues to provide services for a certain period of time after expiration, based on the Company's historical experience that most clients who do not renew prior to expiration do so on a retroactive basis. The Company recognizes no revenues, however, during this period. When a client renews the service on a retroactive basis, the Company records the previously unrecognized revenue as a catch-up adjustment.